As filed with the Securities and Exchange Commission on June 28, 2021.

Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROTERRA INC
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3711	98-1551379
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1815 Rollins Road
Burlingame, California 94010
Tel.: (864) 438-0000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

John J. Allen
Chief Executive Officer
1815 Rollins Road
Burlingame, California 94010
Tel.: (864) 438-0000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Dawn H. Belt Per B. Chilstrom Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	JoAnn C. Covington Chief Legal Officer Proterra Inc 1815 Rollins Road Burlingame, California 94010 Tel.: (864) 438-0000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ⌧
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common stock, par value $0.0001 per share (2)(3)	168,719,124	$16.41 (7)	$2,768,680,825 (7)	$302,064(10)
Warrants to purchase common stock(2)(4)	7,550,000	$— (8)	$— (8)	$— (8)
Common stock, par value $0.0001 per share(2)(5)	21,424,994	$11.50 (9)	$246,387,431 (9)	$26,880.87(10)
Common stock, par value $0.0001 per share(2)(6)	28,941,556	$0.02- $4.98 (9)	$322,971 (9)	$35.24
Total				$241,456.86(10)(11)

(1)Prior to the consummation of the Business Combination described in the prospectus forming part of this registration statement (the “prospectus”), ArcLight Clean Transition Corp., a Cayman Islands exempted company (“ArcLight” and, after giving effect to the Domestication (as defined below), “New Proterra”), effected a deregistration and a transfer by way of continuation to Delaware pursuant to Part XII of the Companies Law (as amended) of the Cayman Islands and Section 388 of the Delaware General Corporation Law, pursuant to which ArcLight’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware (the “Domestication”) as further described in the prospectus. Following the Domestication, New Proterra was renamed “Proterra Inc”. All securities being registered were or will be issued by New Proterra.
(2)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)The number of shares of common stock of New Proterra (the “common stock”) being registered for resale represents the sum of (i) 41,500,000 shares of common stock issued in a private placement described in more detail in the prospectus; (ii) 6,797,072 shares of common stock issued in connection with the consummation of the Business Combination, in exchange for Class B ordinary shares originally issued in a private placement to ArcLight CTC Holdings, L.P. (the “Sponsor”); (iii) 112,872,052 shares of common stock issued or issuable to certain former stockholders and other security holders of Proterra (the “Proterra Holders”) in connection with or as a result of the consummation of the Business Combination, consisting of (a) 59,946,701 shares of common stock (the “Proterra Holder Shares”); (b) 25,437,033 shares of common stock issuable upon the conversion of certain convertible notes (the “Note Shares”); (c) 3,421,902 shares of common stock issuable upon the exercise of certain warrants (the “Proterra warrants”); (d) 11,171,287 shares of common stock issuable upon the exercise of equity awards held by certain Proterra Holders; and (e) 12,895,129 shares of common stock that certain Proterra Holders have the contingent right to receive upon the achievement of certain stock price-based vesting conditions (the “Earnout Shares”); and (iv) 7,550,000 shares of common stock issuable upon the exercise of the private placement warrants (as defined below).
(4)The number of warrants being registered represents 7,550,000 warrants (the “private placement warrants”) issued in connection with the consummation of the Business Combination, in exchange for warrants originally issued in a private placement to the Sponsor.
(5)Represents 21,424,994 shares of common stock that may be issued upon the exercise of (i) 13,874,994 warrants to purchase common stock (the “public warrants”) and (ii) the private placement warrants.
(6)Represents (a) 3,504,523 shares of common stock that may be issued upon the exercise of the Proterra warrants and (b) 25,437,033 Note Shares that may be issued upon the conversion of the convertible notes.
(7)Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on the Nasdaq Global Select Market on June 21, 2021 ($16.41 per share). This calculation is in accordance with Rule 457(c) of the Securities Act. See footnote 9 below for additional details.
(8)No separate fee due in accordance with Rule 457(g).
(9)Calculated pursuant to Rule 457(g) under the Securities Act, based on the applicable exercise prices of the various warrants. No additional consideration will be received by the registrant upon conversion of the convertible notes.
(10)Calculated by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001091.
(11)Pursuant to Rule 457(p) under the Securities Act, the registrant is offsetting the registration fee due under this registration statement by $87,523.25, which represents the portion of the registration fee paid with respect to securities that had previously been included in the registrant’s registration statement on Form S-4 (Registration Statement No. 333-252674), which was originally filed with the Securities and Exchange Commission on February 3, 2021.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED JUNE 28, 2021
PRELIMINARY PROSPECTUS
Proterra Inc
168,719,124 Shares of Common Stock
7,550,000 Warrants to Purchase Shares of Common Stock
50,366,550 Shares of Common Stock Underlying Warrants and Convertible Notes
____________________
This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (A) up to 168,719,124 shares of common stock, par value $0.0001 per share (“common stock”), consisting of (i) up to 41,500,000 shares of common stock (the “PIPE shares”) issued in a private placement pursuant to subscription agreements entered into on January 11, 2021 (the “PIPE Financing”); (ii) up to 6,797,072 shares of common stock (the “founder shares”) issued in connection with the consummation of the Business Combination (as defined below), in exchange for shares of our Class B ordinary shares originally issued in a private placement to ArcLight CTC Holdings, L.P. (the “Sponsor”); (iii) up to 112,872,052 shares of common stock issued or issuable to certain former stockholders and other security holders of Proterra (the “Proterra Holders”) in connection with or as a result of the consummation of the Business Combination, consisting of (a) up to 59,946,701 shares of common stock (the “Proterra Holder Shares”); (b) up to 25,437,033 shares of common stock (the “Note Shares”) issuable upon the conversion of outstanding convertible promissory notes (the “Convertible Notes”); (c) up to 3,504,523 shares of common stock issuable upon the exercise of certain warrants (the “Proterra warrants”); (d) 11,171,287 shares of common stock issuable upon the exercise of certain equity awards; and (e) up to 12,895,129 shares of common stock (the “Earnout Shares”) that certain Proterra Holders have the contingent right to receive upon the achievement of certain stock price-based vesting conditions; and (iv) up to 7,550,000 shares of common stock issuable upon the exercise of the private placement warrants (as defined below); and (B) up to 7,550,000 warrants (the “private placement warrants”) issued in connection with the consummation of the Business Combination, in exchange for warrants originally issued in a private placement to the Sponsor.
In addition, this prospectus relates to the offer and sale of up to 13,874,994 shares of common stock that are issuable by us upon the exercise of 13,874,994 warrants (the “public warrants”) that were previously registered. Additionally, this prospectus relates to the offer and sale of (i) up to 3,504,523 shares of common stock issuable by us upon exercise of the Proterra warrants that were previously registered, (ii) up to 7,550,000 shares of common stock issuable by us upon exercise of the private placement warrants that were previously registered, and (iii) up to

25,437,033 Note Shares issuable by us upon conversion of the Convertible Notes, certain of which were previously registered. The number of shares issuable upon conversion of Convertible Notes is calculated assuming that the Convertible Notes convert pursuant to their mandatory conversion terms on March 31, 2022. The actual number of shares issued upon conversion will depend on the actual date of conversion.
On June 14, 2021, we consummated the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 11, 2021 (the “Merger Agreement”), by and among ArcLight Clean Transition Corp. (“ArcLight” and, after the Domestication as described below, “New Proterra”), a Cayman Islands exempted company, Phoenix Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of ArcLight (“Merger Sub”), and Proterra Inc, a Delaware corporation (“Proterra”). As contemplated by the Merger Agreement, on June 11, 2021, ArcLight filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ArcLight was domesticated and continues as a Delaware corporation (the “Domestication”). Further, on June 14, 2021, as contemplated by the Merger Agreement, New Proterra consummated the merger contemplated by the Merger Agreement, whereby Merger Sub merged with and into Proterra, the separate corporate existence of Merger Sub ceasing and Proterra being the surviving corporation and a wholly owned subsidiary of New Proterra (the “Merger” and, together with the Domestication, the “Business Combination”).
The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of our common stock or warrants, except with respect to amounts received by us upon the exercise of the warrants for cash. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of our common stock or warrants. See “Plan of Distribution” beginning on page 187 of this prospectus.
Our common stock and public warrants are listed on the Nasdaq Global Select Market (the “Nasdaq”) under the symbols “PTRA” and “PTRAW,” respectively. On June 25, 2021, the last reported sales price of our common stock was $16.71 per share and the last reported sales price of our public warrants was $5.50 per warrant.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.
Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 8 of this prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is              , 2021

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell or otherwise distribute the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of common stock issuable upon the exercise of any warrants. We will receive proceeds from any exercise of the warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”
Unless the context otherwise requires, references in this prospectus to the “Company,” “Proterra,” “we,” “us” or “our” refers to Proterra Inc, a Delaware corporation, prior to the consummation of the Business Combination (the “Closing,” and such date of the consummation of the Business Combination, the “Closing Date”) and to New Proterra and its consolidated subsidiaries following the Business Combination. References to “ArcLight” refer to our predecessor company prior to the consummation of the Business Combination.
i

SELECTED DEFINITIONS
Unless otherwise stated in this prospectus or the context otherwise requires, references to:
•“ArcLight,” means ArcLight Clean Transition Corp., a Cayman Islands exempted company, prior to the consummation of the Domestication;
•“Board” means our board of directors;
•“Business Combination” means the Domestication, the Merger and other transactions contemplated by the Merger Agreement, collectively, including the PIPE Financing;
• “Cayman Islands Companies Law” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time;
•“Class A ordinary shares” means the Class A ordinary shares, par value $0.0001 per share, of ArcLight, prior to the Domestication, which automatically converted, on a one-for-one basis, into shares of common stock in connection with the Domestication;
•“Class B ordinary shares” means the Class B ordinary shares, par value $0.0001 per share, of ArcLight that were initially issued to the Sponsor (a portion of which were subsequently transferred to the other Initial Shareholders) in a private placement prior to ArcLight’s initial public offering, and, in connection with the Domestication, which automatically converted, on a one-for-one basis, into the founder shares;
•“Closing” means the closing of the Business Combination;
•“Closing Date” means June 14, 2021;
•“Computershare” means Computershare Inc.;
•“Convertible Notes” means the secured convertible promissory notes of Proterra that became convertible into shares of common stock in connection with the Merger;
•“Domestication” means the transfer by way of continuation and deregistration of ArcLight from the Cayman Islands and the continuation and domestication of ArcLight as a corporation incorporated in the State of Delaware;
•“Domestication Date” means June 11, 2021;
•“Earnout Shares” means the up to 22,809,500 shares of common stock that certain Proterra Holders have the contingent right to receive upon the achievement of certain stock price-based vesting conditions pursuant to the Merger Agreement;
•“Effective Time” means the time at which the Merger became effective;
•“Equity Incentive Plan” means the Proterra Inc 2021 Equity Incentive Plan and “Equity Incentive Plans” means the Proterra Inc 2021 Equity Incentive Plan and the Proterra Inc 2010 Equity Incentive Plan;
•“ESPP” means the Proterra Inc 2021 Employee Stock Purchase Plan;
•“founder shares” means 6,937,072 shares of common stock issued to the Initial Shareholders in connection with the Domestication, in exchange for the Class B ordinary shares;

•“initial public offering” means ArcLight’s initial public offering that was consummated on September 25, 2020;
•“GAAP” means the United States generally accepted accounting principles, consistently applied;
•“Initial Shareholders” means the Sponsor, Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkefeld who hold founder shares;
•“Merger” means the merger of Phoenix Merger Sub with and into Proterra pursuant to the Merger Agreement, with Proterra as the surviving company in the Merger and, after giving effect to such Merger, Proterra becoming a wholly-owned subsidiary of New Proterra;
•“Merger Agreement” means that certain Merger Agreement, dated as of January 11, 2021 (as may be amended, supplemented or otherwise modified from time to time), by and among ArcLight, Phoenix Merger Sub and Proterra;
•“Nasdaq” means the Nasdaq Global Select Market;
•“New Proterra” means ArcLight upon and after the Domestication;
•“Note Shares” means up to 25,437,033 shares of common stock issuable upon the conversion of outstanding Convertible Notes;
•“ordinary shares” refer to the Class A ordinary shares and the Class B ordinary shares;
•“Phoenix Merger Sub” refers to Phoenix Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of ArcLight;
•“PIPE Financing” means the transactions contemplated by the Subscription Agreements, pursuant to which the PIPE Investors collectively subscribed for the PIPE shares for an aggregate purchase price of $415,000,000 in connection with the Closing;
•“PIPE Investors” means the investors who participated in the PIPE Financing and entered into the Subscription Agreements;
•“PIPE Shares” an aggregate of 41,500,000 shares of common stock issued in the PIPE Financing:
•“private placement shares” means shares of common stock underlying the private placement warrants;
•“private placement warrants” means the 7,550,000 private placement warrants outstanding as of the date of this prospectus that were issued to the Sponsor as part of ArcLight’s initial public offering, which are substantially identical to the public warrants, subject to certain limited exceptions;
• “pro forma” means giving pro forma effect to the Business Combination, including the Merger and the PIPE Financing;
• “Proterra” means Proterra Inc, a Delaware corporation, prior to the consummation of the Business Combination;
•“Proterra Holders” means holders of (i) common stock of Proterra, (ii) preferred stock of Proterra, (iii) Convertible Notes, (iv) Proterra warrants and (iv) any other securities of Proterra that provided the holder thereof the right to acquire shares of common stock of New Proterra in connection with the Business Combination, including equity awards of Proterra, in each case, held immediately prior to Closing;

•“Proterra Holder Shares” means an aggregate of 59,946,701 shares of common stock that were issued to certain Proterra Holders in the Merger;
•“Proterra warrants” means the warrants to purchase common stock and convertible preferred stock of Proterra that were converted into 3,504,523 warrants to purchase 3,504,523 shares of common stock in connection with the Merger;
•“public shareholders” means holders of public shares, whether acquired in ArcLight’s initial public offering or acquired in the secondary market;
• “public shares” means the 27,750,000 shares of ArcLight’s Class A ordinary shares prior to the Domestication or 27,750,000 shares of New Proterra’s common shares prior the Effective Time;
•“public warrants” means the currently outstanding 13,874,994 redeemable warrants to purchase common stock that were issued by ArcLight in its initial public offering;
• “SEC” means the Securities and Exchange Commission;
• “Securities Act” means the Securities Act of 1933, as amended;
• “Sponsor” means ArcLight CTC Holdings, L.P., a Delaware limited partnership;
• “Subscription Agreements” means the subscription agreements, entered into by ArcLight and each of the PIPE Investors in connection with the PIPE Financing;
• “transfer agent” means Computershare, our transfer agent;
•“trust account” means the trust account established at the consummation of ArcLight’s initial public offering that held the proceeds of the initial public offering;
•“units” means the former units of ArcLight (each unit represented one Class A ordinary share and one-half of one warrant, and such whole warrant represented the right to acquire one Class A ordinary share) that were offered and sold by ArcLight in its initial public offering; and
•“warrants” means the public warrants, the private placement warrants and the Proterra warrants.

MARKET AND INDUSTRY DATA
This prospectus contains estimates and information concerning our industry, our business, and the market for our products and services, including our general expectations of our market position, market growth forecasts, our market opportunity, and size of the markets in which we participate, that are based on industry publications, surveys, and reports that have been prepared by independent third parties. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. Although we have not independently verified the accuracy or completeness of the data contained in these industry publications, surveys, and reports, we believe the publications, surveys, and reports are generally reliable, although such information is inherently subject to uncertainties and imprecision. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications and reports.
v

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, including those relating to the Business Combination. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•our financial and business performance following the Business Combination, including financial projections and business metrics;
•the ability to maintain the listing of our common stock and the public warrants on Nasdaq, and the potential liquidity and trading of such securities;
•the risk that the proposed Business Combination disrupts our current plans and operations;
•the ability to recognize the anticipated benefits of the Business Combination;
•costs related to the Business Combination;
•changes in applicable laws or regulations;
•our success in retaining or recruiting, or changes required in, our officers, key employees or directors, and our ability to attract and retain key personnel;
•the anticipated success of our most recent business expansion with Proterra Powered and Proterra Energy, and our ability to attract the customers and business partners we expect;
•forecasts regarding long-term end-customer adoption rates and demand for our products in markets that are new and rapidly evolving;
•our ability to compete successfully against current and future competitors in light of intense and increasing competition in the transit bus and commercial vehicle electrification market;
•macroeconomic conditions resulting from the global novel coronavirus (“COVID-19”) pandemic;
•the availability of government economic incentives and government funding for public transit upon which our transit business is significantly dependent;
•willingness of corporate and other public transportation providers to adopt and fund the purchase of electric vehicles for mass transit;
•availability of a limited number of suppliers for our products and services;
•material losses and costs from product warranty claims, recalls, or remediation of electric transit buses for real or perceived deficiencies or from customer satisfaction campaigns;
•increases in costs, disruption of supply, or shortage of materials, particularly lithium-ion cells;

•our dependence on a small number of customers that fluctuate from year to year, and failure to add new customers or expand sales to our existing customers;
•rapid evolution of our industry and technology, and related unforeseen changes, including developments in alternative technologies and powertrains or improvements in the internal combustion engine that could adversely affect the demand for our electric transit buses;
• development, maintenance and growth of strategic relationships in the Proterra Powered or Proterra Energy business, identification of new strategic relationship opportunities, or formation strategic relationships;
•competition for the business of both small and large transit agencies, which place different demands on our business, including the need to build an organization that can serve both types of transit customers;
•substantial regulations, which are evolving, and unfavorable changes or failure by us to comply with these regulations;
•accident or safety incidents involving our buses, battery systems, electric drivetrains, high-voltage systems or charging solutions;
•product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims;
•changes to U.S. trade policies, including new tariffs or the renegotiation or termination of existing trade agreements or treaties;
•various environmental and safety laws and regulations that could impose substantial costs upon us and negatively impact our ability to operate our manufacturing facilities; outages and disruptions of our services if we fail to maintain adequate security and supporting infrastructure as we scale our information technology systems;
•availability of additional capital to support business growth;
•failure to protect our intellectual property;
•intellectual property rights claims by third parties, which could be costly to defend, related significant damages and resulting limits on our ability to use certain technologies.
•developments and projections relating to our competitors and industry;
•our anticipated growth rates and market opportunities;
•the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements;
•the potential for our business development efforts to maximize the potential value of our portfolio;
•our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;
•our financial performance;
• the inability to develop and maintain effective internal controls;

• the diversion of management’s attention and consumption of resources as a result of potential acquisitions of other companies;
•failure to maintain adequate operational and financial resources or raise additional capital or generate sufficient cash flows;
•cyber-attacks and security vulnerabilities;
•the effect of the COVID-19 pandemic on the foregoing; and
•other factors detailed under the section entitled “Risk Factors.”
The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 pandemic and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We will not and do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

PROSPECTUS SUMMARY
The following summary highlights information contained in greater details elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our common stock or warrants. You should carefully consider, among other things, our financial statements and related notes and the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.
Company Overview
Proterra’s mission is to advance electric vehicle technology to deliver the world’s best performing commercial vehicles.
Early in the 20th century, new methods of harnessing thermal energy, advancements in diesel engine technology, and a significant increase in manufacturing helped spark a revolution in transportation which unleashed billions of internal combustion engine trucks, buses, and cars into use around the world. Early in the 21st century, new methods of harnessing chemical energy, advancements in battery technology, and related advancements in manufacturing processes have begun to lay the groundwork for another revolution in transportation in which batteries can power vehicles with zero emissions.
Proterra is at the forefront of this revolution, with an integrated business model focused on providing end-to-end solutions that enable commercial vehicle electrification. Our commercial electric vehicle technology platform spans key elements of the electric vehicle ecosystem and provides solutions to some of the greatest difficulties facing fleet electrification.
While our business has historically been centered on the development and sale of electric transit buses, we are currently organized around three business lines, each of which addresses a critical component of the commercial vehicle electrification value proposition in a complementary and self-reinforcing manner:
•Proterra Powered designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions into vehicles for global commercial vehicle original equipment manufacturer (“OEM”) customers serving the Class 3 to Class 8 vehicle segments, including delivery trucks, school buses, coach buses, construction and mining equipment, and other applications.
•Proterra Transit designs, develops, manufactures, and sells electric transit buses as an OEM for North American public transit agencies, airports, universities, and other commercial transit fleets. Proterra Transit offers an ideal venue to showcase and validate our electric vehicle technology platform through rigorous daily use by a large group of sophisticated customers focused on meeting the wide-ranging needs of the diverse communities they serve.
•Proterra Energy provides turnkey fleet-scale, high-power charging solutions and software services, ranging from fleet and energy management software-as-a-service, to fleet planning, hardware, infrastructure, installation, utility engagement, and charging optimization. These solutions are designed to optimize energy use and costs, and to provide vehicle-to-grid functionality.
The first application of Proterra Powered commercial vehicle electrification technology was through Proterra Transit’s heavy-duty electric transit bus, which we designed from the ground up for the North American market. Our industry experience, the performance of our transit buses, and compelling total cost of ownership has helped make us the leader in the U.S. electric transit bus market with over 50% market share of deliveries between 2012 and 2019 according to the National Transit Database. Our product offerings have allowed us to receive orders from over 130 unique customers across 43 states. With over 650 vehicles on the road, our electric transit buses have delivered approximately 20 million cumulative service miles spanning a wide spectrum of climates, conditions, altitudes and terrains. Operating battery-powered commercial vehicles can be difficult in varying climates and terrains, and the challenges we have faced with these operating conditions have led to product improvements, such as battery conditioning and our DuoPower drivetrain.
This experience has not only provided us a valuable opportunity to validate our products’ performance, fuel efficiency and maintenance costs to a demanding customer base but has also helped broaden our appeal as a supplier to OEMs in other commercial vehicle segments and geographies. Proterra Powered has partnered with eight OEMs, including Thomas Built Buses (a subsidiary of Daimler Trucks North America LLC), Freightliner Custom Chassis Corporation (a subsidiary of Daimler Trucks North America LLC), Van Hool NV, Optimal Electric Vehicles LLC, BusTech Pty Ltd., Komatsu Ltd., Lightning eMotors, Inc., and Volta Trucks Ltd. in the school bus, step-van, motor coach and double-decker transit bus, shuttle bus, international transit bus, construction and mining, and last-mile delivery vehicle markets, respectively. Through March 31, 2021, Proterra Powered has delivered battery systems and electrification solutions for 156 vehicles to our OEM partner customers.
In addition, Proterra Energy has established itself as a leading commercial vehicle charging solution provider by helping fleet operators fulfill the high-power charging needs of commercial electric vehicles and optimize their energy usage, while meeting our customers’ space constraints and continuous service requirements. As of March 31, 2020, we had installed approximately 51 MW of charging infrastructure across more than 530 charge points throughout North America.
Through these three business lines, we have generated cumulative revenue of $501.4 million in the years ended December 31, 2020, 2019 and 2018. For the years ended December 31, 2020, 2019 and 2018, our total revenue was $196.9 million, $181.3 million and $123.2 million, respectively, and, for the three months ended March 31, 2021 and 2020, our total revenue was $54.0 million and $53.2 million, respectively. Manufacturing efficiencies and scale benefits have helped us improve from a gross loss of $11.2 million and $1.6 million for the years ended December 31, 2018 and 2019, to a gross profit of $7.5 million for the year ended December 31, 2020, representing an improvement in gross margin from (9)% and (1)% for the year ended December 31, 2018 and 2019, respectively, to 4% for the year ended December 31, 2020. Further, we had a gross profit of $0.9 million and $2.2 million for the three months ended March 31, 2021 and 2020, representing a gross margin of 2% and 4%, respectively. We have also invested significant resources in research and development, operations, and sales and marketing to grow our business and, as a result, generated losses from operations of $96.0 million, $99.7 million and $89.1 million for the years ended December 31, 2020, 2019 and 2018, and losses from operations of $27.3 million and $22.9 million for the three months ended March 31, 2021 and 2020, respectively. Proterra Powered delivered battery systems and electrification solutions for 170 vehicles during 2020, 177 vehicles in 2019, 135 vehicles in 2018, and 48 and 53 vehicles, respectively, in the three months ended March 31, 2021 and 2020. We have significant manufacturing capacity already in place and at scale with approximately 350,000 square feet of manufacturing space across three facilities in two states. Battery manufacturing capacity at our City of Industry, California facility, once fully staffed, is 675 megawatt-hours (“MWh”), sufficient to supply batteries for both our total bus manufacturing capacity of 680 electric transit buses across our two bus assembly facilities in Greenville, South Carolina and City of Industry, as well as more than 350 MWh of Proterra Powered batteries for OEM customers in other commercial vehicle segments, equivalent to 1,500 school buses and/or delivery vehicles per year.
We have invested heavily in our products and manufacturing capabilities and expect to continue to incur net losses in the short term. We will continue to invest in increasing and optimizing production and expanding our portfolio of products and services. We plan to approach these investments with a view to improving profitability in the long-term, which will allow us to begin reducing our accumulated deficit.
Corporate Information
We were incorporated on July 28, 2020 as a special purpose acquisition company and a Cayman Islands exempted company under the name ArcLight Clean Transition Corp. On September 25, 2020, ArcLight completed its initial public offering. On June 14, 2021, ArcLight consummated the Business Combination with Proterra pursuant to the Merger Agreement. In connection with the Business Combination, New Proterra changed its name to Proterra Inc.

Our address is 1815 Rollins Road, Burlingame, California 94010. Our telephone number is (864) 438-0000. Our website address is www.proterra.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.
Summary of Risk Factors
In evaluating the proposals to be presented at the ArcLight extraordinary general meeting, a shareholder should carefully read the risks described below, this prospectus and especially consider the factors discussed in the section entitled “Risk Factors.” If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. Such risks include, but are not limited to:
•Our limited history of selling battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.
•Our most recent business expansion with Proterra Powered and Proterra Energy may not be as successful as anticipated, may not attract the customers and business partners we expect.
•Because many of the markets in which we competes are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for our products.
•We face intense and increasing competition in the transit bus and commercial vehicle electrification market and may not be able to compete successfully against current and future competitors, which could adversely affect our business, revenue growth, and market share.
•We have been and may continue to be impacted by macroeconomic conditions resulting from the global COVID-19 pandemic.
•Our transit business is significantly dependent on government funding for public transit, and the unavailability, reduction, or elimination of government economic incentives would have an adverse effect on our business, prospects, financial condition, and operating results.
•The growth of our transit business is dependent upon the willingness of corporate and other public transportation providers to adopt and fund the purchase of electric vehicles for mass transit.
•Our dependence on a limited number of suppliers introduces significant risk that could have adverse effects on our financial condition and operating results.
•We have a long sales, production, and technology development cycle for new public transit customers, which may create fluctuations in whether and when revenue is recognized, and may have an adverse effect on our business.
•We have a history of net losses, anticipate increasing our operating expenses in the future, and may not achieve or sustain positive gross margin or profitability in the future.
•We could incur material losses and costs from product warranty claims, recalls, or remediation of electric transit buses for real or perceived deficiencies or from customer satisfaction campaigns.
•Increases in costs, disruption of supply, or shortage of materials, particularly lithium-ion cells, could harm our business.

•Our annual revenue has in the past depended, and will likely continue to depend, on a small number of customers that fluctuate from year to year, and failure to add new customers or expand sales to our existing customers could have an adverse effect on our operating results for a particular period.
•Our industry and its technology are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies and powertrains or improvements in the internal combustion engine may adversely affect the demand for our electric transit buses.
•We may not be able to develop, maintain and grow strategic relationships in the Proterra Powered or Proterra Energy business, identify new strategic relationship opportunities, or form strategic relationships, in the future.
•We are competing for the business of both small and large transit agencies, which place different demands on our business, and if we do not build an organization that can serve both types of transit customers, our business may be harmed.
•Our business is subject to substantial regulations, which are evolving, and unfavorable changes or failure by us to comply with these regulations could have an adverse effect on our business.
•Our business could be adversely affected from an accident or safety incident involving our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses.
•We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
•Changes to U.S. trade policies, including new tariffs or the renegotiation or termination of existing trade agreements or treaties, may adversely affect our financial performance.
•We are subject to various environmental and safety laws and regulations that could impose substantial costs upon us and negatively impact our ability to operate our manufacturing facilities.
•We may experience outages and disruptions of our services if we fail to maintain adequate security and supporting infrastructure as we scale our information technology systems.
•We may require additional capital to support business growth, and such capital might not be available on terms acceptable to us, if at all.
•Failure to protect our intellectual property could adversely affect our business.
•We may be subject to intellectual property rights claims by third parties, which could be costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.
•Our loan and security agreements contain covenants that may restrict our business and financing activities.
•We received a loan under the Paycheck Protection Program of the CARES Act, and all or a portion of the loan may not be forgivable.
•If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable law and regulations could be impaired.

•Regulations related to “conflict minerals” may force us to incur additional expenses, may make our supply chain more complex and may result in damage to our reputation with customers.
•Our management team has limited experience managing a public company.
Emerging Growth Company
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of ArcLight’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

The Offering

Issuer	Proterra Inc

Issuance of common stock

Shares of common stock offered by us
Up to 50,366,550 shares of common stock issuable upon exercise of warrants or conversion of the Convertible Notes, consisting of:
a.up to 13,874,994 shares of common stock that are issuable upon the exercise of the public warrants;
b.up to 7,550,000 shares of common stock that are issuable upon the exercise of the private placement warrants;
c.up to 3,504,523 shares of common stock that are issuable upon the exercise of the Proterra warrants; and
d.up to 25,437,033 Note Shares that are issuable upon conversion of the Convertible Notes.

Shares of common stock outstanding as of June 17, 2021	207,348,266 shares of common stock

Exercise price of public warrants and private placement warrants	$11.50 per share, subject to adjustments as described herein

Exercise price of Proterra warrants	The exercise prices of outstanding Proterra warrants range from $0.02 to $4.98 per share, with a weighted average exercise price of $0.09 per share, in each case subject to adjustments.

Use of proceeds
We will receive up to an aggregate of approximately $246.7 million from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash. We expect to use the net proceeds from the exercise of the warrants for investment in growth and general corporate purposes. See “Use of Proceeds.”

Resale of common stock and warrants

Shares of common stock offered by the Selling Securityholders
Up to 168,719,124 shares of common stock, consisting of:
a.up to 41,500,000 PIPE Shares;
b.up to 6,797,072 founder shares
c.up to 59,946,701 Proterra Holder Shares;
d.up to 25,437,033 Note Shares issuable upon conversion of the Convertible Notes;
e.up to 3,421,902 shares of common stock issuable upon the exercise of the Proterra warrants;
f.up to 11,171,287 shares of common stock issuable upon the exercise of certain equity awards;
g.up to 12,895,129 Earnout Shares; and
h.up to 7,550,000 shares of common stock issuable upon the exercise of the private placement warrants

Warrants offered by the Selling Securityholders	Up to 7,550,000 private placement warrants

Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of common stock and warrants registered under this prospectus for resale.

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock or warrants by the Selling Securityholders.

Lock-up restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Description of Securities - Lock-up Restrictions”.

Nasdaq symbols	Our common stock and public warrants are listed on the Nasdaq under the symbols PTRA and PTRAW, respectively.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

RISK FACTORS
Investing in our securities involves risks. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.
Risks Related to Our Business
Our limited history of selling battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies makes it difficult to evaluate our business and prospects and may increase the risks associated with your investment.
Although we were incorporated in 2004, we only began delivering electric vehicles in 2010, and through March 31, 2021 had delivered over 650 electric transit buses. In 2020, 2019 and 2018, we recognized $196.9 million, $181.3 million and $123.2 million in total revenue, respectively. Since 2010, our product line has changed significantly, and our most recent transit bus model has only been in operation since 2020. In addition, certain variations of our 40-foot and 35-foot ZX5 transit buses have not yet passed the Federal Transit Administration’s (“FTA”) federal bus testing program, which is a necessary condition to selling our buses to customers that use federal money to fund their purchases. Further, we started developing our battery technology in 2015 and did not begin battery pack production in any significant volume until 2017. We also have limited experience deploying our electric powertrain technology in vehicles other than electric transit buses. In 2018, we announced our software platform for connected vehicle intelligence, which we now refer to as our Apex fleet and energy management software-as-a-service platform. Our energy services, which includes fleet planning, charging infrastructure and related energy management services, only began generating revenue in 2019. We began providing integrated charging solutions in 2019 and have only begun sourcing our new charging hardware from a new partner in 2020.
As a result, we have a limited operating history upon which to evaluate our business and future prospects, which subjects us to a number of risks and uncertainties, including our ability to plan for and predict future growth. Our limited operating experience is particularly concentrated in our Proterra Transit line of business, and that limited experience may not prove to be relevant to Proterra Powered and Proterra Energy. As a result, the operating history of Proterra Transit may not prove to be predictive of the success of Proterra Powered and Proterra Energy.
Moreover, because of the limited deployment of our products and services to date and our focus on electric transit buses, defects or other problems with our products or industry-wide setbacks that impact the electric vehicle market may disproportionately impact our ability to attract additional customers or sell to existing customers, and harm our brand and reputation relative to larger, more established vehicle manufacturers that have a longer operating history and investments in more than one technology. We have encountered and expect to continue to encounter risks and difficulties experienced by growing companies in rapidly developing and changing industries, including challenges related to achieving market acceptance of our existing and future products and services, competing against companies with greater financial and technical resources, competing against entrenched incumbent competitors that have long-standing relationships with our prospective customers in the commercial vehicle market, including the public transit market and other transportation markets, recruiting and retaining qualified employees, and making use of our limited resources. We cannot ensure that we will be successful in addressing these and other challenges that we may face in the future, and our business may be adversely affected if we do not manage these risks appropriately. As a result, we may not attain sufficient revenue to achieve or maintain positive cash flow from operations or profitability in any given period, or at all.

If our battery systems, electrification and charging solutions, electric transit buses, charging solutions, fleet and energy management software, or other products have product defects and if our customer service is not effective in addressing customer concerns, our ability to develop, market and sell our products and services could be harmed.
Our battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses have in the past contained, and may in the future contain, product defects. Due to the limited deployment of our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, there may be latent problems with our products that have not yet been discovered.
We have in the past found defects in our battery systems, electric transit buses, and charging systems. We may in the future find additional design and manufacturing defects that cause our products to require repair or not perform as expected. While we perform our own and in some cases third-party testing on the products we manufacture, we currently have a limited amount of customer operating experience with our battery systems, drivetrains, high-voltage systems, electric transit buses, software systems, and charging solutions by which to evaluate detailed long-term quality, reliability, durability, and performance characteristics of these products and solutions. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale to or operation by customers. Our efforts to remedy any issues may not be timely, may hamper production, or may not be satisfactory to our customers. Further, our business has grown rapidly in recent periods, and we may not be able to scale our service organization or partner with an existing service network quickly enough to satisfactorily provide timely customer service and address product defects, customer complaints, and warranty issues, which could result in customer dissatisfaction and negatively impact further sales.
Any product defects, delays, or legal restrictions on our products, or other failure of our products to perform as expected could harm our reputation, negatively impact our ability to market and sell our products, and result in delivery delays, product recalls, product liability claims, significant warranty and other expenses, and could have an adverse effect on our business, prospects, financial condition, and operating results.
Defects in the materials or workmanship of our composite bus bodies could harm our reputation, expose us to product warranty or other liability claims, decrease demand for our buses, or materially harm existing or prospective customer relationships.
We are the only transit bus manufacturer in the United States to use a composite unibody for our electric transit buses. In the past, we have sourced composite bus bodies from three suppliers, and now use only one supplier. Defects in the composite body, including non-structural concerns, whether caused by design, engineering, materials, manufacturing errors, or deficiencies in manufacturing or quality control processes at our suppliers, are an inherent risk in manufacturing technically advanced products for new applications. We offer our customers a twelve-year warranty on the composite bus body structure and bear the risk of possible defects. We have experienced defects in some bus bodies and have had to make repairs. For example, in October 2018 we discovered cracking in the wheel wells on some of our buses which required us to repair these defects under our warranty and will increase our field and customer service costs. In addition, in 2020 and 2021, we repaired cracking near a door frame of a customer bus, and learned that customers removed buses with surface cracks in the bus bodies from revenue service. Though these defects have not materially impacted us to date, these defects or future defects with our advanced body materials whether structural or not may harm our existing and prospective customer relationships, damage our brand, and result in a reduction of awards, increased warranty claims, product liability claims and other damages.
Our most recent business expansion with Proterra Powered and Proterra Energy may not be as successful as anticipated, may not attract the customers and business partners we expect, and the assumptions underlying the growth prospects of these businesses may not prove to be accurate.
We have recently introduced and, in the future may introduce, new services and products that our customers and prospective customers may not utilize to the extent we anticipate or at all. For example, Proterra Powered and Proterra Energy products and services are designed to simplify the complexities of electric vehicle energy delivery and the deployment of large electric vehicle fleets for our customers. Through these businesses, we offer to design, build, finance, operate, and maintain the energy ecosystem that we believe to be required to power commercial electric vehicles. We have made, and will continue to be required to make, significant investments to scale these businesses, but we cannot be certain that such investments will be successful or meet the needs of our customers. Moreover, even if our customers use these services, we may encounter new challenges related to the delivery of energy solutions and competition from companies that may be better positioned to provide energy management services. If we invest in services or products that are not adopted by our customers or fail to invest in new services and products that meet the needs of our customers, our business, prospects, financial condition, and operating results could be adversely affected. In addition, we have limited history operating these businesses and providing the products and services they offer. There can be no assurances that these products and services will be accepted by our customers, or that we will effectively be able to market and sell them to existing customers, especially our transit customers who comprise the vast majority of our current revenues. Further, the limited experience we have acquired operating Proterra Transit may not prove to be applicable to Proterra Powered and Proterra Energy.
While Proterra Powered and Proterra Energy currently comprise a small amount of our revenues, and we expect them to account for a growing percentage of our revenue in the future, it is possible that certain assumptions underlying the launch of these businesses are subsequently determined to be inaccurate, such as assumptions regarding the growing adoption of electrification by commercial vehicle manufacturers and their customers in general; the attractiveness of our products and services to OEMs that would use our battery systems, electric drivetrains, high-voltage systems, vehicle controls, telemetry gateways, charging solutions, software and telematics platforms and related technologies in their electric transit buses or elsewhere; government and regulatory initiatives and directives impacting the adoption of electrification technologies for commercial vehicle applications; and the overall reliance by enterprises on commercial vehicles and the demand for medium- and heavy-duty trucks in the future.
Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding adoption of our products and services. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations in any given quarter or fiscal year.
We operate in rapidly changing and competitive industries and our projections are subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast as they generally depend on our assessment of the timing of adoption of commercial vehicle electrification technologies, which is uncertain. Furthermore, as we invest in the development of new businesses that have yet to achieve significant commercial success, such as Proterra Powered and Proterra Energy, whether because of competition or otherwise, we may not recover the often substantial up-front costs of developing and marketing those products and services or recover the opportunity cost of diverting management and financial resources away from other products or services. Additionally, our business may be affected by reductions in consumer demand as a result of a number of factors which may be difficult to predict. Similarly, our assumptions and expectations with respect to margins and the pricing of our products and services may not prove to be accurate as a result of competitive pressures or customer demands. This may result in decreased revenue, and we may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in revenue. This inability could cause our operating results in a given quarter or year to be higher or lower than expected. If actual results differ from our estimates, analysts may negatively react and our stock price could be materially impacted. See “— Our future growth prospects depend upon the interest of commercial vehicle manufacturers to adopt our products and services that are designed to facilitate the electrification of commercial vehicles.”
The forecasts of market growth in this prospectus or that we may provide publicly may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.
Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts we have provided in this prospectus or that we may provide publicly relating to the expected growth in the commercial electric vehicle markets may prove to be inaccurate. Even if these markets experience the forecasted growth, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in executing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth we have provided herein should not be taken as indicative of our future growth.
Because many of the markets in which we compete are new and rapidly evolving, it is difficult to forecast long-term end-customer adoption rates and demand for our products.
We are pursuing opportunities in markets that are undergoing rapid changes, including technological and regulatory changes, and it is difficult to predict the timing and size of the opportunities. Commercial vehicle battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, represent complex products and services. Because these automotive systems depend on technology from many companies, commercialization of commercial vehicle electrification products could be delayed or impaired due to unavailability of technology or integration challenges inherent in the use of multiple vendors in commercial vehicle production. Although we currently have contracts with several commercial customers, these companies may not be able to implement our technology immediately, or at all. Regulatory, safety or reliability requirements, many of which are outside of our control, could also cause delays or otherwise impair commercial adoption of these new technologies, which will adversely affect our growth. Our future financial performance will depend on our ability to make timely investments in the correct market opportunities. If one or more of these markets experience a shift in customer or prospective customer demand, our products may not compete as effectively, if at all, and they may not be designed into commercialized products. Given the evolving nature of the markets in which we operate, it is difficult to predict customer demand or adoption rates for our products or the future growth of the markets in which we operate. As a result, the financial projections in this prospectus necessarily reflect various estimates and assumptions that may not prove accurate and these projections could differ materially from actual results. If demand does not develop or if we cannot accurately forecast customer demand, the size of our markets, or our future financial results, our business, prospects, financial condition, and operating results could be adversely affected.
We face intense and increasing competition in the transit bus market and may not be able to compete successfully against current and future competitors, which could adversely affect our business, revenue growth, and market share.
The transit bus industry is relationship driven and dominated by incumbent companies that have served their respective markets longer than we have. In the transit bus industry, our main sources of competition are incumbent transit vehicle integrators that have served our market with legacy diesel, diesel-hybrid and compressed natural gas products for many years, such as NFI Group Inc., Gillig Corporation, and Nova Bus Company; BYD Company Ltd., a Chinese company that offers an array of vehicles and other products, including electric transit vehicles; and new entrants and companies in adjacent markets, including other vehicle manufacturers that have entered or are reported to have plans to enter the transit bus market.
In the transit bus industry, electric bus procurements still represent a minority of annual transit bus purchases. As the number of electric bus OEMs increases, we may not be able to maintain our leading market position in North America. We also may not be successful in competing against incumbent competitors that have longer histories of serving the transit bus market and established track records of service, or with much larger, well-funded companies that choose to invest in the electric transit bus market. As more established bus companies develop their electric vehicle or competing zero-emission solutions, their long history in the transit sector could prove to be a competitive advantage which may have a negative impact on our ability to compete with them. Moreover, our competitors that also manufacture diesel-hybrid and compressed natural gas vehicles may have an advantage with their existing and prospective customers that are interested in exploring diesel alternatives without committing to electric vehicles or to pursue a gradual electrification strategy with the same manufacturer. Additionally, these competitors have more experience with the procurement process of public transit authorities, including bid protests. Competitors, potential customers, or regulators may also make claims that our electric transit buses or competitive bid activity are not in compliance with laws, regulatory requirements, or industry standards, which may impact our ability to sell our electric transit buses and to compete successfully for current and future customers. For example, in 2017 and 2018 one of our competitors notified certain of our customers that our transit bus was overweight on the front axle and lobbied those customers to withdraw their business from us. While this competitor’s actions did not result in the termination of customer awards or contracts, similar actions by this or other competitors may have consequences for future business or effects that we have not anticipated on other future opportunities.
We face intense and increasing competition in the commercial vehicle electrification market and may not be able to compete successfully against current and future competitors, which could adversely affect our business, revenue growth, and market share.
The electric powertrain, electric commercial vehicle and charging solutions industries are highly competitive. We may not be successful in competing against companies in the battery systems, electric powertrain, charging solutions and related industries who may have more resources than we do or who are able to produce products and deliver services that are perceived by the market to be superior to ours. Global battery makers in particular may be able to leverage their superior scale and access to capital to sell their products more effectively to potential customers. We may also face competitive pressure from incumbent vehicle producers that decide to enter the battery system or electric powertrain business, or vertically integrate their supply chain, and that are able to leverage their superior resources and capital to produce products that perform or are priced competitively when compared to our own.
In the battery system and electric powertrain industry, our main sources of competition include large Chinese battery suppliers such as CATL; new companies that are focused on battery electric technology for the commercial vehicle market, such as Romeo Power and BorgWarner; incumbent tier one automotive suppliers that are developing electric powertrain alternatives to internal combustion engines, such as Cummins, Allison Transmission and Dana; and passenger and commercial vehicle manufacturers that are developing their own internal electric powertrain solutions for their vehicles including large automotive companies, such as Daimler, General Motors and Tesla. In the future, incumbents and new companies offering competing zero emission solutions such as fuel cell electric vehicles may also become significant competitors.
In the charging solutions industry, our main sources of competition are incumbent charging solutions providers that develop charging solutions for commercial vehicles such as Siemens, ABB, Heliox, Chargepoint and Rhombus; and software companies that offer charging management solutions and can partner with hardware providers to provide complete solutions to end customers.
These competitors may have greater financial, technical, manufacturing, marketing, sales, and other resources than we do, and may have more experience and ability to devote greater resources to designing, developing, testing, manufacturing, distributing, deploying, promoting, selling or supporting battery systems, electrification and charging solutions, fleet and energy management software, and related technologies. Similarly, our principal competitors that also design, test, manufacture and deploy battery systems, electrification and charging solutions, fleet and energy management systems and related technologies for passenger vehicles may have a competitive advantage, through their established distribution and service networks for legacy vehicle technology, brand recognition and market acceptance of their products and services, and perceived reliability or popularity, all of which could be attractive to prospective partners and manufacturers that are exploring commercial vehicle electrification alternatives. As a result, our current and potential competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements, or devote greater resources than we can to the development, promotion, distribution and sale of their products and services. Our competitors and potential competitors may also be able to develop products or services that are equal or superior to ours, achieve greater market acceptance of their products and services, and increase sales by utilizing different distribution channels than we do. Some of our competitors may aggressively discount their products and services in order to gain market share, which could result in pricing pressures, reduced profit margins, lost market share, or a failure to grow market share for us. As the market for commercial electric vehicles grows and battery systems, electrification and charging solutions, fleet and energy management software, and related technologies gain wider adoption, we expect that additional specialized providers of battery systems, electric powertrain technology, charging infrastructure, and related software solutions and related technologies will enter the markets that we address and that larger competitors could more effectively sell their offerings.

In addition, we developed our battery system and powertrain systems and related components to be compliant with “Buy America” regulations applicable to the transit business, which means that we may have higher costs to procure components, and design, test and manufacture such products in the United States than competitors that are not compliant with Buy America or similar regulations. Our competitors may be able to manufacture comparable or competitive products in more cost-effective jurisdictions and import them to the United States at prices lower than ours, which competition could cause us to lose market share or compel us to reduce prices for goods or services to remain competitive, which could result in reduced sales and revenue in industry segments that are not subject to Buy America or similar regulation. The production of battery systems, electrification and charging solutions, fleet and energy management systems, and related technologies in China, where production costs are lower and where the development of such technologies could be subsidized by the state, could negatively impact our competitive profile by presenting our customers and partners a more cost-effective alternative to our products and services, which could result in reduced sales and revenue and loss of market share or compel us to reduce prices for goods or services to remain competitive.
Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others, including our current or future suppliers or business partners. By doing so, these competitors may increase their ability to meet the needs of our customers or potential customers. These developments could limit our ability to generate revenue from existing and new customers. If we are unable to compete successfully against current and future competitors, our business, prospects, financial condition, and operating results would be adversely affected.
We have been and may continue to be impacted by macroeconomic conditions resulting from the global COVID-19 pandemic.
The COVID-19 pandemic has impacted worldwide economic activity since the first quarter of 2020. Government regulations and shifting social behaviors have limited or closed non-essential transportation, government functions, business activities and person-to-person interactions. In some cases, the relaxation of such trends has been followed by actual or contemplated returns to stringent restrictions on gatherings or commerce, including in parts of the United States. At this time, it is difficult to predict the extent of the impact of the COVID-19 pandemic, and whether more stringent restrictions on commerce or non-essential interaction will be imposed, including as a result of new strains or variants of the virus.
We temporarily suspended operations at each of our manufacturing facilities in the United States for short periods of time during 2020, and have in several periods operated at reduced capacity in our battery and bus manufacturing plants because of a shortage of available workers, quarantine restrictions and social-distancing requirements. Some of our suppliers and partners also experienced disruption, including, for example, a Michigan-based supplier of battery system components, which resulted in the delayed launch of our battery production line in City of Industry, California because of delays in receiving necessary manufacturing equipment. We have experienced delays in parts deliveries from some of our overseas suppliers related to congestion at the port of Los Angeles. These delays have not caused any plant shutdowns, but have caused incremental shipping costs for air freight. Reduced operations or closures at the Bus Testing Center at Altoona, and delayed product inspections by customers, also resulted in delayed delivery and acceptances of electric transit buses. Macroeconomic conditions and changes to levels of consumer outlook and spend in the future may further adversely impact the energy product and automotive industries generally. For example, many of our customers, especially those in public transit, have postponed deliveries of our electric transit buses, and other potential customers have delayed requests for product proposals for new electric bus procurements or postponed changing infrastructure projects. If there is lower demand for public transportation in the future and a corresponding decrease in electric transit bus purchases and school bus purchases, our revenue and results of operations could be adversely affected. In addition, the COVID-19 pandemic delayed interest in commercial vehicle electrification for some school bus customers as school districts have reduced spending on capital investments and scaled back their operations generally.
We cannot predict the duration or direction of current domestic or global trends, the sustained impact of which is largely unknown, rapidly evolving, and varied across geographic regions, including within the United States. We continue to monitor macroeconomic conditions and we may not accurately project demand and infrastructure requirements and deploy our production, workforce, and other resources effectively in response. In the event of more stringent restrictions on commerce or non-essential interactions, our operations could be further suspended, perhaps indefinitely. If current market conditions continue or worsen, if we cannot or do not maintain operations appropriately scaled to such conditions, or are later required to or choose to suspend such operations again, our business, prospects, financial condition, and operating results may be harmed. Sustaining our production trajectory will also require the readiness and solvency of our suppliers and vendors, a stable and healthy production workforce, and ongoing government cooperation, including for travel allowances, each of which could be negatively affected by the duration and long-term effects of the COVID-19 pandemic.
Our suppliers may fail to deliver components according to schedules, prices, quality and volumes that are acceptable to us, or we may be unable to manage these components effectively.
Some of our products contain thousands of parts that we purchase from hundreds of mostly single-source direct suppliers, generally without long-term supply agreements. This exposes us to multiple potential sources of component shortages. Unexpected changes in business conditions, materials pricing, labor issues, wars, governmental changes, tariffs, natural disasters, health epidemics such as the global COVID-19 pandemic, and other factors beyond our or our suppliers’ control could also affect these suppliers’ ability to deliver components to us or to remain solvent and operational. The unavailability of any component or supplier could result in production delays, idle manufacturing facilities, product design changes, and loss of access to important technology and tools for producing and supporting our products. Moreover, significant increases in our production, or product design changes made by us have required and may in the future require us to procure additional components in a short amount of time. Our suppliers may not be able to sustainably meet our timelines or our cost, quality and volume needs, or may increase prices to do so, requiring us to replace them with other sources. Our supply for battery cells and other raw materials is critical in allowing us to scale our operations and meet our growth targets, such that any supply delay or vulnerability in the battery cell supply chain could alter our growth plans. Further, we have limited manufacturing experience and we may experience issues increasing the level of localized procurement at our current or future facilities. While we believe that we will be able to secure additional or alternate sources or develop our own replacements for many of our components, there is no assurance that we will be able to do so quickly or at all, particularly with highly customized components. Additionally, we may be unsuccessful in our continuous efforts to negotiate with existing suppliers to obtain cost reductions and avoid unfavorable changes to terms, source less expensive suppliers for certain parts, and redesign certain parts to make them less expensive to produce. Any of these occurrences may harm our business, prospects, financial condition and operating results.
As the scale of our production increases, we will also need to accurately forecast, purchase, warehouse and transport components at high volumes to our manufacturing facilities across the United States. If we are unable to accurately match the timing and quantities of component purchases to our actual needs or successfully implement automation, inventory management and other systems to accommodate the increased complexity in our supply chain and parts management, we may incur unexpected production disruption, storage, transportation and write-off costs, which may harm our business and operating results.
Our transit business is significantly dependent on government funding for public transit, and the unavailability, reduction, or elimination of government economic incentives would have an adverse effect on our business, prospects, financial condition, and operating results.
Our principal transit customers are transit authorities that depend on government funding and programs authorized for public transportation under Title 49, Chapter 53 of the U.S. Code, and administered by the FTA, including Urbanized Area Formula Grants, Formula Grants for Rural Areas, the Capital Investment Program, and the Bus and Bus Facilities Program. The Fixing America’s Surface Transportation Act, or FAST Act, enacted in December 2015, allocated over $305 billion for highway, transit, and vehicle safety programs for a five-year period that ended on December 31, 2020. Among other programs, the FAST Act reinstated a competitive Bus and Bus Facilities Infrastructure Investment Program, which grew from $268 million in 2016 to $344 million in 2020, resulting in an 89% increase over the 2015 funding levels for buses and bus facilities. The FAST Act also funds the Low or No Emission Vehicle Program at $55 million annually, and additional discretionary funds have been added to the Low or No Emission Vehicle Program in recent years. To date, a substantial majority of our customers have received funding through these FAST Act programs in order to purchase new electric transit buses. For example, in 2018, nearly 70% of transit agencies that ordered buses from us were recipients of grants through the Low or No Emission Vehicle Program. The Low or No Emission Vehicle Program has enabled public transit agencies to purchase electric transit buses when the upfront cost of the electric bus was significantly higher than legacy diesel buses and the technology was new to customers. A continuing resolution in October 2020 extended the FAST Act for one year at its current funding levels.
In addition to funding under the FAST Act, certain states and cities offer vouchers for the purchase of electric buses, such as California’s Hybrid & Zero Emission Truck & Voucher Incentive Project, the New York Truck Voucher Incentive Program, and the Maryland Freedom Voucher Program. These vouchers provide point-of-sale discounts to vehicle purchasers. Additionally, there are other state programs that help fund electric bus purchases, including California’s Transit and Intercity Rail Capital Program, which has been allocated 10% of California’s Cap-and-Trade funds annually. The California Low Carbon Fuel Standard, or LCFS, also enables transit agencies using electricity as a source of fuel to opt into the LCFS program and earn credits that can be monetized. While the value of these credits fluctuates, the credits may help to offset up to half of the fuel costs for our transit customers.
There can be no assurance that the FAST Act will be reauthorized following expiration of the one year extension on September 30, 2021, that other government funding programs will continue to be available at the current levels or at all in the future, or that new government funding programs will be adopted, including with respect to products and services that are currently or will in the future be offered by Proterra Powered and Proterra Energy. Uncertainty or delay in extending, renewing, or adopting these incentives beyond their current or future expiration dates could negatively impact our business because sales cycles for public and other transit customers are long and customers may be unwilling to adopt electric technology if supportive funding is not assured. For example, transit authorities have reduced order sizes in the past because of a decrease in available funding.
Available government funding and economic incentives are subject to change for a variety of reasons that are beyond our control, including budget and the policy initiatives and priorities of current and future administrations at the federal and state level. In addition, future government shutdowns may impact the availability and administration of government funding, which could adversely impact future bus orders and result in payment delays for existing orders. For example, we experienced payment delays from customers during the U.S. federal government shutdown in January 2019 related to the FTA’s inability to administer grant funding during the shutdown. If government support for adoption of electric vehicles and clean energy initiatives wanes, as it did during the Trump Administration, this could adversely affect the growth of the North American public transit electric bus market and the commercial electric vehicle market generally, and could have an adverse effect on our business, prospects, financial condition, and operating results.
Our future growth prospects depend upon the interest of commercial vehicle manufacturers to adopt our products and services that are designed to facilitate the electrification of commercial vehicles.
Our growth is highly dependent upon the adoption of our battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses by commercial vehicle manufacturers and OEMs, and their willingness to partner with us on the design, development, testing, manufacturing, distribution, deployment, promotion, sale, and support of our products. The market for commercial electric vehicles and electrification technologies is relatively new, rapidly evolving, and characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new product and vehicle announcements, and changing demands and behaviors of customers and potential partners. As a result, we spend resources educating our potential customers and partners on the benefits of adopting electric vehicle technology and engaging in lobbying efforts to promote clean energy initiatives.
Other factors that may influence the adoption of our commercial vehicle electrification technologies by manufacturers and OEMs include:
•perceptions about commercial electric vehicle performance, total cost of ownership, design, quality, cost and reliability that may be attributed to the use of advanced technology (in particular with respect to lithium-ion battery packs), especially if adverse events or accidents occur that are linked to the quality or safety of commercial electric vehicles;
•the amount and availability of federal, state, or other government funding and, in particular, the availability of economic incentives promoting fuel efficiency and alternate forms of energy, such as the Low or No Emission Vehicle Program and the Advanced Technology Vehicle Manufacturing Loan Program;
•the range over which commercial electric vehicles may be driven on a single battery charge and the time it takes to recharge the batteries of these vehicles;
•the cost and feasibility of installing new charging infrastructure;
•concerns about electric grid capacity and reliability, the cost of electricity, and reliance of utilities on fossil fuels for electricity generation, which could derail our past and present efforts to promote commercial electric vehicles as a practical substitution for vehicles that require fossil fuels;
•the availability of alternative fuel vehicles, including diesel-hybrid and compressed natural gas vehicles, and battery electric fuel cell vehicles;
•improvements in the fuel economy of the internal combustion engine;
•perceptions about the impact of electric vehicles on the environment and the health and welfare of communities;
•perceptions about the use of electric batteries, sourcing of battery components, recyclability, and safe disposal of batteries;
•the availability of service for commercial electric vehicles;
•the environmental consciousness of corporations and public agencies;
•volatility in the cost of diesel fuel and oil;
•government regulations;
•social and political support for clean energy initiatives and commercial electric vehicles;
•perceptions about and the actual cost of alternative fuel vehicles; and
•macroeconomic factors.
Moreover, the willingness of commercial vehicle manufacturers and OEMs to embrace our battery systems, electrification and charging solutions, fleet and energy management software, and related technologies depends, in part, on the real or perceived reliability of these products and services, and their ability to provide complete electrification solutions to potential customers. Any lapse in quality, reliability or performance of any of these products or services could harm the perception of our other products and negatively impact the adoption of our products or services.
Any of the factors described above may cause current or potential customers not to purchase or adopt our products or services. If the market for commercial electric vehicles does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition, and operating results could be adversely affected.

The growth of our transit business is dependent upon the willingness of corporate and other public transportation providers to adopt and fund the purchase of electric vehicles for mass transit.
The growth of our transit business is highly dependent upon the adoption of electric transit buses for mass transit by corporate and public transportation providers. The market for electric transit buses is relatively new, rapidly evolving, and characterized by rapidly changing technologies, price competition, additional competitors, evolving government regulation and industry standards, frequent new vehicle announcements, and changing demands and behaviors of riders. As a result, we spend resources educating our potential customers on the benefits of adopting electric vehicle technology and engaging in lobbying efforts to promote clean energy initiatives.
The same factors described above that may influence the adoption of our commercial vehicle electrification technologies by manufacturers and OEMs, also may influence the adoption of electric transit buses by corporate and public transportation providers. Moreover, the willingness of corporate and public transportation providers to embrace electric transit buses depends, in part, on the willingness of users of public transportation to continue to use buses instead of alternative modes of transportation, including private car, rail, and ridesharing services including Uber, Lyft, and electric bikes and scooter services, on-demand shuttles and, in the future, autonomous vehicles. Bus ridership has been severely impacted by the COVID-19 pandemic and has been declining in large transportation markets, which may lead to fewer investments in electric transit buses in the long term.
Any of these factors may cause current or potential corporate and other public transit customers not to purchase our electric transit buses or use our services. If the market for electric vehicles for mass transit does not develop as we expect or develops more slowly than we expect, our business, prospects, financial condition, and operating results could be adversely affected.
Our dependence on a limited number of suppliers introduces significant risk that could have adverse effects on our financial condition and operating results.
We are a relatively low-volume producer of battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses, and related technologies, and do not have significant purchasing power with suppliers in the electric vehicle market for many components of our products, including batteries, drivetrains, high-voltage systems and electric transit buses. As a result, suppliers and other third parties may be less likely to invest time and resources in developing business relationships with us if they are not convinced that our business will succeed. To build and maintain our business and obtain favorable contract terms, we must maintain our suppliers’ and other vendors’ confidence in our stability, liquidity, and business prospects. Maintaining such confidence may be complicated by certain factors, such as our limited operating history, suppliers’ unfamiliarity with our products, competition, and uncertainty regarding the future of commercial vehicle electrification. Some of these factors are outside of our control and any negative perception about our business prospects, even if exaggerated or unfounded, would likely harm our business and make it more difficult to contract with suppliers on favorable terms. In addition, some of our suppliers may have more established relationships with our competitors, and as a result of those relationships, some suppliers may choose to limit or terminate their relationship with us.
In addition, with respect to our battery manufacturing business that supports Proterra Transit and Proterra Powered, our battery production volumes are relatively small and we are currently sole sourcing key components from select suppliers, such as LG Chem for the lithium-ion cells that we use to manufacture our battery packs and other sole source suppliers for key elements of the battery pack. Disruptions in production may result if we had to replace any of these sole source suppliers on short notice.
With respect to our transit business, we have few long-term agreements with suppliers and typically purchase supplies on an order-by-order basis depending on the material requirements to build customers’ buses. In many cases, we rely on a small group of suppliers, many of which are single-source suppliers, to provide us with components for our products, such as our bus body and our drivetrains. Moreover, a transit bus customer may specify a certain supplier for components, such as its preferred seating or heating, ventilation, and air conditioning units, and we would be beholden to that specified supplier’s terms and delivery schedule. While we obtain components from multiple sources when that is a viable alternative, certain components used in our electric transit buses, such as bus bodies, must be custom made for us. For example, TPI Composites, Inc. is the current sole source supplier for our bus body.
If these suppliers become unwilling or unable to provide components, there may be few alternatives for supply of specific components, which may not be available to us on acceptable terms or favorable prices, or that meet our published specifications. We may also experience delays while we qualify new suppliers and validate their components. In addition, replacing our sole source suppliers may require us to reengineer our products, which could be time consuming and costly.
Our reliance on a small group of sole-source suppliers as well as certain suppliers specifically chosen by customers creates multiple potential sources of delivery failure or component shortages for the production of our products. As a result, we may be required to renegotiate our existing agreements with our suppliers, potentially with less favorable terms, and incur additional costs associated with the production. In the past, we have experienced delays related to supply shortages and untimely or unsatisfactory delivery of components that have stalled production with respect to our electric transit buses. Moreover, although we continue to expend significant time and resources vetting and managing suppliers and sourcing alternatives, we may experience future interruptions in our supply chain. Failure by our suppliers to provide components for our electric transit buses, battery systems or other products could severely restrict our ability to manufacture our products and prevent us from fulfilling customer orders in a timely fashion, which could harm our relationships with our customers and result in contract fines, negative publicity, damage to our reputation, and adverse effects on our business, prospects, financial condition, and operating results.
If we fail to make the right investment decisions in our technologies and services, we may be at a competitive disadvantage.
Electrification of commercial vehicles is a relatively new field. We have invested significant resources into our technologies, including our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies. For example, we invested in a single-blade overhead charging system that we have deployed and must continue to support for transit customers, even though the industry has moved to other solutions such as overhead pantograph or plug-in charging which also have required, and may continue to require, new investments on our part. If we select and invest in technology standards that are not widely adopted or invest in technologies that are not widely adopted by large customers who influence the industry in the future, we may not recover our investments in these technologies and may be at a competitive disadvantage, and our business, prospects, financial condition, and operating results could be adversely affected.
We have a long sales, production, and technology development cycle for new public transit customers, which may create fluctuations in whether and when revenue is recognized, and may have an adverse effect on our business.
The vast majority of our current and historical sales are to transit agencies that do not procure electric transit buses every year. The complexity, expense, and nature of government procurement processes result in a lengthy customer acquisition and sales process. It can take us years to attract, obtain an award from, contract with, and recognize revenue from the sale of a vehicle to a new customer, if we are successful at all. Before awarding an order for electric transit buses, transit agencies generally conduct a comprehensive and competitive proposal process based on a variety of criteria, including technical requirements, reliability, reputation, and price. Even if we are awarded an order, the actual realization and timing of revenue is subject to various contingencies, many of which are beyond our control, including the customer’s interpretation of technical or performance requirements for acceptance, timing and conditions of customer acceptance, and the customer’s reduction, modification, or termination of an order. A customer is not obligated to purchase the electric transit buses and may cancel or modify an award prior to entering into a contract with us. We have in the past, and may in the future, experience customer cancellations or modifications of awards. A customer can cancel or modify an award for a variety of reasons, including as a result of improvements in our technology or the technology of our competitors between the dates of award and signed contract, or as the result of a successful bid protest.

Our sales and production cycle for a transit customer can be a long and time-consuming process. The initial sales process from first engagement to award typically ranges from 6 to 18 months. The award of a proposal is typically followed by a pre-production process where the design and specifications of the customized buses are mutually agreed and we negotiate a final contract and purchase order with our customer. Procurement of parts and production typically follow this final agreement between us and the customer. Once a bus is fully manufactured, the customer performs a final inspection and determines whether to accept delivery of the bus, at which time we recognize revenue on the sale. The length of time between a customer award and vehicle acceptance typically varies between 12 and 24 months, depending on product availability, production capacity, and the pre-delivery and post-delivery inspection process by the customer which often results in additional changes to the transit bus after manufacturing completion, re-works, further product validation and acceptance periods, and additional costs to us that we may not be able to recover. Consequently, we may invest significant resources and incur substantial expenses before a customer accepts a bus order and these expenses may not be recovered at all if a customer does not accept the completed bus, the bus requires costly modifications, or we extend additional warranties. For instance, we create a bill of materials and obtain the appropriate parts for each customized bus for a customer, which can result in excessive inventory risk if a customer changes or cancels the order. In addition, we may devote significant management effort to develop potential relationships that do not result in bus orders, acceptance of the bus as delivered, and the corresponding recognition of revenue, and the diversion of that effort may prevent us from pursuing other opportunities. As a result, our long sales and development cycle may subject us to significant risks that could have an adverse effect our business, prospects, financial condition, and operating results.
If we are unable to attract new customers and expand sales to existing customers, our revenue growth could be slower than we expect and our business would be adversely affected.
Our ability to achieve significant future revenue will depend in large part upon our ability both to attract new customers and to expand our sales to existing customers, including sales of Proterra Powered and Proterra Energy products and services to current and future customers, including Proterra Transit customers. If we fail to attract new customers or fail to maintain and expand our customer relationships, our business would be adversely affected. For example, if our existing transit customers do not expand their orders, our revenue may grow more slowly than expected, may not grow at all, or may decline. Additionally, we have a small direct sales force for each part of our business. We plan to continue expanding our sales efforts, but we cannot be assured that our efforts will result in sales to new customers, or increased sales to existing customers, with respect to our Proterra Powered, Proterra Transit or Proterra Energy offerings. Further, given the small size of our sales team, losing a member of our team may adversely affect our sales efforts with existing or potential new customers. If our efforts to expand sales to our existing customers are not successful, our existing customers do not continue to purchase additional products and services, or we are unable to attract new customers, our business, prospects, financial condition, and operating results would be adversely affected.
We have a history of net losses, anticipate increasing our operating expenses in the future, and may not achieve or sustain positive gross margin or profitability in the future.
We incurred net losses of $91.6 million in 2018, $101.6 million in 2019, and $127.0 million in 2020, and we expect to incur net losses for the foreseeable future. As of December 31, 2020, we had an accumulated deficit of $608.2 million. We expect to make significant expenditures related to the development and expansion of our business, including: making new capital investments and continuing investments in our electric powertrain, including advancements in our battery technology and high voltage systems; hiring and retaining qualified employees; adding additional production lines or production shifts in our manufacturing facilities; expanding our software offerings; expanding our business into new markets and geographies; research and development in new product and service categories; and in connection with legal, accounting, and other administrative expenses related to operating as a public company. These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently, or at all, to offset these higher expenses. While our revenue has grown in recent periods, our operating expenses have also increased significantly. If our revenue declines or fails to grow at a rate faster than increases in our operating expenses, or we are unable to increase gross margin, whether through reducing the cost of production or increasing sales, we would not be able to achieve and maintain profitability in future periods. As a result, we may continue to generate losses. We cannot ensure that we will achieve profitability in the future or that, if we do become profitable, that we will be able to sustain profitability.
Our operating results may fluctuate from quarter to quarter, which makes our future results difficult to predict.
Our quarterly operating results have fluctuated in the past and may fluctuate in the future. Our revenue recognition with respect to electric transit buses and charging systems depends on the timing of customer acceptance. Large order sizes may result in a significant number of electric transit buses or charging systems being accepted or rejected at one time, which could disproportionately impact revenue recognition in a given quarter. Revenue for battery systems and electrification and charging solutions is less dependent on customer acceptance but can be unpredictable based on our customers’ ability to cancel within lead times. Additionally, we have a limited operating history, which makes it difficult to forecast our future results and subjects us to several risks and uncertainties, including our ability to plan for and anticipate future growth. As a result, our past quarterly operating results may not be reliable indicators of future performance, particularly in our rapidly evolving market.
Our operating results in any given quarter can be influenced by numerous factors, many of which are unpredictable or are outside of our control, including:
•our ability to maintain and grow our customer base and to sell additional products to our existing customers;
•our ability to build a reputation as a manufacturer of quality battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses and to build trust and long-term relationships with customers;
•the effects of the ongoing COVID-19 pandemic, particularly with respect to funding for state and federal transit programs and reduced operating revenue from reduced passenger levels, and the effect on our suppliers;
•the amount of funding appropriated annually for state and federal transit programs and the amount and timing of government funding programs for electric vehicles;
•our ability to deliver our products as planned to meet our revenue goals and avoid liquidated damages within certain contracts, which may depend on factors such as supply shortages of components and component quality issues, customer configuration, manufacturing, or shipping delays, our ability to manage logistics, and to accurately forecast inventory and labor requirements;
•the mix of order size for transit bus orders, and variations in profit margins for each contract, which may affect our overall gross margin in any particular period;
•fluctuations in the cost of raw materials, including as a result of tariffs and other trade restrictions;
•cancellations or modifications of awards or orders by our customers;
•our ability to design and produce safe, reliable, and quality products on an ongoing basis;
•levels of warranty claims or estimated costs of warranty claims and vehicle or equipment recalls;
•our ability to distinguish ourselves from competitors in our industry by developing and offering competitive products, effectively partner with manufacturers in adjacent markets and respond to competitive developments, including the introduction of new battery systems, electrification and charging solutions, fleet and energy management software or electric transit buses and pricing changes by our competitors;

•our ability to promote the adoption of electric vehicles over other fuel solutions such as diesel-hybrid, hybrid, or compressed natural gas vehicles or battery electric fuel cell vehicles;
•the success and timing of our strategic relationships to enter adjacent markets;
•pricing pressure as a result of competition or otherwise;
•our ability to implement cost reduction measures;
•buying patterns of customers, and the procurement schedules of our current and prospective customers in the public transit market, school bus market, and other commercial vehicle markets;
•current and evolving industry standards and government regulations that impact our business at the federal, state, and local level, particularly in the areas of product safety and rules of origin such as Buy America, Buy American, and provincial Canadian Content regulations, and competitive bidding regulations at the federal, state and local level for electric transit buses;
•the timing of testing by, and the ability of our buses to pass, the FTA’s federal bus testing program;
•delays or disruptions in our supply, manufacturing, or distribution chain, including insolvency, credit, or other difficulties confronting our key suppliers;
•our ability to effectively manage the length and complexity of our sales cycles;
•the mix of financing alternatives that we offer and our customers choose to utilize;
•our ability to continuously improve our product without obsoleting inventory or production tooling;
•litigation, adverse judgments, settlements, or other litigation-related costs;
•timing of stock-based compensation expense; and
•general economic and political conditions and government regulations in the United States and Canada and the countries where we may expand in the future.
The impact of one or more of the foregoing and other factors may cause our operating results to vary significantly. As such, we believe that quarter-to-quarter comparisons of our operating results may not be meaningful and should not be relied upon as an indication of future performance. If we fail to meet or exceed the expectations of investors or securities analysts, then the trading price of our common stock could fall substantially, and we could face costly lawsuits, including securities class action suits.
Failure to execute cost-reduction measures successfully could adversely affect our profitability.
While we have experienced, and expect in the future to realize, cost reductions both in the products and services that we procure from our suppliers and in our own cost base, we may not be able to achieve sufficient cost savings to reach our profitability goals. While we have implemented, and intend to continue to implement, cost-reduction strategies in order to meet these goals, if we do not achieve expected savings or if operating costs increase as a result of investments in strategic initiatives, our total operating costs would be greater than anticipated. We may also incur substantial costs or cost overruns in utilizing and increasing our production capability, particularly if we build new battery production lines, and if we vertically integrate subsystem production into our manufacturing facilities. In addition, if we do not manage cost-reduction efforts properly, such efforts may affect the quality of our products and our ability to generate future revenue. Moreover, significant portions of our operating expenses are fixed costs that will neither increase nor decrease proportionately with revenue. In addition, we incur significant costs related to procuring the materials required to manufacture our battery systems, electrification and charging solutions, fleet and energy management systems and electric transit buses, as well as assembling electric transit buses and systems, and compensating our personnel. If we are not able to implement further cost-reduction efforts or reduce our fixed costs sufficiently in response to a decline in revenue, our business, prospects, financial condition, and operating results may be adversely affected.
We could incur material losses and costs from product warranty claims, recalls, or remediation of electric transit buses for real or perceived deficiencies or from customer satisfaction campaigns.
We provide warranties on our Proterra Transit, Proterra Powered and Proterra Energy hardware products and process warranty claims in the ordinary course of our business. Warranty estimates are inherently uncertain and changes to our historical or projected experience, especially with respect to new battery systems, electrification and charging solutions, fleet and energy management systems or other vehicle technologies, may cause material changes to our warranty reserves in the future. If our warranty reserves are inadequate to cover future warranty claims on our products, our business, prospects, financial condition, and operating results could be adversely affected. In addition, we may also choose to upgrade parts or systems across an entire vehicle fleet or electric drivetrain product line for our own service or customer satisfaction needs, which may result in unforeseen costs.
We provide a limited warranty to customers on battery systems, electric transit buses and charging systems. The limited warranty ranges from one to twelve years depending on the components. Specifically, under the fleet defect provisions included in some transit bus purchase contracts, we are required to establish proactive programs to prevent the re-occurrence of defects in electric transit buses delivered under the contract if the same defect occurs in more than a specified percentage of the fleet within the base warranty period following delivery of the electric transit bus. We calculate an estimate of these costs into each of our contracts based on our historical experience and technical expectations. Warranty reserves include management’s best estimate of the projected costs to repair or to replace items under warranty. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency, and costs of future claims.
Because of the short operating history of our current product line, we have had limited data upon which to base our warranty expense estimates. Also, although we may offer customers lengthy warranties, our ability to recover warranty claims from underlying suppliers may be limited to a shorter period by contract. We are currently aware of warranty claims on certain transit bus structures and components which may result in material warranty costs. For example, we have received warranty claims related to cracked wheel wells and rear door framing in our buses and failures with third-party charging systems installed by us that did not meet customer specifications.
We are potentially subject to recalls of our products to cure real or perceived manufacturing defects or if we fail to comply with applicable U.S. Federal Motor Vehicle Safety Standards, or FMVSS. As of December 31, 2020, we had filed nine voluntary recalls with the United States National Highway Transportation Safety Administration. We are potentially subject to recalls made by the suppliers of components or parts that we purchase and incorporate into our electric transit buses. In October 2018, for example, we initiated a recall on certain of our electric transit buses because of a defect in a brake caliper after an equipment recall by our axle supplier, even though none of our customers had experienced a problem with the part. We may also need to bring battery systems back to our facilities for warranty work and deploy staff to assist customers with battery system issues, and we may need to transport buses back to one of our facilities or retrofit transit buses in the field to address a warranty claim, a recall campaign, or to otherwise satisfy customer concerns, which may require significant staff to be deployed to customer locations.
Even if a defect or perceived defect is not subject to a warranty claim or a current recall process, we may still incur costs of a customer satisfaction campaign when we choose to upgrade our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies without cost to the customer. For example, we are currently aware that the amount of weight on the front axle of certain of our buses in operation may exceed the manufacturer’s gross axle weight rating. To address this issue with our customers, in 2019 we launched a customer satisfaction campaign to upgrade our electric transit buses’ front axle, which will result in increased labor and parts costs, for which we have accrued a reserve. We are also aware of cracks in the gel coat finish on some of our composite bus bodies which has required and is expected to require customer service support at our cost.

A product warranty claim, product recall, or product remediation, as a result of real or perceived defects, caused by systems or components engineered or manufactured by us or our suppliers, could involve significant expense and could have an adverse effect on our business, prospects, financial condition, and operating results. In addition, adverse publicity or industry rumors and speculation that may result from a customer or customers taking our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies out of service pending a repair or remedy, product warranty claims, or product recalls, could slow market acceptance of our products and have an adverse effect on our reputation, brand image, and our ability to successfully market and sell our products.
Increases in costs, disruption of supply, or shortage of materials, particularly lithium-ion cells, could harm our business.
We may experience increases in the cost or a sustained interruption in the supply or shortage of materials necessary for the production, maintenance and service of our battery systems, electrification and charging solutions, fleet and energy management systems, and related technologies. Any such increase in cost, supply interruption, or materials shortage could adversely impact our business, prospects, financial condition, and operating results. Our suppliers use various materials, including aluminum, carbon fiber, lithium, cobalt, nickel, copper and neodymium. The prices and supply of these materials may fluctuate, depending on market conditions and global demand for these materials, including increased production of electric transit buses and other energy storage applications by our competitors and companies in adjacent markets such as passenger cars and stationary storage.
Moreover, we are subject to risks and uncertainties associated with changing economic, political, and other conditions in foreign countries where our suppliers are located, such as disruptions due to the COVID-19 pandemic, increased import duties, tariffs, and trade restrictions. Unavailability or delay of imports from our foreign suppliers would likely cause interruptions in our supply chain.
Our business is dependent on reliable availability of lithium-ion cells for our battery packs. While we believe other sources of lithium-ion cells will be available for our battery packs, to date, we have only used one supplier for lithium-ion cells for the battery packs used in commercial applications for our Proterra Transit and Proterra Powered customers. Any disruption in the supply of battery cells could disrupt production of our battery systems and electric transit buses we produce until we are able to find a different supplier that can meet our specifications. Such disruption could have an adverse effect on our business, prospects, financial condition, and operating results.
Substantial increases in the prices for our materials or prices charged to us, particularly those charged by lithium-ion cell suppliers or charger hardware providers, would increase our operating costs and could reduce our margins if we cannot recoup the increased costs through increased sale prices on our battery system, vehicle or charging systems. Furthermore, fluctuations in fuel costs, or other economic conditions, may cause us to experience significant increases in freight charges and material costs. Additionally, because the negotiated price of an existing battery system, vehicle or charging system is established at the outset, we, rather than our customers, bear the economic risk of increases in the cost of materials. Moreover, any attempts to increase battery system, vehicle or charging system prices in response to increased material costs could increase the difficulty of selling our electric transit buses at attractive prices to new and existing customers and lead to cancellations of customer orders. If we are unable to effectively manage our supply chain and respond to disruptions to our supply chain in a cost-efficient manner, we may fail to achieve the financial results we expect or that financial analysts and investors expect, and our business, prospects, financial condition, and operating results may be adversely affected.
If we are unable to scale production and deliver battery systems and buses on time, our business could be adversely affected.
Our business plan calls for significant increases in both vehicle and battery system production in a short amount of time to meet expected delivery dates to customers. Our ability to achieve our production plans will depend upon many factors, including adding additional battery lines, auxiliary vehicle production lines and production shifts, recruiting and training new staff while maintaining our desired quality levels, and improving our vehicle configuration process, supply chain management, and our suppliers’ ability to support our needs. Moreover, because many of our orders are with respect to products that will be delivered only after 2021, whether we are the battery system supplier or, in the case of electric transit buses, the vehicle OEM, there can be no assurance that we will be able to accurately forecast our supply chain demands or scale our manufacturing accordingly to meet the delivery deadlines for these orders. In addition, we have adopted, and may adopt in the future, new factory and supply chain management technologies and manufacturing and quality control processes, which we must successfully introduce and scale for production across our factories. We have introduced new battery system configurations for our customers that are all produced on the same battery production line, and we are new to modifying our production processes to complete different configurations. These new systems include our recently introduced modularized battery systems to be built in a new factory in Southern California. Moreover, our electric transit buses are customized for our customers and certain battery systems require custom integration with our customer electric transit buses, which means that each new electric transit bus order brings its own set of challenges to vehicle configuration and supply chain. For example, each new electric transit bus configuration may introduce a multitude of parts that we have not used in previous electric transit bus builds, which in turn requires obtaining parts from new suppliers that engineering must validate and incorporate into our vehicle configuration. In the past, we have experienced changes in work instructions for electric transit buses that have not been timely communicated between factories, resulting in recalls of delivered product. We have limited experience developing, manufacturing, selling, servicing, and allocating our available resources among multiple products and multiple factories simultaneously. If we fail to effectively manage the complexity of our production process, our business, prospects, financial condition, and operating results could be adversely affected.
Our inability to deliver electric transit buses that meet customer specifications in a timely manner could significantly delay recognition of revenue and receipt of payment, because we do not recognize revenue and are not paid for electric transit buses until they are delivered to and accepted by the customer. Moreover, some of our contracts with transit agencies include liquidated damages clauses that apply monetary penalties on a per vehicle per day basis if electric transit buses are not delivered to the customer by the date specified in the contract. Per day penalties can be significant depending on the contract. We have delivered battery systems, charging systems and electric transit buses late in the past, and have incurred substantial penalties with respect to certain of these late deliveries, which have reduced our revenue and margin. Although we actively manage our production schedule and our customers’ expectations, we may still fail to meet delivery deadlines and may incur penalties as a result. If we are unable to realize our production plans and deliver our battery systems and buses on time, our reputation, business, prospects, financial condition, and operating results could be adversely affected.
Our business could be adversely affected if utilities and state utility commissions do not, or are slow to, support transportation electrification efforts.
Fleet-wide adoption of electric vehicles will benefit from favorable electricity rate structures for transit authorities and other large fleet operators and investment in make-ready infrastructure for electric vehicle charging at scale by utilities. For example, pursuant to California Senate Bill 350: Clean Energy and Pollution Reduction Act, the California investor-owned utilities have submitted Integrated Resource Plans that detailed how each utility will meet its customers’ resource needs and reduce greenhouse gas emissions, including support for transportation electrification. The California Public Utilities Commission approved the plans in May 2018, including Pacific Gas and Electric Company’s proposed investment in infrastructure and rebates and Southern California Edison Corporation’s proposed time-of-use rates for charging electric transit buses. In September 2018, the Public Service Enterprise Group in New Jersey outlined a number of initiatives, including providing funding for charging system installations, deploying make-ready electric infrastructure and making grants for electric school buses. The New Jersey Board of Public Utilities will now evaluate the filing. In addition, utility commissions in several states are also evaluating the needs and benefits of transportation electrification, including the transit bus sector.
Our customers expect to pay lower electricity costs and generally look to the utilities to invest in infrastructure upgrades that will support commercial vehicle electrification plans. Therefore, efforts on the part of utility companies and state utility commissions to develop an appropriate rate designed to ensure that electricity as a fuel is competitive with fossil fuels will improve the total cost of ownership benefits for our transit customers and vehicle fleet owners, and enhance the attractiveness of our other products and offerings. Similarly, investments that utilities make to upgrade the infrastructure necessary to support additional load on the electrical grid will save our customers from potentially having to make their own investments. However, if utilities and utility commissions do not make the necessary investments to support commercial vehicle electrification and develop the appropriate, cost-competitive electricity rates, or delay such efforts, the market for battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses, and related technologies may not develop as we expect or may develop more slowly than we expect, and our business, prospects, financial condition, and operating results could be adversely affected.
Our annual revenue has in the past depended, and will likely continue to depend, on a small number of customers that fluctuate from year to year, and failure to add new customers or expand sales to our existing customers could have an adverse effect on our operating results for a particular period.
Because the majority of our historical and current customers are public transit authorities who do not procure new vehicle fleets every year, the composition of customers that account for a significant portion of our revenue is likely to vary from year to year based on which customers have accepted delivery of large fleet orders with us during the applicable period. For example, in 2018, Southeastern Pennsylvania Transportation Authority, Regional Transportation Commission of Washoe County and District Department of Transportation accounted for 15%, 12%, and 12%, respectively, of our total revenue. Moreover, because public transit authorities tend to procure new vehicles in large batch orders, our revenue in any given quarter may be highly dependent on a single customer. For example, in the second quarter of 2020, approximately 50% of the electric transit buses we delivered were delivered to a single customer, the Port Authority of New York and New Jersey and in the fourth quarter of 2020, approximately 40% of the buses we delivered were delivered to a single customer, the City of Edmonton. Because we generally do not recognize revenue until a customer accepts delivery of our buses, the timing of the acceptance of large orders may impact our revenue recognition and create fluctuations in our revenue and other operating results. While we expect our reliance on any one customer with a large fleet order to decrease over time, we believe that we will continue to depend upon a relatively small number of customers for a significant portion of our revenue in any given period for the foreseeable future because we have only recently begun to deliver our buses and other products at a larger scale and we have a lengthy sales cycle and on-ramp for new customers. Our failure to diversify our customer base by adding new customers or expanding sales to our existing transit customers and our failure to add new customers and expand sales to existing customers in our Proterra Powered and Proterra Energy businesses outside of the transit industry could therefore have an adverse effect on our operating results for a particular period.
We have experienced rapid growth in recent periods. For example, our number of employees has increased significantly over the last few years, from 492 full-time employees as of December 31, 2018 to 709 full-time employees as of March 31, 2021. We plan to continue to expand our operations and personnel significantly. Sustaining our growth will place significant demands on our management as well as on our administrative, operational, legal and financial resources. To manage our growth effectively, we must continue to improve and expand our infrastructure, including our information technology, financial, legal, compliance and administrative systems and controls. We must also continue to effectively and efficiently manage our employees, operations, finances, research and development, and capital investments. If we do not manage our growth effectively or adapt to meet these evolving challenges, the quality of our products and services, brand, and reputation may suffer, which could, in turn, have an adverse effect on our business, prospects, financial condition, and operating results.
Our industry and its technology are rapidly evolving and may be subject to unforeseen changes. Developments in alternative technologies and powertrains or improvements in the internal combustion engine may adversely affect the demand for our electric transit buses.
The electric vehicle industry, and the electric commercial vehicle industry in particular, is relatively new and has experienced substantial change in the last several years. As more companies invest in electric vehicle and autonomous vehicle technology and alternative modes of transportation, we may be unable to keep up with technology advancements and, as a result, our competitiveness may suffer. As technologies change, we plan to spend significant resources in ongoing research and development, and to upgrade or adapt our products and services, and introduce new products and services in order to continue to provide battery systems, electrification and charging solutions, fleet and energy management software electric transit buses, and related technologies with the latest technology, in particular battery technology. Our research and development efforts may not be sufficient or could involve substantial costs and delays and lower our return on investment for our technologies. For example, we recently entered a new contract for supply of charging systems, replacing the solution that we invested substantial resources in developing in 2018. Additionally, due to the impacts of COVID-19 in 2020, we experienced delays in battery development and testing which could delay certain customer deliveries in 2021. Delays or missed opportunities to adopt new technologies could adversely affect our business, prospects, financial condition, and operating results.
In addition, we may not be able to compete effectively with other alternative fuel vehicles and integrate the latest technology, which may include autonomous vehicle technology, into our battery systems, electrification and charging solutions, fleet and energy management systems, and related technologies. Even if we are able to keep pace with changes in technology and develop new products and services, we are subject to the risk that our prior models, products, services and designs will become obsolete more quickly than expected, resulting in unused inventory and potentially reducing our return on investment. For example, we incurred $4.2 million, $4.9 million and $3.0 million in inventory write-offs in 2018, 2019 and 2020, respectively, as the result of unused raw materials or adopting new technologies. Additionally, given the long sales cycle of each of our products and services, customers may delay purchases and modify or cancel existing orders in anticipation of the release of new models and technology. Moreover, developments in alternative technologies, such as advanced diesel, ethanol, fuel cells, or compressed natural gas, or improvements in the fuel economy of the internal combustion engine, may adversely affect our business and prospects in ways we do not currently anticipate. Any developments with respect to these technologies, in particular fuel cell technologies and related chemical research, or the perception that they may occur, may prompt us to invest heavily in additional research to compete effectively with these advances, which research and development may not be effective. Any failure by us to successfully react to changes in existing technologies could adversely affect our competitive position and growth prospects.
If we are unable to successfully manufacture and sell our battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses, and related technologies, our business could be adversely affected.
We have limited experience with manufacturing and selling battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses, and related technologies to global commercial vehicle manufacturers and other types of manufacturers. As we develop partnerships with global commercial vehicle manufacturers to provide these products and other component parts to these partners and customers, we must introduce and implement manufacturing and quality control processes across our factories that are comparable to those of other Tier 1 suppliers in the automotive industry. We have identified areas for improvement as we scale and mature, such as ISO certification for our operations, that would allow us to meet quality standards required by companies such as Daimler and its subsidiaries. Furthermore, we must compete against more established battery designers, drivetrain designers, vehicle manufacturers, charging solution designers and component suppliers with greater resources and more experience in large scale manufacturing and deployment than we have. To compete effectively against these incumbent manufacturers and suppliers, we will have to devote substantial resources and effort to efficiently and effectively scale our manufacturing capabilities, implement new manufacturing and quality control processes, and enhance our existing processes. The implementation of a Tier 1 automotive supplier manufacturing operations inherently involves risks related to infrastructure and process development, quality control, and customer acceptance. If we fail to mature our manufacturing operations to the satisfaction of our customers, then our business, prospects, financial condition, and operating results could be adversely affected.
If we are unable to design, develop, market, and sell new products and services that address adjacent market opportunities, our business, prospects, and operating results may be adversely impacted.
We may not be able to successfully develop new products and services or develop a significantly broader customer base. For the past several years, we have focused our business on the development and sale of electric transit buses for the mass transit market. Our product line in the transit market is currently limited to the 40-foot and 35-foot ZX5 transit buses, and spare parts. We have recently expanded our offerings to include battery systems, electrification and charging solutions, and fleet and energy management software, and related technologies that are designed for broader application to other commercial vehicles.
In this regard, we have entered into development and supply agreements to develop and sell our battery systems, electrification and charging solutions and fleet and energy management software to other medium-duty and heavy-duty commercial vehicle manufacturers. Our business model offers end-to-end powertrain systems, energy system integrations when electric drivetrains are supplied by a third party, and battery system supply when integration and electric drivetrains are supplied by third parties to the end customer. Achieving success in these relatively new markets will require us to, among other things:
•enter into strategic agreements with leading manufacturers in these markets and maintain and grow these relationships;
•adapt our electric powertrain technology to meet the specifications of additional commercial vehicle categories;
•successfully compete with other manufacturers in the new markets;
•effectively and efficiently scale our manufacturing capabilities;
•effectively and efficiently grow and manage our supply chain;
•expand our sales and marketing capabilities;
•enter into service partnerships or expand our internal service and parts capabilities;
•expand our integration and engineering services to compete with other integrators and suppliers of high voltage systems, controls and drivetrains;
•expand our software and telematics platform to offer competitive solutions;
•develop technology solutions that are compatible with offerings of third-party providers;
•develop charging solutions, including software and telematics that are compatible with electric vehicle technology independent of manufacturer or supplier; and
•comply with changing regulations applicable to our products and services.
If we fail to adequately improve our products and services to compete effectively against our competitors, we may not be successful in expanding our customer base in the electric commercial vehicle market.
In addition, our failure to address additional market opportunities could harm our business, financial condition, operating results, and prospects. We may not be able to successfully design, develop, or test new products and services in order to effectively compete with our competitors in these new markets. Furthermore, there may be no demand by customers to purchase newly developed or improved products and services, there may be risks and unbudgeted costs associated with launching new products and services, and we may not be able to recoup our research and development costs, all of which could have an adverse effect on our business, prospects, financial condition, and operating results.
We may not be able to develop, maintain and grow strategic relationships in the Proterra Powered or Proterra Energy business, identify new strategic relationship opportunities, or form strategic relationships, in the future.
We expect that our ability to establish, maintain, and manage strategic relationships, such as our development and supply agreements with Daimler, Van Hool, Optimal, BusTech and others, could have a significant impact on the success of our business. While we expect to increase the amount of revenue associated with Proterra Powered and Proterra Energy to become a more substantial in the future, there can be no assurance that we will be able to identify or secure suitable and scalable business relationship opportunities in the future or that our competitors will not capitalize on such opportunities before we do. We entered a strategic collaboration agreement with Daimler in 2018, which has since largely expired, that involved Daimler making a significant equity investment in our company and a representative from Daimler joining our board of directors. We may not be able to offer similar benefits to other companies with which we would like to establish and maintain strategic relationships, which could impair our ability to establish such relationships. Moreover, identifying such opportunities could demand substantial management time and resources, and may involve significant costs and uncertainties.
Additionally, we cannot guarantee that the companies with which we have developed or will develop strategic relationships will continue to devote the resources necessary to promote mutually beneficial business relationships and grow our business. Our current arrangements are not exclusive, and some of our strategic partners offer competing products. As a result of these factors, many of the companies with which we have development and supply agreements may choose to develop alternative products in addition to or in lieu of our solutions, either on their own or in collaboration with others, including our competitors. If we are unsuccessful in establishing or maintaining our relationships with key strategic partners, our overall growth could be impaired, and our business, prospects, financial condition, and operating results could be adversely affected.
Lack of long-term customer contracts, uncertainty regarding customer option exercises, and customer suspension or termination of contracts may have adverse effects on our Proterra Transit business.
Proterra Transit relies heavily on sales to public and other transit authorities, which, consistent with general industry practice, do not make long-term purchase commitments with transit vendors. Most transit authorities usually undertake significant procurement of new transit buses once every few years and typically acquire a relatively small percentage of their fleet each time. Often, the terms of our procurements allow customers, without notice or penalty, to suspend or terminate their relationship with us at any time and for any reason. For example, one of our customers previously awarded us a contract for buses in 2017, but due in part to improvements in electric vehicle technology and the release of new bus models, withdrew the award in 2018 in favor of considering a new request for proposal process. Even if customers continue their relationship with us, they may not purchase the same volume of products as in the past or they may not pay the same price for those products. This may also be true with respect to Proterra Powered, where customers may have long-term contracts, but are not subject to fixed quantity order requirements such that final orders may be below our revenue expectations or estimates.
Further, many transit authority contracts include options to purchase additional electric transit buses in the future, and while a portion of future orders may be represented by options, customers may not end up exercising these options. Although options represent a significant source of potential orders for us, we do not have an extensive history of fulfilling orders based on our customer option agreements. Even if we had a history of significant option exercises by customers, customers may not continue to exercise such options at the same rate or at all in the future. Any loss of customers or decrease in the number of electric transit buses purchased under a contract could have an adverse effect on our business, prospects, financial condition, and operating results.
We are competing for the business of both small and large transit agencies, which place different demands on our business, and if we do not build an organization that can serve both types of transit customers, our business may be harmed.
Proterra Transit has begun competing for the business of larger transit agencies that maintain fleets of thousands of vehicles, including New York City, Toronto and Chicago. These customers place significant demands on our business because they have large, specialized groups of professionals focused on different requirements or systems related to transit bus procurement and rigorous inspections with multiple levels of review to assure each bus meets their specifications, which may be driven by conformity with other vehicles in the fleet, large long-term supply contracts, such as for tires and other wear items, and operating contracts with maintenance and operations teams. Serving these customers requires significant investment in customer relationship managers and service professionals to support the levels of design, review, change orders, inspection, and commissioning and delivery of the electric transit buses. Similarly, servicing our Proterra Powered customers requires significant investments in customer relationship managers and other professionals as each customer requires different levels of battery integration support and service.
We also compete for the business of smaller transit agencies. Although smaller transit agencies often have less complicated procurement processes than larger transit agencies, serving these smaller agencies requires processing small order sizes while still catering to the specific vehicle configurations for each customer. If we continue to serve both large and small transit agency customers, we will need to effectively and efficiently scale our internal resources to meet varying customer needs. Our failure to do so could have an adverse effect on our business, prospects, financial condition, and operating results. Our business is subject to substantial regulations, which are evolving, and unfavorable changes or failure by us to comply with these regulations could have an adverse effect on our business.
The majority of our current transit customers are government entities and we are subject to many local, state, and federal laws that add significant compliance costs to our operations. In addition, local, state, and federal regulations may conflict, making it difficult to build one vehicle that satisfies all requirements in all jurisdictions. Moreover, competitive bidding rules for government contracts add additional layers of complexity and require compliance with federal and state conflict of interest rules and rules governing our choice of suppliers and components.
Our electric transit buses and component products must comply with the National Traffic and Motor Vehicle Safety Act of 1966, as amended, and regulations promulgated thereunder, or NTMVSA, which are administered by the National Highway Traffic Safety Administration, or NHTSA. NTMVSA requires vehicle and equipment manufacturers to provide notice of safety defects to NHTSA and initiate a recall process within five days of such a determination by a manufacturer. NHTSA also administers reporting requirements from vehicle manufacturers under the Transportation Recall Enhancement, Accountability and Documentation Act of 2000, or TREAD Act. We have ongoing reporting requirements under the TREAD Act and in the past have failed to timely report under the TREAD Act. NHTSA may also require a manufacturer to recall and repair vehicles that contain safety defects or that are not compliant with FMVSS or other certification requirements for vehicles. Sales into foreign countries may be subject to similar regulations. We cannot assure you that violations of these laws and regulations will not occur in the future or have not occurred in the past as a result of human error, accidents, equipment failure, manufacturing or design defects, or other causes. It is possible that our reporting for historical periods for which we failed to timely report may reveal instances where we should have taken actions required by law but failed to do so. For example, we became subject to certain early warning reporting obligations under the TREAD Act in 2018. Our ongoing reporting obligations require us to provide certain early warning data to help identify potential safety-related defects, including certain safety data dating back ten years. While we have filed reports for current periods, we are currently not in full compliance with these early warning reporting requirements for prior periods. As we work to remediate our non-compliance, we may be subject to retrospective safety recall notices on our electric transit buses. Recalls of our electric transit buses or components, whether initiated by us, NHTSA or another authority, or penalties for regulatory compliance failures could have a material adverse effect on our reputation, business and operating results and be used by our competitors to our disadvantage.
Furthermore, if we choose to expand internationally, we would likely face additional international requirements that may not be compatible with regulations that govern our business in the United States. For example, in the United States, we developed our supply chain to ensure that we comply with Buy America regulations, which govern manufactured products and rolling stock, including transit bus, procurements that are paid for, in part, with funds administered by the FTA. Buy America regulations currently require that 70% of our vehicle components by cost be manufactured in the United States, which has the effect of rendering the cost of our supply chain more expensive when compared with our competitors. As we began selling buses to airports, we had to modify our operations to comply with the Buy American requirements under Federal Aviation Administration, or FAA, rules, which differ from the Buy America requirements under the FTA rules. In June 2018, we received our first order from a Canadian transit authority, and as a result, we need to comply with Canadian Content requirements, which will require sourcing components from Canadian suppliers or assembly of components in Canada. These regulations may increase the costs of doing business and add operational challenges.

In addition, there is no assurance that the current Buy America, Buy American, or Canadian Content requirements will not change or become stricter or that we will continue to be able to meet those requirements in the future. Our competitors have lobbied extensively to alter Buy America regulations to effectively prohibit our use of cylindrical battery cells produced outside of the United States for which there currently is no source of domestic supply available to us. Our ability to meet domestic content requirements is, in part, dependent on hundreds of suppliers. If any of these suppliers change the source of the components or subcomponents comprising their products, they could potentially prevent us from meeting domestic content requirements and negatively impact our business. Conversely, if domestic content requirements become less stringent in the future, foreign competitors without significant U.S. operations may be able to enter the U.S. market more easily and gain market share. Thus, any change to domestic content regulations could have an adverse effect on our business, prospects, financial condition, and operating results.
Delays in FTA mandated Model Bus Testing Program, or failure to successfully complete federally mandated testing, could adversely impact our business.
The FTA mandates that new transit bus models must undergo testing at its testing facility in Altoona, Pennsylvania and meet certain performance standards set by the FTA’s Model Bus Testing Program, known as “Altoona Testing,” in order to be eligible to receive federal funding. There is only one facility approved for testing by the FTA and in the past, we have experienced delays of several months receiving regulatory approval to test our buses at Altoona, as well as delays in the actual testing at Altoona. The COVID-19 pandemic has resulted in a shut-down of the Altoona facility in 2020 and there can be no assurances that the facility will not be shut down again due to the COVID-19 pandemic or otherwise.
When available, Altoona Testing is designed to promote production of better transit vehicles and components and to ensure that transit customers purchase vehicles that can withstand the rigors of transit service. Our 40-foot and 35-foot electric transit buses, including the ZX5 with DuoPower drivetrain, have satisfactorily completed Altoona Testing, but for each material change that we make to our transit bus platform, we must undergo a new round of testing. We have in the past and may in the future experience failures of components of out transit bus during Altoona Testing, which may prolong the test process, and cause us to be required to redesign components on the test bus and restart the testing process. Testing is available to vendors on a first-come, first-served basis. We cannot receive payment from customers relying on federal funds unless the applicable bus platform has satisfactorily completed Altoona Testing, and thus testing delays could have an adverse effect on our business, prospects, financial condition, and operating results. We have in the past and may in the future experience delays in Altoona Testing availability, including as a result of COVID-19, other pandemics, or other unforeseen events. In the past, a delay in receiving a required Altoona test report resulted in late delivery of buses to a customer and caused us to incur monetary penalties, delayed acceptance and delayed revenue recognition and customer payments. Moreover, there can be no assurance that the current Altoona Testing requirements will not change or become more onerous or that our future bus models will pass Altoona Testing. For instance, in 2016, the Model Bus Testing Program regulations changed to require a pass/fail test result. If we cannot produce electric transit buses that pass Altoona Testing, we would not be able to continue to sell buses to customers in the United States that rely on federal funds for their procurements, which would have a material and adverse effect on our business, prospects, financial condition, and operating results.
Failure to comply with the Disadvantaged Business Enterprise, or DBE, program requirements or our failure to have our DBE goals approved by the FTA could adversely impact our transit business.
The FTA requires transit vehicle manufacturers that bid on federally-assisted rolling stock procurements to submit annual goals to support qualified DBEs (as defined in the DBE program regulations), and to certify that they have complied with the requirements of the DBE program established by the U.S. Department of Transportation, or DOT, which aims to increase the participation of DBEs in state and local procurements. Companies are certified as DBE if they are for-profit small businesses majority-owned by socially and economically disadvantaged individuals. The FTA reviews and approves transit vehicle manufacturers’ DBE goals for the upcoming year and maintains a certified list of transit vehicle manufacturers that are eligible to bid on federally funded vehicle procurements based on their goals to contract with DBEs and good faith implementation of those goals. Our failure to comply with the

DBE program requirements or a delay in having our DBE goals approved by the FTA could result in our ineligibility to bid on federally funded transit vehicle procurements, which could have an adverse effect on our business, prospects, financial condition, and operating results.
Our business and prospects depend significantly on our ability to build our brand. We may not succeed in continuing to establish, maintain, and strengthen our brand, and our brand and reputation could be harmed by negative publicity regarding our company or products.
Our business and prospects are heavily dependent on our ability to develop, maintain, and strengthen our brand. Promoting and positioning our brand will depend significantly on our ability to provide high quality battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, and we have limited experience in these areas, particularly with respect to products and services that are not used in electric transit buses. In addition, we expect that our ability to develop, maintain, and strengthen our brand will also depend heavily on the success of our branding efforts. To promote our brand, we need to incur increased expenses, including product demonstrations and attending trade conferences. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses we incur in building and maintaining our brand and reputation. If we fail to promote and maintain our brand successfully or to maintain loyalty among our customers, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract new customers and partners, or retain our existing customers and partners and our business and financial condition may be adversely affected.
Moreover, any negative publicity relating to our employees, current or future partners, original equipment manufacturers deploying our battery or powertrain technology in their electric transit buses, partners or customers who use our high-voltage systems or software and telematics platforms, or others associated with these parties may also tarnish our own reputation simply by association and may reduce the value of our brand. Additionally, if safety or other incidents or product defects occur or are perceived to have occurred, whether or not such incidents or defects are our fault, we could be subject to adverse publicity, which could be particularly harmful to our business given our limited operating history. Given the popularity of social media, any negative publicity about our products or their safety, whether true or not, could quickly proliferate and harm customer and community perceptions and confidence in our brand. Public transit agencies and OEMs are particularly sensitive to concerns and perceptions of the passenger and community constituencies they serve. If the passengers in our electric transit buses or people in communities where electric transit buses using our technology are deployed form a negative opinion of our electric transit buses or battery systems or charging solutions, our current and potential customers might not choose our products, and strategic partners in other markets may not adopt our battery systems or electric powertrain technology or charging solutions. Other businesses, including our competitors, and organized labor, may also be incentivized to fund negative campaigns against our company to damage our brand and reputation to further their own purposes. Future customers of our products and services may have similar sensitivities and may be subject to similar public opinion and perception risks. Damage to our brand and reputation may result in reduced demand for our products and increased risk of losing market share to our competitors. Any efforts to restore the value of our brand and rebuild our reputation may be costly and may not be successful, and our inability to develop and maintain a strong brand could have an adverse effect on our business, prospects, financial condition, and operating results.
The use of lithium-ion cells may become disfavored as a result of the availability, or perceived superiority of, other types of batteries or yet undeveloped or unknown technologies.
The battery packs that we currently produce make use of lithium-ion cells, which we believe currently represent the industry standard for battery technology for electric vehicles. It is possible, however, that other types of batteries or yet undeveloped or unknown technologies may become favored in the future, such as lithium iron phosphate, or LFP, batteries. LFP batteries currently have a wide range of applications, including in electric vehicle applications, and are perceived by many as offering cost-effective performance as compared to lithium-ion cells. The cost-effectiveness of LFPs is due, in part, to substantial investments in this technology development and manufacturing capability in China. While we believe that our products and services based on the lithium-ion cells that we have chosen to offer our customers present advantages with respect to ease of integration with their products and services and underlying performance, it is possible that these customers and partners may deem LFP-based technology, or other technologies, as sufficient or superior for their purposes, and may demand that we shift to LFP-based technology or decide to partner with other service providers who employ such technologies. In addition, it is possible that the performance, safety features or characteristics, reliability or cost-effectiveness of LFP batteries, or another form of battery, could improve in the future such that our current lithium-ion cell based offerings would become, or be perceived as, inferior or obsolete. In addition, it is possible that new forms of batteries or electrification technologies, such as solid state batteries, could emerge as a more cost effective or safer alternative to the batteries we currently offer. In the event that LFP or a new form of battery emerges or is deemed to exhibit better performance, operate at lower cost or exhibit better safety features, we could be compelled to attempt to integrate those new types of batteries into our platform, which may not be possible or feasible at a price that would be attractive to our customers or potential partners. Any developments with respect to LFP or new battery technology, or new electrification technologies that are based on unforeseen developments in fuel cell technology, or the perception that they may occur, may prompt us to invest heavily in additional research to compete effectively with these advances, which research and development may not be effective. Any failure by us to successfully react to changes in existing technologies could adversely affect our competitive position and growth prospects.
Battery packs for our electric transit buses make use of lithium-ion cells, which in other settings have been observed to catch fire, and our charging solutions operate at high voltages which may cause concerns regarding the use of battery systems, electrification and charging solutions and fleet and energy management software in public transit and other commercial vehicles.
The battery packs that we produce make use of lithium-ion cells. On rare occasions, it is possible for lithium-ion cells to rapidly release contained energy by venting smoke and flames in a manner that can ignite nearby materials as well as other lithium-ion cells. Highly publicized incidents of laptop computers and cell phones containing lithium-ion batteries bursting into flames have focused consumer attention on the safety of these cells. Fires have also been reported in electric cars using lithium-ion batteries. These events have raised questions about the suitability of using lithium-ion cells for commercial vehicle applications.
Despite the safety features that we design into our battery packs, there could be a failure of the battery packs in our buses or battery packs that we may produce for third parties, which could subject us to lawsuits, product recalls, cancelled contracts, lost customers, and potentially slow market adoption of our electric transit buses by transit authorities and our technologies by other customers. Also, negative public perceptions regarding the suitability of lithium-ion cells for commercial vehicle applications or any future incident involving lithium-ion cells, such as a vehicle or other fires, particularly public transit vehicle incidents, even if unrelated to our products, could have an adverse effect on our business, prospects, financial condition, and operating results.
In addition to thermal risk related to battery packs, related accessories and ancillary products could also be subject to similar safety concerns and risks as a result of the high voltage they carry and transmit. Our charging solutions also operate at high voltages and charging equipment must be properly maintained. In the past, our legacy single blade chargers have experienced charger fires which caused damage to the chargers and the bus. In particular, we experienced four such thermal incidents related to our legacy overhead single blade chargers over 2019 and 2020, including one incident in which a charger was completely destroyed. While none of these events resulted in personal injury or significant property damage to the bus or other property, it is possible that other such or related incidents could occur in the future, or that such thermal discharge could result in personal injury or property damage.
We also store a significant number of lithium-ion cells and design, test, and produce battery modules and packs at our manufacturing facilities and other locations. While we have implemented safety procedures for handling cells, we may experience a safety issue or fire related to the cells. Once we ship our customers battery systems, those systems are out of immediate control. Any mishandling of battery systems or equipment failures in our operations or in our customers operations may cause accidents that could potentially harm our employees or third parties or result in disruptions to our business or our customers’ business. While we have implemented safety procedures and require our customers to implement safety procedures, we or our customers could experience a safety issue or fire which could disrupt operations or cause injuries and could have an adverse effect on our business, prospects, financial condition, and operating results.

Our business could be adversely affected from an accident or safety incident involving our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses.
An accident or safety incident involving one of our battery systems, electrification and charging solutions, fleet and energy management systems or electric transit buses could expose us to significant liability and a public perception that our electric transit buses and products are unsafe or unreliable. Our agreements with customers contain broad indemnification provisions, and in the event of a major accident, we could be subject to significant personal injury and property claims that could subject us to substantial liability. While we maintain liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate to cover fully all claims, and we may be forced to bear substantial losses from an accident or safety incident. In addition, any accident or safety incident involving one of our buses, even if fully insured, could harm our reputation and result in a loss of future customer demand if it creates a public perception that our electric transit buses are unsafe or unreliable as compared to those offered by other transit bus manufacturers or other means of transportation. While we have not experienced significant accident or safety incidents involving our electric transit buses, we have experienced malfunctions, such as the overhead single blade charger thermal events and a bus fire related to low voltage wiring. Moreover, the public may be more sensitive to incidents involving transit buses and school buses, thereby compounding the effects of such incidents on the public and customer perception of our electric transit buses. As a result, any accident or safety incident involving our buses, or the buses of our competitors could materially and adversely affect our business, prospects, financial condition, and operating results.
Our work with government customers exposes us to unique risks inherent in government contracting.
We must comply with and are affected by laws and regulations relating to the award, administration, and performance of government contracts. Government contract laws and regulations affect how we do business with our customers and impose certain risks and costs on our business. A violation of specific laws and regulations by us, our employees, or others working on our behalf could harm our reputation and result in the imposition of fines and penalties, the termination of our contracts, suspension or debarment from bidding on or being awarded contracts, and civil or criminal investigations or proceedings.
Our performance under our contracts with government entities and our compliance with the terms of those contracts and applicable laws and regulations are subject to periodic audit, review, and investigation by various agencies of the government. If such an audit, review, or investigation uncovers a violation of a law or regulation or improper or illegal activities relating to our government contracts, we may be subject to civil or criminal penalties or administrative sanctions, including the termination of contracts, forfeiture of profits, the triggering of price reduction clauses, withholding of payments, suspension of payments, fines, and suspension or debarment from contracting with government agencies. There is inherent uncertainty as to the outcome of any audit, review, or investigation. If we incur a material penalty or administrative sanction or otherwise suffer harm to our reputation, our business, prospects, financial condition, or operating results could be adversely affected.
Further, if a government regulatory authority were to initiate suspension or debarment proceedings against us as a result of a conviction or indictment for illegal activities, we may lose our ability to be awarded contracts in the future or receive renewals of existing contracts for a period of time. We could also suffer harm to our reputation if allegations of impropriety were made against us, which would impair our ability to win awards of contracts in the future or receive renewals of existing contracts. Inability to be awarded contracts in the future or receive renewal of existing contacts could have an adverse effect on our business, prospects, financial condition, and operating results.
A portion of our business is dependent upon U.S. government contracts and grants, which are highly regulated and subject to oversight audits by U.S. government representatives and subject to cancellations. Such audits could result in adverse findings and negatively impact our business.
Our U.S. government business is subject to specific procurement regulations with numerous compliance requirements. These requirements, although customary in government contracting in the United States, increase our performance and compliance costs. These costs may increase in the future, thereby reducing our margins, which could have an adverse effect on our financial condition. Failure to comply with these regulations or other compliance requirements could lead to suspension or debarment from U.S. government contracting or subcontracting for a period. Among the causes for debarment are violations of various laws or policies, including those related to procurement integrity, export control, U.S. government security regulations, employment practices, protection of criminal justice data, protection of the environment, accuracy of records, proper recording of costs, foreign corruption, Trade Agreements Act, Buy America Act, and the False Claims Act.
Generally, in the United States, government contracts and grants are subject to oversight audits by government representatives. For example, in December 2020, the FTA released an audit of our and other manufacturers compliance with Buy America requirements. Such audits could result in adjustments to our contracts. For contracts covered by the Cost Accounting Standards, any costs found to be improperly allocated to a specific contract may not be allowed, and such costs already reimbursed may have to be refunded. Future audits and adjustments, if required, may materially reduce our revenues or profits upon completion and final negotiation of audits. Negative audit findings could also result in investigations, termination of a contract or grant, forfeiture of profits or reimbursements, suspension of payments, fines and suspension or prohibition from doing business with the U.S. government. All contracts with the U.S. government can be terminated for convenience by the government at any time.
In addition, contacts with government officials and participation in political activities are areas that are tightly controlled by federal, state, local and international laws. Failure to comply with these laws could cost us opportunities to seek certain government sales opportunities or even result in fines, prosecution, or debarment.
We may not be able to obtain, or comply with terms and conditions for, government grants, loans, and other incentives for which we have applied and may apply for in the future, which may limit our opportunities to expand our business.
We have in the past applied for and received state grants and tax incentives designed to promote the manufacturing of electric vehicles and related technologies, including charging solutions. In April 2015, the California Energy Commission awarded us $3.0 million based on our investment of approximately $8.4 million in our manufacturing facilities in California through December 31, 2018. In April 2017, California’s Office of Business and Economic Development entered into a California Competes Tax Credit Allocation Agreement with us for an award of a California Competes Tax Credit in the amount of $7.5 million if certain conditions in that agreement are met in the prescribed time periods. In April 2019, the California Energy Commission awarded us a $1.8 million grant based on our expected investment of approximately $4.3 million in our manufacturing facility in City of Industry, California.
We anticipate that in the future there will be new opportunities for us to apply for grants, loans, and other federal and state incentives. Our ability to obtain funds or incentives from government sources is subject to the availability of funds under applicable government programs and approval of our applications to participate in such programs. The application process for these funds and other incentives is and will remain highly competitive. We may not be successful in obtaining any of these additional grants, loans, and other incentives. We have in the past failed and may also in the future fail to comply with the conditions of these incentives, which could cause us to lose funding or negotiate with governmental entities to revise such conditions. For example, we received a grant in South Carolina in 2010 that was subject to certain performance criteria, including a condition that we create no fewer than 400 new full- time jobs. We were unable to meet the original deadline but negotiated with the South Carolina Coordinating Council for Economic Development, or the Council, for an extension on the date of job creation and we have since fulfilled the revised condition to the Council’s satisfaction. Our estimates of job growth under our California Competes Tax Credit have also not come to fruition for certain fiscal years. We may be unable to find alternative sources of funding to meet our planned capital needs, in which case, our business, prospects, financial condition, and operating results could be adversely affected.

We may become subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.
We provide indemnification to our customers who may be sued for product liability related to our electric transit buses and electric powertrain solutions, and we may otherwise be subject to product liability claims, including with respect to our charging solutions. The commercial vehicle market experiences significant product liability claims and we face inherent risk of exposure to claims in the event our electric transit buses or components do not perform as expected. Commercial vehicles including public transit buses have been involved and may in the future be involved in crashes resulting in death or personal injury, and in some cases catastrophic crashes resulting in the death and injury to many passengers.
While we carry insurance for product liability, it is possible that our insurance coverage may not cover the full exposure on a product liability claim of significant magnitude. A successful product liability claim against us could require us to pay a substantial monetary award. A product liability claim could also generate substantial negative publicity about our products and business and could have an adverse effect on our brand, business, prospects, financial condition, and operating results.
Changes to U.S. trade policies, including new tariffs or the renegotiation or termination of existing trade agreements or treaties, may adversely affect our financial performance.
We currently manufacture our products in the United States, but may consider other international locations, including locations in Canada. Although many of our suppliers are in the United States, we rely on a number of suppliers in other countries for key components. We are subject to risks and uncertainties associated with changing economic, political, and other conditions in foreign countries where our vendors are located, such as increased import duties, tariffs, trade restrictions, and quotas or other government regulations, work stoppages, fluctuations of foreign currencies, natural disasters, political unrest, and customs delays. Unavailability or delay of imports from our foreign vendors would likely cause interruptions in our supply chain and could have an adverse effect on our business, prospects, financial condition, and operating results.
Moreover, the U.S. federal government may alter U.S. international trade policy and to renegotiate or terminate certain existing trade agreements and treaties with foreign governments. Recently, the U.S. federal government renegotiated the North American Free Trade Agreement, renamed the U.S.-Mexico-Canada Agreement, which was signed on November 30, 2018. The U.S. federal government’s potential decision to re-enter, withdraw or modify other existing trade agreements or treaties could adversely impact our business, customers, and suppliers by disrupting trade and commercial transactions and adversely affecting the U.S. economy.
In addition, the U.S. federal government has imposed, tariffs on certain foreign goods. For example, in 2018, the U.S. federal government imposed additional tariffs under Section 232 of the Trade Expansion Act of 1962, as amended, on many products including certain aluminum products imported into the United States, which may impact the commercial vehicle market and our supply chain. Moreover, these tariffs, as well as country-specific or product-specific exemptions, may also lead to retaliatory actions from foreign governments that could adversely affect our business. Certain foreign governments, including China and the European Union, have instituted or may consider imposing additional tariffs on certain U.S. goods. Restrictions on trade with foreign countries, imposition of customs duties, or further modifications to U.S. international trade policy have the potential to disrupt our supply chain or the supply chains of our suppliers and to adversely impact our costs, customers, suppliers, and the economy, which could have an adverse effect on our business, prospects, financial condition, and operating results.
We are subject to various environmental and safety laws and regulations that could impose substantial costs upon us and negatively impact our ability to operate our manufacturing facilities if we fail in our efforts to abide by these laws and regulations.
As a manufacturer, producer and seller of battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, we are subject to numerous environmental, health, and safety laws and regulations in the United States, including laws relating to exposure to, use, handling, storage, and disposal of hazardous materials, and the building and testing of batteries and high-voltage systems. Moreover, we may be subject to additional regulations as we expand our operations internationally. The costs of compliance, including assessing changes to our operations and notices required in our facilities and on our electric transit buses regarding potential hazards that may be mandated by new or amended laws, may be significant. In addition, we have indemnified certain of our landlords for any hazardous waste that may be found on or about property that we lease. Furthermore, any violations of applicable environmental and safety laws and regulations may result in substantial fines and penalties, remediation costs, third-party damages, a suspension or cessation of our operations, and negative publicity that could harm our business, reputation, prospects, financial condition, and operating results.
Our future success depends on the continuing efforts of our key employees and on our ability to hire, retain, and motivate additional key employees.
Our future success depends upon the continuing services of our key employees and on our ability to attract and retain members of our management team and other highly skilled employees, including battery and high voltage systems engineers, electric powertrain designers and engineers, vehicle systems and integration engineers, supply chain and quality control employees, sales personnel, service personnel, and software engineers. In our key areas of operations, including California, there is increasing competition for individuals with skill sets needed for our business, including specialized knowledge of batteries, electric vehicles, software engineering, and manufacturing engineering and quality control. This competition affects both our ability to retain key employees and hire new ones. Moreover, none of our key employees has an employment agreement for a specific term and any of our employees may terminate his or her employment with us at any time. Our continued success depends upon our continued ability to retain current employees and hire new employees in a timely manner, especially to support our expansion plans and to continue to ramp up our suite of offerings related to commercial vehicle electrification. Additionally, we compete for talent with both large and established companies that have far greater financial resources than we do and start-ups and emerging companies that may promise more attractive growth opportunities.
In addition, new employees often require significant training and, in many cases, take significant time before they achieve full productivity. As a result, we may incur significant costs to attract and retain new employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. Difficulties in retaining current employees or recruiting new ones could have an adverse effect on our business, prospects, financial condition, and operating results.
Our businesses rely heavily on our specialized sales personnel and technical sales support to market and sell our products. If we are unable to effectively hire, train, manage, and retain our sales personnel, our business may be adversely impacted.
The success of our businesses largely depends on our ability to hire, train, and manage our sales personnel who have experience with and connections to the public and other transit agencies and commercial vehicle OEMs that are our current and potential customers. Because we employ a small and specialized sales force, the loss of any member of our sales team or technical sales support professionals could weaken our sales expertise and our customer reach, and adversely affect our business, and we may not be able to find adequate replacements on a timely basis, or at all. Moreover, there are no assurances that we will be able to maintain a sufficient level of sales personnel to effectively meet our needs as our business continues to grow, particularly with respect to Proterra Powered and Proterra Energy.
Competition for sales personnel who are familiar with and trained to sell our products and services continues to be strong. We train our sales personnel to better understand our existing and new product technologies and how they can be positioned against our competitors’ products. We also train our sales personnel to be adept at working with long sales cycles characteristic of public agency customers and commercial vehicle manufacturers, as well as the special requirements attendant to each.

These initiatives are intended to improve the productivity of our sales personnel and our revenue and profitability. It takes time for the sales professionals to become productive following their hiring and training and there can be no assurance that sales representatives will reach adequate levels of productivity, or that we will not experience significant levels of attrition in the future. Measures we implement to improve the productivity may not be successful and may instead contribute to instability in our operations, departures from our sales and technical support organizations, or reduce our revenue, profitability, and harm our business.
If we are unable to obtain bid bonds, performance bonds, or letters of credit required by public transit agencies or other customers, our ability to obtain future projects could be negatively affected.
We have in the past been, and may in the future be, required to provide bid bonds or performance bonds to secure our performance under customer contracts or, in some cases, as a prerequisite to submitting a bid on a potential project. Our continued ability to obtain these bonds will depend primarily upon our capitalization, working capital, past performance, management expertise, reputation and certain external factors, including the overall capacity of the surety market. Surety companies consider these factors in relation to the amount of our awards and their underwriting standards, which may change from time to time. Surety companies also require that we collateralize a percentage of the bond with cash or other form of credit enhancement. With a decreasing number of insurance providers in that market, it may be difficult to find sureties who will continue to provide contract-required bonding on acceptable terms and conditions, or at all. Furthermore, events that affect surety markets generally may result in bonding becoming more difficult to obtain in the future or being available only at a significantly greater cost.
In addition, some of our Proterra Transit and Proterra Energy customers also require collateral guarantees in the form of letters of credit to secure performance or to fund possible damages in the event of default under our contracts with them. If we enter agreements that require the issuance of letters of credit, our liquidity could be negatively impacted. Our inability to obtain adequate bonding or letters of credit and, as a result, to bid or enter into agreements, could have an adverse effect on our business, prospects, financial condition, and operating results.
We may experience outages and disruptions of our services if we fail to maintain adequate security and supporting infrastructure as we scale our information technology systems.
As we grow our business, we expect to continue to invest in our existing information technology systems, including data centers, network services, data storage, and database technologies, and cybersecurity technologies both to assist us in our business and to better provide our fleet-scale, high-power charging solutions and software services to our customers. Creating the appropriate information technology support systems for our business is time intensive, expensive, and complex. Our implementation, maintenance, and improvement of these systems may create inefficiencies, operational failures and increased vulnerability to cyber-attacks. Moreover, there are inherent risks associated with developing, improving, and implementing new information technology systems, including the disruption of our current data management, procurement, manufacturing, execution, finance, supply chain, sales, and service processes. As we continue to grow our services that rely on collecting and analyzing customer telematics and charging data, our exposure to information technology risks will increase. These risks may affect our ability to manage our data and inventory, procure parts or supplies or manufacture, sell, deliver, and service electric transit buses, or achieve and maintain compliance with applicable regulations.
We also maintain information technology measures designed to protect us against system security risks, data breaches, and cyber-attacks. Cyber-attacks could include denial-of-service attacks impacting customer service availability and reliability, the exploitation of software vulnerabilities in internet facing applications, social engineering of system administrators (for example, tricking company employees into releasing control of their systems to a hacker), or the introduction of computer viruses or malware into our systems to steal confidential or proprietary data. In 2020, we were the victim of a successful social engineering attack that resulted in the diversion of significant funds the Company intended to pay a supplier to a fraudulent account. Cyber-attacks of increasing sophistication may be difficult to detect and could result in the theft of our funds, intellectual property and data. In addition, we are vulnerable to unintentional errors or malicious actions by persons who have authorized access to our systems but exceed the scope of their access rights, or unintentionally or intentionally alter parameters or otherwise interfere with the intended operations of our technology services. The steps we take to increase the reliability, integrity, and security of our systems as they scale may be expensive and may not prevent system failures or unintended vulnerabilities resulting from the increasing number of persons with access to our systems, complex interactions within our technology platform and the increasing number of connections with third-party partners’ and vendors’ technology. Operational errors or failures or successful cyber-attacks could compromise our proprietary information, the quality of our services, and our ability to perform for our customers, resulting in damage to our reputation, which could have an adverse effect on our business, prospects, financial condition, and operating results.
We may require additional capital to support business growth, and such capital might not be available on terms acceptable to us, if at all.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in the issuance of public or private equity, equity-linked, or debt securities to secure additional funds. We may not be able to obtain additional financing on terms favorable to us, if at all. If we raise additional funds through future issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and respond to business challenges could be significantly impaired, and our business, prospects, financial condition, and operating results could be adversely affected.
If we update our manufacturing equipment more quickly than expected, we may have to shorten the useful lives of any equipment to be retired as a result of any such update, and the resulting acceleration in our depreciation could negatively affect our financial results.
We have invested and expect to continue to invest significantly in what we believe is state-of-the-art tooling, machinery, and other manufacturing equipment for production of our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies. We depreciate the cost of such equipment and electric transit buses over their expected useful lives. However, manufacturing and commercial vehicle technology may evolve rapidly, and we may decide to update our manufacturing process with more advanced equipment or tooling. Moreover, as our engineering and manufacturing expertise and efficiency increase, we may be able to manufacture our products using less of our installed equipment. The useful life of any equipment that would be retired early as a result would be shortened, causing the depreciation on such equipment to be accelerated, and our operating results could be negatively impacted.
Failure to protect our intellectual property could adversely affect our business.
Our success depends in large part on our proprietary technology, software and data. We rely on various intellectual property rights, including patents, copyrights, trademarks, and trade secrets, as well as confidentiality provisions and contractual arrangements, and other forms of statutory protection to protect our proprietary rights. If we do not protect and enforce our intellectual property rights adequately and successfully, our competitive position may suffer, which could adversely affect our business, prospects, financial condition, and operating results.
Our pending patent or trademark applications may not be approved, or competitors or others may challenge the validity, enforceability, or scope of our patents, the scope of our copyrights, the registrability of our trademarks or the trade secret status of our proprietary information. There can be no assurance that additional patents will be issued or that any issued patents will provide significant protection for our intellectual property or for those portions of our proprietary technology and software that are the most key to our competitive positions in the marketplace. In addition, our patents, copyrights, trademarks, trade secrets, and other intellectual property rights may not provide us a significant competitive advantage. There is no assurance that the forms of intellectual property protection that we seek, including business decisions about when and where to file patents and when and how to maintain and protect copyrights, trade secrets, license and other contractual rights will be adequate to protect our business.
Moreover, recent amendments to developing jurisprudence regarding and current and possible future changes to intellectual property laws and regulations, including U.S. and foreign patent, copyright, trade secret and other statutory law, may affect our ability to protect and enforce our intellectual property rights and to protect our proprietary technology, software and data. In addition, the laws of some countries do not provide the same level of protection for our intellectual property as do the laws of the United States. As we expand our international activities, our exposure to unauthorized copying and use of our technology and proprietary information will likely increase. Despite our precautions, our intellectual property is vulnerable to unauthorized access and copying through employee or third-party error or actions, including malicious state or state-sponsored actors, theft, hacking, cybersecurity incidents, and other security breaches and incidents, and such incidents may be difficult to detect or unknown for a significant period of time. It is possible for third parties to infringe upon or misappropriate our intellectual property, to copy or reverse engineer our bus and battery pack designs, and to use information that we regard as proprietary to create products and services that compete with ours. Effective intellectual property protection may not be available to us in every country in which we may sell our electric transit buses and related or other products and services. In addition, many countries limit the enforceability of patents against certain third parties, including government agencies or government contractors, or make patents subject to compulsory licenses to third parties under certain circumstances. In these countries, patents may provide limited or no benefit.
Intellectual property laws, procedures, and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology.
We enter into confidentiality and invention assignment or intellectual property ownership agreements with our employees and contractors and enter into confidentiality agreements with other third parties. We cannot ensure that these agreements, or all the terms thereof, will be enforceable or compliant with applicable law, or otherwise effective in controlling access to, use of, reverse engineering, and distribution of our proprietary information or in effectively securing exclusive ownership of intellectual property developed by our current or former employees and contractors. Further, these agreements with our employees, contractors, and other parties may not prevent other parties from independently developing technologies, products and services that are substantially equivalent or superior to our technologies, products and services.
We may need to spend significant resources securing and monitoring our intellectual property rights, and we may or may not be able to detect infringement by third parties. Our competitive position may be adversely impacted if we cannot detect infringement or enforce our intellectual property rights quickly or at all. In some circumstances, we may choose not to pursue enforcement because an infringer has a dominant intellectual property position, because of uncertainty relating to the scope of our intellectual property or the outcome of an enforcement action, or for other business reasons. In addition, competitors might avoid infringement by designing around our intellectual property rights or by developing non-infringing competing technologies. Litigation brought to protect and enforce our intellectual property rights could be costly, time-consuming, and distracting to management and our development teams and could result in the impairment or loss of portions of our intellectual property. Further, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims attacking the scope, validity, and enforceability of our intellectual property rights, or with counterclaims and countersuits asserting infringement by us of third-party intellectual property rights. Our failure to secure, protect, and enforce our intellectual property rights could adversely affect our brand and our business, any of which could have an adverse effect on our business, prospects, financial condition, and operating results.
We may be subject to intellectual property rights claims by third parties, which could be costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.
Third parties may assert claims of infringement of intellectual property rights or violation of other statutory, license or contractual rights in technology, software or data against us or against our customers for which we may be liable or have an indemnification obligation. Any such claim by a third party, even if without merit, could cause us to incur substantial costs defending against such claim and could distract our management and our development teams from our business.
Although third parties may offer a license to their technology, software or data, the terms of any offered license may not be acceptable and the failure to obtain a license or the costs associated with any license could cause our business, prospects, financial condition, and operating results to be adversely affected. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology, software or data licensed to us. Alternatively, we may be required to develop non-infringing technology, software or data which could require significant effort and expense and ultimately may not be successful. Furthermore, a successful claimant could secure a judgment or we may agree to a settlement that prevents us from selling certain products or performing certain services or that requires us to pay substantial damages, including treble damages if we are found to have willfully infringed such claimant’s patents, copyrights, trade secrets or other statutory rights, royalties or other fees. Any of these events could have an adverse effect on our business, prospects, financial condition, and operating results.
Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved could expose us to monetary damages or limit our ability to operate our business.
We have in the past and may in the future become involved in private actions, collective actions, investigations, and various other legal proceedings by customers, employees, suppliers, competitors, government agencies, or others. The results of any such litigation, investigations, and other legal proceedings are inherently unpredictable and expensive. Any claims against us, whether meritorious or not, could be time consuming, result in costly litigation, damage our reputation, require significant management time, and divert significant resources. If any of these legal proceedings were to be determined adversely to us, or we were to enter into a settlement arrangement, we could be exposed to monetary damages or limits on our ability to operate our business, which could have an adverse effect on our business, financial condition, and operating results.
Our business is subject to the risk of earthquakes, fire, power outages, floods, and other catastrophic events and to interruption by manmade problems such as terrorism.
We maintain production facilities in Northern and Southern California and South Carolina. Any of our facilities may be harmed or rendered inoperable by disasters, including earthquakes, tornadoes, hurricanes, wildfires, floods, nuclear disasters, acts of terrorism or other criminal activities, infectious disease outbreaks (such as COVID-19), and power outages. In the event of natural disaster or other catastrophic event, we may be unable to continue our operations and may endure production interruptions, reputational harm, delays in manufacturing, development and testing of our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, and loss of critical data, all of which could have an adverse effect on our business, prospects, financial condition, and operating results. Moreover, our corporate headquarters and one of our current battery production facilities are in the San Francisco Bay Area and our West Coast bus production factory and newest battery production facilities are in Los Angeles County, regions known for seismic activity and potentially subject to catastrophic fires. If our facilities are damaged by such natural disasters or catastrophic events, our repair or replacement would likely be costly and any such efforts would likely require substantial time that may affect our ability to produce and deliver our products. For example, in July 2015, we experienced a fire in our Greenville, South Carolina manufacturing facility and then-headquarters, in which substantially all of our computer equipment, furniture and fixtures, leasehold improvements, work in progress, raw material, and finished goods inventories were damaged or destroyed. While we were insured for our losses and resumed manufacturing shortly thereafter, the disruption temporarily impacted our business. Similarly, any future disruptions in our operations could negatively impact our business, prospects, financial condition, and operating results and harm our reputation. In addition, we may not carry enough insurance to compensate for the losses that may occur.

Our business may be adversely affected by workforce disruptions.
Our production employees in our City of Industry facility are represented by a union and we are subject to a collective bargaining agreement that expires in May 2024. Our other employees are not represented by a union, though it is common throughout the commercial vehicle industry for employees to belong to a union, and if more of our employees decide to join or form a labor union, we may become party to additional collective bargaining agreements, which could result in higher employee costs, higher administrative and legal costs, and increased risk of work stoppages. It is also possible that a union seeking to organize our facilities may mount a corporate campaign, resulting in negative publicity or other actions that require attention by our management team and our employees. Negative publicity, work stoppages, or strikes by unions could have an adverse effect on our business, prospects, financial condition, and operating results.
Moreover, some of our suppliers and vendors, including freight companies, have workforces represented by unions and are subject to collective bargaining agreements. The failure of our suppliers and vendors to successfully negotiate collective bargaining agreements could result in disruptions to our supply chain, manufacturing, and sale of our electric transit buses. Such delays could have an adverse impact on our business, prospects, financial condition, or operating results.
Our loan and security agreements contain covenants that may restrict our business and financing activities.
Our Loan, Guaranty and Security Agreement (which we refer to as the Senior Credit Facility) is secured by substantially all our assets including our intellectual property and other restricted property. Subject to certain exceptions, our Senior Credit Facility and Convertible Notes also restrict our ability to, among other things:
•dispose of or sell our assets;
•make material changes in our business or management, or accounting and reporting practices;
•acquire, consolidate, or merge with other entities;
•incur additional indebtedness;
•create liens on our assets;
•pay dividends;
•make investments;
•enter transactions with affiliates; and
•pre-pay other indebtedness.
The covenants in our Senior Credit Facility, Convertible Notes, and any future financing agreements that we may enter, may restrict our ability to finance our operations, engage in, expand or otherwise pursue our business activities and strategies. If we fail to comply with certain of these covenants, there can be no guarantee that we will be allowed to amend the Senior Credit Facility or Convertible Notes to remediate such defaults. Our ability to comply with these covenants may be affected by events beyond our control. If not waived, our failure to comply with such covenants could result in a default under our Senior Credit Facility or Convertible Notes, causing all the outstanding indebtedness under our Senior Credit Facility or Convertible Notes to become immediately due and payable and Lender may terminate all commitments to extend further credit.
Moreover, we may not have or may be unable to generate sufficient cash available to repay our debt obligations when they become due and payable, either upon maturity or in the event of a default, which would have an immediate adverse effect on our business and operating results. This could potentially cause us to cease operations and result in a complete loss of your investment in our common stock.
We received a loan under the Paycheck Protection Program of the CARES Act, and all or a portion of the loan may not be forgivable.
On May 6, 2020, we received a $10 million loan pursuant to the Paycheck Protection Program of the CARES Act (“PPP Loan”). We used these funds to continue to employ our production and other staff during the pandemic. The PPP Loan matures in 2022 with an annual interest rate of 1%. This loan has a six-month deferral of payments period and may be prepaid at any time without penalty. Under the CARES Act, we are eligible to apply for forgiveness of all loan proceeds used to pay payroll costs, rent, utilities and other qualifying expenses during the 24-week period following receipt of the loan, provided that we maintain our number of employees and compensation within certain parameters during such period. While we applied for such forgiveness in December 2020, we cannot provide any assurance that we will be eligible for loan forgiveness or that any amount of the PPP loan will ultimately be forgiven by the SBA. Any forgiven amounts will not be included in our taxable income.
Conversion of the Convertible Notes will dilute the ownership interest of existing stockholders or may otherwise depress our stock price.
In August 2020, we issued $200.0 million in aggregate principal amount of Convertible Notes, with cash interest of 5.0% per annum payable at each quarter end and paid-in-kind interest of 4.5% per annum payable by increasing the principal balance at each quarter end. Certain holders of Convertible Notes with aggregate original principal amounts of $46.5 million elected to convert their Convertible Notes, including accrued PIK interest and cash interest, at the Closing resulting in the issuance of 7.4 million shares of common stock. The remaining Convertible Notes with original principal of $153.5 million remain outstanding post-Closing. To the extent the remaining outstanding Convertible Notes are converted pursuant to their mandatory conversion provisions, the balance under the Convertible Notes will grow and the number of shares that may be issued upon conversion will increase accordingly. The conversion of the Convertible Notes will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Convertible Notes may encourage short selling by market participants because the anticipated conversion of the Convertible Notes into shares of our common stock could depress our stock price.
We may be unable to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions. We may acquire or invest in additional companies, which may divert our management’s attention, result in additional dilution to our stockholders, and consume resources that are necessary to sustain our business.
Although we have not made any acquisitions to date, our business strategy in the future may include acquiring other complementary products, technologies, or businesses. We also may enter relationships with other businesses to expand our domestic and international operations and to create services networks to support our products. An acquisition, investment, or business relationship may result in unforeseen operating difficulties and expenditures. We may encounter difficulties assimilating or integrating the businesses, technologies, products, services, personnel, or operations of the acquired companies particularly if the key personnel of the acquired companies choose not to work for us. Acquisitions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for the development of our business. Moreover, the anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown liabilities.
Negotiating these transactions can be time consuming, difficult, and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close. Even if we do successfully complete acquisitions, we may not ultimately strengthen our competitive position or achieve our goals, and any acquisitions we complete could be viewed negatively by our customers, securities analysts, and investors.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
We may be limited in the portion of net operating loss (“NOL”) carryforwards that we can use in the future to offset taxable income for U.S. federal and state income tax purposes. As of December 31, 2020, we had U.S. federal NOL carryforwards and state NOL carryforwards of approximately $454.6 million and $317.8 million, respectively, which if not utilized will begin to expire for federal and state tax purposes beginning in 2030 and 2023, respectively. Federal NOLs generated after December 31, 2017 have an indefinite carryover period, and federal NOLs generated after December 31, 2017 may be utilized to offset no more than 80% of taxable income annually. Realization of NOL carryforwards that expire beginning in 2030 and 2023, respectively, depends on future income, and there is a risk that these carryforwards could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our operating results.
In addition, under Sections 382 and 383 of the Code, if a corporation undergoes an “ownership change,” generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period, the corporation’s ability to use its pre-change NOL carryforwards and other pre-change tax attributes, such as research tax credits, to offset its post-change income may be limited. While we have conducted a Section 382 study in the past, we may experience ownership changes in the future, including as a result of subsequent shifts in our stock ownership. As a result, if we earn net taxable income, our ability to use our pre-change NOL carry-forwards and other tax attributes to offset U.S. federal taxable income may be subject to limitations, which could potentially result in increased future tax liability to us.
If we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable law and regulations could be impaired.
The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934, or the Exchange Act, is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience material weaknesses in our controls. Our ERP system is critical to our ability to accurately maintain books and records and prepare our financial statements. Despite our recent technology and process updates, we continue to depend on a number of systems that are not fully integrated with one another and we have in the past, and may in the future, encounter difficulty as a result of the lack of integration of all of our technology and process systems. If we encounter unforeseen problems with our ERP system or other systems and infrastructure, it could adversely affect our financial reporting systems and our ability to produce financial reports, the effectiveness of internal controls over financial reporting, and our business, prospectus, financial condition, and operating results.
Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our operating results or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting in our annual reports on Form 10-K.
Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act, or we otherwise do not qualify as a non-accelerated filer. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that are filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq.
Any potential future international expansion will subject us to additional costs and risks that could harm our business, including unfavorable regulatory, political, tax, and labor conditions, and our potential future efforts to expand internationally may not be successful.
Should we choose to expand our business internationally in the future and establish business relationships with new international partners, we may be subject to legal, political, and regulatory requirements and social and economic conditions that may be very different from those affecting us domestically. For example, we have recently expanded our transit business into Canada. As we expanded into Canada, our electric transit buses were required to comply with Canadian Motor Vehicle Safety Standards, which differ from the FMVSS. Funding for transit bus procurement from certain provincial governments in Canada also requires compliance with Canadian Content requirements, which will require different supply chain partners than those that we rely on for our electric transit buses sold in the U.S. market and assembly of certain components or subcomponents in Canada. In addition, we are providing products and services to OEMs in Australia and Western Europe, and as we expand our Proterra Powered or Proterra Energy business internationally, or should we choose to further expand our Proterra Transit business outside the United States and Canada, we may face a number of risks associated with international business activities that may increase our costs, impact our ability to sell our electric transit buses, and require significant management attention. These risks include:
•conforming our products to various international regulatory and safety requirements as well as charging and other electric infrastructures;
•difficulty in establishing, staffing, and managing foreign operations and service networks;
•challenges in attracting international customers;
•preferences of foreign nations for domestically manufactured products;
•our ability to enforce our contractual rights;
•longer sales and collection cycles in some countries;
•weaker intellectual property protection in some countries;
•compliance with multiple, potentially conflicting and changing governmental laws, regulations and permitting processes, including environmental, product safety, banking, employment, and tax;
•compliance with U.S. and foreign anti-bribery laws including the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, and the UK Bribery Act of 2010;
•currency exchange rate fluctuations;
•regional economic and political instability in countries where we may operate;

•restrictions on repatriations of earnings;
•trade restrictions, customs regulations, tariffs, and price or exchange controls;
•increased competition from local providers of similar products;
•increased costs to establish and maintain effective controls at foreign locations; and
•overall higher costs of doing business internationally.
As a result of these risks, any potential future international expansion efforts that we may undertake may not be successful and may incur significant operational expenses. Our failure to manage these risks and challenges successfully could have an adverse effect on our business, prospects, financial condition, and operating results.
Failure to comply with anti-corruption, anti-money laundering laws, and sanctions laws, including the FCPA and similar laws associated with our activities outside of the United States, could subject us to penalties and other adverse consequences.
We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the UK Bribery Act of 2010, U.S. and foreign laws relating to economic sanctions, including the laws and regulations administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, and may be subject to other anti-bribery, anti-money laundering, and sanctions laws in countries in which we conduct activities. We face significant risks if we fail to comply with the FCPA and other anti-corruption laws that prohibit companies and their employees and third-party intermediaries from promising, authorizing, offering, or providing, directly or indirectly, improper payments or benefits to foreign government officials, political parties, and private sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. In many foreign countries, particularly in countries with developing economies, it may be a local custom that businesses engage in practices that are prohibited by the FCPA or other applicable laws and regulations. We may have direct or indirect interactions with officials and employees of government agencies or state- owned or affiliated entities and we can be held liable for the corrupt or other illegal activities of these third- party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities. We have implemented an anti-corruption compliance program but cannot assure you that all of our employees and agents, as well as those companies to which we outsource certain of our business operations, will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.
Any violation of the FCPA, other applicable anti-corruption laws, anti-money laundering and other applicable laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, or severe criminal or civil sanctions, which could have an adverse effect on our business, prospects, financial condition, and operating results. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources, significant defense costs, and other professional fees.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members.
We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, the listing requirements of Nasdaq and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources, particularly after we are no longer an emerging growth company. The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. Although we have already hired additional employees to comply with these requirements, we may need to hire more employees in the future or engage outside consultants, which would increase our costs and expenses.
In addition, changing laws, regulations, and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations, and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve or otherwise change over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations, and standards (or changing interpretations of them), and this investment may result in increased selling, general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations, and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us, and our business may be adversely affected. We also expect that being a public company and the associated rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, compensation committee, and nominating and governance committee, and qualified executive officers.
As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition is more visible, which may result in threatened or actual litigation, including by competitors. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results. In addition, as a result of our disclosure obligations as a public company, we will have reduced flexibility and will be under pressure to focus on short-term results, which may adversely affect our ability to achieve long-term profitability.
Regulations related to “conflict minerals” may force us to incur additional expenses, may make our supply chain more complex and may result in damage to our reputation with customers.
Pursuant to the Dodd-Frank Act, the SEC has adopted requirements for companies that use certain minerals and metals, known as conflict minerals, in their products, whether or not these products are manufactured by third parties. These requirements require companies to perform due diligence, disclose, and report whether such minerals originate from the Democratic Republic of Congo and adjoining countries, or come from recycled or scrap sources. These requirements could adversely affect the sourcing, availability, and pricing of minerals used in the manufacture of heavy-duty electric vehicles, including our products. While these requirements continue to be subject to administrative uncertainty, we will incur additional costs to comply with the disclosure requirements, including costs related to determining the source of any of the relevant minerals and metals used in our products. Since our supply chain is complex, we may not be able to sufficiently verify the origins for these minerals and metals used in our products through the due diligence procedures that we implement, which may harm our reputation. In such event, we may also face difficulties in satisfying customers who require that all of the components of our products are certified as conflict mineral free.
Our management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could have an adverse effect our business, prospects, financial condition, and operating results.
Economic uncertainty or downturns could adversely affect our business and operating results.
In recent years, the United States and other significant markets have experienced cyclical downturns and worldwide economic conditions remain uncertain, including downturns of economic displacement unrelated to COVID-19 or other similar pandemics. Economic uncertainty and associated macroeconomic conditions make it extremely difficult for our customers and us to accurately forecast and plan future business activities, and could cause our customers to slow spending on our battery systems, electrification and charging solutions, fleet and energy management systems, electric transit buses, and related technologies, which could delay and lengthen sales cycles. Furthermore, during uncertain economic times our customers may face issues gaining timely access to sufficient funding, which could result in an impairment of their ability to make timely payments to us. If that were to occur, we may be required to increase our allowance for doubtful accounts and our results could be negatively impacted.
A significant downturn in economic activity, or general spending on transit or commercial vehicle electrification technologies, may cause our current or potential customers to react by reducing their capital and operating expenditures in general or by specifically reducing their spending on electric commercial vehicles and related technologies. In addition, our customers may delay or cancel projects to upgrade or replace existing vehicles in their fleets, or other projects to electrify commercial vehicle fleets, with our products or seek to lower their costs by renegotiating contracts. Moreover, competitors may respond to challenging market conditions by lowering prices and attempting to lure away our customers.
We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, or in any industry. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition, and operating results could be adversely affected.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our operating results could be adversely affected.
The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates, judgments, and assumptions that affect the amounts reported in our financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities, and equity as of the date of the financial statements, and the amount of revenue and expenses, during the periods presented, that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our financial statements include those related to determination of revenue recognition, stock-based compensation, inventory, warranties, and accounting for income taxes. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the trading price of our common stock.
Additionally, we regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards, and changes in interpretation, we might be required to change our accounting policies, alter our operational policies, or implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial position, and profit, or cause an adverse deviation from our revenue and operating profit target, which may negatively impact our financial results.

U.S. federal income tax reform could adversely affect us.
New legislation or regulation which could affect our tax burden could be enacted by any governmental authority. United States federal legislation affecting the tax laws was enacted in December 2017 (the Tax Cuts and Jobs Act, or TCJA), March 2020 (the Families First Coronavirus Response Act), March 2020 (the CARES Act), and in December 2020 (Consolidated Appropriations Act, 2021).
We continue to examine the impact the TCJA and CARES Act may have on our business. The TCJA is a far- reaching and complex revision to the U.S. federal income tax laws with disparate and, in some cases, countervailing impacts on different categories of taxpayers and industries, and will require subsequent rulemaking and interpretation in a number of areas. The long-term impact of the TCJA on the overall economy, the industries in which we operate and our and our partners’ businesses cannot be reliably predicted at this early stage of the new law’s implementation. There can be no assurance that the TCJA will not negatively impact our operating results, financial condition, and future business operations. The estimated impact of the TCJA is based on our management’s current knowledge and assumptions, following consultation with our tax advisors. Because of our valuation allowance in the United States, ongoing tax effects of the Act are not expected to materially change our effective tax rate in future periods.
In response to the COVID-19 pandemic, California’s Legislature passed Assembly Bill 85 (A.B. 85), which suspends the use of net operating losses for tax years beginning in 2020, 2021, and 2022 for taxpayers with taxable income of $1.0 million or more before an application of net operating loss. A.B. 85 includes an extended carryover period for the suspended net operating losses with an additional year carryforward for each year of suspension. A.B. 85 also limits the utilization of business incentive tax credits for taxable years 2020, 2021, and 2022, requiring that taxpayers can only claim a maximum of $5.0 million in tax credit on an aggregate basis.
We use our best judgment in attempting to quantify and reserve for these tax obligations. However, a challenge by a taxing authority, our ability to utilize tax benefits such as carryforwards or tax credits, or a deviation from other tax-related assumptions may cause actual financial results to deviate from previous estimates.
We do not intend to pay dividends for the foreseeable future.
We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our common stock is limited by restrictions under the terms of our Loan Agreements. We anticipate that for the foreseeable future we will retain all our future earnings for use in the development of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
Provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current management, limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or employees, and limit the market price of our common stock.
Provisions in our restated certificate of incorporation and restated bylaws that are in effect may have the effect of delaying or preventing a change of control or changes in our management. Our restated certificate of incorporation and restated bylaws include provisions that:
•provide that our board of directors will be classified into three classes of directors with staggered three-year terms;
•permit the board of directors to establish the number of directors and fill any vacancies and newly created directorships;

•require super-majority voting (or if two-thirds of the board of directors approves, a majority) to amend some provisions in our restated certificate of incorporation and restated bylaws;
•authorize the issuance of “blank check” preferred stock that our board of directors could use to implement a stockholder rights plan;
•provide that only a majority of our board of directors will be authorized to call a special meeting of stockholders;
•prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;
•provide that the board of directors is expressly authorized to make, alter, or repeal our bylaws; and
•establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at annual stockholder meetings.
In addition, our restated certificate of incorporation provides the Court of Chancery of the State of Delaware, to the fullest extent permitted by law, will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a breach of fiduciary duty, any action asserting a claim against us arising pursuant to the Delaware General Corporation Law, or DGCL, our restated certificate of incorporation, or our restated bylaws, or any action asserting a claim against us that is governed by the internal affairs doctrine. The provision will not apply to suits brought to enforce a duty or liability created by the Exchange Act. Our restated bylaws provide that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the Exchange Act, which we refer to as a Federal Forum Provision. Our decision to adopt a Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal courts or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act or the Exchange Act must be brought in federal court and cannot be brought in state court. These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits against us and our directors, officers, and other employees.
Moreover, Section 203 of the DGCL may discourage, delay, or prevent a change of control of our company. Section 203 imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our common stock. See the section titled “Description of Capital Stock” for additional information.
Risks Related to our Common Stock and Warrants
Our Amended and Restated Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.
Our Amended and Restated Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Amended and Restated Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Amended and Restated Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our Amended and Restated Warrant Agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Amended and Restated Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Amended and Restated Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
The unaudited pro forma financial information included elsewhere in this prospectus may not be indicative of what our actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.
The pro forma financial information included in this prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of our future operating results or financial position. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from ArcLight’s and our historical financial statements and certain adjustments and assumptions have been made regarding our company after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this prospectus in respect of our estimated financial position and results of operations.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations. Any potential decline in our financial condition or results of operations may cause significant variations in our stock price.
We are an emerging growth company and a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to “emerging growth companies” or “smaller reporting companies,” this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.
The price of our common stock and warrants may be volatile.
The price of our common stock and warrants may fluctuate due to a variety of factors, including:
•changes in the industries in which we and our customers operate;
•variations in our operating performance and the performance of our competitors in general;
•material and adverse impact of the COVID-19 pandemic on the markets and the broader global economy;
•actual or anticipated fluctuations in our quarterly or annual operating results;
•the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
•Our failure or the failure of our competitors to meet analysts’ projections or guidance that we or our competitors may give to the market;
•additions and departures of key personnel;
•changes in laws and regulations affecting its business;
•commencement of, or involvement in, litigation involving us;

•changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
•publication of research reports by securities analysts about us or our competitors or our industry;
•sales of shares of our common stock by the PIPE Investors;
•the volume of shares of our common stock available for public sale, including as a result of the conversion of the Convertible Notes into shares of our common stock or termination of the lock-up pursuant to the terms thereof; and
•general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, social, political and economic risks and acts of war or terrorism.
These market and industry factors may materially reduce the market price of our common stock and warrants regardless of our operating performance.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock.
Immediately after the closing of the Business Combination: (i) holders of former Proterra Inc common stock owned approximately 69.5% of our total outstanding common stock, (ii) holders of ArcLight’s former Class A ordinary shares owned 11.2% of our total outstanding common stock, (iii) holders of ArcLight’s former Class B ordinary shares owned 2.5% of our total outstanding common stock and (iv) PIPE Investors owned approximately 16.8% of our total outstanding shares of common stock, in each case subject to the assumptions set forth in the section titled “Unaudited Pro Forma Condensed Combined Financial Information.”
Although the Sponsor and certain of our stockholders are subject to certain lock-up restrictions regarding the transfer of our common stock, these shares may be sold after the expiration or early termination of the respective applicable lock-ups under the Sponsor Letter Agreement and the Ninth Amended and Restated Investors’ Rights Agreement, respectively. This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus up to 168,719,124 shares of common stock and 7,550,000 warrants. As restrictions on resale end and the registration statements are available for use, the market price of our common stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
Warrants will become exercisable for our common stock, which, if exercised, would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.
Outstanding warrants to purchase an aggregate of 7,550,000 shares of our common stock will become exercisable in accordance with the terms of the amended and restated warrant agreement governing those securities. These warrants will become exercisable subject to certain registration and other requirements in the Amended and Restated Warrant Agreement on September 25, 2021. The exercise price of these warrants is $11.50 per share, subject to certain adjustments. To the extent such warrants are exercised, additional shares of our common stock will be issued, which will result in dilution to the holders of our common stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the prevailing market price of our common stock. However, there is no guarantee that the public warrants will be in the money at a given time prior to their expiration, and as such, the warrants may expire worthless. See “— The public warrants may not be in the money at a given time, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.”
The public warrants may not be in the money at a given time, and they may expire worthless and the terms of the warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment.
The warrants were issued in registered form under the Amended and Restated Warrant Agreement. The Amended and Restated Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision or correct any mistake, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the Amended and Restated Warrant Agreement with respect to the private placement warrants, 50% of the number of the then outstanding private placement warrants. Although our ability to amend the terms of the public warrants with the consent of at least 50% of the then-outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of our common stock purchasable upon exercise of a warrant.
We may redeem your unexpired warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the our common stock equals or exceeds $18.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to: (i) exercise your warrants and pay the exercise price therefore at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the private placement warrants will be redeemable by us so long as they are held by their initial purchasers or their permitted transferees.
In addition, we may redeem your warrants at any time after they become exercisable and prior to their expiration at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants prior to redemption for a number of shares of common stock determined based on the redemption date and the fair market value of our common stock.
The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the warrants. None of the private placement warrants will be redeemable by us, subject to certain circumstances, so long as they are held by their initial purchasers or their permitted transferees.
Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our common stocks.
Securities research analysts may establish and publish their own periodic projections for us. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. While we expect research analyst coverage, if no analysts commence coverage of us, the market price and volume for our common shares could be adversely affected.
We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that will increase our costs and the risk of non-compliance.
We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law. Our efforts to comply with new and changing laws and regulations will result in increased general and administrative expenses and a diversion of management time and attention.
Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
Assuming the exercise of all outstanding warrants for cash, we will receive an aggregate of approximately $246.7 million, but will not receive any proceeds from the sale of the shares of common stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the warrants, if any, for investment in growth, and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise for cash any or all of such warrants. To the extent that any warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE
The offering price of the shares of common stock underlying the public warrants and the private placement warrants offered hereby is determined by reference to the exercise price of the warrants of $11.50 per share. The offering price of the shares of common stock underlying the Proterra warrants offered hereby is determined by reference to their exercise prices, which range from $0.02 to $4.98 per share, with a weighted average exercise price of $0.09 per share. The public warrants are listed on the Nasdaq under the symbol “PTRAW.”

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
Our common stock and public warrants are currently listed on the Nasdaq under the symbols “PTRA” and “PTRAW,” respectively. Prior to the Closing, ArcLight’s Class A ordinary shares and public warrants were listed on the Nasdaq under the symbols “ACTC” and “ACTCW,” respectively. On June 25, 2021, the closing sale price of our common stock was $16.71 per share and the closing price of the public warrants was $5.50 per warrant. As of June 17, 2021, there were approximately 520 holders of record of our common stock and one holder of record of the public warrants. Such numbers do not include beneficial owners holding our securities through nominee names.
Dividend Policy
We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

SELECTED HISTORICAL FINANCIAL INFORMATION OF ARCLIGHT
ArcLight’s condensed balance sheet data as of December 31, 2020 and the statement of operations data and cash flow data for the period from July 28, 2020 (inception) through December 31, 2020 are derived from ArcLight’s audited financial statements included elsewhere in this prospectus. ArcLight’s balance sheet data as of March 31, 2021 and the statement of operations data and cash flow data for the three months ended March 31, 2021 are derived from ArcLight’s unaudited interim financial statements included elsewhere in this prospectus.
The information is only a summary and should be read in conjunction with ArcLight’s consolidated financial statements and related notes contained elsewhere in this prospectus. ArcLight’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.

	For the Three Months Ended March 31, 2021	For the period from July 28, 2020 (inception) through December 31, 2020
	(unaudited)
Statement of Operations Data:
General and administrative expenses	$3,809,064	$1,332,873
Change in fair value of derivative warrant liabilities	73,250,000	31,750,900
Net loss	$(77,013,454)	$(33,707,942)
Weighted average shares outstanding of Non-Redeemable Class A and Class B common stock, basic and diluted	13,413,455	8,643,813
Basic and diluted net loss per share, common stock	$(5.74)	$(3.90)

Condensed Balance Sheet Data (At Period End):
Total assets	$278,017,361	$278,826,627
Total liabilities	136,434,650	60,230,462
Class A ordinary shares; 13,658,271 and 21,359,616 shares subject to possible redemption at 10.00 per share at March 31, 2021 and December 31, 2020, respectively	136,582,710	213,596,160
Shareholder’s Equity
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 14,091,729 and 6,390,384 shares issued and outstanding (excluding 13,658,271 and 21,359,616 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	1,409	639
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,937,500 shares issued and outstanding at March 31, 2021 and December 31, 2020	694	694
Total shareholders’ equity	$5,000,001	$5,000,005

Cash Flow Data:
Net cash used in operating activities	$(781,841)	$(543,727)
Net cash used in investing activities	—	(277,500,000)
Net cash provided by financing activities	$—	$278,917,609

SELECTED HISTORICAL FINANCIAL INFORMATION OF PROTERRA
You should read the following selected historical financial data of Proterra together with Proterra’s audited financial statements and the related notes and Proterra’s unaudited condensed financial statements and related notes included elsewhere in this prospectus and the information in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Proterra has derived the statements of operations data for the years ended December 31, 2020, 2019 and 2018, and the balance sheet data as of December 31, 2020 and 2019, from Proterra’s audited financial statements included elsewhere in this prospectus. The statements of operations data for the three months ended March 31, 2021 and 2020, and the balance sheet data as of March 31, 2021, have been derived from Proterra’s unaudited condensed financial statements included elsewhere in this prospectus and have been prepared on the same basis as Proterra’s audited financial statements. In the opinion of Proterra’s management, the unaudited data reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial information contained in those statements. Proterra’s historical results are not necessarily indicative of the results that may be expected in the future, and Proterra’s results from any interim period are not necessarily indicative of the results that may be expected for any full-year or future period.
The following tables set forth Proterra’s historical financial information as of, and for the periods ended on, the dates indicated.

	Three Months Ended March 31,		Year Ended December 31,
(in thousands, except per share data)	2021	2020	2020	2019	2018
	(Unaudited)
Product revenue	$51,422	$50,663	$190,411	$172,295	$119,314
Parts and other service revenue	2,584	2,536	6,532	8,989	3,896
Total revenue	54,006	53,199	196,943	181,284	123,210
Product cost of goods sold	50,531	48,229	181,987	173,428	130,660
Parts and other service cost of goods sold	2,604	2,792	7,417	9,467	3,767
Total cost of goods sold(1)	53,135	51,021	189,404	182,895	134,427
Gross profit (loss)	871	2,178	7,539	(1,611)	(11,217)
Research and development(1)	9,700	8,604	36,233	35,477	31,504
Selling, general and administrative(1)	18,460	16,431	67,139	56,132	46,343
Asset impairment charge	—	—	121	6,440	—
Total operating expenses	28,160	25,035	103,493	98,049	77,847
Loss from operations	(27,289)	(22,857)	(95,954)	(99,660)	(89,064)
Interest expense, net	8,797	639	15,413	2,704	3,476
Loss on valuation of derivative and warrant liabilities	16,321	—	12,989	—	—
Other expense (income), net	(245)	1,329	2,629	(812)	(918)
Loss before income taxes	(52,162)	(24,825)	(126,985)	(101,552)	(91,622)
Provision for income taxes	—	—	22	—	—
Net loss	$(52,162)	$(24,825)	$(127,007)	$(101,552)	$(91,622)
Net loss per share of common stock, basic and diluted(2)	$(7.73)	$(5.62)	$(25.85)	$(25.06)	$(32.36)
Shares used in computing net loss per share of common stock, basic and diluted(2)	6,746	4,419	4,913	4,052	2,831
__________________
(1)Includes stock-based compensation expense as follows:

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019	2018
	(Unaudited)
Cost of goods sold	$276	$225	$929	$826	$553
Research and development	513	372	1,616	1,436	1,227

Selling, general and administrative	2,208	1,828	7,737	6,258	3,596
Total stock-based compensation expense	$2,997	$2,425	$10,282	$8,520	$5,376
__________________
(2)See Note 11 of the notes to the audited Financial Statement of Proterra Inc included elsewhere in this prospectus for an explanation of the calculation of Proterra’s net loss per share of common stock, basic and diluted.

(in thousands)	As of March 31,	As of December 31,
	2021	2020
	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$33,118	$110,719
Short-term investments	131,499	68,990
Total assets	401,477	414,911
Total debt	139,265	133,252
Total liabilities	374,152	340,445
Convertible preferred stock	13	13
Total stockholders’ equity	$27,325	$74,466
Non-GAAP Financial Measure — Adjusted EBITDA
Proterra collects and analyzes operating and financial data to evaluate the health of its business and assess its performance. In addition to revenue, gross margin, loss from operations, and net loss, Proterra uses Adjusted EBITDA to evaluate its business. Adjusted EBITDA is a non-GAAP financial measure that management uses to evaluate Proterra’s ongoing operations and for internal planning and forecasting purposes, because, among other reasons, it eliminates the effect of financing, non-recurring items, capital expenditures, and non-cash expenses such as stock-based compensation and (gain) loss on valuation of derivative and warrant liabilities. However, you should be aware that when evaluating Adjusted EBITDA, Proterra may incur future expenses similar to those excluded when calculating these measures. Proterra’s presentation of this measure should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Further, this non-GAAP financial measure should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Proterra compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA on a supplemental basis. Proterra’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies because not all companies calculate this measure in the same fashion. You should review the reconciliation of net loss to Adjusted EBITDA below and not rely on any single financial measure to evaluate Proterra’s business.

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Adjusted EBITDA Reconciliation:
Net loss	$(52,162)	$(24,825)	$(127,007)	$(101,552)	$(91,622)
Add (deduct):
Interest expense, net	8,797	639	15,413	2,704	3,476
Provision for income taxes	—	—	22	—	—
Depreciation and amortization expense	3,759	3,706	15,536	12,643	9,254
Stock-based compensation expense	2,997	2,425	10,282	8,520	5,376
Loss on valuation of derivative and warrant liabilities	16,321	—	12,989	—	—
Asset impairment charge	—	—	121	6,440	—
Adjusted EBITDA	$(20,288)	$(18,055)	$(72,644)	$(71,245)	$(73,516)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following summary unaudited pro forma condensed combined financial data (the “summary pro forma data”) gives effect to the Merger and the PIPE Financing included elsewhere in this prospectus. The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, ArcLight will be treated as the “acquired” company for accounting and financial reporting purposes. Accordingly, for accounting purposes, this merger transaction will be treated as the equivalent of Proterra issuing equity for the net assets of ArcLight, accompanied by a recapitalization. The net assets of ArcLight will be stated at historical cost, with no goodwill or other intangible assets recorded. The summary unaudited pro forma condensed combined balance sheet data as of March 31, 2021 gives effect to the Merger, the redemption of the public shares and the PIPE Financing as if they had occurred on March 31, 2021. The summary unaudited pro forma condensed combined statements of operations data for the three months ended March 31, 2021 and the year ended December 31, 2020 gives effect to the Merger, the redemption of the public shares and the PIPE Financing as if they had occurred on January 1, 2020.
The summary pro forma data have been derived from, and should be read in conjunction with the more detailed unaudited pro forma condensed combined financial information (the “pro forma financial statements”) appearing elsewhere in this prospectus and the accompanying notes to the pro forma financial statements. The pro forma financial statements are based upon, and should be read in conjunction with, the historical financial statements and related notes of ArcLight and Proterra for the applicable periods included in this prospectus.
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Proterra’s financial condition or results of operations would have been had the Merger and PIPE Financing occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Proterra. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

(in thousands, except per share amounts)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data	Three Months Ended March 31, 2021
Total revenue	$54,006
Net loss	$(62,360)
Net loss per share of common stock, basic and diluted	$(0.30)
Shares used in computing net loss per share of common stock, basic and diluted	210,091

Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data	Year Ended December 31, 2020
Total revenue	$196,943
Net loss	$(128,384)
Net loss per share of common stock, basic and diluted	$(0.61)
Shares used in computing net loss per share of common stock, basic and diluted	210,091

Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data	As of March 31, 2021
Cash and cash equivalents	680,923
Short-term investments	131,499
Total current assets	976,276
Total assets	1,047,385
Total current liabilities	71,799
Total liabilities	289,682
Total stockholders’ equity	757,703

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
Defined terms included below have the same meaning as terms defined and included elsewhere in the Prospectus. Unless otherwise indicated or the context otherwise requires, references in this section to the “Company” refer to Proterra prior to the Business Combination and to New Proterra and its consolidated subsidiaries after giving effect to the Business Combination.
ArcLight was incorporated as a Cayman Islands exempted company on July 28, 2020. ArcLight was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar merger with one or more businesses. Proterra was originally formed in June 2004 as a Colorado limited liability company and converted to a Delaware corporation in February 2010. Proterra is a high-growth commercial electric vehicle technology leader with over a decade of production experience. The Company has designed an end-to-end, flexible technology platform that delivers world-class performance and a low total cost of ownership to original equipment manufacturers (OEMs) and end customers.
Pursuant to the terms and conditions of the Merger Agreement, (i) on June 11, 2021 (the “Domestication Date”), ArcLight changed its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (“New Proterra”), and (ii) on June 14, 2021 (the “Closing Date”), Phoenix Merger Sub merged with and into Proterra, with Proterra as the surviving company in the Merger and Proterra became a wholly-owned subsidiary of New Proterra, Proterra changed its name to “Proterra Operating Company, Inc.” and New Proterra changed its name to “Proterra Inc”.
The unaudited pro forma condensed combined balance sheet of New Proterra as of March 31, 2021 gives pro forma effect to the Merger, the redemption of the public shares described below and the PIPE Financing as if they had been consummated on March 31, 2021. The unaudited pro forma condensed combined statements of operations of New Proterra for the three months ended March 31, 2021 and the year ended December 31, 2020 give pro forma effect to the Merger, the redemption of the public shares described below and the PIPE Financing as if they had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of ArcLight and Proterra and the notes thereto, as well as the disclosures contained in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Prospectus.
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what New Proterra’s financial condition or results of operations would have been had the Merger and PIPE Financing occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New Proterra. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.
The Merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Proterra has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:
•Proterra’s stockholders have a majority of the voting power of New Proterra following the Merger;
•Proterra has initially designated a majority of the board of directors of New Proterra;

•Proterra’s management comprise the management of New Proterra;
•Proterra comprises the ongoing operations of New Proterra;
•Proterra is the larger entity based on historical revenues and business operations; and
•New Proterra has assumed Proterra’s name.
Under this method of accounting, ArcLight will be treated as the “acquired” company for accounting and financial reporting purposes. Accordingly, for accounting purposes, this merger transaction will be treated as the equivalent of Proterra issuing equity for the net assets of ArcLight, accompanied by a recapitalization. The net assets of ArcLight will be stated at historical cost, with no goodwill or other intangible assets recorded.
Description of the Transactions
On January 11, 2021, ArcLight and its wholly-owned subsidiary, Phoenix Merger Sub, entered into the Merger Agreement with Proterra. On the Domestication Date, ArcLight changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware. On the Closing Date, Phoenix Merger Sub merged with and into Proterra, with Proterra as the surviving company and continuing as a wholly-owned subsidiary of New Proterra, Proterra changed its name to “Proterra Operating Company, Inc.” and New Proterra changed its name to “Proterra Inc”.
The closing of the Business Combination (the “Closing”) included the following transactions:
•41,500,000 shares of New Proterra common stock were issued and sold at $10.00 per share for aggregate gross proceeds of $415.0 million in the PIPE Financing;
•15,172 public shares were redeemed by ArcLight stockholders, and an aggregate of $151,772.59 was paid from the trust account to these redeeming holders;
•each share of ArcLight Class A and Class B ordinary shares was converted into the right to receive one share of New Proterra’s common stock resulting in the issuance of 34,671,900 shares of New Proterra’s common stock;
•each ArcLight warrant outstanding immediately prior to the consummation was converted into a warrant exercisable into an equivalent number of shares of New Proterra common stock, resulting in such warrants being exercisable for an aggregate of 21,424,994 shares of New Proterra common stock;
•each share of Proterra convertible preferred stock was converted into shares of Proterra common stock in accordance with the applicable conversion ratio immediately prior to the effective time, and each share of Proterra common stock (including shares issued upon conversion of Proterra convertible preferred stock and warrants net exercised upon Closing) was converted into the right to receive 0.8925 shares of New Proterra common stock, as a result of applying the Exchange Ratio to Proterra common stock immediately prior to the Closing, resulting in the issuance of 123,752,882 shares of New Proterra common stock;
•7,423,484 shares of New Proterra common stock were issued in connection with certain Convertible Notes optionally converted at Closing;
•each Proterra option was converted into an option to purchase shares of New Proterra common stock by multiplying the number of underlying shares by the Exchange Ratio, rounded down to the nearest whole share, resulting in such options being exercisable to purchase for an aggregate of 22,532,619 shares of New Proterra common stock; the exercise price of each converted option was determined by dividing the per share exercise price of the respective Proterra options by the Exchange Ratio, rounded up to the nearest whole cent;
•each Proterra warrant to purchase common stock and convertible preferred stock was converted into a warrant to purchase shares of New Proterra common stock by multiplying the number of underlying shares by the Exchange Ratio, rounded down to the nearest whole share, resulting in such warrants being exercisable to purchase an aggregate of 3,504,523 shares of New Proterra common stock; the exercise price of each converted warrant will be determined by dividing the per share exercise price of the respective Proterra warrant by the Exchange Ratio, rounded up to the nearest whole cent;
•each outstanding Convertible Note that was not optionally converted in connection with the Closing remained outstanding and became convertible into shares of New Proterra common stock in accordance with the terms of such Convertible Notes, resulting in such Convertible Notes being convertible into an aggregate of 24,499,925 shares of New Proterra common stock as of the Closing. See “Treatment of Convertible Notes” below for further information.
As of the Closing Date, New Proterra is authorized to issue 510,000,000 shares, with a par value of $0.0001 per share. The authorized shares consist of 500,000,000 shares of New Proterra common stock and 10,000,000 shares of New Proterra preferred stock. As of the Closing Date and after giving effect to the separation of the former ArcLight units, there were 207,348,266 shares of New Proterra common stock issued and outstanding, and no shares of New Proterra preferred stock issued. There were 24,929,517 New Proterra warrants issued and outstanding, including 13,874,994 public warrants and 7,550,000 private placement warrants.
A total of 82,069,453 shares were reserved for the future issuance upon the exercise of New Proterra stock options and New Proterra warrants and the issuance of Earnout Stock (defined below), of which 10,387,513 shares were reserved for issuance under the 2021 Equity Incentive Plan, 22,532,619 shares were reserved under the 2010 Equity Incentive Plan and 1,630,000 shares reserved under the Employee Stock Purchase Plan.
Further, as of the Closing Date, there were (i) 12,294,564 vested options having a weighted average exercise price of $3.23 per share, including 669,375 Milestone Options (defined below), (ii) 7,560,555 unvested options having a weighted-average exercise price of $5.10 per share, and (iii) 2,677,500 shares underlying Equity Awards (defined below), of which 669,372 shares were vested and had a weighted average exercise price of $19.61 per share.
In addition, certain of the Proterra Holders, including holders of any vested options, warrants, and Convertible Notes, on an as converted basis, as of immediately prior to Closing, are entitled to additional consideration up to an aggregate of 22,809,500 shares of New Proterra common stock (“Earnout Stock”), on a pro rata basis, upon the occurrence of any of the following events during the period from the Closing Date to the fifth anniversary of the Closing Date (“earnout period”):
(i)21.0526% of the Earnout Stock if over any 20 trading days within any 30 trading day period, the volume-weighted average price (“VWAP”) of the New Proterra common stock is greater than or equal to $15.00 per share or there occurs any transaction resulting in a change in control with a valuation of the New Proterra common stock that is greater than or equal to $15.00 per share;
(ii)an additional 26.3158% of the Earnout Stock if over any 20 trading days within any 30 trading day period, the VWAP of the New Proterra common stock is greater than or equal to $20.00 per share or there occurs any transaction resulting in a change in control with a valuation of the New Proterra common stock that is greater than or equal to $20.00 per share;
(iii)an additional 26.3158% of the Earnout Stock if over any 20 trading days within any 30 trading day period, the VWAP of the New Proterra common stock is greater than or equal to $25.00 per share or there occurs any transaction resulting in a change in control with a valuation of the New Proterra common stock that is greater than or equal to $25.00 per share;

(iv)an additional 26.3158% of the Earnout Stock if over any 20 trading days within any 30 trading day period, the VWAP of the New Proterra common stock is greater than or equal to $30.00 per share or there occurs any transaction resulting in a change in control with a valuation of the New Proterra common stock that is greater than or equal to $30.00 per share;
Pursuant to the ArcLight Sponsor Letter Agreement with the Sponsor, 10% of the Sponsor’s 6,797,500 shares of New Proterra common stock that were exchanged for the Sponsor’s outstanding shares of Class B ordinary shares will be subject to vesting and forfeiture (the “Sponsor Earnout Stock”). Such shares of Sponsor Earnout Stock will vest if over any 20 trading days within any 30 trading day period during the five-year earnout period, the VWAP of the New Proterra common stock is greater than or equal to $15.00 per share or there occurs any transaction resulting in a change in control with a valuation of the New Proterra common stock that is greater than or equal to $15.00 per share. Unvested shares at the end of earnout period will be forfeited without any consideration.
The following summarizes the New Proterra common stock issued and outstanding immediately following the Closing:

(in thousands)	Pro Forma Combined (Shares)	%
ArcLight public shareholders(a)	27,735	11.2%
Sponsor(b)	6,118	2.5
ArcLight directors	140	0.1
PIPE Investors	41,500	16.8
Proterra Stockholders(c)(d)(e)	171,810	69.5
Total Shares at Closing	247,303	100%
__________________
(a)Excludes 13.9 million shares underlying the public warrants, which are not exercisable until the later of 30 days after the Merger or 12 months from the closing of the Company’s IPO (or September 25, 2021). Refer to Note 8 of the Audited Financial Statements of ArcLight Clean Transition Corp., included in the Prospectus, for further details of the exercisability and redemption of warrants.
(b)Excludes (i) 0.7 million shares of Sponsor Earnout Stock held by the Sponsor, and (ii) 7.6 million shares underlying the private placement warrants, which are not exercisable until the later of 30 days after the Merger or 12 months from the closing of the Company’s IPO (or September 25, 2021). Refer to Note 8 of the Audited Financial Statements of ArcLight Clean Transition Corp., included in the Prospectus, for further details of the exercisability and redemption of warrants.
(c)The number of shares of New Proterra common stock held by Proterra Stockholders comprises 131.2 million shares, 3.5 million shares underlying outstanding warrants, 12.6 million shares underlying vested stock options (excluding certain vested Equity Awards - see footnote (d)), and 24.5 million shares issuable upon conversion of the Convertible Notes. The number of vested options is calculated at Closing Date.
(d)Excludes certain time-based stock options held by Mr. Allen, Proterra’s CEO, in respect of 2,677,500 shares of New Proterra common stock (“Equity Awards”). The Equity Awards are divided into four equal tranches with exercise prices of $11.21, $16.81, $22.41 and $28.02 per share of New Proterra common stock, all of which are subject to time-based vesting. Immediately prior to the Closing, 669,372 shares underlying Equity Awards were vested, of which 334,686 shares have been excluded from the total reported shares underlying vested stock options because they are out-of-the-money based on the stock price of $18.09 per share of New Proterra common stock at the Closing.
(e)Includes milestone-based option held by Mr. Allen in respect of 669,375 shares of New Proterra common stock with an exercise price of $5.33 per share, which were vested in full and became exercisable upon the Closing (“Milestone Options”).
The management of New Proterra has concluded that the Earnout Stock and Sponsor Earnout Stock are equity-classified instruments.
Treatment of Convertible Notes
The number of shares of New Proterra common stock to be issued to holders of the Convertible Notes upon conversion (“Conversion Stock”), is calculated based on the conversion price in accordance with the terms of the Convertible Notes. The conversion price is $6.5712, and is based on $277.6 million in ArcLight’s trust account, the proceeds from the PIPE Financing of $415.0 million, $31.0 million of ArcLight transaction expenses, which will be offset against these proceeds to calculate the SPAC Contribution Amount, as defined in the Convertible Notes, and

75.5 million shares of New Proterra common stock held by Sponsor, ArcLight shareholders immediately prior to the Closing and PIPE Investors.
Certain holders of Convertible Notes with aggregate original principal amounts of $46.5 million elected to convert their Convertible Notes including accrued PIK interest and cash interest at the Closing resulting in the issuance of 7.4 million shares of New Proterra common stock. The remaining Convertible Notes with original principal of $153.5 million remain outstanding post-Closing. The number of shares of Conversion Stock in the pro forma common ownership table above, includes the effect of $5.9 million of PIK interest and $1.6 million cash interest incurred as of June 14, 2021. To the extent the Convertible Notes that remain outstanding post-Closing are later converted pursuant to their mandatory conversion provisions, the balance under such Convertible Notes will grow at the rate of 4.5% per annum of PIK interest, and the number of shares of Conversion Stock that may be issued in a later conversion will increase accordingly, and all other holders of New Proterra common stock will be diluted to a greater extent than presented in the table above. For example, if the Convertible Notes were to convert on March 31, 2022 pursuant to the mandatory conversion provisions, the holders would receive up to 25,437,033 shares of New Proterra common stock.
The following unaudited pro forma condensed combined balance sheet of New Proterra as of March 31, 2021, the unaudited pro forma condensed combined statements of operations of New Proterra for the three months ended March 31, 2021 and the year ended December 31, 2020 are based on the historical financial statements of ArcLight and Proterra. The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of March 31, 2021
(in thousands)

	ArcLight (Historical)	Proterra (Historical)	Transaction Accounting Adjustments		Pro Forma combined
Assets:
Cash and cash equivalents	$92	$33,118	$647,713	(A)	$680,923
Accounts receivable, net	—	51,352	—		51,352
Short-term investments	—	131,499	—		131,499
Inventory	—	91,965	—		91,965
Prepaid expenses and other current assets	331	12,117	(2,228)	(B)	10,220
Deferred cost of goods sold	—	1,920	—		1,920
Restricted cash, current portion	—	8,397	—		8,397
Total current assets	423	330,368	645,485		976,276

Property, plant and equipment, net	—	51,011	—		51,011
Operating lease right-of-use assets	—	10,849	—		10,849
Restricted cash, net of current portion	—	4,581	—		4,581
Other assets	—	4,668	—		4,668
Investments held in Trust Account	277,594	—	(277,594)	(C)	—
Total assets	$278,017	$401,477	$367,891		$1,047,385

Liabilities and Stockholders' Equity
Accounts payable	$12	$33,615	$—		$33,627
Accrued liabilities	4,148	22,282	(4,961)	(D)	21,469
Accrued liabilities - related party	2	—	—		2
Note payable - related party	—	—	—		—
Deferred revenue, current portion	—	13,069	—		13,069
Operating lease liabilities, current portion	—	3,632	—		3,632
Debt, current portion	—	—	—		—
Total current liabilities	4,162	72,598	(4,961)		71,799

Debt, non-current portion	—	139,265	—		139,265
Derivative liability	—	65,414	(65,414)	(E)	—
Warrant liability	—	61,447	(61,447)	(E)	—
Derivative warrant liability	122,560	—	(79,370)	(F)	43,190
Deferred revenue, non-current portion	—	13,681	—		13,681
Deferred underwriting commission	9,713	—	(9,713)	(G)	—
Operating lease liabilities, non-current portion	—	7,918	—		7,918
Other long-term liabilities	—	13,829	—		13,829
Total liabilities	136,435	374,152	(220,905)		289,682

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — Continued
As of March 31, 2021
(in thousands)

	ArcLight (Historical)	Proterra (Historical)	Transaction Accounting Adjustments		Pro Forma combined
Commitments and contingencies
Common stock subject to possible redemption	136,582	—	(136,582)	(H)	—

Stockholders' equity:					—
Proterra convertible preferred stock	—	13	(13)	(I)(J)	—
Proterra Common stock	—	1	(1)	(I)(J)	—
ArcLight preference shares	—	—	—		—
ArcLight class A ordinary shares	1	—	(1)	(I)	—
ArcLight class B ordinary shares	1	—	(1)	(I)	—
New Proterra common stock	—	—	20	(I)	20
Additional paid-in capital	115,719	687,692	616,796	(J)	1,420,207
Accumulated deficit	(110,721)	(660,381)	108,578	(K)	(662,524)
Total stockholders’ equity	5,000	27,325	725,378		757,703
Total liabilities and stockholders’ equity	$278,017	$401,477	$367,891		$1,047,385

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For Three Months Ended March 31, 2021
(in thousands, except per share data)

	ArcLight (Historical)	Proterra (Historical)	Transaction Accounting Adjustments		Pro Forma combined
Product revenue	$—	$51,422	$—		$51,422
Parts and other service revenue	—	2,584	—		2,584
Total revenue	—	54,006	—		54,006
Product cost of goods sold	—	50,531	—		50,531
Parts and other service cost of goods sold	—	2,604	—		2,604
Total cost of goods sold	—	53,135	—		53,135
Gross profit (loss)	—	871	—		871
Research and development	—	9,700	—		9,700
Selling, general and administrative	—	18,460	(3,100)	(AA)	15,360
General and administrative	3,809	—	—		3,809
Total operating expenses	3,809	28,160	(3,100)		28,869
Loss from operations	(3,809)	(27,289)	3,100		(27,998)
Interest expense, net	(46)	8,797	46	(BB)	8,797
Loss on valuation of derivative and warrant liabilities	—	16,321	(16,321)	(CC)	—
Change in fair value of warrant liability	73,250	—	(47,440)	(DD)	25,810
Other (income) expense, net	—	(245)	—		(245)
Loss before income taxes	(77,013)	(52,162)	66,815		(62,360)
Provision for income taxes	—	—	—		—
Net loss	$(77,013)	$(52,162)	$66,815		$(62,360)
Net loss per share of common stock, basic and diluted	$(5.74)	$(7.73)			$(0.30)
Shares used in computing net loss per share of common stock, basic and diluted	13,413	6,746			210,091

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For The Year Ended December 31,2020
(in thousands, except per share data)

	ArcLight (Historical)	Proterra (Historical)	Transaction Accounting Adjustments		Pro Forma combined
Product revenue	$—	$190,411	$—		$190,411
Parts and other service revenue	—	6,532	—		6,532
Total revenue	—	196,943	—		196,943
Product cost of goods sold	—	181,987	—		181,987
Parts and other service cost of goods sold	—	7,417	—		7,417
Total cost of goods sold	—	189,404	—		189,404
Gross profit (loss)	—	7,539	—		7,539
Research and development	—	36,233	—		36,233
Selling, general and administrative	—	67,139	1,180	(AA)	68,319
General and administrative	1,333	—	—		1,333
Asset impairment charge	—	121	—		121
Total operating expenses	1,333	103,493	1,180		106,006
Loss from operations	(1,333)	(95,954)	(1,180)		(98,467)
Interest expense, net	(49)	15,413	49	(BB)	15,413
Loss on valuation of derivative and warrant liabilities	—	12,989	(12,989)	(CC)	—
Change in fair value of derivative warrant liabilities	31,751	—	(20,571)	(DD)	11,180
Financing costs - warrant liabilities	673	—	—		673
Other (income) expense, net	—	2,629	—		2,629
Loss before income taxes	(33,708)	(126,985)	32,331		(128,362)
Provision for income taxes	—	22	—		22
Net loss	$(33,708)	$(127,007)	$32,331		$(128,384)
Net loss per share of common stock, basic and diluted	$(3.90)	$(25.85)			$(0.61)
Shares used in computing net loss per share of common stock, basic and diluted	8,644	4,913			210,091

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
1. Basis of Presentation
The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”
The merger transaction will be accounted for as a reverse acquisition and recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, ArcLight is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the merger transaction will be treated as the equivalent of Proterra issuing stock for the net assets of ArcLight, accompanied by a recapitalization. The net assets of ArcLight will be stated at historical cost, with no goodwill or other intangible assets recorded.
The unaudited pro forma combined balance sheet as of March 31, 2021 gives pro forma effect to the Merger, the redemption of the public shares and the PIPE Financing as if they had been consummated on March 31, 2021. The unaudited pro forma combined statements of operations for the three months ended March 31, 2021 and the year ended December 31, 2020 give pro forma effect to the Merger, the redemption of the public shares and PIPE Financing as if they had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma combined financial statements have been developed from and should be read in conjunction with:
•these accompanying notes to the unaudited pro forma combined financial statements;
•the historical financial statements of ArcLight and Proterra, and the related notes, included elsewhere in this prospectus;
•the disclosures contained in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. The proceeds from the Business Combination are expected to be used as part of New Proterra’s overall business plan, including approximately $300 million to optimize and scale for core profitability, approximately $250 million to develop new products and services, and approximately $120 million for working capital and general corporate purposes.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that New Proterra believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. New Proterra believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the merger based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial information.

The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of ArcLight and Proterra.
2. Accounting Policies
Upon completion of the Merger, management will perform a comprehensive review of ArcLight’s and Proterra’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company.
3. Adjustments to Unaudited Pro Forma Combined Financial Information
Adjustments to Unaudited Pro Forma Combined Balance Sheet
The adjustments included in the unaudited pro forma combined balance sheet as of March 31, 2021 are as follows:
(A)Represents pro forma adjustments to cash to reflect the following:

Investments held in Trust Account	277,594	(1)
PIPE proceeds	415,000	(2)
Payment of deferred underwriter fees, legal fees, and other transaction-related fees	(44,729)	(3)
Payment to ArcLight public shareholders to redeem public shares	(152)	(4)
	647,713
__________________
(1)Reflects the liquidation and reclassification of $277.6 million of cash held in ArcLight trust account available for general use by New Proterra following the Closing, assuming no redemptions. See footnote 4 below for actual redemptions in connection with the closing of the Merger.
(2)Reflects the proceeds of $415.0 million from the issuance of 41.5 million shares of New Proterra common stock in the PIPE Financing.
(3)Reflects the settlement of estimated $44.7 million of transaction costs at close in connection with the Merger. Of the total, $23.1 million relates to advisory, legal and other acquisition-related transaction costs to be incurred, $9.7 million of deferred underwriting fees payable, and 3.325% of gross proceeds or $13.8 million related to PIPE Financing fees. The acquisition-related transaction costs are accounted for as equity issuance costs and the unaudited pro forma balance sheet reflects these costs as a reduction of cash with a corresponding decrease to additional paid in capital.

Deferred underwriter fees, legal fees, and other transaction-related fees	(46,620)
Legal fees and other transaction-related fees paid by Proterra	1,330	(B)
Other transaction-related fees paid and expensed by ArcLight	561
Total	(44,729)
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(4)Reflects $151,772.59 paid to redeem 15,172 public shares.
(B)Reflects the reclassification of legal fees and other transaction-related fees incurred by Proterra, of which $1.3 million has been paid.
(C)Reflects the reclassification of $277.6 million of cash held in the ArcLight trust account that becomes available at closing of the Merger.

(D)Represents pro forma adjustments to accrued expense to reflect the following:

Legal fees and other transaction-related fees capitalized by Proterra	(898)	(B)
Legal fees and other transaction-related fees expensed by ArcLight	(4,063)
	(4,961)
(E)Represents pro forma adjustments associated with the Convertible Notes:
•Reclassification of $65.4 million derivative liability to additional paid-in capital: Upon the consummation of the Merger, the embedded conversion features associated with the Convertible Notes will no longer qualify for derivative accounting since the conversion price became fixed. The carrying amount of the embedded derivative, fair value as of the date of the Closing, will be reclassified to shareholders’ equity in accordance with Topic 815, Derivatives and Hedging.
•Reclassification of $61.4 million warrant liability to additional paid-in capital: The warrants issued in connection with the Convertible Notes were classified as a liability because they can become exercisable into Proterra common stock upon an underwritten initial public offering in which Proterra receives gross proceeds of not less than $100 million (“Qualified IPO” or “QIPO”) or into Proterra convertible preferred stock after five years from the issuance date in the event that there is no QIPO during such period. Upon the consummation of the Merger, the stock issuable upon exercise of the warrants is New Proterra common stock, with no possibility to convert to Proterra convertible preferred stock. As a result, the carrying amount of the warrant liability will be reclassified to shareholders’ equity.
Certain holders of Convertible Notes with aggregate original principal amounts of $46.5 million elected to convert their Convertible Notes including accrued PIK interest and cash interest at the Closing, resulting in the issuance of 7.4 million shares of New Proterra common stock. At any time after the six-month anniversary of the Closing, the remaining outstanding Convertible Notes will automatically be converted into New Proterra common stock if the VWAP of the New Proterra common stock over a period of 20 consecutive trading days exceeds 150% of the conversion price. Based on the conversion price, the automatic conversion of the notes will be triggered based on a VWAP of $9.86. See “Description of Transactions — Treatment of Convertible Notes” for further information regarding the conversion price determination.
For the Convertible Notes converted upon consummation of the Merger, Debt, non-current portion will be reduced by $47.9 million, accrued interest through the Closing Date will be reduced by $0.9 million, equity will be increased by $48.8 million, and a $20.8 million interest expense will be recorded to write off the unamortized debt discount and issuance costs based on the outstanding balance of the Convertible Notes upon Closing.
(F)Reflects the reclassification of $79.4 million of ArcLight’s derivative warrant liability associated with the public warrants to additional paid-in capital. Upon the consummation of the Merger, New Proterra has a single class equity structure, and the public warrants are expected to qualify as equity instruments under ASC 815, Derivatives and Hedging.
(G)Reflects the payment of $9.7 million upon consummation of the Merger of deferred underwriting commission incurred by ArcLight in connection with its initial public offering.
(H)Reflects the reclassification of 13.7 million shares or $136.6 million of ArcLight public shares subject to redemption to permanent equity at $0.0001 par value.

(I)Represents pro forma adjustments to New Proterra common stock balance at par value $0.0001 per share to reflect the following:

Issuance of New Proterra common stock from PIPE Financing	4
Recapitalization of Proterra convertible preferred stock to New Proterra common stock	12	(5)
Recapitalization of Proterra common stock to New Proterra common stock	1
Reclassification of ArcLight public shares subject to redemption, net of redemption, to permanent equity	1	(H)
Conversion of ArcLight Class A ordinary shares to New Proterra common stock	1
Conversion of ArcLight Class B ordinary shares to New Proterra common stock	1
	20
__________________
(5)Proterra’s outstanding convertible preferred stock of 129,003,889 shares were converted into 129,496,639 shares of Proterra common stock immediately prior to the consummation of the Merger, and then exchanged for 115,575,750 shares of New Proterra common stock at the exchange ratio of 0.8925 upon the consummation of the Merger.
(J)Represents pro forma adjustments to additional paid-in capital balance to reflect the following:

Reclassification of ArcLight public shares subject to redemption, assuming no redemption, to permanent equity, and increase in par value of common stock	136,581	(H)
Payment to ArcLight public shareholders to redeem public shares	(152)	(A)
Issuance of New Proterra common stock from PIPE Financing	414,996
Reclassification of derivative liability to additional paid-in capital	65,414	(E)
Reclassification of warrant liability to additional paid-in capital	61,447	(E)
Reclassification of ArcLight’s derivative warrant liabilities associated with public warrants to additional paid-in capital	79,370	(F)
Compensation cost for the Milestone Options	2,143	(6)
Recapitalization of Proterra common stock and convertible preferred stock to New Proterra common stock	1
Reclassification of ArcLight's historical retained earnings to additional paid in capital as part of the reverse recapitalization.	(110,721)	(L)
Reduction in additional paid-in capital for acquisition-related transaction expenses	(44,729)	(A)
Reduction legal fees and other transaction-related fees incurred and capitalized by Proterra	(2,228)	(B)
Reduction in additional paid-in capital for accrued acquisition-related transaction expenses	4,961	(D)
Reduction in additional paid-in capital for deferred underwriting commission	9,713	(G)
	616,796
__________________
(6)Represents the stock-based compensation for the Milestone Options. The stock-based compensation expense for milestone-based performance awards will be recognized only upon the performance milestone becoming probable of achievement. The Milestone Options vested in full and became exercisable upon the consummation of the Merger.
(K)Represents pro forma adjustments to accumulated deficit balance to reflect the following:

Reclassification of ArcLight's historical retained earnings to additional paid in capital as part of the reverse recapitalization.	110,721	(L)
Compensation cost for the Milestone Options	(2,143)	(J)
	108,578
(L)Reclassification of ArcLight’s historical retained earnings of $110.7 million to additional paid in capital as part of the reverse recapitalization.

Adjustments to Unaudited Pro Forma Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma combined statements of operations for the three months ended March 31, 2021 and for the year ended December 31, 2020 are as follows:
(AA) Represents pro forma adjustments related to selling, general, and administrative expense as follows:

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Compensation cost for the Milestone Options	—	2,143
Eliminate ArcLight’s acquisition-related transaction costs to be recorded in additional paid in capital upon Closing	(3,100)	(963)
	(3,100)	1,180
(BB) Elimination of the interest income on marketable securities held in ArcLight trust account:

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Elimination of the interest income	46	49
(CC) Elimination of the change in fair value of Proterra’s derivative and warrant liabilities:

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Elimination of the change in fair value of Proterra’s derivative and warrant liabilities	(16,321)	(12,989)
(DD) Elimination of the change in fair value of ArcLight’s derivative warrant liability associated with the public warrants, as upon the consummation of the Merger, New Proterra has a single class equity structure, and the public warrants are expected to qualify as equity instruments and no fair value remeasurement will be required:

	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Elimination of the change in fair value of ArcLight’s public warrant liability	(47,440)	(20,571)
The adjustment gives pro forma effect to the Merger, the redemption of the public shares and PIPE Financing as if they had been consummated on January 1, 2020. Under such assumption, the embedded conversion features associated with the Convertible Notes would not qualify for derivative accounting since the conversion price would be fixed, and it would not be bifurcated from the debt host. The warrants issued in connection with the Convertible Notes would not be classified as a liability, but instead as equity, as there would be no possibility to convert to Proterra convertible preferred stock. Accordingly, the expenses from the change in fair value of the derivative and warrant liabilities would not be incurred.
The adjustment reflects the income tax effect of pro forma adjustments using the estimated effective tax rate of 0%. In its historical periods, Proterra concluded that it is more likely than not that it will not recognize the benefits of federal and state net deferred tax assets and as a result established a valuation allowance. For pro forma purposes, it is assumed that this conclusion will continue at the close date of the Merger and as such, a 0% effective tax rate is reflected.

4. Loss per Share
Net loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding since January 1, 2020. As the Merger, the redemption of the public shares and PIPE Financing are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger have been outstanding for the entire periods presented. The unaudited pro forma combined financial information for the three months ended March 31, 2021 and the year ended December 31, 2020 are as follows:

(in thousands, except per share data)	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Pro forma net loss	$(62,360)	$(128,384)
Pro forma weighted average shares outstanding—basic and diluted	210,091	210,091
Pro forma net loss per share—basic and diluted	$(0.30)	$(0.61)
Pro forma weighted average shares outstanding—basic and diluted:
ArcLight public shareholders	27,735	27,735
Sponsor (1)	6,118	6,118
ArcLight directors	140	140
PIPE Investors	41,500	41,500
Proterra Stockholders (2)(3)	134,598	134,598
Pro forma weighted average shares outstanding—basic and diluted	210,091	210,091
__________________
(1)Excludes unvested shares of Sponsor Earnout Stock from the calculation of the weighted average common shares, as they are subject to forfeiture.
(2)Includes New Proterra common stock held by Proterra Stockholders, as well as the outstanding warrants held by holders of the Convertible Notes with an exercise price of $0.01 per share. The exercise of these warrants is virtually assured based on the stock price of $18.09 per share of New Proterra common stock at the Closing. Therefore, those shares are included in the denominator of both the basic and diluted EPS calculation.
(3)Because New Proterra was in a loss position for each of the periods presented, diluted net loss per share is the same as basic net loss per share for each period as the inclusion of all potential common stock outstanding would have been anti-dilutive. The potentially dilutive securities that were excluded from the diluted per share calculation because they would have been anti-dilutive were as follows:

(in thousands)	Three Months Ended March 31, 2021	Year Ended December 31, 2020
Proterra outstanding warrants	83	83
Proterra outstanding vested stock options (a)	12,629	12,629
Proterra Convertible Notes	24,500	24,500
Total	37,212	37,212
__________________
(a)Excludes 334,686 vested shares underlying the Equity Awards because they are currently out-of-the-money.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of Proterra’s financial condition and results of operations together with the section entitled “Selected Historical Financial Information of Proterra” and Proterra’s audited financial statements and notes thereto and unaudited condensed financial statements and notes thereto included elsewhere in this prospectus. Certain of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to plans and strategy for Proterra’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Proterra’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” to gain an understanding of the important factors that could cause actual results to differ materially from Proterra’s forward-looking statements. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”
Unless otherwise indicated or the context otherwise requires, references in this Proterra’s Management’s Discussion and Analysis of Financial Condition and Results of Operations section to “Proterra,” “we,” “us,” “our” and other similar terms refer to Proterra prior to the Business Combination and to New Proterra and its consolidated subsidiaries after giving effect to the Business Combination.
Overview
We are a leading developer and producer of commercial electric vehicle technology with an integrated business model focused on providing end-to-end solutions that enable commercial vehicle electrification.
While our business has historically been centered on the development and sale of electric transit buses, we are currently organized around three business lines, each of which addresses a critical component of the commercial vehicle electrification value proposition in a complementary and self-reinforcing manner:
•Proterra Powered designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions into vehicles for global commercial vehicle OEM customers serving the Class 3 to Class 8 vehicle segments, including delivery trucks, school buses, coach buses, construction and mining equipment, and other applications.
•Proterra Transit designs, develops, manufactures, and sells electric transit buses as an OEM for North American public transit agencies, airports, universities, and other commercial transit fleets. Proterra Transit offers an ideal venue to showcase and validate our electric vehicle technology platform through rigorous daily use by a large group of sophisticated customers focused on meeting the wide-ranging needs of the communities they serve.
•Proterra Energy provides turnkey fleet-scale, high-power charging solutions and software services, ranging from fleet and energy management software-as-a-service, to fleet planning, hardware, infrastructure, installation, utility engagement, and charging optimization. These solutions are designed to optimize energy use and costs, and to provide vehicle-to-grid functionality.
The first application of Proterra Powered’s commercial vehicle electrification technology was through Proterra Transit’s heavy-duty transit bus, which we designed from the ground up for the North American market. Proterra Powered has partnered with eight OEMs, including Thomas Built Buses (a subsidiary of Daimler Trucks North America LLC), Freightliner Custom Chassis Corporation (a subsidiary of Daimler Trucks North America LLC), Van Hool NV, Optimal Electric Vehicles LLC, BusTech Pty Ltd. Komatsu Ltd., Lightning eMotors, Inc., and Volta Trucks Ltd. in the school bus, step-van, motor coach and double-decker transit bus, shuttle bus, international transit bus, construction and mining and last-mile delivery vehicle markets, respectively. Through March 31, 2021, Proterra Powered has delivered battery systems and electrification solutions for 156 vehicles to our OEM partner customers.

In addition, Proterra Energy has established itself as a leading commercial vehicle charging solution provider by helping fleet operators fulfill the high-power charging needs of commercial electric vehicles and optimize their energy usage, while meeting their logistical constraints and continuous service requirements. As of March 31, 2021, we had installed approximately 51 MW of charging infrastructure across more than 530 charge points throughout North America.

PROTERRA HISTORY

2010

- Delivered first transit vehicle, the EcoRide bus

2011

- Launched vehicle manufacturing facility in Greenville, South Carolina

2012

- The first heavy-duty electric bus to pass Altoona Testing

2014

- Introduced current generation vehicle, the Catalyst bus

2015

- Opened headquarters and began development of battery manufacturing facility in Burlingame, California

2016

- Completed development of next-generation E2 battery system
- Catalyst E2 test bus traveled over 600 miles on a single charge

2017

- Delivered 100th vehicle
- Announced first strategic partnership with Van Hool
- Launched West Coast vehicle manufacturing facility in City of Industry, California
- Catalyst E2 Max test bus drove 1,101 miles, breaking the world record for distance traveled on a single charge

2018

- Delivered 200th vehicle
- Announced strategic partnerships with Thomas Built Buses
- Announced a strategic investment and collaboration with Daimler to bring electric vehicle technology to additional segments of Daimler's commercial vehicle portfolio

2019

- Delivered 300th vehicle
- Launched Proterra Energy fleet solutions to enable turnkey delivery of a complete energy ecosystem for heavy-duty electric vehicles

2020

- Unveiled the Proterra ZX5 next-generation electric bus with range of up to 329 miles on a single charge
- Entered into strategic agreements to electrify delivery vans, shuttle buses, and transit buses outside North America

Through March 31, 2021, we have generated the majority of our revenue from Proterra Transit’s sales of electric transit buses, complemented by additional revenue from Proterra Powered’s sales of battery systems and Proterra Energy’s sales and installation of charging systems, as well as from the sale of spare parts and other services provided to customers. As fleet electrification continues to expand beyond buses to trucks and other commercial vehicles, we expect Proterra Powered and Proterra Energy to grow into a significantly larger portion of our overall business and generate a greater portion of revenue. Through March 31, 2021, our chief operating decision maker, the Chief Executive Officer, reviewed financial information presented at the entity level for ongoing operations and for internal planning and forecasting purposes, and we have a single reportable segment.
Proterra Powered’s strategy is to leverage Proterra Transit’s success in the electric transit bus market to showcase the performance of our technology and demonstrate a strong track record of range and reliability in order to provide our battery systems and electrification solutions to other commercial vehicle segments. We believe our success in the transit bus market using our battery systems and electrification solutions to power heavy-duty vehicles with faster acceleration than a diesel-powered bus up steep hills, all while maintaining a rigorous regular schedule of operation with little tolerance for error, helps demonstrate the broad applicability of our technology to other commercial vehicle segments with similar requirements. We sell our electric powertrains using a business development team as well as a channel sales team for certain end markets. These teams work closely with our engineering team to develop optimal electrification solutions for our customers, depending on their vehicle requirements. We have entered into supply agreements for our battery systems and other technology components with Van Hool for electric coach buses and double decker coach buses and with Bustech Pty Ltd for an Australian electric transit bus, and with Optimal, Inc. for an electric shuttle bus, and limited supply agreements with Daimler Trucks North America LLC for electric school buses and delivery trucks. We have also entered development agreements with Komatsu Ltd. for excavators, with Lightning eMotors, Inc. for an electric transit commercial van, and with Volta Trucks Ltd. for a Volta Zero urban delivery vehicle. We intend to continue to expand our strategic collaborations to develop and sell battery systems and electrification solutions across the commercial vehicle market.
Enhanced by Proterra Powered’s high performance battery systems and electrification solutions and our purpose-built transit bus vehicle designed to optimize power, weight, and efficiency, Proterra Transit has delivered more than 50% of all the electric transit buses in North America between 2012 and 2019. Our sales efforts are focused on the 400 largest public transit agencies, which operate more than 85% of the more than 70,000 transit buses on the road in North America, according to the FTA’s National Transit Database, as well as airports, universities, hospitals, and corporate shuttles. As of December 31, 2020, there are, in aggregate, more than 25,000 buses in operation at fleets that are mandated to convert to 100% zero-emission by 2040, including fleets in the state of California and the cities of New York City, Chicago, and Seattle, among others. The fleet size of our primary public transit agency customer targets ranges between approximately 100 to more than 4,000 buses, and their electrification plans typically involve a phased approach. Our strategy is to maintain the No. 1 market share of the North American electric transit bus market as electric penetration continues to rise by both acquiring new customers and expanding our share of existing customers as transit agencies’ average order rates increase to meet their zero emission targets. We believe we have a competitive advantage in winning new bus sales due to our extensive track record, with more than 650 vehicles on the road which have accumulated approximately 20 million real-world service miles spanning a wide spectrum of climates, conditions, altitudes and terrains. We believe that repeat orders of increasing scale represent a considerable growth opportunity for our electric transit buses. After initial purchase, our customers often expand their electric vehicle programs and place additional orders for electric buses and charging systems. Repeat orders lower our customer acquisition costs and increase visibility into our sales pipeline. Many of our existing customers have announced long-term goals to transition to fleets completely comprised of electric vehicles.
We have a long sales and production cycle given our customers’ structured procurement processes and vehicle customization requirements, and believe that our proven ability to deliver commercial-quality battery systems, electrification and charging solutions, and electric transit buses gives us a distinct first mover advantage in end markets that are electrifying rapidly. For Proterra Powered, new vehicle development programs for commercial vehicle OEMs typically last between one and three years. As a result, volume production and revenue generation tend to trail initial contract signatures by a few years. For Proterra Transit, public transit agencies typically conduct a request for proposal process before awards are made and purchase orders are issued. Proposals are evaluated on various criteria, including but not limited to technical requirements, reliability, reputation of the manufacturer, and price. This initial sales process from first engagement to award typically ranges from 6 to 18 months. Once a proposal has been awarded, a pre-production process is completed where customer specific options are mutually agreed upon. A final purchase order follows the pre-production process. Procurement of parts and production typically follow the purchase order. Once a bus is fully manufactured, the customer performs a final inspection before accepting delivery, allowing us to recognize revenue. The length of time between a customer award and vehicle acceptance typically varies between 12 and 24 months, depending on product availability and production capacity.
We have significant manufacturing capacity already in place and at scale with approximately 350,000 square feet of manufacturing space across three facilities in two states. In City of Industry, California, we operate a battery production facility as well as a bus manufacturing facility. We also operate a battery production facility in Burlingame, California. Our largest bus manufacturing facility is located in Greenville, South Carolina. Battery manufacturing capacity at our City of Industry facility, once fully staffed on a three shift structure, is 675 megawatt-hours (“MWh”), sufficient to supply batteries for both our total bus manufacturing capacity of 680 transit buses across our two bus assembly facilities in Greenville, SC and City of Industry, CA, as well as more than 350 MWh of Proterra Powered batteries for third-party customers, equivalent to 1,500 school buses and/or delivery vehicles per year. We have specifically developed our battery modules using a design for manufacturability (DFM) approach that enables high-volume automated production of the module using a modular manufacturing line that can be rapidly built with low capital expenditures. Enabled by the simplicity of design and integrated architecture of our battery modules, we manufacture our battery packs in two widths and heights, various lengths ranging from 3-feet to 9-feet, and four different voltages. As we increase our production volumes, we believe that we will be able to leverage our historical investments in capacity to reduce our labor and overhead costs as a percentage of total revenue. We currently have sufficient capacity to fulfill our current backlog and anticipated near-term growth.
For the three months ended March 31, 2021 and 2020, our total revenue was $54.0 million and $53.2 million, respectively. We had a gross profit of $0.9 million and $2.2 million for the three months ended March 31, 2021 and 2020, representing a gross margin of 2% and 4%, respectively. We have also invested significant resources in research and development, operations, and sales and marketing to grow our business and as a result, generated losses from operations of $27.3 million and $22.9 million for the three months ended March 31, 2021 and 2020, respectively.
We have generated cumulative revenue of $501.4 million in the years ended December 31, 2020, 2019 and 2018. For the years ended December 31, 2020, 2019 and 2018, our total revenue was $196.9 million, $181.3 million and $123.2 million, respectively. Manufacturing efficiencies and scale benefits have helped us improve from a gross loss of $11.2 million and $1.6 million for the years ended December 31, 2018 and 2019, to a gross profit of $7.5 million for the year ended December 31, 2020, representing an improvement in gross margin from (9)% and (1)% for the year ended December 31, 2018 and 2019, respectively, to 4% for the year ended December 31, 2020. We have also invested significant resources in research and development, operations, and sales and marketing to grow our business and, as a result, generated losses from operations of $96.0 million, $99.7 million and $89.1 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Key metrics and select financial data
Deliveries
We delivered 48 and 53 vehicles in the three months ended March 31, 2021 and 2020, respectively, and delivered 170, 177 and 135 vehicles in 2020, 2019 and 2018, respectively. We delivered battery systems for 26 and 4 vehicles in the three months ended March 31, 2021 and 2020, respectively, and delivered battery systems for 107, 20 and 3 vehicles in 2020, 2019 and 2018, respectively.
Deliveries is an indicator of our ability to convert awarded orders into revenue and demonstrates the scaling of our operations. Vehicles delivered represents the number of buses that have been accepted by our Proterra Transit customers during a period. Customers will accept a bus when they determine the bus meets their service requirements. Battery systems delivered represents the battery systems that have met revenue recognition criteria during a period and is measured based on the number of underlying vehicles in which they are to be used. In addition to batteries, battery systems could include batteries drivetrains and high voltage systems and controls, depending upon the customer contract.

Growth rates between deliveries and total revenue are not perfectly correlated because our total revenue is affected by other variables, such as the mix of products sold during the period or other services provided in addition to the hardware delivered.
Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure that we use to evaluate our ongoing operations and for internal planning and forecasting purposes, because, among other reasons, it eliminates the effect of financing, non-recurring items, capital expenditures, and non-cash expenses such as stock-based compensation and (gain) loss on valuation of derivative and warrant liabilities. We believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

	Three Months Ended
(in thousands)	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020	March 31, 2020
Adjusted EBITDA Reconciliation:
Net loss	$(52,162)	$(32,623)	$(46,860)	$(22,699)	$(24,825)
Add (deduct):
Interest expense, net	8,797	8,849	5,198	727	639
Provision for income taxes	—	22	—	—	—
Depreciation and amortization expense	3,759	4,043	3,696	4,091	3,706
Stock-based compensation expense	2,997	2,731	2,680	2,446	2,425
(Gain) loss on valuation of derivative and warrant liabilities	16,321	(6,072)	19,061	—	—
Asset impairment charge	—	121	—	—	—
Adjusted EBITDA	$(20,288)	$(22,929)	$(16,225)	$(15,435)	$(18,055)
Recent developments
The impact of the prolonged COVID-19 pandemic, as well as our transit agency customers deferring potential orders as they await the details of the recently announced American Jobs Plan of the Biden Administration, could potentially slow our production ramp within Proterra Transit relative to prior forecasts. If this were to be the case, the combination of lower near-term revenue and higher investments aimed at meeting expected future demand would result in lower gross profit in 2022 than we previously anticipated. Finally, due to the upsized PIPE Financing and the sizeable growth opportunities we see in our Proterra Powered and Proterra Energy businesses, we plan to invest additional amounts to drive growth within these business units, which we expect will benefit our long-term revenue and earnings potential; however, we also expect these investments will reduce our EBITDA in the near-term relative to our prior expectations.
Our expectations regarding our near and mid-term financial performance are subject to risks and uncertainties, many of which are not within our control. See the section entitled “Cautionary Note Regarding Forward — Looking Statements.”
Key factors affecting our performance
COVID-19 Pandemic:
The outbreak of the novel coronavirus COVID-19, which was declared a pandemic by the World Health Organization on March 11, 2020, has led to adverse impacts on the U.S. and global economies and created uncertainty regarding potential impacts to our supply chain, operations, and customer demand. Our manufacturing operations, and our transit agency customers, have been designated as an “Essential Business”, and have continued to operate with limited interruptions since March 2020 with no material adverse impact to our operations, financial position, or liquidity through March 31, 2021. While the COVID-19 pandemic is currently expected to continue to have a limited impact to our results of operations, financial position, and liquidity, if the outbreak, and related shutdowns, production inefficiencies or extended customer order and acceptance processes, are prolonged or worsen, it could lead to delays in production, the signing of new customer contracts, and customer acceptances of near-term deliveries.
Ability to sell additional powertrains, vehicles, chargers and other products to new and existing customers
Our results will be impacted by our ability to sell our battery systems, electrification solutions, and electric transit buses, to new and existing customers. We have had initial success with Proterra Powered establishing eight strategic partnerships and with Proterra Transit selling electric transit buses and chargers to more than 130 customers. Our growth opportunity is dependent on commercial vehicle manufacturers electrifying their product offerings and increasing production as well as transit agencies electrifying more of their fleets, both of which we believe will increase with continued improvement in battery performance and costs over time. Our ability to sell additional products to existing customers is a key part of our success, as follow-on purchases indicate customer satisfaction and decrease the likelihood of competitive substitution. In order to sell additional products to new and existing customers, we will need to continue to invest significant resources in our products and services. If we fail to make the right investment decisions in our technology and electrification solutions, including our battery systems and electrification and charging solutions, if customers do not adopt our technology or our products and services, or if our competitors are able to develop technology or products and services that are superior to ours, our business, prospects, financial condition, and operating results could be adversely affected.
Ability to improve profit margins and scale our business
We intend to continue investing in initiatives to improve our operating leverage and significantly ramp production. We believe continued reduction in costs and an increase in production volumes will enable commercial vehicle manufacturers to electrify faster. Purchased materials represent the largest component of cost of goods sold in all products and we continue to explore ways to reduce these costs through improved design for cost, strategic sourcing, long-term contracts, and in some cases vertical integration. We launched two new manufacturing facilities in 2017 and a new battery manufacturing facility in 2020. We believe that an increase in volume and additional experience will allow us to leverage those investments and reduce our labor and overhead costs, as well as our freight costs, as a percentage of total revenue. By reducing material costs, increasing facility utilization rates and improving overall economies of scale, we can reduce prices while maintaining or growing gross margins of our products to improve customers’ total cost of ownership and help accelerate commercial electric vehicle adoption. Our ability to achieve our cost-saving and production-efficiency objectives could be negatively impacted by a variety of factors including, among other things, lower-than-expected facility utilization rates, manufacturing and production cost overruns, increased purchased material costs, and unexpected supply-chain quality issues or interruptions. If we are unable to achieve our goals, we may not be able to reduce price enough to accelerate commercial vehicle electrification and our cost of goods sold and operating costs could be greater than anticipated, which would negatively impact gross margin and profitability.
Continued emissions regulation and environmental stewardship
Our business benefits from international, federal, state, and local government interest in regulating air pollution and greenhouse gas emissions that contribute to global climate change. In July 2020, 15 states, including California and New York, pledged to work jointly towards a unified goal of zero emissions for 100% of new sales of medium- and heavy-duty commercial vehicles by 2050. In August 2019, the European Union passed Regulation 2019/1242, mandating a reduction in emissions from new trucks by 2025 and 2030. In addition, a growing number of cities and transit agencies have pledged to convert their entire transit bus fleets to zero-emission vehicles by a specific target date, and many have already begun to purchase electric vehicles in order to meet this goal. For example, on December 14, 2018, the California Air Resources Board adopted a state-wide mandate, the Innovative Clean Transit Rule, mandating transit agencies to commit to purchasing zero-emission buses starting in 2029. The American Jobs Plan, initiated as an infrastructure bill in March 2021, could also provide additional funding for electrification across many vehicle categories although its final terms, passage and timing are uncertain. The move away from diesel- and natural gas-powered commercial vehicles is a significant step forward to accelerate the use of advanced technologies in medium- and heavy-duty vehicles to meet air quality and public health, thereby boosting near-term deployment of battery-electric commercial vehicles. As legacy internal combustion engine technology becomes more heavily regulated and costly across the globe, commercial vehicle manufacturers are investing in electrification. While this investment may increase competition, we believe that it will also increase customer demand, and help build the necessary supply chain and adjacent industry investments to support powertrain electrification. However, the uncertainty related to the passage of new legislation could impact the timing and number of vehicle orders, and any reduction in governmental interest in emissions regulation could negatively impact our business prospects or operating results.
Government programs accelerating adoption of zero-emission vehicles
Federal and state funding has accelerated the adoption of electric vehicles in our target markets. For instance, our U.S. transit customers have partially funded electric bus purchases through competitive grant programs, including the Low or No Emission Vehicle Program authorized by the federal Fixing America’s Surface Transportation Act in 2015, and other state-specific funding. In each of the last two years, we have acquired, on average, 12 new customers who partnered with us to apply for competitive grants through the Low or No Emission Vehicle Program. In the United States, states are also allocating portions of settlement funds from the approximately $15 billion Volkswagen Emissions Settlement Program to investments in zero-emission transit buses and school buses. We expect that the continued availability of government funding for our customers to help fund purchases of our electric transit buses and battery systems will remain an important factor in our company’s growth prospects.
Components of results of operations
Revenue
We derive revenue primarily from the sale of vehicles, the sale of battery packs and powertrain systems, the sale and installation of charging systems and related equipment, as well as the sale of spare parts and other services provided to customers.
Product revenue.    Product revenue consists of revenue earned from the sale of vehicles, sale of battery packs and powertrain systems as well as sales and installation of charging systems. We generally recognize product revenue from contracts with customers for the sales of our vehicles once we deliver a vehicle to a customer. A vehicle is considered delivered once a customer has accepted it. Acceptance generally occurs once the customer has completed its inspection of the vehicle and determined it to be operating as defined in the applicable contract. Revenue from the sale of battery packs and powertrain systems is typically recognized upon shipping. Revenue from sales and installation of charging systems is typically recognized upon acceptance by the customer. Under certain contract arrangements, revenue related to the charging systems is recognized over the installation period using an input measure based on costs incurred to date relative to total estimated costs to completion. Product revenue also includes revenue from leasing vehicles and charging systems under operating leases. Revenue from operating lease arrangements is recognized ratably over the life of those contracts. The amount of product revenue we recognize in a given period depends on the number of vehicles accepted in a given period and on the type of financing used by the customer.
Parts and other service revenue.    Parts and other service revenue includes sales of spare parts, revenue earned from the development of electric vehicle powertrain components, the design and development of battery and drive systems for other vehicle manufacturers, and sales of extended warranties. The amount of parts and service revenue tends to grow with the number of vehicles delivered. However, variability can exist as customers have different methodologies for sourcing spare parts for their fleets. Revenue related to the design, development and integration of battery and drive systems is typically recognized upon shipping or delivery of services and prototypes, depending on the terms in customer contracts.
For a description of our revenue recognition policies, see the section titled “— Critical Accounting Policies and Estimates.”

Cost of goods sold
Product cost of goods sold.    Product cost of goods sold consists primarily of direct material and labor costs, manufacturing overhead, other personnel-related expenses, which include salaries, bonuses, benefits, and stock-based compensation expense, reserves for estimated warranty costs, freight expense, and depreciation expense. Product cost of goods sold also includes charges to write-down the carrying value of inventory when it exceeds its estimated net realizable value, including on-hand inventory that is either obsolete or in excess of forecasted demand. We expect our product cost of goods sold to increase in absolute dollars in future periods as we sell more vehicles and charging systems. As we grow into our current capacity and execute on cost-reduction initiatives, we expect our product cost of goods sold as a percentage of revenue to decrease over time.
Parts and other service cost of goods sold.    Parts and other service cost of goods sold consists primarily of material costs and the cost of services provided, including field service costs and costs related to our development team. We record costs of development services incurred in periods prior to the finalization of an agreement as research and development expense. Once a development agreement is finalized, we record these costs in parts and other service cost of goods sold. We expect our parts and other service cost of goods sold to increase in absolute dollars in future periods as more customers put additional vehicles into service and sign new development agreements.
Because purchased materials comprise more than 50% of cost of goods sold, lowering our bill of materials cost is our most critical cost reduction initiative. Bill of materials cost reduction is a cross-functional effort involving engineering, supply chain, manufacturing, and finance. These cost-reduction efforts have yielded improvements in bill of materials costs since 2018, and we have identified additional opportunities to address cost reduction in the near and medium term.
Gross profit (loss) and margin
Gross profit (loss) is total revenue less total cost of goods sold. Gross margin is gross profit (loss) expressed as a percentage of total revenue. Our gross profit (loss) and margin may fluctuate from period-to-period. Such fluctuations have been and will continue to be affected by a variety of factors, including the timing of vehicle acceptance, mix of products sold, manufacturing costs, financing options, and warranty costs. We expect our gross margin to improve over time as we continue to scale our operations and execute on cost reduction initiatives.
Operating expenses
Research and development.    Research and development expense consists primarily of personnel-related expenses, consulting and contractor expenses, validation and testing expense, prototype parts and materials, depreciation expense, and allocated overhead costs. Through March 31, 2021, we have expensed software development costs as incurred because technological feasibility has not been fully achieved. We intend to continue to make significant investments in developing new products and enhancing existing products. Research and development expense will be variable relative to the number of products that are in development, validation or testing. However, we expect it to decline as a percentage of total revenue over time.
Selling, general and administrative.    Selling, general and administrative expenses consist primarily of personnel-related expenses for our sales, marketing, supply chain, finance, legal, human resources, and administrative personnel, as well as the costs of customer service, information technology, professional services, insurance, travel, allocated overhead, and other marketing, communications and administrative expenses. We will continue to actively promote our products. We also expect to invest in our corporate organization and incur additional expenses associated with transitioning to, and operating as, a public company, including increased legal and accounting costs, investor relations costs, higher insurance premiums, and compliance costs. As a result, we expect that selling, general and administrative expenses will increase in absolute dollars in future periods but decline as a percentage of total revenue over time.

Interest expense, net
Interest expense, net consists primarily of interest expense associated with our debt facilities and amortization of debt discount and issuance costs. Interest income consists primarily of interest income earned on our cash and cash equivalents and short-term investments balances.
(Gain) loss on valuation of derivative and warrant liabilities
(Gain) loss on valuation of derivative and warrant liabilities relates to the changes in the fair value of derivative and warrant liabilities, which are subject to remeasurement at each balance sheet date.
Other expense (income), net
Other expense (income), net primarily relates to sublease income and currency fluctuations that generate foreign exchange gains or losses on invoices denominated in currencies other than the U.S. dollar, and other non-operational financial gains or losses.
Provision for income taxes
We are subject to income taxes in the United States and certain states, but due to our net operating loss position, we have not recognized any material provision or benefit through March 31, 2021.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. We have established a full valuation allowance to offset our U.S. net deferred tax assets due to the uncertainty of realizing future tax benefits from our net operating loss carryforwards and other deferred tax assets.
As of December 31, 2020, we had U.S. federal net operating loss carryforwards of $454.6 million, and state net operating loss carryforwards of $317.8 million. The federal net operating loss carryforwards generated prior to 2018 will begin to expire in 2030, and the federal net operating loss carryforwards generated since 2018 do not expire. The state net operating loss carryforwards will begin to expire in 2023. Also, as of December 31, 2020, we had U.S. federal research and development tax credit carryforwards of $2.0 million, and state research and development tax credit carryforwards of $1.2 million. The federal research credits begin to expire in 2037, and the South Carolina research and development tax credit carryforwards begin to expire in 2027. California state research and development tax credit carryforwards have no expiration date. Our ability to use net operating loss carryforwards and other tax attributes to reduce future taxable income and liabilities may be subject to limitations based on possible ownership changes in the past or in the future, including as a result of the Business Combination. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carryforwards or other pre-change tax attributes to offset U.S. federal and state taxable income may still be subject to limitations, which could potentially result in increased future tax liability to us. Additionally, a challenge by a taxing authority, a change in our ability to utilize tax benefits such as carryforwards or tax credits, or a deviation from other tax-related assumptions may cause actual financial results to deviate from previous estimates.
United States federal legislation affecting the tax laws was recently enacted in (i) December 2017 through the Tax Cuts and Jobs Act (the “TCJA”), (ii) March 2020 through the Families First Coronavirus Response Act, (iii) March 2020 through the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), and (iv) in December 2020 (Consolidated Appropriations Act, 2021).
We continue to examine the impact the TCJA and CARES Act may have on our business. The TCJA is a far-reaching and complex revision to the U.S. federal income tax laws with disparate and, in some cases, countervailing impacts on different categories of taxpayers and industries, and will require subsequent rule making and interpretation in a number of areas. The long-term impact of the TCJA on the overall economy, the industries in which we operate and our and our partners’ businesses cannot be reliably predicted at this stage of the new law’s implementation. There can be no assurance that the TCJA will not negatively impact our operating results, financial condition, and future business operations. The estimated impact of the TCJA is based on our management’s current knowledge and assumptions, following consultation with our tax advisors. Because of our valuation allowance in the U.S., ongoing tax effects of the Act are not expected to materially change our effective tax rate in future periods.
In response to the COVID-19 pandemic, California’s Legislature passed Assembly Bill 85 (“A.B. 85”), which suspends the use of net operating losses for tax years beginning in 2020, 2021, and 2022 for taxpayers with taxable income of $1.0 million or more before an application of net operating loss. A.B. 85 includes an extended carryover period for the suspended net operating losses with an additional year carryforward for each year of suspension. A.B. 85 also limits the utilization of business incentive tax credits for taxable years 2020, 2021, and 2022, requiring that taxpayers can only claim a maximum of $5.0 million in tax credit on an aggregate basis.
However, since we maintain a full valuation allowance against these assets, this did not have a material impact on our operating results or financial condition.
Results of operations
The following tables set forth our results of operations for the periods presented and as a percentage of our total revenue for those periods. Percentages presented in the following tables may not sum due to rounding.

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Product revenue	$51,422	$50,663	$190,411	$172,295	$119,314
Parts and other service revenue	2,584	2,536	6,532	8,989	3,896
Total revenue	54,006	53,199	196,943	181,284	123,210
Product cost of goods sold	50,531	48,229	181,987	173,428	130,660
Parts and other service cost of goods sold	2,604	2,792	7,417	9,467	3,767
Total cost of goods sold (1)	53,135	51,021	189,404	182,895	134,427
Gross profit (loss)	871	2,178	7,539	(1,611)	(11,217)
Research and development (1)	9,700	8,604	36,233	35,477	31,504
Selling, general and administrative (1)	18,460	16,431	67,139	56,132	46,343
Asset impairment charge	—	—	121	6,440	—
Total operating expenses	28,160	25,035	103,493	98,049	77,847
Loss from operations	(27,289)	(22,857)	(95,954)	(99,660)	(89,064)
Interest expense, net	8,797	639	15,413	2,704	3,476
Loss on valuation of derivative and warrant liabilities	16,321	—	12,989	—	—
Other expense (income), net	(245)	1,329	2,629	(812)	(918)
Loss before income taxes	(52,162)	(24,825)	(126,985)	(101,552)	(91,622)
Provision for income taxes	—	—	22	—	—
Net loss	$(52,162)	$(24,825)	$(127,007)	$(101,552)	$(91,622)

__________________
(1)Includes stock-based compensation as follows:

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Cost of goods sold	$276	$225	$929	$826	$553
Research and development	513	372	1,616	1,436	1,227
Selling, general and administrative	2,208	1,828	7,737	6,258	3,596
Total stock-based compensation expense	$2,997	$2,425	$10,282	$8,520	$5,376

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Product revenue	95%	95%	97%	95%	97%
Parts and other service revenue	5	5	3	5	3
Total revenue	100	100	100	100	100
Product cost of goods sold	94	91	92	96	106
Parts and other service cost of goods sold	5	5	4	5	3
Total cost of goods sold (1)	99	96	96	101	109
Gross profit (loss)	1	4	4	(1)	(9)
Research and development (1)	18	16	18	19	26
Selling, general and administrative (1)	34	31	34	31	37
Asset impairment charge	—	—	—	4	—
Total operating expenses	52	47	52	54	63
Loss from operations	(51)	(43)	(48)	(55)	(72)
Interest expense, net	16	1	8	1	3
Loss on valuation of derivative and warrant liabilities	30	—	7	—	—
Other (income) expense, net	—	2	1	—	(1)
Loss before income taxes	(97)	(46)	(64)	(56)	(74)
Provision for income taxes	—	—	—	—	—
Net loss	(97)%	(46)%	(64)%	(56)%	(74)%
__________________
(1)Includes stock-based compensation expense as follows:

	Three Months Ended March 31,		Year Ended December 31,
	2021	2020	2020	2019	2018
Cost of goods sold	1%	—%	—%	1%	—%
Research and development	1	1	1	1	1
Selling, general and administrative	4	3	4	3	3
Total stock-based compensation expense	6%	5%	5%	5%	4%

Comparison of the Three Months Ended March 31, 2021 and Three Months Ended March 31, 2020
Revenue

	Three Months Ended March 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Product revenue	$51,422	$50,663	$759	1%
Parts and other service revenue	2,584	2,536	48	2
Total revenue	$54,006	$53,199	$807	2%
Total revenue increased by $0.8 million in the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The $0.8 million increase was primarily due to $7.1 million increase in revenue from battery systems, charging systems and installation in the three months ended March 31, 2021, which was offset by a $6.1 million decrease in bus revenue. We delivered battery systems for 26 and 4 vehicles in the three months ended March 31, 2021 and 2020, respectively. We delivered and our customers accepted 48 buses in the three months ended March 31, 2021 as compared to 53 buses accepted in the three months ended March 31, 2020. the COVID-19 pandemic impacted both production and deliveries in the first quarter of 2021 due to inefficiencies experienced with required safety measures and related complications with inspections.
Cost of goods sold and gross profit

	Three Months Ended March 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Product cost of goods sold	$50,531	$48,229	$2,302	5%
Parts and other service cost of goods sold	2,604	2,792	(188)	(7)
Total cost of goods sold	53,135	51,021	2,114	4
Gross profit	$871	$2,178	$(1,307)	(60)%
Cost of goods sold increased by $2.1 million for the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The $2.3 million increase in product cost of goods sold in the three months ended March 31, 2021 was primarily driven by higher warranty expense and unabsorbed labor and manufacturing overhead costs due to the COVID-19 pandemic and related delays in production. The $0.2 million decrease in parts and other service cost of goods sold was the result of the decrease in spare parts sales for the three months ended March 31, 2020.
Gross profit decreased by $1.3 million to $0.9 million for the three months ended March 31, 2021 compared to a gross profit of $2.2 million for the three months ended March 31, 2020. The decrease in gross profit was primarily driven by the lower bus production volume and higher warranty expense in the three months ended March 31, 2021.
Operating expenses
Research and development

	Three Months Ended March 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Research and development	$9,700	$8,604	$1,096	13%
Research and development expense increased by $1.1 million in the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. The increase in the three months ended March 31, 2021 when compared to the three months ended March 31, 2020 was primarily due to increased personnel related expenses of $0.5 million to support the increased product development efforts and the design of new features and functionality for APEX software of 0.3 million.

Selling, general and administrative

	Three Months Ended March 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Selling, general and administrative	$18,460	$16,431	$2,029	12%
Selling, general and administrative expense increased by $2.0 million in the three months ended March 31, 2021 compared to the three months ended March 31, 2020. The increase was due to an increase in legal fees and potential settlement expenses of $1.6 million, an increase in personnel related expenses of $0.5 million, increased IT expense of $0.3 million and higher costs associated with becoming a public company of $0.3 million.
Interest expense, net

	Three Months Ended March 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Interest income	$(31)	$(120)	$89	(74)%
Interest expense	8,828	759	8,069	1063
Interest expense, net	$8,797	$639	$8,158	1277%
Interest expense, net increased by $8.2 million in the three months ended March 31, 2021 compared to the three months ended March 31, 2020 primarily due to additional interest expense resulting from the $200.0 million Convertible Notes issued in August 2020 (“Convertible Notes”) and decreased interest income earned on investments from cash equivalents and short-term investments.
Loss on valuation of derivative and warrant liabilities

	Three Months Ended March 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Loss on valuation of derivative and warrant liabilities	$16,321	$—	$16,321	NM
The $16.3 million loss in the three months ended March 31, 2021 was related to the non-cash fair value change of derivative and warrant liabilities arising from the Convertible Notes.
Other (income) expense, net

	Three Months Ended March 31,		$	%
(dollars in thousands)	2021	2020	Change	Change
Other (income) expense, net	$(245)	$1,329	$(1,574)	(118)%
In the three months ended March 31, 2021, we recognized other income of $0.2 million, compared to other expense of $1.3 million for the three months ended March 31, 2020. Other income and expense includes sublease income, currency fluctuations that generate foreign exchange gains or losses on invoices denominated in currencies other than the U.S. dollar, and other non-operational financial losses. The higher expense in the three months ended March 31, 2020 was mainly due to foreign exchange rate fluctuations in the first quarter of 2020, and other non-operational financial gains or losses.
Provision for income taxes
We are subject to income taxes in the United States and certain states, but due to our net operating loss position, we have not recognized any material provision or benefit through March 31, 2021.

Comparison of the Year Ended December 31, 2020 and Year Ended December 31, 2019
Revenue

	Year Ended December 31,		$	%
(dollars in thousands)	2020	2019	Change	Change
Product revenue	$190,411	$172,295	$18,116	11%
Parts and other service revenue	6,532	8,989	(2,457)	(27)%
Total revenue	$196,943	$181,284	$15,659	9%
Total revenue increased by $15.7 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. The $18.1 million increase in product revenue was primarily due to a $13.7 million increase of battery systems revenue, a $5.4 million increase of vehicle revenue including battery lease assignment, and a $0.4 million increase of charging systems revenue in the year ended December 31, 2020, which was offset by decreased revenue from leasing in the year ended December 31, 2020. We delivered and our customers accepted 170 buses in the year ended December 31, 2020 as compared to 177 buses accepted in the year ended December 31, 2019. COVID-19 impacted both production and deliveries due to inefficiencies experienced with required safety measures and complications with inspections and regulatory testing. However, the financial impact from the decrease of vehicles delivered in 2020 was offset by the higher selling price due to product mix. For the year ended December 31, 2020, we delivered battery systems for 107 vehicles, which is increased from 20 vehicles for the year ended December 31, 2019. Parts and other service revenue decreased by $2.5 million in the year ended December 31, 2020 as compared to the year ended December 31, 2019 primarily as a result of a $4.0 million decrease in prototype sales in 2020 as certain 2019 development programs converted to OEM battery system sales in 2020.
Cost of goods sold and gross profit

	Year Ended December 31,		$	%
(dollars in thousands)	2020	2019	Change	Change
Product cost of goods sold	$181,987	$173,428	$8,559	5%
Parts and other service cost of goods sold	7,417	9,467	$(2,050)	(22)%
Total cost of goods sold	$189,404	$182,895	$6,509	4%
Gross profit (loss)	$7,539	$(1,611)	$9,150	NM
Cost of goods sold increased by $6.5 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. The $8.6 million increase in product cost of goods sold was mainly driven by the increase in battery systems sold, the increased cost in vehicles delivered, which is correlated to the increase in average vehicle selling price, and unabsorbed labor and manufacturing overhead costs due to COVID-19 related delays in production. These increases were partially offset by a $2.6 million increase in reduction of pre-existing vehicle warranty liabilities. The $2.1 million decrease in parts and other service cost of goods sold was primarily the result of decreased prototype sales, which were partially offset by the increased cost from higher headcount in the service organization to meet the needs of our growing customer base.
Gross profit improved by $9.2 million to a gross profit of $7.5 million in the year ended December 31, 2020 compared to a gross loss of $1.6 million in the year ended December 31, 2019. The improvement of gross profit was primarily driven by the increased volume of battery systems sold, product mix, and lower vehicle warranty costs.

Operating expenses
Research and development

	Year Ended December 31,		$	%
(dollars in thousands)	2020	2019	Change	Change
Research and development	$36,233	$35,477	$756	2%
Research and development expense increased by $0.8 million in the year ended December 31, 2020 compared to the year ended December 31, 2019. The increase was primarily due to the design of new features and functionality for our buses and APEX software. Personnel expenses and IT expense increased by $1.9 million and $0.6 million in the year ended December 31, 2020 when compared to the year ended December 31, 2019 due to increased product development efforts. These increases were partially offset by the decrease in prototype parts and tools expense of $0.8 million due to more stability in the bus platform, and the decrease in travel expense of $0.8 million due to COVID-19.
Selling, general and administrative

	Year Ended December 31,		$	%
(dollars in thousands)	2020	2019	Change	Change
Selling, general and administrative	$67,139	$56,132	$11,007	20%
Selling, general and administrative expense increased by $11.0 million in the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily due to an increase in contract labor and consulting expense of $4.3 million, professional fees of $3.6 million, stock-based compensation expense of $1.5 million and IT expenses of $1.5 million. Contract labor and consulting expense was mainly related to market studies, certain process improvement projects and supplier development expenses. Stock-based compensation and personnel expenses increased due to higher headcount related to the growth in the business. The increase of professional fees was primarily the result of the write-off of $2.2 million of deferred financing costs for our previously contemplated IPO based upon our pursuit of the Business Combination. These increases were partially offset by a decrease in travel expense of $1.8 million due to COVID-19.
Asset impairment charge

	Year Ended December 31,		$	%
(dollars in thousands)	2020	2019	Change	Change
Asset impairment charge	$121	$6,440	$(6,319)	NM
In 2020, we incurred an impairment charge of $0.1 million related to certain operating lease right-of-use assets due to the execution of a sublease agreement. In 2019, we incurred an impairment charge of $6.4 million related to certain assets leased to customers due to introduction of new products and related technological advancements and the resulting change in expectations for the future cash flows associated with those assets.
Interest expense, net

	Year Ended December 31,		$	%
(dollars in thousands)	2020	2019	Change	Change
Interest income	$(240)	$(1,447)	$1,207	(83)%
Interest expense	15,653	4,151	11,502	277
Interest expense, net	$15,413	$2,704	$12,709	470

Interest expense, net increased by $12.7 million in the year ended December 31, 2020 compared to the year ended December 31, 2019 primarily due to additional interest expense resulting from the Convertible Notes and decreased interest income earned on investments from cash equivalents and short-term investments.
Loss on valuation of derivative and warrant liabilities

	Year Ended December 31,		$	%
(dollars in thousands)	2020	2019	Change	Change
Loss on valuation of derivative and warrant liabilities	$12,989	$—	$12,989	NM
The $13.0 million loss in the year ended December 31, 2020 related to the non-cash fair value change of derivative and warrant liabilities arising from the Convertible Notes.
Other (income) expense, net

	Year Ended December 31,		$	%
(dollars in thousands)	2020	2019	Change	Change
Other (income) expense, net	$2,629	$(812)	$3,441	NM
In the year ended December 31, 2020, we recognized other expense of $2.6 million, compared to other income of $0.8 million for the year ended December 31, 2019. Other income and expense includes sublease income, currency fluctuations that generate foreign exchange gains or losses on invoices denominated in currencies other than the U.S. dollar, and other non-operational financial losses.
Provision for income taxes
We are subject to income taxes in the United States and certain states, but due to our net operating loss position, we have not recognized any provision or benefit until 2020. In the year ended December 31, 2020, we booked a provision for taxes in certain states, where tax is not based solely on income before taxes.
Comparison of the Years Ended December 31, 2019 and December 31, 2018
Revenue

	Year Ended December 31,		$	%
(dollars in thousands)	2019	2018	Change	Change
Product revenue	$172,295	$119,314	$52,981	44%
Parts and other service revenue	8,989	3,896	5,093	131
Total revenue	$181,284	$123,210	$58,074	47
Total revenue increased by $58.1 million in 2019 compared to 2018. The $53.0 million increase in product revenue was primarily due to the increased number of buses and chargers accepted in 2019. We delivered and our customers accepted 177 buses in 2019 as compared to 135 buses accepted in 2018. Parts and other service revenue increased by $5.1 million in 2019 as compared to 2018 as a result of development service prototype sales and increased parts sales due to the increase in the cumulative number of buses delivered and operated.

Cost of goods sold and gross loss

	Year Ended December 31,		$	%
(dollars in thousands)	2019	2018	Change	Change
Product cost of goods sold	$173,428	$130,660	$42,768	33%
Parts and other service cost of goods sold	9,467	3,767	5,700	151
Total cost of goods sold	$182,895	$134,427	$48,468	36
Gross loss	$(1,611)	$(11,217)	$9,606	(86)
Cost of goods sold increased by $48.5 million in 2019 compared to 2018. The $42.8 million increase in product cost of goods sold was driven by the increase in bus and charger acceptances. Cost of goods sold also increased compared to 2018 due to the increased number of charger installation and infrastructure projects in 2019. The $5.7 million increase in parts and other service cost of goods sold was primarily the result of increased powertrain and parts sales. Parts and other service cost of goods sold also increased due to higher headcount in the service organization to meet the needs of our growing customer base.
Gross loss improved by $9.6 million in 2019 compared to 2018. The improvement was primarily driven by labor productivity and volume-driven labor and overhead absorption improvements as well as reduced bill of materials and freight costs.
Operating expenses
Research and development

	Year Ended December 31,		$	%
(dollars in thousands)	2019	2018	Change	Change
Research and development	$35,477	$31,504	$3,973	13%
Research and development expense increased by $4.0 million in 2019 compared to 2018. The increase was primarily due to the design of new features and functionality for our buses. Personnel expenses increased $5.2 million in 2019 when compared to 2018 due to increased product development efforts. Other increases in research and development expense in 2019 as compared to 2018 included increased equipment depreciation expense of $2.3 million, increased prototype parts and tooling expenses of $0.7 million and increased overhead allocation costs of $0.7 million. The increases were partially offset by decreased contractor labor and consulting expense of $5.7 million, mainly due to the non-recurrence of certain supplier development costs incurred in 2018.
Selling, general and administrative

	Year Ended December 31,		$	%
(dollars in thousands)	2019	2018	Change	Change
Selling, general and administrative	$56,132	$46,343	$9,789	21%
Selling, general and administrative expense increased by $9.8 million in 2019 compared to 2018 primarily due to an increase in personnel expenses of $3.2 million, stock-based compensation expense of $2.7 million, consulting costs of $2.3 million, travel and entertainment of $0.7 million, insurance expense of $0.9 million. 2018 included freight expense of $0.6 million related to moving production tools that did not recur in 2019.

Asset impairment charge

	Year Ended December 31,		$	%
(dollars in thousands)	2019	2018	Change	Change
Asset impairment charge	$6,440	$—	$(6,440)	NM
In 2019, we incurred an impairment charge of $6.4 million related to certain assets leased to customers due to introduction of new products and related technological advancements and the resulting change in expectations for the future cash flows associated with those assets.
Interest expense, net

	Year Ended December 31,		$	%
(dollars in thousands)	2019	2018	Change	Change
Interest income	$(1,447)	$(1,296)	$(151)	12%
Interest expense	4,151	4,772	(621)	(13)
Interest expense, net	$2,704	$3,476	$(772)	(22)
Interest expense, net decreased by $0.8 million in 2019 compared to 2018 primarily due to increased interest income earned on a higher short-term investment balance and lower interest rates associated with our Senior Credit Facility.
Other expense (income), net

	Year Ended December 31,		$	%
(dollars in thousands)	2019	2018	Change	Change
Other expense (income), net	$(812)	$(918)	$106	(12)%
In 2019, we recognized other income, net, of $0.8 million, a decrease of $0.1 million over 2018. Other income and expense primarily relates to sublease income and currency fluctuations that generate foreign exchange gains or losses on invoices denominated in currencies other than the U.S. dollar. The year-over-year change was due to variations in exchange rates and the start of sublease income in one facility, which began in 2018.
Quarterly results of operations
The following table sets forth selected unaudited quarterly statements of operations data for each of the nine quarters ended March 31, 2021. In management’s opinion, the data below has been prepared on the same basis as the audited financial statements included elsewhere in this prospectus, and reflects all necessary adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods in accordance with U.S. GAAP. The following quarterly financial data should be read in conjunction with our audited financial statements and related notes included elsewhere in this prospectus. The results of historical periods are not necessarily indicative of the results to be expected for a full year or any future period.

	Three Months Ended
(in thousands)	Mar.31, 2021	Dec.31, 2020	Sep.30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Product revenue	$51,422	$53,158	$46,142	$40,448	$50,663	35,165	50,343	45,397	41,390
Parts and other service revenue	2,584	989	1,395	1,612	2,536	4,481	2,053	1,700	755
Total revenue	54,006	54,147	47,537	42,060	53,199	39,646	52,396	47,097	42,145
Product cost of goods sold	50,531	51,482	43,949	38,327	48,229	38,790	47,907	44,750	41,981
Parts and other service cost of goods sold	2,604	1,555	1,679	1,391	2,792	4,078	2,438	2,081	870
Total cost of goods sold (1)	53,135	53,037	45,628	39,718	51,021	42,868	50,345	46,831	42,851
Gross profit (loss)	871	1,110	1,909	2,342	2,178	(3,222)	2,051	266	(706)
Research and development (1)	9,700	10,100	9,229	8,300	8,604	10,252	8,730	8,436	8,059
Selling, general and administrative (1)	18,460	19,974	15,240	15,494	16,431	14,559	14,919	13,927	12,727
Asset impairment charge	—	121	—	—	—	6,440	—	—	—
Total operating expenses	28,160	30,195	24,469	23,794	25,035	31,251	23,649	22,363	20,786
Loss from operations	(27,289)	(29,085)	(22,560)	(21,452)	(22,857)	(34,473)	(21,598)	(22,097)	(21,492)
Interest expense, net	8,797	8,849	5,198	727	639	458	433	986	827
(Gain) loss on valuation of derivative and warrant liabilities	16,321	(6,072)	19,061	—	—	—	—	—	—
Other expense (income), net	(245)	739	41	520	1,329	(126)	(249)	(166)	(271)
Loss before income taxes	(52,162)	(32,601)	(46,860)	(22,699)	(24,825)	(34,805)	(21,782)	(22,917)	(22,048)
Provision for income taxes	—	22	—	—	—	—	—	—	—
Net loss	$(52,162)	$(32,623)	$(46,860)	$(22,699)	$(24,825)	(34,805)	(21,782)	(22,917)	(22,048)
__________________
(1)Includes stock-based compensation expense as follows:

	Three Months Ended
(in thousands)	Mar.31, 2021	Dec.31, 2020	Sep.30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Cost of goods sold	$276	$241	$235	$228	$225	246	206	198	176
Research and development	513	433	461	350	372	392	376	335	333
Selling, general and administrative	2,208	2,057	1,984	1,868	1,828	1,698	1,608	1,521	1,431
Total stock-based compensation expense	$2,997	$2,731	$2,680	$2,446	$2,425	$2,336	$2,190	$2,054	$1,940

The following table sets forth our unaudited quarterly results of operations data for each of the periods indicated as a percentage of total revenue. Percentages presented in the following tables may not sum due to rounding.

	Three Months Ended
(as a percentage of total revenue)	Mar.31, 2021	Dec.31, 2020	Sep.30, 2020	Jun. 30, 2020	Mar. 31, 2020	Dec. 31, 2019	Sept. 30, 2019	Jun. 30, 2019	Mar. 31, 2019
Product revenue	95%	98%	97%	96%	95%	89%	96%	96%	98%
Parts and other service revenue	5	2	3	4	5	11	4	4	2
Total revenue	100	100	100	100	100	100	100	100	100
Product cost of goods sold	94	95	92	91	91	98	91	95	100
Parts and other service cost of goods sold	5	3	4	3	5	10	5	4	2
Total cost of goods sold	99	98	96	94	96	108	96	99	102
Gross profit (loss)	1	2	4	6	4	(8)	4	1	(2)
Research and development	18	19	19	20	16	26	17	18	19
Selling, general and administrative	34	37	32	37	31	37	28	30	30
Asset impairment charge	—	—	—	—	—	16	—	—	—
Total operating expenses	52	56	51	57	47	79	45	48	49
Loss from operations	(51)	(54)	(47)	(51)	(43)	(87)	(41)	(47)	(51)
Interest expense, net	16	16	12	2	1	1	1	2	2
(Gain) loss on valuation of derivative and warrant liabilities	30	(11)	40	—	—	—	—	—	—
Other (income) expense, net	—	1	—	1	2	—	—	—	(1)
Loss before income taxes	(97)	(60)	(99)	(54)	(46)	(88)	(42)	(49)	(52)
Provision for income taxes	—	—	—	—	—	—	—	—	—
Net loss	(97)%	(60)%	(99)%	(54)%	(46)%	(88)%	(42)%	(49)%	(52)%
Quarterly revenue, cost of goods sold and gross (loss) profit trends
Over the periods presented, we have generally experienced growth in total revenue. Product revenue is directly correlated to customer deliveries and acceptances, although product mix can lead to variability in growth rates. Parts and other service revenue can be dependent on timing of certain customer deliveries of spare parts and battery and drivetrain prototype systems, which leads to some variability in its growth rate and its contribution as a percentage of total revenue. During 2019, 2020 and the three months ended March 31, 2021, our product revenue generally grew at an annual rate consistent with our parts and other service revenue, and as a result the percentage of total revenue approximated 96% of total revenue during those periods. Certain quarters had specific variances. In the fourth quarter of 2019, product revenue was lower due to production delays caused by a supplier performance issue while parts and other service increased due to higher incremental revenue from battery and drivetrain prototype systems. The impact of COVID-19 on travel, suppliers, global logistics and production efficiency generally reduced revenue beginning in the second quarter of 2020 and its impacts continued through the first quarter of 2021.
Cost of goods sold has grown at variable rates relative to total revenue, largely dependent on the ability of manufacturing to produce at a consistent rate. The ability to maintain cost of goods sold lower than total revenue beginning in Q1 2020 was due to cost reduction efforts in the bill of materials and improved absorption of labor and overhead with increased volume. In the first three quarters of 2019, cost of goods sold declined as a percentage of total revenue due to improved labor productivity and labor and overhead absorption as well as reduced costs in the bill of materials and freight. In the fourth quarter of 2019, production was abnormally inefficient due to supplier delays associated with the launch of a new drivetrain. Additionally, new product launches in both bus and drivetrain led to increased inventory obsolescence reserves. In 2020, product cost of goods sold as a percentage of revenue improved to an average of 96% due to increased revenue from battery parts and drivetrain systems reduced unit costs, with quarterly variability due to relative production efficiency, as impacted by COVID. In the first quarter of 2021, product cost of goods sold increased as a percentage of revenue mainly due to production delays caused by the impacts of COVID-19, which led to significant unabsorbed labor and overheard.

There is additional variability in cost of goods sold as a percentage of total revenue that is due to customer and product mix for both product and parts and other service. Over the periods presented, our base materials costs have generally improved but our production efficiencies have impacted our ability to generate consistent gross margin. We have, however, achieved positive gross margin in all quarters since the second quarter of 2019, with the exception of the fourth quarter of 2019.
Quarterly expense trends
We invest in research and development based on product development timelines which are not necessarily consistent from year to year and are not based on the timing of total revenue. In 2019, research and development was consistent as a percentage of revenue in the first three quarters but increased significantly in the fourth quarter of 2019 due to increased depreciation and impairment expenses associated with engineering test assets. While quarterly research and development absolute costs vary based on new product launches and testing requirements, the expenses have remained relatively consistent as a percentage of revenue starting with the first quarter of 2020 through the first quarter of 2021.
Selling, general and administrative expenses have generally increased in absolute dollars on a quarterly basis due to the growth in costs needed to support the business. The historic quarterly trend has not been consistent, mainly due to contract settlements, financing activities and the periodic use of certain strategic advisors. The increase in selling, general and administrative expenses as a percentage of revenue in the fourth quarter of 2019 was related to a contract amendment and settlement. The variability in 2020 was primarily related to certain financing and strategic activities, including the Convertible Note offering as well as the pursuit of a business combination transaction which then resulted in the write-off of $2.2 million in previously capitalized IPO costs.
An impairment charge was incurred in the fourth quarter of 2019. This expense was associated with our re-evaluation of the useful life and residual values of leased assets due to introduction of new products and related technological advancements and the resulting change in expectations for the future cash flows associated with those assets.
An impairment charge was incurred in the fourth quarter of 2020. This expense was associated with our re-evaluation of the operating lease right-of-use assets due to a sublease agreement, which changed the expectations for the future cash flows associated with the asset.
Liquidity and capital resources
As of March 31, 2021, we had cash and cash equivalents and short-term investments of $164.6 million. Our primary requirements for liquidity and capital are investment in new products and technologies, the improvement and expansion of existing manufacturing facilities, working capital, debt service, and general corporate needs. Historically, these cash requirements have been met through the net proceeds we received through private sales of equity securities, borrowings under our credit facilities, and payments received from customers.
We believe that our sources of existing cash and cash equivalents and short-term investments, funds raised in connection with the Business Combination and the PIPE Financing, funds available under our Senior Credit Facility, and payments from customers will be sufficient to meet our working capital and capital expenditure needs for at least the next twelve months. However, if we are unable to generate sufficient cash flows from operations in the future, or fund availability under our Senior Credit Facility is not sufficient, we may have to obtain additional equity or debt financing. The issuance and sale of additional equity would result in further dilution to our stockholders. The incurrence of indebtedness would result in increased fixed obligations and could result in significant financial and operating covenants that would restrict our operations. We cannot assure you that we will be able to obtain refinancing or additional financing on favorable terms or at all.
With the funds raised in connection with the Business Combination and the PIPE Financing, we expect no additional capital will be needed to execute our business plan over the next 12 months. We will continue to invest in increasing and optimizing production and expanding the portfolio of products and services. These investments will be approached with a view to improving profitability in the long-term, Based on our current business plan, we expect to use approximately $300 million of the funds to optimize and scale for core profitability, approximately $250 million to develop new products and services and approximately $120 million for working capital and general corporate purposes.
Hercules Credit Facility
In May 2015, we entered into the Hercules Credit Facility. After entering into the May 2019 amendment, our Hercules Credit Facility provided for a $10.0 million term loan. In August 2020, we repaid in full our obligations of $10.3 million including principal and accrued interest, and terminated this credit facility.
Senior Credit Facility
In May 2019, we entered into the Senior Credit Facility, which is a senior secured asset-based lending facility with borrowing capacity up to $75.0 million. The Senior Credit Facility is available on a revolving basis through the earlier of May 2024 or 91 days prior to the stated maturity of any subordinated debt in aggregate amount of $7.5 million or more. The maximum availability under the Senior Credit Facility is based on certain specified percentages of eligible accounts receivable and inventory, subject to certain reserves, to be determined in accordance with the Senior Credit Facility. The commitment under the Senior Credit Facility includes a $10.0 million letter of credit sub-line. Subject to certain conditions, the commitment may be increased by $50.0 million upon approval by the lender, and at our option, the commitment can be reduced to $25.0 million or terminated upon at least 15 days written notice.
The Senior Credit Facility is secured by a security interest on substantially all our assets except for intellectual property and other restricted property.
Borrowings under the Senior Credit Facility bear interest at per annum rates equal to, at our option, either (i) the base rate plus an applicable margin for base rate loan, or (ii) the London Interbank Offered Rate, or LIBOR, plus an applicable margin for LIBOR loan. The base rate is calculated as the greater of (a) the Lender prime rate, (b) the federal funds rate plus 0.5%, and (c) one-month LIBOR plus 1.0%. The applicable margin is calculated based on a pricing grid linked to quarterly average excess availability (as a percentage of borrowing capacity). For base rate loans, the applicable margin ranges from 0.0% to 1.5%, and for LIBOR Loans, it ranges from 1.5% to 3.0%. The unused line fee is 0.375% per annum of the actual daily amount of the unutilized revolver commitment and will be reduced to 0.25% under certain conditions.
The Senior Credit Facility contains certain customary non-financial covenants. In addition, the Senior Credit Facility requires us to maintain a Fixed Charge Coverage Ratio of at least 1.00:1.00 during such times as a covenant trigger event shall exist.
As of March 31, 2021, the outstanding balance was $17.1 million with a maturity date in May 2024. The interest rate was 2.73% as of March 31, 2021.
We received consent to the Business Combination from the lender under the Senior Credit Facility.
Small Business Administration Loan
In May 2020, we received Small Business Administration (“SBA”) loan proceeds of $10.0 million from Town Center Bank pursuant to the Paycheck Protection Program (the “PPP loan”) under CARES Act. The PPP loan was in the form of a note that matures on May 6, 2022. As of March 31, 2021, the interest rate is 1.0% per annum and interest is payable monthly commencing in October 2021. All or a portion of the loan may be forgiven by the SBA upon application with supporting documentation of expenditures in accordance with SBA requirements, which include employees being kept on the payroll for eight weeks after the date of the loan and the proceeds being used for payroll, rent, mortgage interest, or utilities.

Secured Convertible Promissory Notes
In August 2020, we entered into a Note Purchase Agreement for Secured Convertible Promissory Notes (“Convertible Notes”). The Convertible Notes have an aggregate principal amount of $200.0 million, with a cash interest of 5.0% per annum payable at each quarter end and a paid-in-kind interest of 4.5% per annum payable by increasing the principal balance at each quarter end. The Convertible Notes will mature in August 2025, and the Company may not make prepayment unless approved by the required holders of the Convertible Notes.
At or after an initial public offering in which we receives gross proceeds of not less than $100 million (a “QIPO”), or at the time of a merger, acquisition or other combination between us and a publicly-traded special purpose acquisition company (“SPAC transaction”), the holders may elect to convert the Convertible Notes into shares of common stock.
At the next bona fide equity financing following the Note Purchase Agreement, or 36 months after the date of the Note Purchase Agreement if no such equity financing shall have occurred, the holders may elect to convert the Convertible Notes into shares of the most senior series of our preferred stock.
The Convertible Notes will automatically be converted into common stock after a QIPO or SPAC transaction if certain price conditions are met at the time of the QIPO or SPAC transaction and in the subsequent public trading price of our common stock.
Each of the Convertible Notes shall rank equally without preference or priority of any kind over one another, but senior in all rights, privileges and preferences to all other shares of our capital stock and all other securities that are convertible into or exercisable for our capital stock directly or indirectly.
Prior to the maturity date or conversion of the entire balance of the Convertible Notes, in the event of a liquidation or sale of the Company, we shall pay to the holders of Convertible Notes the greater of (i) 150% of the principal balance of the Convertible Notes or (ii) the consideration that the holders would have received had the holders elected to convert the Convertible Notes into preferred stock immediately prior to such liquidation event.
The Convertible Notes do not entitle the holders to any voting rights or other rights as a stockholder of the Company, unless and until the Convertible Notes are actually converted into shares of our capital stock in accordance with their terms.
The Note Purchase Agreement contains certain customary non-financial covenants. In addition, the Note Purchase Agreement requires us to maintain liquidity at quarter end of not less than the greater of (i) $75.0 million and (ii) four times of cash burn for the three-month period then ended.
In connection with the issuance of the Convertible Notes, we issued to the purchasers of Convertible Notes warrants to purchase 5.1 million shares of our stock at an exercise price of $0.01 per share. The stock issuable upon exercise of the warrants shall be common stock, or in the event that a QIPO has not occurred within five years of the Note Purchase Agreement or in the event of a liquidation or sale of the Company, the most senior series of our preferred stock. The warrants are exercisable for 7 years, and will be automatically exercised in the event of a change of control transaction or the expiration of the warrants.
The warrants are freestanding financial instruments and classified as liability due to the possibility that they can become exercisable into convertible preferred stock. The warrant liability of $29.0 million was initially measured at fair value on its issuance date and recorded as a debt discount, and will be amortized during the term of the Convertible Notes to interest expense using effective interest method. The warrant liability is remeasured on a recurring basis at each reporting period date, with the change in fair value reported in the statement of operations. The loss from change in fair value of the warrant liability was $21.8 million for the three months ended March 31, 2021.

The embedded features are composed of conversion options that have the economic characteristics of a contingent early redemption feature settled in shares of our stock rather than cash, because the total number of shares of our stock delivered to settle these embedded features will predominantly have a fixed value. These conversion options are bifurcated and accounted for separately from the host debt instrument. The derivative liability of $68.5 million was initially measured at fair value on its issuance date and recorded as a debt discount and will be amortized during the term of the Convertible Notes to interest expense using effective interest method. The derivative liability is remeasured on a recurring basis at each reporting period date, with the change in fair value reported in the statement of operations. The gain from the change in fair value of the derivative liability was $5.5 million for the three months ended March 31, 2021.
As of March 31, 2021, the outstanding balance was $205.8 million including PIK interest of $5.8 million. The amortization expense of debt discount and issuance costs was $3.7 million for the three months ended March 31, 2021.
At the closing of the Business Combination, the holders of the Convertible Notes may optionally convert the outstanding balance under the Convertible Notes including unpaid interest into shares of New Proterra common stock at a conversion price on terms set forth in the Convertible Notes. The applicable conversion price at the Closing was calculated at $6.5712. Certain holders of Convertible Notes with original principal amounts of $46.5 million elected to convert their Convertible Notes, including accrued PIK interest and cash interest, at the Closing resulting in the issuance of 7.4 million shares of New Proterra common stock.
At any time after the expiration of the lock-up period following the closing of the Business Combination, the Convertible Notes will automatically be converted into common stock if the volume-weighted average price of the New Proterra common stock over a period of 20 consecutive trading days exceeds 150% of the conversion price. Based on the determined conversion price, the automatic conversion of the notes will be triggered based on a VWAP of $9.86. See “Treatment of Convertible Notes” in the Unaudited Pro Forma Condensed Combined Financial Information for further information regarding the conversion price determination.
Performance bonds
Public transit agencies may require their suppliers to obtain performance bonds from surety companies or letters of credit to protect against non-performance. These performance guarantees are normally valid from contract effective date to completion of the contract, which is generally upon customer acceptance of the vehicle. Surety companies limit the maximum coverage they will provide based on financial performance and do not provide committed bonding facilities. Currently, we are required to cash collateralize a portion of the total performance bond amount. The collateral provided is shown as restricted cash on the balance sheet. As of March 31, 2021, we had $12.6 million of restricted cash related to performance bonds. We believe that we currently have sufficient capacity to meet the performance guarantee needs of our business through our arrangements with our primary surety provider.
Cash flows
The following table summarizes our cash flows:

	Three Months Ended March 31,		Year Ended December 31,
(in thousands)	2021	2020	2020	2019	2018
Cash flows (used in) provided by:
Operating activities	$(15,749)	$(16,255)	$(76,070)	$(97,294)	$(103,679)
Investing activities	(63,755)	32,564	(54,525)	(35,227)	(34,650)
Financing activities	1,903	10,390	200,643	83,196	176,630
Net (decrease) increase in cash and cash equivalents, and restricted cash	$(77,601)	$26,699	$70,048	$(49,325)	$38,301

Operating activities
Net cash used in operating activities in the three months ended March 31, 2021 was $15.7 million compared to $16.3 million in the three months ended March 31, 2020. In both periods, the cash used in operating activities was due to net losses and increases in working capital. The increase in net loss of $27.3 million between the comparison periods included $16.3 million of non-cash loss on change in the fair value of derivative and warrant liabilities. Non-cash interest expense and debt discount and issuance costs amortization increased by $5.9 million and stock-based compensation expense increased by $0.6 million in the three months ended March 31, 2021 as compared to the three months ended March 31, 2020. In the three months ended March 31, 2021, cash provided by operating activities included $10.1 million and $1.3 million related to accounts payable and accrued liabilities and other non-current liabilities, respectively, and was partially offset by cash used in prepaid expenses and other current assets and deferred revenue of $3.5 million and $1.5 million, respectively. In the three months ended March 31, 2020, cash provided by operating activities included $2.7 million, $2.2 million and $1.3 million related to accounts payable and accrued liabilities, accounts receivables and other non-current liabilities, respectively, and was partially offset by cash used in prepaid expenses and other current assets of $4.2 million.
Net cash used in operating activities in 2020 was $76.1 million compared to $97.3 million in 2019. In both years, the cash used in operating activities was due to net losses and increases in working capital. The increase in net loss of $25.5 million between the comparison periods includes $13.0 million of non-cash loss on change in the fair value of derivative and warrant liabilities. Non-cash interest expense and debt discount and issuance costs amortization increased by $8.6 million, non-cash depreciation expense increased by $2.9 million, stock-based compensation expense increased by $1.8 million in the year ended December 31, 2020 as compared to the year ended December 31, 2019. In 2020, cash used in operating activities included $7.2 million and $4.1 million related to accounts receivable and accounts payable and accrued liabilities, respectively, and was partially offset by cash provided by deferred revenue, inventory, other non-current liabilities, and other assets of $9.6 million, $2.2 million, $2.2 million, and $1.6 million, respectively. In 2019, cash used in operating activities included $15.7 million, $9.0 million and $4.7 million related to inventory, accounts receivables and other assets, respectively, and was partially offset by cash provided by deferred cost of goods sold and other non-current liabilities was $4.2 million and $1.1 million, respectively.
Net cash used in operating activities was $97.3 million in 2019 compared to $103.7 million in 2018. In both years, the cash used in operating activities was due to net losses and increases in working capital. The net loss increased by $9.9 million in 2019 as compared to 2018. Non-cash depreciation expense increased by $3.4 million, stock-based compensation expense increased by $3.1 million, impairment charge increased by $6.4 million in 2019 as compared to 2018. In 2019, cash used in operating activities included $15.7 million, $9.0 million and $4.7 million related to inventory, accounts receivables and other assets, respectively, and was partially offset by cash provided by deferred cost of goods sold and other non-current liabilities was $4.2 million and $1.1 million, respectively. In 2018, cash used in inventory, accounts receivable, prepaid expense and other current assets, and deferred cost of goods sold was $23.6 million, $23.2 million, $5.0 million and $3.4 million, respectively, and was partially offset by cash provided by accounts payable and accrued liabilities, deferred revenue, and other non-current liabilities of $12.5 million, $11.8 million and $3.0 million, respectively.
Investing activities
Net cash used in investment activities was $63.8 million in the three months ended March 31, 2021 compared to net cash provided by investment activities of $32.6 million in the three months ended March 31, 2020. The $96.3 million change was primarily driven by a net increase of $102.5 million related to the purchase of short-term investments in the three months ended March 31, 2021 as compared to the three months ended March 31, 2020, and was partially offset by a $6.2 million decrease in capital expenditures.
Net cash used in investment activities was $54.5 million in the year ended December 31, 2020 compared to net cash provided by investment activities of $35.2 million in the year ended December 31, 2019. The change is primarily driven by an $11.8 million increase in capital expenditures and the net increase of $7.5 million related to the purchase of short-term investments in the year ended December 31, 2020 as compared to the year ended December 31, 2019.
Net cash used in investing activities was $35.2 million in 2019 compared to $34.7 million in 2018. The change was primarily driven by the decrease of net cash invested in short-term investments of $3.5 million in 2019, offset by $2.9 million lower capital expenditures in 2019 as compared to 2018.
Financing activities
Net cash provided by financing activities was $1.9 million for the three months ended March 31, 2021 compared to $10.4 million for the three months ended March 31, 2020. The net cash provided by financing activities for the three months ended March 31, 2021 primarily resulted from $2.0 million from the exercise of stock options. For the three months ended March 31, 2020, we received net proceeds of $10.2 million from borrowing under the Senior Credit Facility.
Net cash provided by financing activities was $200.6 million for the year ended December 31, 2020 compared to $83.2 million for the year ended December 31, 2019. The net cash provided by financing activities for the year ended December 31, 2020 primarily resulted from proceeds from borrowings of $200.0 million through the issuance of Convertible Notes, $14.5 million under the Senior Credit Facility, $10.0 million from PPP loan, and $4.2 million from the exercise of stock options, offset by $12.8 million repayment under the Senior Credit Facility and $10.0 million repayment of the Hercules Credit Facility. For the year ended December 31, 2019, we received net proceeds of $86.7 million from the issuance of Series 8 convertible preferred stock, $21.4 million in proceeds from borrowing under the Senior Credit Facility, and $1.7 million in proceeds from the exercise of stock options.
Net cash provided by financing activities was $83.2 million in 2019 as compared to $176.6 million in 2018. In 2019, we completed our Series 8 convertible preferred stock financing with net proceeds of $86.7 million and we also received $21.4 million in proceeds from borrowing under the Senior Credit Facility, and $1.7 million in proceeds from the exercise of stock options. These amounts were offset by a $20.0 million repayment of a portion of the Hercules Credit Facility and a $6.5 million partial repayment of amounts previously borrowed under the Senior Credit Facility. In 2018, we completed a Series 6 convertible preferred stock financing extension with net proceeds of $19.9 million, as well as a Series 7 convertible preferred stock financing with additional cash proceeds of $153.7 million. We also received $1.9 million in proceeds from the exercise of stock options and $1.5 million of proceeds from government grants.
Contractual obligations
The following table summarizes our non-cancelable contractual obligations as of March 31, 2021 (in thousands):

	Payments Due By Period
	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Leases(1)	$12,572	$4,091	$5,839	$2,463	$179
Debt principal(2)	232,831	—	10,000	222,831	—
Purchase obligations(3)	222,715	133,026	89,689	—	—
Total	$468,118	$137,117	$105,528	$225,294	$179
__________________
(1)Represents minimum operating lease payments under operating leases for office facilities and equipment, excluding potential lease renewals.
(2)Including PIK interest added to principal balance through March 31, 2021.
(3)Represents purchase orders or contracts for the purchase of certain goods and services and purchase commitments.

In August 2020, we entered into a Note Purchase Agreement for the Convertible Notes, which have an aggregate principal amount of $200.0 million and will mature in August 2025. We may not prepay unless approved by the required holders of the Convertible Notes. The holders may optionally to convert the outstanding balances under the Convertible Notes into Proterra capital stock in certain circumstances, and such balances may be mandatorily converted into common stock if certain criteria met, in each case pursuant to the terms specified in the Note Purchase Agreement. See Note 5 to the Unaudited Condensed Financial Statement of Proterra Inc included elsewhere in this prospectus for details of conversion features.
Off-balance sheet arrangements
We have not created, and are not party to, any special-purpose or off-balance sheet entities for the purpose of raising capital, incurring debt, or operating our business. With the exception of letters of credit primarily used to support performance bond obligations, we do not have any off-balance sheet arrangements or relationships with entities that are not disclosed in our financial statements that have, or are reasonably likely to have, a material current or future effect on our financial condition, revenue, expenses, results of operations, liquidity, capital expenditures, or capital resources. In addition, we do not engage in trading activities involving non-exchange traded contracts.
Quantitative and qualitative disclosures about market risk
We are exposed to market risks in the ordinary course of our business. These risks primarily include interest rate and foreign currency risks as follows:
Interest rate risk
As of March 31, 2021, we had cash and cash equivalents and short-term investments of $164.6 million. Our cash and cash equivalents and short-term investments are held primarily in U.S. treasury securities and money market funds. We believe that we do not have any material exposure to changes in fair value as a result of changes in interest rates due to the short-term nature of these instruments. We have not been exposed to material risks on investment income due to changes in interest rates given the low levels of interest being earned.
We are exposed to interest rate risk related to our indebtedness that bears interest at floating rates based on the prime rate or LIBOR rate plus a specified margin. As of March 31, 2021, we had $17.1 million of principal outstanding under the Senior Credit Facility at an average rate of 2.73% per annum, $10.0 million of principal outstanding under the PPP loan at an interest rate of 1.0%, and $205.8 million of principal outstanding under the Convertible Notes at a cash interest rate of 5.0% and a PIK interest rate of 4.5%.
Foreign exchange risk
We are exposed to foreign currency exchange rate risk, primarily related to certain raw material purchases denominated in Euros and certain accounts receivables from one customer denominated in Canadian dollars during three months ended March 31, 2021, and the years ended December 31, 2020 and 2019. Payments denominated in foreign currencies represented less than 5% of our total payments during three months ended March 31, 2021 and 2020, and the years ended December 31, 2018 to December 31, 2020. The revenue from the customer with accounts receivable denominated in Canadian dollars is not material in three months ended March 31, 2021. The customer with accounts receivable denominated in Canadian dollars accounted for approximately 16% of our total revenue in the three months ended March 31, 2020. The customer with accounts receivable denominated in Canadian dollars accounted for approximately 7% and 5% of our total revenue in 2020 and 2019, respectively. The exchange rate fluctuations accounted for less than $0.1 million of other income in the three months ended March 31, 2021, and $0.5 million of other expense in the three months ended March 31, 2020. The exchange rate fluctuations accounted for $1.1 million of other expense, $0.1 million of other income and $0.1 million of other income, in 2020, 2019 and 2018, respectively. The higher expense in 2020 was mainly due to foreign exchange rate fluctuations in the first half of 2020. As a result, we believe that we currently do not have any material exposure to changes in foreign currency exchange rates.

Critical accounting policies and estimates
Our financial statements are prepared in accordance with U.S. GAAP. The preparation of financial statements in conformity with U.S. GAAP requires us to make estimates, assumptions, and judgments that affect amounts of assets and liabilities reported in the financial statements, the disclosure of contingent assets and liabilities as of the date of the financial statements and reported amounts of revenues and expenses during the applicable periods. We base our estimates, assumptions, and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. Different assumptions and judgments would change the estimates used in the preparation of our financial statements, which, in turn, could change the results from those reported. We evaluate our estimates, assumptions, and judgments on an ongoing basis. The critical accounting estimates, assumptions, and judgments that we believe have the most significant impact on our financial statements are described below.
Revenue recognition
We derive revenue primarily from the sale of vehicles and charging systems, the installation of charging equipment, and the sale of batteries and powertrain components to other vehicle manufacturers, as well as the sale of spare parts and other services provided to customers. Product revenue consists of revenue earned from vehicles and charging systems, batteries and powertrain components, installation of charging systems, and revenue from leased vehicles, charging systems, and batteries under operating leases. Parts and other service revenue includes revenue earned from spare parts, the design and development of battery and drive systems for other vehicle manufacturers, and extended warranties.
Goods and services that are promised in our contracts include vehicles and charging systems, batteries and powertrain components to other vehicle manufacturers, installation of charging equipment, spare parts, and extended warranty. We assess the products and services promised in our contracts with customers at contract inception, and identify performance obligations for each promise to transfer to the customer a product or service that is distinct. If a product or service is separately identifiable from other items in the bundled arrangement and a customer can benefit from the product or service on its own, or with other resources that are readily available to the customer, then such product or service is considered distinct. Customer contracts typically have multiple performance obligations. Generally, our goods and services are considered separate performance obligations. Typically, the performance obligation related to the sale of charging systems and the related installation services are considered as inputs of a combined integrated output which benefits the customer. Development services are typically sold on a stand-alone basis and are not bundled with other goods or services.
The transaction price of the contract is allocated to each performance obligation in a manner depicting the amount of consideration to which we expect to be entitled in exchange for transferring the goods or services to the customer, which we refer to as the allocation objective. If the allocation objective is met at contractual prices, no further allocations are made. Otherwise, we allocate the transaction price to each performance obligation identified in the contract on a relative standalone selling price basis.
To determine the standalone selling price of our promised products or services, we conduct an analysis to determine whether our products or services have an observable standalone selling price. In determining the observable standalone selling price, we require that a substantial majority of the standalone selling prices for a product or service fall within a reasonably narrow range. If we do not have a directly observable standalone selling price for a particular product or service, then we estimate a standalone selling price by using the estimated cost plus margin or by reviewing external and internal market factors including, but not limited to, pricing practices including historical discounting, major service groups, and the geographies in which we offer our products and services.
We recognize revenue when or as we satisfy a performance obligation by transferring control of a product or service to a customer. Amounts collected in advance of meeting all of the revenue recognition criteria are not recognized in the statement of operations and are instead recorded as deferred revenue on the balance sheets.
Vehicle revenue is recognized upon acceptance by the customer. Revenue from sales and installation of charging systems is typically recognized upon acceptance by the customer. Under certain contract arrangements, the control of the performance obligations related to the charging systems is transferred over time, and the associated revenue is recognized over the installation period using an input measure based on costs incurred to date relative to total estimated costs to completion. Spare parts revenue is recognized upon shipment. Extended warranty revenue is recognized over the life of the extended warranty using the time elapsed method. Development service contracts typically include the delivery of prototype products to customers. The performance obligation associated with the development of prototype products as well as the sales of batteries and powertrain components to other vehicle manufacturers, is satisfied at a point in time, upon shipping or delivery depending on the contractual terms.
Stock-based compensation expense
We use the fair value method for recording stock-based compensation expense. Stock-based compensation expense for stock options is estimated at the grant date based on each stock option’s fair value as calculated using the Black-Scholes option pricing model. We recognize stock-based compensation expense for stock option grants on a straight-line basis over the requisite service period for the entire award.
Determining the fair value of stock-based awards at the grant date requires judgment. The determination of the grant date fair value of stock options using an option pricing model is affected by our estimated common stock fair value, as well as assumptions regarding a number of complex and subjective variables. The assumptions used in the Black-Scholes option pricing model, other than the fair value of our common stock, are estimated as follows:
Expected term.    The expected term represents the period over which stock-based awards are expected to be outstanding. We do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate expected term due to the limited period of time stock-based awards have been exercisable. As a result, we used the simplified method to calculate the expected term estimate based on the vesting and contractual terms of the stock option. Under the simplified method, the expected term is equal to the average of the stock-based award’s weighted average vesting period and its contractual term.
Expected volatility.    Expected volatility is a measure of the amount by which the stock price is expected to fluctuate. We estimate the expected volatility of the common stock underlying our stock options at the grant date by taking the average historical volatility of the common stock of a representative industry peer group of comparable publicly traded companies over a period approximately equal to the expected life of the stock options.
Risk-free interest rate.    The risk-free interest rate is the estimated average interest rate based on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term of the options.
Dividend yield.    We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. Consequently, we use an expected dividend yield of zero.
Forfeiture.    All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods. We elected to account for forfeitures when they occur.
Common stock valuations.    In the absence of a public trading market, the fair value of our common stock was determined by our board of directors, with input from management, taking into account our most recent valuations from an independent third-party valuation firm. Our board of directors intended all stock options granted to have an exercise price per share not less than the per share fair value of our common stock on the date of grant. The valuations of our common stock were determined in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. The assumptions we use in the valuation models were based on future expectations combined with management judgment, and considered numerous objective and subjective factors to determine the fair value of our common stock as of the date of each option grant, including the following factors:
•the liquidation preferences, rights, and privileges of our convertible preferred stock relative to the common stock;

•our actual operating and financial performance;
•current business conditions and projections;
•our stage of development;
•the likelihood and timing of achieving a liquidity event for the shares of common stock underlying the stock options, such as an initial public offering or sale of our company, given prevailing market conditions;
•any adjustment necessary to recognize a lack of marketability of the common stock underlying the granted options;
•the market performance of comparable publicly traded companies; and
•the U.S. and global capital market conditions.
In valuing our common stock, our board of directors relied in part upon independent third-party valuation reports to determine the equity value of our business using various valuation methods including combinations of income and market approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar lines of business as of each valuation date and is adjusted to reflect the risks inherent in our cash flows.
The market approach estimates value considering an analysis of guideline public companies. The guideline public company method estimates value by applying a representative revenue multiple from a peer group of companies in similar lines of business to our forecasted revenue. To determine our peer group of companies, public marketplace companies, and automotive, trucking, and industrial companies were considered, and those that represented similar but alternative investment opportunities were selected. From time to time, the set of comparable companies were updated as new or more relevant information became available. This approach involves the identification of relevant transactions, and determining relevant multiples to apply to our revenue.
The equity values implied by the income and market approaches reasonably approximated each other as of each valuation date.
The hybrid probability-weighted expected return method (“PWERM”), was used to allocate the equity value amongst the various holders of our capital stock. Under the PWERM, the value of the common stock is estimated based on analysis of future values for the common stock assuming relevant events and expected future exit scenarios. The exit scenarios consisted of initial public offering scenarios and remain private scenario. The enterprise value derived under each scenario was based primarily on the income approach and the probability-weighted expected exit values under each scenario. Additionally, a discount was applied for lack of marketability.
In August 2020, we issued Convertible Notes that contain several conversion options. The Monte Carlo simulation was the most appropriate valuation method given the variability of distributions to different share classes depending on the conversion terms upon various potential exit events of the Company and considering that the likelihood of such exit events and potential exit values were speculative as of the valuation date.
Application of these approaches involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common stock.

For valuations after the completion of this offering, our board of directors will determine the fair value of each share of underlying common stock based on the closing price of our common stock as reported on the date of the grant. Future expense amounts for any particular period could be affected by changes in our assumptions or market conditions.
Embedded Derivatives and Warrant Liability
In August 2020, we issued Convertible Notes that contain embedded features subject to derivative accounting. These embedded features are composed of conversion options that have the economic characteristics of a contingent early redemption feature settled in a variable number of shares of our stock. These conversion options are bifurcated and accounted for as a derivative liability separately from the host debt instrument. We measure these instruments at their estimated fair value and recognize changes in their estimated fair value in our statement of operations during the period when they occur.
We value these embedded derivatives as the difference between the estimated value of the Convertible Notes with and without such conversion features utilizing Monte Carlo simulation pricing model.
We classify warrants issued in connection with the Convertible Notes as a liability because they can become exercisable into common stock upon a Qualified Initial Public Offering (“QIPO”) or into convertible preferred stock after five years from issuance date in the event that there is no QIPO during such period. Such warrants are measured and recognized at fair value and are subject to remeasurement at each balance sheet date, with changes in the estimated fair value recorded in our statement of operations during the period when they occur. The fair value of the warrant liability is measured using Monte Carlo Simulation pricing model.
The key inputs to the valuation model include common stock fair value, equity volatility, expected term until a liquidity event, expected term until exercise, and risk-free interest rate.
Inventory
Inventories are recorded at the lower of cost and net realizable value using the first-in, first-out method. Inventory costs consist primarily of the costs of materials, manufacturing support costs, including labor and factory overhead associated with such production, and shipping costs. We assess the valuation of inventory and periodically record a provision, which increases cost of goods sold, to adjust inventory to its estimated net realizable value, including when we determine inventory to be in excess of anticipated demand or obsolete. Once inventory has been written-off or written-down, it creates a new cost basis for the inventory that is not subsequently written-up.
Warranty
We provide a limited warranty to customers on vehicles, charging systems, and battery and powertrain systems. The limited warranty ranges from one to twelve years depending on the components. Separately, we also periodically perform field service actions related to product service campaigns. Pursuant to these warranties and field service actions, we will repair, replace, or adjust the parts on the products that are defective in factory-supplied materials or workmanship. We record a warranty reserve for the products sold at the point of revenue recognition, which includes the best estimate of the projected costs to repair or replace items under the limited warranty and field service actions. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency, and costs of future claims. These estimates are inherently uncertain given our relatively short history of sales, and changes to the historical or projected warranty experience may cause material changes to the warranty reserve in the future. The warranty reserve does not include projected warranty costs associated with the vehicles subject to lease accounting, as the costs to repair these warranty claims are expensed as incurred. The portion of the warranty reserve expected to be incurred within the next twelve months is included within accrued liabilities while the remaining balance is included within other long-term liabilities on the balance sheets.

Income taxes
Income taxes are computed using the asset and liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. In assessing the realizability of deferred tax assets, management determined that it is more likely than not that no deferred tax assets will be realized. Therefore, we have provided a full valuation allowance against deferred tax assets. A history of earnings will be required to release this valuation allowance.
Recent accounting pronouncements not yet adopted
See Note 2 of the Unaudited Condensed Financial Statement of Proterra Inc included elsewhere in this prospectus for recently issued accounting pronouncements not yet adopted.

BUSINESS
Business Summary
Unless otherwise indicated or the context otherwise requires, references in this Business Summary to “Proterra,” “we,” “us,” “our” and other similar terms refer to Proterra prior to the Business Combination and to New Proterra after giving effect to the Business Combination.
Who we are
Proterra’s mission is to advance electric vehicle technology to deliver the world’s best performing commercial vehicles.
Early in the 20th century, new methods of harnessing thermal energy, advancements in diesel engine technology, and a significant increase in manufacturing helped spark a revolution in transportation which unleashed billions of internal combustion engine trucks, buses, and cars into use around the world. Early in the 21st century, new methods of harnessing chemical energy, advancements in battery technology, and related advancements in manufacturing processes have begun to lay the groundwork for another revolution in transportation in which batteries can power vehicles with zero emissions.
Proterra is at the forefront of this revolution, with an integrated business model focused on providing end-to-end solutions that enable commercial vehicle electrification. Our commercial electric vehicle technology platform spans key elements of the electric vehicle ecosystem and provides solutions to some of the greatest difficulties facing fleet electrification.
While our business has historically been centered on the development and sale of electric transit buses, we are currently organized around three business lines, each of which addresses a critical component of the commercial vehicle electrification value proposition in a complementary and self-reinforcing manner:
•Proterra Powered designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions into vehicles for global commercial vehicle OEM customers serving the Class 3 to Class 8 vehicle segments, including delivery trucks, school buses, coach buses, construction and mining equipment, and other applications.
•Proterra Transit designs, develops, manufactures, and sells electric transit buses as an OEM for North American public transit agencies, airports, universities, and other commercial transit fleets. Proterra Transit offers an ideal venue to showcase and validate our electric vehicle technology platform through rigorous daily use by a large group of sophisticated customers focused on meeting the wide-ranging needs of the diverse communities they serve.
•Proterra Energy provides turnkey fleet-scale, high-power charging solutions and software services, ranging from fleet and energy management software-as-a-service, to fleet planning, hardware, infrastructure, installation, utility engagement, and charging optimization. These solutions are designed to optimize energy use and costs, and to provide vehicle-to-grid functionality.
The first application of Proterra Powered commercial vehicle electrification technology was through Proterra Transit’s heavy-duty electric transit bus, which we designed from the ground up for the North American market. Our industry experience, the performance of our transit buses, and compelling total cost of ownership has helped make us the leader in the U.S. electric transit bus market with over 50% market share of deliveries between 2012 and 2019 according to the National Transit Database. Our product offerings have allowed us to receive orders from over 130 unique customers across 43 states. With over 650 vehicles on the road, our electric transit buses have delivered approximately 20 million cumulative service miles spanning a wide spectrum of climates, conditions, altitudes and terrains. Operating battery-powered commercial vehicles can be difficult in varying climates and terrains, and the challenges we have faced with these operating conditions have led to product improvements, such as battery conditioning and our DuoPower drivetrain.
This experience has not only provided us a valuable opportunity to validate our products’ performance, fuel efficiency and maintenance costs to a demanding customer base but has also helped broaden our appeal as a supplier to OEMs in other commercial vehicle segments and geographies. Proterra Powered has partnered with eight OEMs, including Thomas Built Buses (a subsidiary of Daimler Trucks North America LLC), Freightliner Custom Chassis Corporation (a subsidiary of Daimler Trucks North America LLC), Van Hool NV, Optimal Electric Vehicles LLC, BusTech Pty Ltd., Komatsu Ltd., Lightning eMotors, Inc., and Volta Trucks Ltd. in the school bus, step-van, motor coach and double-decker transit bus, shuttle bus, international transit bus, construction and mining, and last-mile delivery vehicle markets, respectively. Through March 31, 2021, Proterra Powered has delivered battery systems and electrification solutions for 156 vehicles to our OEM partner customers.
In addition, Proterra Energy has established itself as a leading commercial vehicle charging solution provider by helping fleet operators fulfill the high-power charging needs of commercial electric vehicles and optimize their energy usage, while meeting our customers’ space constraints and continuous service requirements. As of March 31, 2021, we had installed approximately 51 MW of charging infrastructure across more than 530 charge points throughout North America.
Through these three business lines, we have generated cumulative revenue of $501.4 million in the years ended December 31, 2020, 2019 and 2018. For the years ended December 31, 2020, 2019 and 2018, our total revenue was $196.9 million, $181.3 million and $123.2 million, respectively. For the three months ended March 31, 2021 and 2020, revenue was $54.0 million. Manufacturing efficiencies and scale benefits have helped us improve from a gross loss of $11.2 million and $1.6 million for the years ended December 31, 2018 and 2019, to a gross profit of $7.5 million for the year ended December 31, 2020, representing an improvement in gross margin from (9)% and (1)% for the year ended December 31, 2018 and 2019, respectively, to 4% for the year ended December 31, 2020. We generated gross profit of $0.9 million in the three months ended March 31, 2021 as compared to a gross profit of $2.8 million for the three months ended March 31, 2020, continuing to demonstrate positive gross margin of 2%, despite headwinds from the COVID-19 pandemic. We have also invested significant resources in research and development, operations, and sales and marketing to grow our business and, as a result, generated losses from operations of $96.0 million, $99.7 million, $89.1 million, $27,3 million and $22.9 million for the years ended December 31, 2020, 2019 and 2018 and for the three months ended March 31, 2021 and 2020, respectively.
Proterra Powered delivered battery systems and electrification solutions for 107 vehicles in 2020, 20 vehicle sets in 2019 and 3 vehicle sets in 2018. During the three months ended March 31, 2021, Proterra Powered delivered battery systems and electrification solutions for an additional 26 vehicles. Proterra Transit delivered 170 vehicles during 2020, 177 vehicles in 2019, 135 vehicles in 2018, and 48 and 53 vehicles, respectively, in the three months ended March 31, 2021 and 2020. We have significant manufacturing capacity already in place and at scale with approximately 350,000 square feet of manufacturing space across three facilities in two states. Battery manufacturing capacity at our City of Industry, California facility, once fully staffed, is 675 megawatt-hours (“MWh”), sufficient to supply batteries for both our total bus manufacturing capacity of 680 electric transit buses across our two bus assembly facilities in Greenville, South Carolina and City of Industry, as well as more than 350 MWh of Proterra Powered batteries for OEM customers in other commercial vehicle segments, equivalent to 1,500 school buses and/or delivery vehicles per year.
We have invested heavily in our products and manufacturing capabilities and expect to continue to incur net losses in the short term. We will continue to invest in increasing and optimizing production and expanding our portfolio of products and services. We plan to approach these investments with a view to improving profitability in the long term, which will allow us to begin reducing our accumulated deficit.
Our solution
Driven by stricter government regulations, government incentives, changing consumer behavior, and increased focus by corporations on their emissions standards and targets, a heightened focus on the environment and emissions has helped spur greater interest in vehicle electrification. However, to date, the electrification of commercial vehicles has trailed that of passenger vehicles in large part because of its greater technical challenges. These challenges include a vehicle weight that can be as much as 20 times higher than passenger vehicles and longer life requirements of 12-15 years (two times those of passenger vehicles), requiring a battery life of 2,500 to 5,000 cycles or more, 60% to 200% higher than the typical 1,500 cycles required for passenger vehicles. Commercial vehicle fleets also typically demand high uptime with little tolerance for breakdown and delays, leading to higher durability and reliability requirements. Finally, safety is an important factor for larger, more energy dense batteries, especially in applications such as transit buses which can carry more than 70 passengers or school buses that can transport more than 30 children.
Despite these challenges, interest in commercial vehicle electrification is strong. According to a 2018 UPS/Greenbiz research study of more than 3,800 fleet and procurement managers, 47% already had fleet electrification goals for 2020 or beyond and said that the top barriers to adoption were price, lack of charging infrastructure, and lack of product availability. Successful commercial vehicle electrification will require continued improvements in performance and energy density, further reductions in costs, and significant infrastructure build-out. We believe the leaders in this transition will be those that excel on these three factors. Our technology platform offers a broad portfolio of products and services across the electrification ecosystem designed to overcome the most significant obstacles to commercial vehicle electrification. Our commercial electric vehicle technology has undergone not only significant testing but also multiple iterations of development. The key foundational aspects of our technology platform have been validated with proven performance in over 650 vehicles on the road that have accumulated approximately 20 million service miles spanning a wide spectrum of climates, conditions, altitudes and terrains. The primary features of our electric vehicle technology platform, designed to meet the unique requirements of commercial fleet electrification and differentiate it from the competition, include:
•Integrated technology solutions spanning the electrification ecosystem.    Our proprietary commercial electric vehicle platform is centered on our Proterra Powered battery and electric drivetrain technology, is complemented by our Proterra Energy fleet-scale, high-power charging infrastructure solutions, and enhanced by our Apex fleet and energy management software-as-a-service platform, which is designed to enable customers to manage their vehicles and charging operations in real-time, reducing the total cost of ownership. Proterra Transit offers real-world validation, testing, and a positive feedback loop for our technology platform. These three business units support each other in a self-reinforcing manner and enhance the value and differentiation we can provide our customers.
•Modular battery platform.    We offer a modular battery platform available in different battery pack shapes and sizes, all of which can be produced on the same manufacturing line, to satisfy the specific needs of our customers and the design constraints of their vehicles. Commercial vehicles are not homogenous and span a wide range of weight classes (from Class 3 over 10,000 pounds to Class 8 over 33,000 pounds), chassis sizes, and frame rail lengths. We believe offering compatibility with as many different vehicle segments as possible without requiring equipment retooling or manufacturing customization is key to achieving higher market penetration. Enabled by the simplicity of design and integrated architecture of our battery modules, our battery packs are available in two widths and heights to accommodate different frame rails, various lengths ranging from 3-feet to 9-feet, and four different voltages which can be strung together in up to 16 parallel strings, with voltages as high as 1,200V. The modularity and manufacturability of our batteries enable us to seamlessly provide solutions for a wide variety of commercial vehicle sizes and segments, ranging from as low as 35 kWh systems for commercial vans and shuttles up to 1 MWh or more for long haul trucks.
•Highly efficient design enabling exceptional energy density and range.    Our battery systems are structurally designed to optimize energy density, safety, and cost. We achieve this through a highly efficient design in which the cooling mechanisms, module structure, and pack structure are all the same element, reducing space, weight and cost. The high energy density of our battery systems increases vehicle efficiency, extends range and allows higher occupant or cargo capacity. Our focus on efficiency extends to our drivetrains, which we have designed to optimize torque and efficiency through the use of multi-speed transmissions to meet the demands of the most rigorous and diverse routes for commercial vehicles. As a result, relative to diesel’s low fuel efficiency of less than 5 miles per gallon, our electric vehicles can exceed 20 miles per gallon equivalent, generating significant cost savings. By implementing these efficient designs, maintenance costs can also be materially reduced given fewer moving parts, no need for oil changes, and less frequent brake replacements.
•Designed and certified for safety.    Safety is a top priority in our battery design. In addition to offering higher energy density than typical electric passenger vehicle batteries, our commercial-grade batteries offer a high degree of safety and durability due in large part to two core design attributes: cooling and structural rigidity. Through the use of both active cooling and passive propagation resistance in module and pack construction, we have designed our batteries to not only achieve a lifespan of 12 years or more while operating under daily charge/discharge cycles, but also to maintain safe and reliable operation. Our battery systems incorporate hundreds of sensors that continuously monitor the active and passive safety systems with multiple layers of redundancy. In addition, we designed our battery packs to be structurally robust, providing protection against strenuous duty cycles and high impact incidents. Our battery systems have been certified by Underwriter Laboratories to be compliant to ISO 26262, which represents today’s state-of-the-art for functional safety for road vehicles. This certification provides us a competitive advantage, especially in markets where this certification is a prerequisite to sell electric vehicles and with vehicle OEMs that have their own standards for component safety.
Our competitive strengths
Our competitive strengths include:
•Depth of electrification offerings spanning battery supply to vehicle integration services.    We are not simply a battery supplier — we provide a proprietary package of solutions that can be tailored to the specific needs of our OEM customers. Complementing our core battery offering, we sell proprietary electric drivetrain systems that are designed to optimize efficiency and torque, as well as high voltage systems, vehicle control units, charge controllers, telemetry gateways, and our embedded software to manage the entire system, and also provide complete vehicle integration services. Our firsthand experience in integrating our own batteries and electric drivetrain systems through our flagship application of Proterra Transit enhances our ability to help OEM customers throughout the vehicle development and integration process and differentiates us from our competitors.
•Extensive track record provides positive feedback loop and product validation.    There are many new entrants to the zero-emission commercial powertrain market, but most either only recently launched a product, are still in pilot phase, or are in pre-production and still developing their first commercial-ready product. We achieved high-volume production years ago, and believe our longer tenure with battery systems, electrification and charging solutions, fleet and energy management software and electric transit bus development provides us a competitive advantage. With more than 650 of our Proterra electric transit buses on the road, which have accumulated approximately 20 million real-world service miles in cities across North America spanning Dallas, TX to Edmonton, Canada and Reno, Nevada to Moline, IL, supplemented by Proterra Powered battery systems and electrification and charging solutions delivered to 156 vehicles to our OEM partner customers, our technology has been proven to perform across a wide range of temperatures — spanning from below 0°F to more than 110°F — climates, altitudes, hill grades, and road conditions. This experience and data from real-world service has helped us continue to develop our technology and refine our products. As we continue to increase the number of Proterra Transit buses and other vehicles using Proterra Powered battery systems and electrification solutions on the road every year, this positive feedback loop effect helps us continue to iterate and advance our technology. This experience serves as a key validation of our technology for OEMs in other commercial vehicle segments and geographies that value uptime, reliability, and visibility into operating costs.
•Long track record in manufacturing with significant capacity already in operation.    Proterra has been manufacturing electric transit buses for over 10 years and vertically integrated battery packs for more than seven years. We have significant manufacturing capacity already in place and at scale. Across approximately 350,000 square feet of manufacturing space in operation across three facilities in two states, we have capacity in place to produce more than 1 GWh of battery modules and packs, and 680 electric transit buses per year. Through March 31, 2021, we have cumulatively produced more than 340 MWh of batteries and more than 650 electric transit buses. We are currently manufacturing our fourth-generation battery system and our fifth-generation electric transit bus, and performance and cost have continued to improve through each iteration. Our manufacturing team has significant experience scaling production and is well positioned to drive operating leverage against the growing demand for our products.
•Scalable, capital-efficient manufacturing.    We developed our battery modules using a design for manufacturability approach that enables high-volume automated production using a modular manufacturing line that can be rapidly built with low capital expenditures. A key feature of this manufacturing line is our proprietary automated laser welding process which connects thousands of cells in various parallel and series configurations. Our flexible, automated battery manufacturing line has been designed not only to produce multiple module variants but to be scalable in both a capital- and space-efficient manner. Our newest 675 MWh battery manufacturing facility in City of Industry was constructed in less than 12 months for under $20 million, and we believe this serves as a template for future battery facilities that can be centrally located for easier distribution or co-located at our customers’ facilities.
•Deep and experienced engineering team focused on vehicle electrification.    Unlike companies that continue to depend on internal combustion engine technologies and their associated parts and service revenue streams to drive future growth, we focus exclusively on commercial electric vehicle technology. We have assembled a world-class team of engineers, electric vehicle industry veterans, and manufacturing experts. We believe that our combination of technological innovation, intellectual property, and talent differentiates us from our competitors and increases barriers to entry.
Customers
Proterra Powered.    As of March 31, 2021, we have delivered electric vehicle battery systems and electrification solutions to five customers and have produced prototypes for a sixth customer. These customers include Thomas Built Buses (a subsidiary of Daimler Trucks North America LLC), Freightliner Custom Chassis Corporation (a subsidiary of Daimler Trucks North America LLC), Van Hool NV, Optimal Electric Vehicles LLC, BusTech Pty Ltd. and Komatsu Ltd. These customers serve the school bus, step-van, motor coach and double-decker transit bus, shuttle bus, international transit bus, and construction and mining markets, respectively.
Proterra Transit.    As of March 31, 2021, Proterra Transit had more than 130 customers, including municipal transit agencies, corporations, airports, universities, and national parks. We have customers represented in 40 states and territories, Washington D.C., and two Canadian provinces. Representative customers in the United States include Foothill Transit, which connects the people of greater Los Angeles County, and the University of Georgia, which serves the university’s students and visitors. In Canada, representative customers include municipal transit agencies in Edmonton, Banff and Toronto. The map below shows the location of each of our U.S. and Canadian customers.
Proterra Energy.    As of March 31, 2021, we had installed approximately 51 MW of charging infrastructure across more than 530 charge points throughout North America. Our largest charging customers include Edmonton Transit Service, L.A. Department of Transportation, Chicago Transit Authority, the University of Georgia Transit, and Reno’s Regional Transportation Commission of Washoe County. Our contract with Edmonton Transit Service is representative of the breadth of our solutions as it included 33 charge points totaling 4.3 MW to service 40 ZX5-Max Proterra Transit buses, an innovative depot design to accommodate space constraints, as well a charge scheduling and control system operated by our APEX software platform that enables fleets to meet scheduling requirements while saving on utility demand charges.
Our growth strategy
We are pursuing the following growth strategies:
•Utilize and further develop our electric commercial vehicle technology platform to broaden and deepen electric penetration of commercial vehicles.    We believe that our battery systems, electrification and charging solutions and fleet and energy management software has widespread applicability across commercial vehicle markets, positioning us to capitalize on the growing demand for electrification in a wide range of applications, including school buses, shuttle buses, delivery and other vocational trucks, construction and mining vehicles, and ultimately heavy-duty long-haul trucks. Commercial vehicle electrification poses distinct challenges including high mileage, weight, and lifecycle requirements that our electric commercial vehicle platform has been designed to overcome through optimized performance, cost, safety, and battery life. We continue to make significant investments in research and development to extend our leadership in electric commercial vehicle technology. Based on our deep understanding of customers’ electrification requirements, we intend to enhance existing products and develop new solutions to appeal to more customers and more segments of the commercial electric vehicle market, including ultimately the long-haul truck market.

•Maintain Proterra Transit’s No. 1 market share and scale production.    Driven by a competitive total cost of ownership and expanding zero emission mandates, the electrification of the North American transit bus market is expected to outpace most vehicle segments, with a 2017 Frost & Sullivan report forecasting 50% electric penetration of new bus sales by 2025. Enhanced by Proterra Powered’s high performance battery systems and electrification and Proterra Energy’s charging solutions, and our purpose-built electric transit bus vehicle designed to optimize power, weight, and efficiency, Proterra Transit has delivered more than 50% of all the electric transit buses delivered in North America between 2012 and 2019. Our sales efforts are focused on the 400 largest public transit agencies, which operate more than 85% of the more than 70,000 transit buses on the road in North America, according to the FTA’s National Transit Database, as well as on airports, universities, hospitals, and corporate shuttles. As of December 31, 2020, there are, in total, more than 25,000 buses in operation at fleets that are mandated to convert to 100% zero-emission by 2040, including fleets in the state of California and the cities of New York City, Chicago, and Seattle, among others. The fleet size of our primary public transit agency customer targets ranges between approximately 100 to more than 4,000 buses, and their electrification plans typically involve a phased-in approach. Our strategy is to maintain number one market share of the North American electric transit bus market as electric penetration continues to rise by both acquiring new customers and expanding our share of wallet with existing customers as transit agencies’ average order rates increase to meet their zero emission targets. We believe we have a competitive advantage in winning new bus sales due to our extensive track record with, more than 650 vehicles on the road which have accumulated approximately 20 million real-world service miles. We see considerable growth opportunity in repeat orders of increasing scale for our core electric transit buses. After initial purchase, our customers often expand their electric vehicle programs and place additional orders for electric buses and charging systems. Repeat orders lower our customer acquisition costs and increase visibility into our sales pipeline. Many of our existing customers have announced long-term goals to implement fleets completely comprised of electric vehicles.
•Leverage validation and track record of Proterra Transit to expand Proterra Powered’s reach into additional commercial vehicle segments.    We believe that, while the North American transit bus market offers Proterra Transit one of our fastest growing near-term opportunities, longer-term our larger overall opportunity is in the adoption of Proterra Powered battery systems and electrification and charging solutions by OEMs of other commercial vehicle segments, including Class 3-7 medium-duty and Class 8 heavy-duty vehicles. Our strategy is to leverage the transit bus market to showcase the performance of our technology and demonstrate a strong track record of range and reliability in order to expand into such other commercial vehicle segments. We believe our success in the transit market using our battery systems and electrification and charging solutions to power heavy-duty vehicles with faster acceleration than a diesel-powered bus up steep hills, all while maintaining a rigorous regular schedule of operation with little tolerance for error, helps demonstrate the broad applicability of our technology to other commercial vehicle segments with similar requirements, and has been instrumental in our relationship with Daimler Trucks. Rather than build our own vehicle manufacturing capacity, sales and service networks in each of these specialized segments, our strategy is to partner with existing vehicle OEMs in each segment who already outsource their engines and transmissions to outside suppliers and are willing to replace them with new electric drivetrain suppliers. Sales of our products and services to existing vehicle OEMs would enable us to penetrate new commercial vehicle segments without having to invest significantly in our own vehicle manufacturing and assembly operations or develop our own sales infrastructure and relationships for each individual segment.
•Capitalize on Proterra Energy’s fleet-scale charging solutions to increase electric penetration, acquire new customers and expand wallet share of existing ones.    Charging infrastructure is a principal consideration and obstacle in electric vehicle adoption. Our unique integrated solutions, which encompass everything from the design and implementation of charging solutions and the provision of charging equipment to fleet charging management software capable of handling vehicle-to-grid applications, enable us to help customers surmount this challenge and differentiate us meaningfully from our competition. For many electric vehicle and powertrain manufacturers, charging is not a core offering or business objective, particularly for incumbents who have relied on the decades-old diesel fueling infrastructure and take infrastructure for granted. As a result, many of the industry’s standard charging solution providers take overly simplistic approaches, such as implementing one charger per vehicle, which can be both inefficient and costly. In contrast, our charging infrastructure solutions are a core component of our value proposition, as our experience with over 130 transit bus customers has provided us with powerful insights into how to optimize charging locations and management. Through our proprietary software algorithms, our expertise in battery management solutions and technology, and our experience with fleet charging, Proterra Energy’s charging solutions are capable of reducing the number of chargers required per vehicle by 50% or more and deliver electricity more cost effectively. We offer both depot-based and on-route charging options, depending upon customer needs. Our small fleet solutions include 75 kW, 150 kW, 250 kW, and 500 kW charging hardware. Our large fleet solution of 1.5 MW charging hardware connects directly to medium voltage transmissions lines, with no need for a substation or new switchgear and transformers and can connect up to 40 vehicles for serial overnight charging. Our differentiated charging solutions enhance the attractiveness and distinctiveness of our entire portfolio of offerings and offer a significant supplemental revenue source. We intend to leverage our fleet-scale charging solutions to enhance sales with existing and future customers, gather insight into customer needs to enhance the quality and competitiveness of our solutions as a whole, and grow market share. As of March 31, 2021, we had installed approximately 51 MW of charging infrastructure across more than 530 charge points throughout North America. Charging infrastructure solutions represented 13% of our total revenue for the year ended December 31, 2020.
•Enhance our software-as-a-service offering to further differentiate our product portfolio and broaden our recurring revenue model.    Fleet electrification entails energy and utility management, as well as significant planning and scheduling. If done effectively, it also offers opportunities to improve the efficiency of operations and further lower energy costs, as well as potentially generate supplemental revenue to us and our customers. Proterra Energy’s proprietary APEX software platform provides core monitoring functionality, enabling basic fleet management, remote diagnostics, and carbon credit management services, as well as enhanced control functionality including smart charging, fleet planning, and vehicle-to-grid services.
•Expand battery manufacturing capacity in part through co-locating at Proterra Powered’s OEM customer sites.    A key differentiator of our commercial electric vehicle technology platform is the scalability, modularity and capital efficiency of our battery module and pack manufacturing lines. Our 675 MWh battery facility in City of Industry was constructed in less than 12 months for less than $20 million. We believe that this facility can be used as a template for the construction of future facilities and the expansion of our battery manufacturing capacity, including onsite at Proterra Powered’s OEM customer manufacturing facilities.
•Partner with a global leader in a domestic cell manufacturing plant to secure cell supply and further lower costs.    Our growth strategy requires us to scale manufacturing, lower production costs and reduce supply chain friction. In addition, if electric penetration of both commercial and passenger vehicles accelerates and outpaces forecasts, we will compete for critical components for battery production to grow. In order to both secure supply of our most important components, battery cells, as well as further lower our cell input and freight costs, we will seek to co-invest in dedicated domestic cell manufacturing capacity with one of our cell suppliers. Though we have no agreement in place, exploratory discussions have begun. We believe this investment initiative, if successfully executed, would assist in de-risking our production ramp and further differentiate us from the competition.
•Invest in our next-generation battery program designed to expand our addressable market to higher weight and longer-range commercial vehicle segments.    We intend to invest heavily in research & development focused on our next-generation battery program. Our technological leadership and our culture of innovation is central to our success and competitive differentiation. We are in continual pursuit of cutting-edge performance and cost leadership. Since 2017, we have reduced our battery cost per kWh by over 80% while maintaining high energy density and cycle life. Our fifth-generation platform, planned for 2022, targets further improvements with no sacrifice in cycle life. Along with a potential partner investment in domestic cell capacity and a significant increase in our battery module and pack capacity to approximately 5 GWh, our next-generation program will make further improvements designed to increase energy density and reduce cost per kWh that we believe will broaden the appeal of battery electric vehicles to higher weight and longer range commercial vehicle segments.
•Harness our battery technology’s long life and durability for use in second-life applications beyond vehicles.    Our latest-generation battery modules have been designed to outlast the typical life of a commercial vehicle. Nevertheless, after incurring deep daily charge/discharge cycles for many years, the peak capacity of all batteries typically degrades slowly over time. By the end of the life of the vehicle, this peak capacity may no longer offer sufficient range for continued use in vehicle applications, but would still be useful in other energy storage applications such as stationary storage. We have designed our batteries to be both modular and stackable in order to accommodate their use in second-life applications, and intend to enhance the value and usability of the batteries by expanding our offerings to include stationary storage.
Our products
We design, manufacture, and sell proprietary battery systems, electrification and charging solutions and fleet and energy management systems purpose-built for commercial vehicles. Proterra Powered supplies these batteries and drivetrains to global commercial vehicle OEMs. Our battery systems, electrification and charging solutions and fleet and energy management systems are also used in Proterra Transit’s electric buses that we design, sell, and manufacture. Proterra Energy provides charging infrastructure solutions that simplify the adoption of electric commercial vehicles and improve fleet operations, as well as software services relating to fleet management, remote diagnostics, smart charging and vehicle-to-grid energy management.
Battery system
Our highly modular battery systems meet the needs of a variety of commercial vehicle segments and sizes. We sell our battery packs in two different widths and heights depending upon the frame rail length constraints of the vehicle. In addition, each module is available in two different lengths, and four different voltages (17V, 25V, 35V and 50V). Modules can be strung in series up to 1,200V within a pack. Packs can be combined up to 16 strings in parallel.
We design, validate, test, and manufacture high-voltage battery packs that are used in our electric transit buses, as well as other commercial vehicle applications through our strategic relationships. We have designed our batteries based on the core principles of modularity, durability, safety, and scalability.
Our batteries have been designed around standardized form factor cylindrical cells that are produced by numerous global cell manufacturers. Our battery design is flexible to chemistry and manufacturer, allowing us to utilize the best cells commercially available in terms of energy density, cost, cycle life performance, charge rate acceptance, and safety. We have partnered with LG Chem Ltd. to develop cells that are optimized for our applications. Our core battery module is a 7.5 kWh base building block. For our transit bus application, we use 15 modules in a 112.5 kWh pack and offer between 2 and 6 packs per vehicle. Each module contains a proprietary battery monitoring board, and each pack contains a proprietary battery management system, which together monitor the performance of the battery pack and communicate with the vehicle.
Because our electric transit buses carry passengers and are designed to operate for a minimum of 12 years and 500,000 miles, we engineered the battery pack with safety and durability as core principles. The battery enclosure is a rugged structure, built using aluminum extrusions and castings, with an aluminum base plate to protect the cells. The module and enclosure architecture are designed to be safe in extreme mechanical abuse scenarios. We internally test our battery cells, modules, and packs to ensure they meet our durability, cycle life performance, and safety and warranty requirements.
Inherent to the mechanical and electrical architecture of our battery modules and battery packs is the flexibility to rapidly reconfigure components for use in various commercial vehicle applications. Battery modules and packs can be connected electrically in a series of strings to increase system voltage up to 1,200V. Additionally, multiple strings can be connected in parallel to enable megawatt-hour-scale battery systems. While our battery system is optimized for commercial vehicle applications, we have also created an architecture with second-life use in mind. For instance, our battery packs are designed to be stackable in order to be deployed with minimal modification in stationary energy storage applications.
We operate a battery research and development laboratory at our Burlingame headquarters, co-located with battery engineering and manufacturing operations. Capabilities of this lab include mechanical and environmental durability testing, highly accelerated life testing, electrical safety testing, cell lifecycle and safety testing, mechanical abuse testing, and prototype assembly for new applications. Prototype and production variants of our battery products are tested and certified to industry standards, including SAE J2929, as well as proprietary internal test requirements.
Our battery system
Electric drivetrains
The key driver of vehicle performance, and biggest consumer of battery energy, is the drivetrain, which includes the traction motor, inverter, controller, and transmission. We have partnered with leading engineering and manufacturing companies to design and develop both a single- and a dual-motor drivetrain: the 295 horsepower ProDrive and the 510 horsepower DuoPower drivetrains. Both systems utilize three-phase, permanent-magnet, liquid-cooled motors. In contrast to internal combustion engines, electric motors provide high and immediate torque that remains steady whether the motor is starting from a standing stop or already operating at high speed, helping provide our buses with superior performance to a comparably sized commercial diesel vehicle. Our drivetrains also have significant advantages over traditional powertrains in weight and serviceability. Our motor weighs 90 kilograms, compared to over 800 kilograms for a typical diesel engine, and may be removed in four hours, compared to 12 hours for a standard diesel engine.
The traction motor inverter is a liquid-cooled power electronics unit that converts high-voltage direct-current into the three-phase power required for the desired torque and speed of the traction motor. This unit operates bi-

directionally, acting as the control to turn the motor into a regenerative brake, recovering energy back into the battery packs. The drivetrain controller translates the accelerator and brake pedal commands into torque and speed commands for the inverter. The drivetrain also has a number of safety functions, including anti-lock brake system activation, hill-hold features, and programmable responsiveness for both acceleration and regeneration. We believe that multispeed gearboxes, paired with small high-performance motors, provide our customers compelling value, performance, and vehicle range.
High-voltage systems, controls, and telemetry gateways
To integrate the battery, drivetrain, charging, and other vehicle hardware, we developed a controls architecture to ensure optimal system function, reliability, and safety. The core components of the control system are the battery management system, the charge controller that manages the interface between the battery and the charging system during charging, the telematics unit that provides wireless data connectivity, the drivetrain controller that interfaces with the motor and inverter, the vehicle controller that manages all base vehicle systems, including the high voltage and thermal systems, and the body controller that manages customer configurable functions such as HVAC, doors, lighting, and vehicle ride height.
Developed expressly for heavy duty and high-occupancy vehicle applications, our proprietary battery management system (“BMS”) and battery monitoring board (“BMB”) hardware, software, and patented control algorithms are designed to ensure safe and reliable operation for all Proterra Powered vehicles. The BMS is an automotive grade printed circuit board assembly (“PCBA”) that is an embedded system responsible for safely managing a lithium ion battery pack. It controls the battery pack contactors, monitors all relevant parameters of the battery pack (either through direct measurement or via communication to the BMBs), determines real-time state and limits designed to ensure safe and reliable operation, and communicates limits, diagnostics, and other relevant information to the vehicle. Moreover, the BMS performs electrical safety functions such as isolation monitoring and high voltage interlock loop signal generation and evaluation. These functions are critical to performance and safety. The BMB is also an automotive grade PCBA whose core functions are to measure cell voltages, temperatures, and relative humidity within a battery module, as well as perform dissipative cell balancing. Each of our battery packs contain one BMS, and each of our battery modules contain one BMB.
These units and other devices, such as dashboard displays and other onboard electronics, are interconnected with industry standard CAN Bus vehicle networking. Our controls team uses model-based control architecture to create software for each of these units and ensure proper validation through automated software testing. At the system level, we use these models in conjunction with industry-standard Hardware-In the-Loop and Software-In the-Loop test set-ups, which allow for full vehicle simulation and development.
ZX5 electric transit bus
The Proterra electric transit bus is our flagship product and the only finished vehicle we manufacture ourselves as an OEM to provide an ideal demonstration of the performance of our electric vehicle technology under rigorous customer requirements across a range of operating conditions. In 2014, we launched our first 40-foot electric low-floor transit bus seating up to 40 people, followed one year later by a 35-foot version seating up to 29 people. We currently focus on 35-foot and 40-foot buses, as these buses represent more than three-quarters of the market according to the Federal Transit Authority’s National Transit Database. Offered with battery sizes including 225 kWh, 450 kWh, and 675 kWh, our buses can provide a range of up to 329 miles on a single charge. With the batteries mounted in ballistic-grade enclosures below the floor of the vehicle between the axles, the bus has been designed to optimize for mass distribution and safety. Enabled by our battery and electric drive train technology and a body made of light-weight composite materials, our purpose-built electric transit bus also offers compelling acceleration, gradeability, and energy efficiency. Along with zero tailpipe emissions and low maintenance costs, the Proterra Electric Transit Bus offers a compelling value proposition to transit agencies seeking to electrify their fleets.
While other manufacturers use a modified steel body and frame that was originally designed for an internal combustion engine, we have partnered with a supplier to architect a lighter weight bus body with advanced materials specifically designed for an electric powertrain. Our design houses the battery packs below the floor of the vehicle, between the axles, to achieve a low center of gravity and ride comfort and safety. Utilizing carbon fiber and fiberglass, our design approach optimizes mass, stiffness, and durability. Our bus body has been tested on a four-post shaker table to a simulated 750,000 miles and 18 years of useful life, and has also undergone 125,000 effective miles at the Bus Research and Testing Center’s test track in Altoona, Pennsylvania which executes federally mandated transit vehicle durability testing.
The ZX5 bus can be charged by either a standard J1772 CCS charge port overnight, with an estimated charge time of three hours, or an overhead charging dock that enables rapid energy replenishment for on-route charging.
40-foot ZX5 bus
Our electric transit bus can also offer significant total cost of ownership savings as compared to the equivalent diesel- and natural gas-powered buses. Our electric transit bus uses approximately 75% less energy per mile than the average legacy diesel bus. In a typical transit operation, the total cost of ownership of our bus is lower than diesel, diesel-hybrid, and compressed natural gas-powered vehicles. Our electric transit bus combines a competitive upfront price with low operations and maintenance costs, which we estimate results in a lower total cost of ownership over the lifetime of the vehicle.
Proterra Transit electric buses can also be acquired through our battery leasing program, which is run in partnership with Mitsui. This program enables the customer to pay for the price of the battery over time rather than upfront with the price of the bus. Given the operational savings our buses typically offer in both fuel and maintenance costs, we seek to structure the battery lease payments so they are covered by the operating cost savings.
Fleet-scale charging solutions
Fleet charging involves a complex balance, involving fleet logistics, battery chemistry, and electric utility engagement, and presents more challenges than passenger vehicle charging. Successful charging infrastructure implementation is critical to achieving the expected total cost of ownership savings as well as the high uptime and availability that fleet managers demand. We have designed our charging solutions with a focus on scalability, bi-directional power capability, autonomous charge docking, and charge management. We believe our software algorithms and planning solutions can enable as much as 50% fewer chargers, while optimizing both charging time and energy costs, as well as ongoing services such as smart charging and vehicle-to-grid management. As of March 31, 2021, we had installed approximately 51 MW of charging infrastructure across more than 530 charge points throughout North America.
We have partnered with Power Electronics, a global leader in inverter technology, to co-develop charging hardware tailor-made for commercial fleet applications. We currently offer four charger capacities for small fleet solutions: 75 kW, 150 kW, 250 kW, and 500 kW. We also offer a 1.5MW charger for large fleet solutions. Plug-in systems are compliant with the J1772 CCS charging standard and have been developed to meet the high reliability and serviceability requirements of commercial vehicle operators. All of our charging hardware is compatible with our proprietary Proterra Charge Dispenser, which enables multiple charge points from one central charging power control system (“PCS”) to optimize space in our customers’ depots and yards. Our system allows the large PCS hardware to be placed remotely near grid hardware where it can be positioned in dense clusters, with PCS units arranged side-by-side and back-to-back, while the smaller local Proterra Charge Dispenser is placed close to the vehicle. The dispensers can be ground-, wall-, or overhead structure-mounted to meet a customer’s specific requirements. The Proterra Charge Dispenser has a wireless data connection to our APEX software platform that allows for over-the-air software updates. Our system complies with the OCPP 1.6 communication protocol, enabling the charging systems to be configured and controlled to optimize charge power and time profiles in conjunction with our APEX software platform as well as third-party energy management platforms.
All of our charging hardware offers bi-directional and vehicle-to-grid capability, enabling utilities to turn vehicles into grid assets when they are not on the road. Connected to a bi-directional charger on the grid, vehicle batteries can offer a range of energy services including peak load-shifting, frequency regulation, and voltage regulation.
Our fleet-scale charging solutions
APEX software platform
The Proterra APEX connected vehicle intelligence system is a cloud-based data platform that offers our customers performance information about their fleets, and is designed to optimize vehicle and charging operations thereby reducing operating costs. The telematics platform can enable over-the-air updates, and over time we expect to expand its functionality to include charge management capabilities, which is expected to enable customers to minimize demand charges, and further reduce energy costs. The APEX platform is flexible and can also be configured for use with other commercial electric vehicles.
The state-of-the-art hardware and software connectivity platform we developed is included with every vehicle and charging system that we deliver. Each gateway on a bus or charging system automatically connects securely with our cloud-based platform. Applications that run on this platform are accessible to registered users through a role-based, access-controlled web portal. Sophisticated data exploration for current and historical metrics, insights, and reports are available to our customers and service personnel through interactive dashboards and customized downloads. Metrics include odometer readings and mileages, battery state-of-charge, energy usage by subsystem, overall energy efficiency, route geolocation, and environmental impact. Charging voltages, current, power, energy delivered, and session start and stop times are also available. Over-the-air firmware capability and configuration updates enable rapid remote feature updates, while real-time fault and status alert capabilities provide user notifications through email and text message. Our telematics platform also provides charge management capability, enabling dynamic optimization of power levels and energy costs, based on bus arrival and departure schedules.

HVAC
DC2
DFC1
Defroster + BTM
Power Steering
Air Conditioner
Speed (mph)
33
Odometer: 21078
Cabin Temp
64F
Outside Temp: 76F
State of Change
Odometer
%
Miles
100
90
80
70
60
50
40
30
20
10
0
20750
20740
20730
20720
20710
20700
20690
8:25 PM EDT
8:55 PM EDT
9:25 PM EDT
9:55 PM EDT
10:25 PM EDT
10:55 PM EDT
11:25 PM EDT
11:55 PM EDT
5.0
4.5
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
2019-10-07
2019-10-07
2019-10-11
2019-10-12
Frequency #1
Frequency #2
Frequency #3
SESSION SUCCESS
Miles & kWh Used / Remaining
3.57
7.65
Actual Duration
Est Remaining Duration
58.6
153.01
Central

PROTERRA® APEX™

Energy Management
Garage1 | 25 May | 14:20
3,745 kW
45%
OR
1,685 kW
10 / 10
0 min
15°c
15°c
Utility
Backup
ESS
Other
1,816
No Faults Found
Power Monitoring
3000
2500
2000
1500
1000
500
0
Power (kW)
14:00
15:00
16:00
17:00
18:00
19:00
20:00
21:00
Power Management & Configuration
ESS Central
Start Charging
150 kW
Start Discharging
150 kW
Stop
Bus Status
Charged 0
Charging 0
Available to Charge 10
Out of Service 0
Companion out of S... 0
Unavailable 7
Total 17
Charger Status
Charged 0
Charging 0
Available to Charge 2
Out of Service 0
Companion out of S... 0
Unavailable 4
Total 6
CHARGING DATA
15 Min Avg
Demand Limit
200
180
160
140
120
100
80
60
40
20
0
5/10 7:00 PM PDT
5/10 8:00 PM PDT
5/10 9:00 PM PDT
5/10 10:00 PM PDT
5/10 11:00 PM PDT
5/11 12:00 AM PDT
Bus Charging
Status
Bus
SoC
Plugged in?
Status
Charger
Ready By
Charge Plan
Energy Mgmt
Avail
16401
-
Avail
SJRTD 002
-
Initial Charge Plan
Avail
16404
-
Avail
SJRTD 003
-
Initial Charge Plan

Sales and marketing
Sales
We sell our battery systems, electrification and charging solutions, fleet and energy management software and electric transit buses using a business development team as well as a channel sales team for certain markets. These teams are located in North America and focus on the customers and industries that are likely to adopt commercial vehicle electrification. The sales team for Proterra Powered works closely with the engineering team to develop optimal electrification solutions for our customers, depending on their vehicle requirements. Proterra Transit sells buses through a direct sales force, which is comprised of a small team of sales directors who maintain an active dialogue with the largest 400 transit agencies in the United States. Given the well-defined and consolidated nature of our customer base, we are able to cover our market with a lean and focused sales team. We organize our transit sales team by designated geographical regions. Our transit sales organization also includes a demo team, and a proposals and contracts team. Our demo team leads product experiences with customers and has been an integral tool in our sales process. Our proposals and contracts team leads customer engagement in the procurement process, assisting with documentation related to the request for information or request for proposal process, as well as detailed customer-specific product configuration. Proterra Energy has a sales team that directly sells to Proterra Powered and Proterra Transit customers but also responds to requests for proposals from other customers. The Proterra Energy team includes a fleet modeling specialist and sales engineers to help design optimal charging solutions for customers. In addition to the sales teams, we have a government relations team that helps to facilitate our sales effort by building and supporting relationships with public utilities, local governments, the federal government, and transit agencies to educate these entities about our company and facilitate the adoption of electric vehicles.

Marketing
We utilize strategic marketing to accelerate sales opportunities and build brand awareness. Our current marketing programs primarily target commercial vehicle OEMs and transit agencies, and include:
•conferences and industry events that we participate in, sponsor, and exhibit at, such as the American Public Transportation Association Annual Meeting and the Annual Mobility Conference;
•press releases and email campaigns;
•print and digital advertising campaigns;
•graphical wraps for our demo buses;
•cooperative marketing efforts with customers and suppliers; and
•communicating our differentiated selling points and product features through marketing collateral such as our website, print and digital brochures, presentation slides, webinars, and videos.
To date, conferences and industry events have been the primary drivers of our sales leads and have helped us achieve sales with relatively low marketing costs.
Engineering
We have made significant investments in our development and customer engineering teams. Our team members have a broad range of expertise from the commercial vehicle, automotive, aerospace, industrial, and consumer goods industries. We also use external engineering consultants in specialized development areas, including custom circuit board layouts, CAD design, and custom gear box and axle development. These teams provide components, sub-systems and assemblies for our Proterra Powered, Proterra Energy, and Proterra Transit businesses. They support the full product lifecycle from new product innovation to sustaining engineering, including range improvement, product features, cost reduction, and mass optimization.
Our engineering team in the Bay Area includes battery and charging system engineers with significant industry experience. We have launched several battery and charger families using a rigorous multi-phase process in collaboration with our design and internal manufacturing teams, as well as outside vendors. Key areas of technical focus include battery structure, thermal and battery management systems, charging systems, high voltage power distribution, and embedded electronics. The team uses the latest combined environment durability test methods and rigorous safety testing protocols that are designed to assure product reliability and safe operation.
Proterra Transit’s vehicle engineering team, based primarily in Greenville includes a number of experienced sub-teams organized by vehicle technology. Those include body, interior/exterior, chassis, pneumatics, mechanical systems, low and high voltage electrical, thermal systems, controls, embedded electronics and drivetrain. Starting with a base vehicle that has already been validated, our customer engineering process within the vehicle engineering team works with customer program managers to develop a bus customized to each customer’s specifications.
These teams are supported by a program management function that guides significant projects and customer mandates across Proterra through a phase-gate process for consistency and visibility. The company’s product management, configuration, change management and technical publications teams sit within our engineering team. We are expanding a number of toolsets in this area including PLM and CAD systems to become more efficient and better manage the entire product lifecycle, including design, source, build and service.
We have invested heavily in product reliability. We operate a fleet of test and validation vehicles at local and offsite facilities and on internal test programs. We intend to launch an internal capability of the FTA’s Altoona durability track for accelerated durability tests in early 2021. We also intend to invest in software SIL and HIL test simulation systems as control systems become more complex in both Proterra Transit and Proterra Powered customer programs.
We believe that the experience our design and engineering teams have acquired from developing several generations of Proterra transit vehicles can be leveraged to serve the needs of Proterra Powered customers. In addition to providing battery, drivetrain, ancillary device and controls products to these customers, we aim to provide valuable design and integration advice to better address the challenges of commercial vehicle electrification.
Supply chain
We have developed close relationships with several key suppliers, particularly for lithium-ion cells, drivetrain components, charging systems, and bus bodies. While we obtain some components from multiple sources, in some cases we also purchase significant components used in our products from a single source that we have validated. For our battery cells, we have two qualified suppliers for supply chain resiliency but have only used one of these suppliers for our current battery system to date. We also operate a cell testing lab where we regularly test new cells from a wide range of global cell manufacturers.
We obtain systems, components, raw materials, parts, manufacturing equipment, and other supplies from suppliers that we believe to be reputable and reliable. We have established and follow internal quality control processes to source suppliers, considering engineering validation, quality, cost, delivery, and lead-time. We have a quality management team that is responsible for managing and ensuring that supplied components meet quality standards. Our quality standards are guided by industry standards, including Automotive Industry Action Group, Advanced Product Quality Planning, and Production Part Approval Process procedures, which were developed by the U.S. auto industry.
Our electric transit buses use purchased parts that are primarily sourced from American suppliers. We developed our supply chain to comply with the FTA’s Buy America requirements and the FAA’s Buy American requirements, which govern transit bus procurements that are paid for, in part, with federal funds by transit agencies and airports, respectively. For certain Canadian customers, we source select vehicle content from Canadian suppliers in order to comply with Canadian Content requirements.
Manufacturing
We have battery manufacturing facilities in City of Industry and Burlingame. We manufacture electric transit buses at each of our facilities in City of Industry and Greenville. We strive to instill a manufacturing culture of continuous improvement and leverage best practices in quality control and worker safety across our facilities. We are ISO 14001 certified in our Burlingame, City of Industry, and Greenville facilities.
Battery facility
We designed our battery manufacturing technology and processes to operate efficiently and scale easily as we grow. Our 34,400 square foot Burlingame battery facility began production in 2017. Our proprietary battery manufacturing process, which includes specialized automated equipment, is comprised of three primary steps to inspect battery cells, electrically connect cells into the battery high-voltage chain, and assemble complete battery modules. In September 2020, we began production on our second battery line within a 50,000 enclosed space in our City of Industry facility. Leveraging our institutional knowledge from building battery packs over the prior three years, we added more automation to the new battery line, and made it compatible to build each configurable option in our new modular battery architecture. We have sufficient capacity at our battery manufacturing facility to fulfill current demand and anticipated near-term growth but expect to build out battery capacity as Proterra Powered becomes a growing part of our business.
Our battery manufacturing facility in Burlingame, California
Bus facilities
Our light-manufacturing facilities are designed to easily scale production with minimal investment. Both our 157,100 square foot City of Industry facility and 209,300 square foot Greenville facility contain full vehicle manufacturing and assembly lines. We have runway for increased production within our existing manufacturing footprint and ability to scale without significant capital investments.

4
ROOFTOP ASSEMBLY
BIG MOTTY
OUR MISSION
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UNDERBODY ASSEMBLY

Our bus manufacturing facility in City of Industry, California
Quality control
We have adopted an integrated, end-to-end approach to quality control. We have strategies to identify and correct any defects at each of the design, supplier development, production, and field performance stages for our battery systems, electrification and charging solutions and fleet and energy management software and our electric transit buses. Our battery lines are required to undergo end-of-line testing for safety, and to assess readiness for vehicle integration. We designed our bus manufacturing line with multiple checkpoints where buses are inspected before advancing to the next station. The final two stations involve comprehensive commissioning and functional validation, inspection of already-assembled buses, and road testing. Our customers typically inspect our buses onsite at our facilities prior to shipment. In August of 2020, we passed the ISO audit and became ISO 9001 and 14001 certified. We believe these certifications are a testament to our commitment to quality control.
Service and warranty
Service
We believe customer service is a critical component of promoting adoption of our technology. Our customer service team provides various onsite services for our vehicles at our customers’ locations. Our services typically include training for operators and technicians, onsite delivery support, field support, engineering escalation support, and procurement of spare parts. By performing vehicle services ourselves, we can efficiently identify problems, find solutions, and incorporate improvements into our products.

We design our charging systems and buses with the capability to connect to our telematics platform. We use this data to inform product development and assist with service calls. We are constantly evaluating our service offerings to make sure we are properly aligned with our customers’ needs.
Warranty
We offer warranties for our battery systems, electric transit buses, including their major subsystems, and charging systems.
Our battery system warranty is dependent on the vehicle and its usage. We offer a 12-year standard warranty on the battery for materials and workmanship, and an energy capacity warranty that depends on vehicle capacity and expected usage. We typically offer two to five-year warranties on other ancillary components of our powertrain system. Our standard warranty on battery systems reserves the right to replace components with different items of equal or better performance to keep pace with improvements in battery technology development.
Our electric transit bus warranty is comprised of a one-year complete bus warranty, a 12-year warranty on our composite bus body, and warranties on other components generally ranging from one to three years. Transit agencies will often request additional coverage as part of the initial capital purchase, in part to minimize their operational costs. We price these extended warranties into our contract bids.
For electric transit buses, we also provide a 12-year standard warranty on the battery for materials and workmanship, and a six-year or 200,000 kWh of gross discharge throughput per battery pack warranty on battery energy capacity on 80% of the initial usable capacity of the battery.
Under the fleet defect provisions included in some electric transit bus purchase contracts, we are required to proactively prevent re-occurrences of a defect in the entire fleet of electric transit buses delivered under a contract if the same defect occurs in more than a specified percentage of the fleet within the base warranty period (or sometimes base warranty period plus one year) following delivery of the electric transit bus.
We offer a standard two-year warranty on our charging hardware. Warranties for installed third party hardware can extend up to seven years.
Government regulations, funding, and other programs
Regulations and programs
Battery safety and testing
Our battery system complies with all requirements of the SAE J2929 Safety Standard for Electric and Hybrid Vehicle Propulsion Battery Systems Utilizing Lithium-based Rechargeable Cells. In addition, we test our battery systems to specific SAE, ECE, UL and internal standards for conditions, including mechanical abuse, thermal cycling, humidity, water immersion, corrosion, and short circuit events. Our engineers participate in select SAE standard setting committees, and in many cases, given our expertise in battery engineering, we are helping to drive standards across the broader commercial electric vehicle industry. We have also completed applicable transportation tests for our battery packs, demonstrating our compliance with applicable regulations that govern the transport of lithium-ion batteries.
Certain materials in our battery packs contain trace amounts of hazardous chemicals, whose use, storage, and disposal are regulated under federal and state law. Most of our battery systems are recyclable, which enables us to develop battery recycling programs with third parties to recycle our battery packs at the end of their useful life.

Model bus testing program
The FTA mandates that new transit bus models, and subsequent material changes to those models, be physically tested to meet certain performance standards in order to be eligible to receive federal transit funding. Altoona Testing is designed to promote production of better transit vehicles and components, and to ensure that transit customers purchase vehicles that are able to withstand the rigors of transit service. Altoona Testing, typically a required pre-condition for customer acceptances, is available to vendors on a first-come, first-served basis and subject to a waiting list. To date, our 40-foot and 35-foot buses have completed Altoona Testing, but as material changes are made to our bus platform, we must undergo new rounds of testing.
The vehicles we sell in Canada are subject to different safety testing regulations and may require redesign or additional testing.
Motor Vehicle Safety Standards
The United States National Highway Traffic Safety Administration (“NHTSA”) mandates that vehicles, including transit buses, meet all the Federal Motor Vehicle Safety Standards (“FMVSS”) testing requirements issued by the agency. We self-certify that our electric transit buses comply with applicable FMVSS as of the date of vehicle production. Our electric transit buses must also conform to state and local requirements which vary by jurisdiction. Transit buses sold in Canada must also meet Canada Motor Vehicle Safety Standards (“CMVSS”). Transport Canada monitors FMVSS for applicability to Canada to further align with U.S. regulations, adopting or modifying an FMVSS to address unique usage and environmental conditions in the Canadian market.
Government funding opportunities for transit customers
Federal formula and competitive funding programs
Our transit customers are generally transit authorities who depend on federal government funding and programs authorized for public transportation under Title 49, Chapter 53 of the United States Code, and administered by the FTA, as well as other state funding programs. Federal and state funding has accelerated the adoption of electric vehicles in our core market. Our principal customers are eligible for government funding, including, in particular, programs authorized under the Fixing America’s Surface Transportation (FAST) Act, to accelerate their investments in electric transit fleets. Passed in December 2015, the FAST Act allocated over $305 billion for highway, transit, and vehicle safety programs for a five-year period ending September 30, 2020. The FAST Act was recently extended through September 30, 2021. Among other programs, the FAST Act reinstated a competitive Bus and Bus Facilities Infrastructure Investment Program, which will grow from $268 million in 2016 to $415 million in 2021. The FAST Act also funds the Low or No Emission Vehicle Program at $55 million annually, which was upsized to $180 million for fiscal year 2020. Since inception of the program, over half of the transit agencies that were recipients of grants through the Low or No Emission Vehicle Program partnered with us versus other transit bus OEMs on their grant applications.
State funding programs
Certain states offer vouchers for the purchase of clean energy vehicles. To be eligible vehicles, our electric transit buses must meet Environmental Protection Agency and, where applicable, California Air Resources Board certification requirements for electric vehicles. For example, California offers the Hybrid & Zero Emission Truck & Voucher Incentive Project (“HVIP”), which provides a point-of-sale discount to organizations that purchase fleets of hybrid and electric trucks and buses. The HVIP vouchers are targeted to offset about 80% of the incremental cost of hybrid and electric trucks and buses. In addition, New York offers the Truck Voucher Incentive Program. Other states offer similar programs that provide point-of-sale discounts to purchasers of electric vehicles, which help our customers offset the costs of purchasing our vehicles. Additionally, there are other state programs that help fund electric bus purchases. For example, states are allocating portions of settlement funds from the approximately $15 billion Volkswagen Emissions Settlement Program to investments in zero-emission transit buses, and the state of

California has allocated about 10% of its annual Cap-and-Trade funds to California’s Transit and Intercity Rail Capital Program.
State emissions credits
Public transit agencies and other customers may be eligible for emission reduction credits through state programs.
The California Low Carbon Fuel Standard (“LCFS”) enables transit agencies using electricity as a source of fuel to opt into the LCFS program and earn credits that can be monetized. While the value of these credits fluctuates, the credits may help to offset up to half of the fuel costs for our transit customers.
Competition
Our main sources of competition fall into four categories:
•companies, including established vehicle manufacturers and component suppliers, that have entered, or are reported to have plans to enter, the commercial electric vehicle market, such as Cummins;
•specialized developers of electric and other zero-emission powertrain technology that are beginning to enter the market;
•incumbent transit vehicle integrators that have served our market with legacy diesel, diesel-hybrid and compressed natural gas products for many years, including NFI Group, Gillig, and Nova Bus; and
•Chinese electric vehicle battery manufacturers, such as BYD, that offer an array of vehicle and other products, including electric transit vehicles.
The principal competitive factors in our market include:
•cost;
•performance;
•integrated business model;
•technology innovation;
•charging expertise;
•manufacturing efficiency;
•product quality and safety;
•service capability; and
•customer experience.
Because of our singular focus on electric vehicle technology for commercial applications, we believe that we compete favorably across these factors.

Intellectual property
The protection of our technology and intellectual property is an important aspect of our business. We rely upon a combination of patents, trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments, and other legal rights to establish and protect our intellectual property. We generally enter into confidentiality agreements and invention or work product assignment agreements with our employees and consultants to control access to, and clarify ownership of, our proprietary information.
As of March 31, 2021 we held 61 issued U.S. patents and had 21 U.S. patent applications pending. We also held 24 issued patents and 31 patent applications pending in a foreign jurisdiction. Our U.S. issued patents expire between 2029 and 2039. As of March 31, 2021, we held 10 registered trademarks in the United States, including the Proterra mark, and also held 12 registered trademarks in foreign jurisdictions. We continually review our development efforts to assess the existence and patentability of new intellectual property. We intend to continue to file additional patent applications with respect to our technology.
Employees
As of March 31, 2021, we had 709 full-time employees. We believe the positive relationship we have with our employees and our strong culture of collaboration and innovation differentiate us and are key drivers of business success. Our production employees in City of Industry are represented by the United Steel Paper & Forestry, Rubber, Manufacturing, Energy, Allied & Industrial Service Workers International Union AFL-CIO, CLC and we have a collective bargaining agreement with the union that will continue in effect until May 31, 2024, and then continue from year to year until the following May 31 unless either party serves written notice upon the other of a desire to alter, amend, or terminate the collective bargaining agreement sixty days prior to the expiration date.
Facilities
Our corporate headquarters are in Burlingame, California, where we occupy facilities totaling approximately 34,400 square feet under a lease that expires in September 2024. We use these facilities for administration, finance, legal, human resources, information technology, sales and marketing, engineering, technology, and development. Our Burlingame headquarters also includes one of our battery manufacturing facilities and our test lab.
We also have bus manufacturing facilities in City of Industry and Greenville. Battery manufacturing is also in City of Industry where we lease approximately 157,100 square feet of space under a lease that expires in August 2022, for which we have one three-year option to extend our lease to August 2025. In Greenville, we lease approximately 209,300 square feet under a lease that expires in June 2026, for which we have two five-year options to extend our lease to June 2036.
We have in the past applied for and received state grants and tax incentives designed to promote the manufacturing of electric vehicles and related technologies. In April 2015, the California Energy Commission awarded us $3.0 million based on our investment of approximately $8.4 million in our manufacturing facilities in California through December 31, 2018. In addition, in April 2019, the California Energy Commission awarded us a $1.8 million grant based on our expected investment of approximately $4.3 million in our manufacturing facility in City of Industry, California. The California Energy Commission awards were made after a competitive grant solicitation that offered to fund development of advanced vehicle technology manufacturing facilities in California.
We intend to procure additional space as we add employees and expand geographically. We believe that our facilities are adequate to meet our needs for the immediate future, and that suitable additional space will be available to accommodate any expansion of our operations if needed in the future.
Legal proceedings
We are not a party to any material pending legal proceedings. From time to time, we may be subject to legal proceedings and claims arising in the ordinary course of business.

MANAGEMENT
Executive officers and directors after the Business Combination
The following table lists the names, ages as of March 31, 2021, and positions of the individuals serving as directors and executive officers of our company:

Name	Age	Position
Executive Officers:
John J. Allen	63	Chairman of the Board of Directors, President and Chief Executive Officer
Amy E. Ard	47	Chief Financial Officer
Gareth T. Joyce	48	President, Proterra Powered and Energy
JoAnn C. Covington	53	Chief Legal Officer, Head of Government Relations, Secretary
Joshua P. Ensign	47	Chief Operating Officer

Management Team:
Dustin Grace	39	Chief Technology Officer
Richard Huibregtse	58	Senior Vice President, Engineering
Kelly Scheib	38	Vice President, Human Resources
John Walsh	55	Senior Vice President of Sales

Directors:
John F. Erhard	47	Director
Jochen M. Goetz	50	Director
Ryan C. Popple	43	Director
Brook F. Porter	43	Director
Joan Robinson-Berry	61	Director
Jeannine P. Sargent	56	Director
Constance E. Skidmore	69	Director
Michael D. Smith	54	Director
Executive officers
Our executive officers are appointed by, and serve at the discretion of, the Board.
John J. Allen has served as our President and Chief Executive Officer and as a member of the Board since June 2021. Prior to that, Mr. Allen served as Proterra’s President and Chief Executive Officer from March 2020 to June 2021, as a member of Proterra’s board of directors since July 2017 and as Chairman of Proterra’s board of directors since January 2018. Prior to retiring in January 2015, Mr. Allen held a variety of leadership roles at Navistar International Corporation, a manufacturer of commercial trucks and buses, where he had worked since 1981, including as the President of the North America truck and parts division, Vice President and General Manager of the parts organization, and most recently as Executive Vice President and Chief Operating Officer of Navistar, Inc. from April 2013 to November 2014. Mr. Allen previously served on the board of directors of The Valspar Corporation from December 2011 to June 2017, prior to its acquisition by The Sherwin-Williams Company. He currently serves on the board of directors of the Milwaukee School of Engineering Board of Regents and Lurie Children’s Hospital of Chicago. Mr. Allen holds a B.S. degree from the Milwaukee School of Engineering and an M.B.A. from the Illinois Institute of Technology. We believe that Mr. Allen is qualified to serve on the Board because of his extensive leadership and operational experience in the commercial trucking industry.

Amy E. Ard has served as our Chief Financial Officer since June 2021. Prior to that, Ms. Ard served as Proterra’s Chief Financial Officer from May 2017 to June 2021. Ms. Ard was previously the Chief Financial Officer at Le Tote, Inc., an online clothing rental subscription company, from February 2016 to May 2017. Before that, she served in several roles at AMG Advanced Metallurgical Group N.V., a global specialty metals and engineering company, including as the Executive Vice President and Chief Financial Officer from April 2013 to January 2016 and as the Senior Vice President and Corporate Controller from October 2005 to April 2013. She also previously worked as a Division Controller at Precision Castparts Corp., an industrial goods and metal fabrication company, a Treasurer at PQ Corporation, a manufacturer of specialty chemicals and catalysts, and a Manager at PricewaterhouseCoopers LLP, a public accounting firm. Ms. Ard has a B.S. degree in Accountancy and an M.B.A. in Finance from Villanova University.
Gareth T. Joyce has served as our President of Proterra Powered and Energy since June 2021. Mr. Joyce served as President of the Proterra Powered and Energy division from November 2020 to June 2021. Mr. Joyce previously worked at Delta Air Lines, Inc., an international airline company, serving as President of Delta Cargo between April 2016 and March 2020, Senior Vice President for Airport Customer Services between February 2017 and March 2020, and as Chief Sustainability Officer from March 2020 until November 2020. Mr. Joyce has also served as an Executive Board Member for DAL Global Services, LLC, doing business as Delta Global Services (now Unifi). Previously, Mr. Joyce served as President and Chief Executive Officer of Mercedes-Benz Canada Inc. in 2016, having formerly served as Vice President of Customer Services at Mercedes-Benz USA, LLC between 2012 and 2016, Vice President of Customer Services at Mercedes-Benz Cars Nederland B.V. between 2009 and 2012, and Vice President of Customer Service at Mercedes-Benz South Africa Ltd. between 2007 and 2009, and before that as Senior Technical Manager and a Divisional Manager for the same organization. Mr. Joyce has served on the board of directors of the American Cancer Society, a voluntary organization, since 2016. Mr. Joyce received a Masters of Commerce in Business Management from the University of Johannesburg in 2000 and a Bachelor of Science in Mechanical Engineering from the University of Witwatersrand in 1994.
JoAnn C. Covington has served as our Chief Legal Officer, Head of Government Relations, and Secretary since June 2021. Prior to that, Ms. Covington served as Proterra’s Chief Legal Officer, Head of Government Relations and Secretary from April 2017 to June 2021. Before joining Proterra, Ms. Covington was Senior Vice President, General Counsel, and Corporate Secretary at Rocket Fuel Inc., a technology company that used artificial intelligence and big data systems to deliver digital advertising services, from March 2015 to April 2017. She served as Vice President, General Counsel and Corporate Secretary of Rocket Fuel from July 2012 through March 2015, and as its Chief Privacy Officer from December 2012 until April 2017. Prior to that, Ms. Covington was with Electronic Arts Inc., an interactive entertainment software company, from October 1998 until July 2012, where she held various senior roles, including division counsel for a major entertainment label. Ms. Covington holds a B.A. degree in government from Clark University and a J.D. degree from Harvard Law School.
Joshua P. Ensign has served as our Chief Operating Officer since June 2021. Prior to that, Mr. Ensign served as Proterra’s Chief Operating Officer from September 2016 to June 2021. Prior to his role at Proterra, he was the Vice President of Manufacturing at Tesla, Inc., where he was responsible for ramping production of the Model S, launching production of the Model X and building Tesla’s seat manufacturing factory. Prior to Tesla, Mr. Ensign worked in a variety of supply chain and manufacturing roles in Honeywell International Inc.’s Automation Controls, Turbo Technologies and Aerospace businesses. Mr. Ensign also served as an officer in the U.S. Army. Mr. Ensign holds a B.S. degree in Civil Engineering from Gonzaga University and an M.B.A. from the University of Southern California.
Management team
Dustin Grace has served as our Chief Technology Officer since June 2021. Prior to that, Mr. Grace served as Proterra’s Chief Technology Officer from April 2020 to June 2021. Mr. Grace previously served as Proterra’s Vice President of Technology from October 2017 to April 2020, and before that as Director, Battery & HV Systems from September 2015 to October 2017. Prior to joining Proterra, he served as Engineering Manager, Battery Engineering at Tesla Motors from February 2007 until September 2015. Mr. Grace has also held various engineering roles at

Honda R&D Americas, Inc. Mr. Grace holds a B.S. degree in Mechanical Engineering from the University of Colorado, Boulder.
Richard Huibregtse has served as our Senior Vice President, Engineering since June 2021. Prior to that, Mr. Huibregtse served as Proterra’s Senior Vice President, Engineering from February 2018 to June 2021. Mr. Huibregtse was previously the Senior Vice President, Engineering of Edisun Microgrids, Inc., a developer of distributed solar power solutions, from February 2017 to February 2018. Prior to that, he served as Senior Vice President, Engineering at eSolar, Inc., a provider of concentrated solar power generation systems, from January 2012 to February 2017. Mr. Huibregtse has also held various engineering and operations positions at Remy Inc, Delphi Automotive Systems and General Motors, many involving control systems and electric propulsion. He holds a B.S. degree in Mechanical Engineering with an Electrical Engineering specialty from Kettering University.
Kelly Scheib has served as our Vice President, Human Resources since June 2021. Prior to that, Ms. Scheib served as Proterra’s Vice President, Human Resources from January 2020 to June 2021. Prior to joining Proterra, Ms. Scheib was Vice President of Human Resources at Tindall Corporation, one of the largest precast concrete manufacturers in North America, from July 2016 until January 2020. She previously held Human Resources, Organizational Development, and Organizational Effectiveness roles at Hubbell Lighting, one of the largest lighting manufacturers in North America, between September 2006 and July 2016. Ms. Scheib holds a B.S. degree in Labor and Industrial Relations and an M.S. degree in Industrial Relations and Human Resources from Pennsylvania State University. She also holds a Senior Professional in Human Resources certification (SPHR) from the HR Certification Institute and a Senior Certified Professional certification from the Society for Human Resource Management (SHRM-SCP).
John Walsh has served as our Senior Vice President of Sales for Proterra Transit since June 2021. Prior to that, Mr. Walsh served as Proterra’s Senior Vice President of Sales from January 2019 to June 2021. Prior to joining Proterra, from February 2018 to January 2019, Mr. Walsh served as President and Chief Operating Officer at Davey Coach Sales, Inc., one of the leading dealers of new and used mid-sized buses and shuttles in North America. Mr. Walsh was previously the President of REV Group, one of the largest bus manufacturing groups in the United States, from June 2015 to November 2017. Mr. Walsh has also served in senior sales and leadership positions at ARBOC Specialty Vehicles, VPG Autos, and National Bus Sales & Leasing, Inc. Mr. Walsh holds a B.A. degree in Business Administration from Methodist University.
Non-Employee Directors
John F. Erhard has served on the Board since July 2020. From July 2020 to June 2021, Mr. Erhard served as our President and Chief Executive Officer. Mr. Erhard is also a Partner and Head of ESG at ArcLight Capital, an energy infrastructure investment firm, where he has worked in various leadership positions since September 2001. During his time at the firm, ArcLight Capital has invested approximately $4 billion into renewable energy and electric grid companies. Mr. Erhard currently serves on the boards of directors of various private companies in the energy sector. Mr. Erhard earned a B.A. degree in Economics from Princeton University and a J.D. degree from Harvard Law School. We believe Mr. Erhard is qualified to serve on the Board because of his broad operational and transactional experience in finance.
Jochen M. Goetz has served on the Board since June 2021. Mr. Goetz served as a member of Proterra’s board of directors from September 2018 to June 2021. Mr. Goetz is the CFO and member of the board of directors of Daimler Truck AG, a subsidiary of Daimler AG, a multinational automotive corporation. Mr. Goetz has worked for Daimler for over 30 years, including in leading positions at Mercedes-Benz Trucks, Powertrain, and Daimler Trucks North America divisions and was the Head of Planning and Reporting for Mercedes-Benz Cars and the Daimler Group. Since April 2016, Mr. Goetz has served on the board of directors of Mitsubishi Fuso Truck and Bus Corporation, a manufacturer of trucks and buses and a majority-owned subsidiary of Daimler. We believe that Mr. Goetz is qualified to serve on the Board because of his experience in the trucking and heavy-duty vehicle industries in the United States and internationally.

Ryan C. Popple has served on the Board since June 2021. Mr. Popple served as a member of Proterra’s board of directors from May 2014 to June 2021, and served as Proterra’s Executive Director between March 2020 and March 2021. Mr. Popple also served as Proterra’s President and Chief Executive Officer between May 2014 and March 2020. Mr. Popple has been a partner at G2VP, LLC, a venture capital firm, since March 2021. Mr. Popple has served on the board of directors of Qell Acquisition Corp since October 2020 and has also been a General Partner at R7 Partners Management LLC, a venture capital firm, since April 2020, as well as an advisor to Conductive Ventures II LLC, also a venture capital firm, since late 2020. Mr. Popple was a Partner at Kleiner Perkins Caufield & Byers, LLC, a venture capital firm, from April 2010 to October 2014. From July 2007 to May 2010, Mr. Popple served in a variety of senior roles at Tesla, Inc., a designer and manufacturer of electric vehicles and related clean energy generation and storage products, including as the Senior Director of Finance. Mr. Popple previously also held a senior financial analyst position at Cilion, Inc., a renewable fuels company, prior to its acquisition by Aemetis Advanced Fuels Keyes, Inc., and served as an officer in the U.S. Army. Mr. Popple currently serves on the board of directors of Silicon Valley Leadership Group and is a member of the California League of Conservation Voters Green Advisory Council. Mr. Popple holds a B.A. degree in Finance from the College of William and Mary and an M.B.A. from Harvard University. We believe Mr. Popple is qualified to serve on the Board because of the historical knowledge, operational expertise, and continuity that he brings to the Board and his experience working at the intersection of finance, technology and sustainability.
Brook F. Porter has served on the Board since June 2021. Mr. Porter served as a member of the Proterra board of directors from February 2017 to June 2021. Mr. Porter is a founding partner at G2VP, LLC, a venture capital firm, which was founded in October 2016, and has been a partner in the Green Growth Fund at Kleiner Perkins Caufield & Byers since July 2010. Previously, Mr. Porter co-founded and served as the Executive Vice President of Primafuel, Inc., a technology provider for the bio-fuels industry, co-founded Nyansa Learning Corporation, a provider of in-home educational services for special needs children, served as the Manager of Research and Development at Intelligent Energy, Ltd, a fuel cell engineering company, and was a Group Team Leader at Hydrogen Burner Technology, Inc., a hydrogen fuel cell company. Mr. Porter currently serves on the boards of directors of various private companies. Mr. Porter holds a B.S. degree in Chemical Engineering from the University of California, Berkeley. We believe that Mr. Porter is qualified to serve on the Board because of his significant experience investing in and serving on the boards of directors of other green technology companies.
Joan Robinson-Berry has served on the Board since June 2021. Ms. Robinson-Berry served as a member of the Proterra board of directors from April 2021 to June 2021. Previously, Ms. Robinson-Berry served in a variety of positions for The Boeing Company, a publicly held multi-national aerospace manufacturing corporation, and its subsidiaries for over 20 years. Ms. Robinson-Berry served as the Vice President and Chief Engineer of Boeing Global Services, Inc. between September 2019 and July 2020, and as the Vice President of Engineering of Modifications and Maintenance of Boeing Global Services, Inc. between June 2018 and September 2019. Prior to these roles, Ms. Robinson-Berry served as the Vice President and General Manager of Boeing South Carolina for The Boeing Company between June 2016 and June 2018, as the Vice President of Supplier Management and Chief Procurement Officer for The Boeing Company’s Shared Services Group business unit between April 2012 and June 2016, and as the Director of Supplier Management and Chief Procurement Officer of Boeing Phantom Works, an operating division of The Boeing Company. Ms. Robinson-Berry currently serves on the board of directors of Valmont Industries, Inc. a publicly held American manufacturer of Valley center pivot and linear irrigation equipment. Ms. Robinson-Berry earned a B.S. degree in Engineering from California State Polytechnic University and an MBA in Engineering and Industrial Management from West Coast University. We believe Ms. Robinson-Berry is qualified to serve on the Board because of her significant executive and operational experience in technology and manufacturing companies.
Jeannine P. Sargent has served on the Board since June 2021. Ms. Sargent served on Proterra’s board of directors from October 2018 to June 2021. Ms. Sargent has served on the board of directors of Synopsys Inc., an electronic design automation company, since September 2020, and Queen’s Gambit Growth Capital, a special purpose acquisition company, since January 2021. She also has served on the board of directors of Fortive Corporation since February 2019. In addition, Ms. Sargent serves in investment and advisory roles, that are focused on industries ranging from AI-enabled solutions to energy and sustainability, including serving as an Advisor at Breakthrough Energy Ventures since December 2018, Senior Advisor at Generation Investment Management LLP

since November 2017, and Operating Partner and Senior Advisor at Katalyst Ventures Management LLC, an early-stage technology venture fund, since January 2018. Ms. Sargent previously served as a member of the board of directors at Cypress Semiconductor Corporation from December 2017 to May 2020. She was also an Entrepreneur in Residence/Venture Advisor at Crosslink Capital from 2010 to 2012. From January 2012 to October 2017, Ms. Sargent held multiple executive leadership roles at Flex Ltd., a leading contract design, engineering and manufacturing company, including President of Innovation and New Ventures and President of Flex’s Energy business. Prior to joining Flex Ltd., Ms. Sargent served as Chief Executive Officer at Oerlikon Solar AG, a thin-film silicon solar photovoltaic module manufacturer, from 2007 to 2010; as Executive Vice President and General Manager at Veeco Instruments, Inc. from 2004 to 2007; and as Chief Executive Officer of Voyan Technology, an embedded systems software provider from 1996 to 2001. Ms. Sargent has also served as a member of the board of trustees of Northeastern University since July 2017. We believe that Ms. Sargent is qualified to serve on the Board because of her significant executive and operational experience, and her experience advising investors in green technology and serving on the boards of directors of technology and manufacturing companies.
Constance E. Skidmore has served on the Board since June 2021. Ms. Skidmore served as a member of Proterra’s board of directors from March 2019 to June 2021. Prior to retiring in 2009, Ms. Skidmore was a partner at PricewaterhouseCoopers LLP, a public accounting firm, where she had worked since 1977, including as a member of its governing board. Ms. Skidmore has been a member of the board of directors and audit committee of Comfort Systems USA, Inc. since December 2012 and a member of the board of directors and audit committee of Sensata Technologies Holding Plc since May 2017. She previously served on the board of directors and audit committee of ShoreTel, Inc. from 2014 until 2017, prior to its acquisition by Mitel Networks Corporation. Ms. Skidmore also currently serves on various other boards of directors of private companies and nonprofit organizations. She holds a B.S. degree in Psychology from Florida State University and an M.S. degree in Taxation from Golden Gate University. We believe that Ms. Skidmore is qualified to serve on the Board because of her extensive strategic leadership experience and expertise in finance and accounting.
Michael. D. Smith has served on the Board since June 2021. Mr. Smith served as a member of Proterra’s board of directors from May 2014 to June 2021. Since November 2020, Mr. Smith has been Chief Executive Officer of ForeFront Power, LLC., a renewable energy company wholly owned by Mitsui & Co., Ltd., a global energy infrastructure and investment company. Between November 2017 and November 2020 Mr. Smith was the Senior Vice President of Distributed Energy at Constellation, a competitive supplier of power, natural gas and energy related products and services, and a subsidiary of Exelon Corporation. Mr. Smith previously served in various senior management positions at Exelon Corporation itself, an electric power generation, competitive energy sales, transmission and distribution company, including as Vice President of Exelon Generation, Innovation and Strategy Development from February 2016 to October 2017 and as Vice President of Constellation Technology Ventures from June 2013 to February 2016. Mr. Smith served in management positions at Constellation Energy Group, Inc., an electric power generation, sales and distribution company between 2003 and 2013, and before that at Enron Corp., an energy commodities and services company, and as an associate at Bricker & Eckler LLP, a law firm. He has served and currently serves on the boards of directors of various private companies and nonprofit organizations. Mr. Smith holds a B.A. degree in Political Science and Economics from the University of Miami and a J.D. degree from the Duke University School of Law. We believe that Mr. Smith is qualified to serve on the Board because of his significant executive experience in the energy field.
Family relationships
There are no family relationships among any of our executive officers or directors.
Board composition
Our business and affairs are organized under the direction of the Board. Mr. Allen serves as Chair of the Board and Ms. Sargent serves as the Lead Independent Director. The primary responsibility of the Board is to provide oversight, strategic guidance, counseling and direction to our management. The Board meets on a regular basis and additionally as required.

Classified board of directors
In accordance with the terms our Certificate of Incorporation, the Board consists of nine members divided into three classes of directors that serve staggered three-year terms. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The Board is divided among the three classes as follows:
•the Class I directors are Jeannine P. Sargent, Jochen M. Goetz, and John F Erhard, and their terms will expire at the first annual meeting of stockholders to be held after the consummation of the Business Combination;
•the Class II directors are John J. Allen, Michael Smith, and Ryan C. Popple, and their terms will expire at the second annual meeting of stockholders to be held after the consummation of the Business Combination; and
•the Class III directors are Brook F. Porter, Constance E. Skidmore and Joan Robinson-Berry, and their terms will expire at the third annual meeting of stockholders to be held after the consummation of the Business Combination.
Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. The Certificate of Incorporation and Bylaws authorize only the Board to fill vacancies on the New Proterra Board. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board may have the effect of delaying or preventing changes in control of our company.
Director independence
The Board has determined that each of the directors except for Mr. Allen and Mr. Popple qualifies as an independent director under the rules of The Nasdaq Stock Market LLC (“Nasdaq”), and SEC rules and regulations. Under the rules of Nasdaq, independent directors must comprise a majority of a listed company’s board of directors. In addition, the rules of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and governance committees be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors and Proterra with regard to each director’s business and personal activities and relationships as they may relate to our company, Proterra and its management, including the beneficial ownership of capital stock by each non-employee director and the transactions involving them as described in the section entitled “Certain Relationships and Related Party Transactions.”
Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (i) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries. Additionally, compensation committee members must not have a relationship with our company that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member.

Board Committees
The Board has three standing committees — an audit committee, a compensation and leadership development committee and a nominating and ESG committee. Copies of the charters for each committee are available on our website.
Audit committee
Our audit committee consists of Mr. Goetz, Ms. Robinson-Berry, Ms. Skidmore and Mr. Smith, with Ms. Skidmore serving as the chair. The Board has determined that each of the members of the audit committee meets the independence requirements under Nasdaq and SEC rules and is financially literate, and Ms. Skidmore qualifies as an audit committee financial expert within the meaning of the SEC regulations and meets the financial sophistication requirements of the Nasdaq listing rules. In making this determination, the Board considered Ms. Skidmore’s formal education and previous experience in financial roles. Both our independent registered public accounting firm and management periodically will meet privately with our audit committee.
The functions of this committee include, among other things:
•selecting a firm to serve as our independent registered public accounting firm to audit our financial statements;
•ensuring the independence of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to anonymously submit concerns about accounting, audit or other matters;
•considering the adequacy of our internal controls;
•reviewing related-party transactions that are material or otherwise implicate disclosure requirements; and
•approving, or as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
The composition and function of the audit committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Compensation and Leadership Development Committee
Our compensation and leadership development committee consists of Messrs. Erhard, Porter and Smith, with Mr. Porter serving as the chair. The Board has determined that each of the members of our compensation and leadership development committee meets the independence requirements under Nasdaq and SEC rules. Each member of this committee is also a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
The functions of the compensation and leadership development committee include:
•reviewing and approving, or recommending that the Board approve, the compensation and the terms of any compensatory agreements of our Chief Executive Officer and our other executive officers;
•reviewing and recommending to the Board the compensation of its directors;

•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to the Board with respect to, incentive compensation and equity plans;
•establishing Proterra’s overall compensation philosophy; and
•such other functions as are required to comply with Nasdaq listing rules.
The composition and function of the compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. We will comply with future requirements to the extent they become applicable to us.
Nominating and ESG Committee
Proterra’s nominating and environmental, sustainability and governance committee (“nominating and ESG committee”) consists of Mr. Porter, Ms. Robinson-Berry, and Ms. Sargent, with Ms. Sargent serving as the chair. The Board has determined that each of the members of our nominating and ESG committee meet the independence requirements under Nasdaq and SEC rules.
The functions of the nominating and ESG committee include:
•identifying and recommending candidates for membership on the Board;
•recommending directors to serve on board committees;
•oversight of the company’s environmental, social and governance initiatives;
•reviewing and recommending to the Board any changes to our corporate governance principles;
•reviewing proposed waivers of the code of conduct for directors and executive officers;
•overseeing the process of evaluating the performance of the Board; and
•advising the Board on corporate governance matters.
The composition and function of the nominating and ESG committee will comply with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC rules and regulations. Proterra will comply with future requirements to the extent they become applicable to Proterra.
Compensation committee interlocks and insider participation
None of the members of our compensation committee has ever been a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving on our Board.
Code of business conduct and ethics
Our Board adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our President and Chief Executive Officer, Chief Financial Officer, and other executive and senior officers. The full text of this code of business conduct and ethics is posted on the investor relations page of our website. The reference to our website address in this filing does not include or incorporate by reference the information on that website into this filing. We intend to disclose future amendments to certain provisions of this code of business conduct and ethics, or waivers of these provisions, on our website or in public filings to the extent required by the applicable rules.

Non-employee director compensation
With respect to the year ended December 31, 2020, our non-employee directors did not receive cash compensation for their service on the Board and we did not have a formal non-employee director compensation program prior to the consummation of the Business Combination.
Immediately following the consummation of the Business Combination, the Board approved the non-employee director compensation policy described below, which is designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, retain, incentivize and reward directors who contribute to the long-term success of the company.
Each new non-employee director will be granted Restricted Stock Units under the 2021 Equity Incentive Plan covering shares with a value equal to $250,000 at the time of grant. These new director awards will vest quarterly over four years following the grant date, subject to continued service on each applicable vesting date. The contemplated policy also provides that, on the date of each annual meeting of stockholders, each non-employee director who is serving on the Board prior to, and will continue to serve on the Board following, such annual meeting will be granted Restricted Stock Units under the 2021 Equity Incentive Plan covering shares with a value equal to $100,000 (the “Annual Award”). The Annual Award will be granted on the date of the annual meeting of stockholders (the “Annual Award Grant Date”). The Annual Award will vest quarterly over one year following the Annual Award Grant Date, subject to continued service on each applicable vesting date.
Each non-employee director will receive annual cash compensation of $75,000 for service on the Board, and additional cash compensation for the chairperson of each committee as set forth below. All cash payments will be made quarterly in arrears and will be pro-rated for any partial quarters of service.
•Lead Independent Director: $25,000
•Audit Committee Chair: $15,000
•Compensation Committee Chair: $10,000
•Nominating and ESG Committee Chair: $10,000
If the Board later determines to appoint a non-employee director as chairperson, then the Board will consider an appropriate cash retainer for a non-employee chairperson.
Each non-employee director may make an annual election to receive their annual cash retainer in Restricted Stock Units, which will vest quarterly over the course of one year following the grant date, subject to continued service on each applicable vesting date and provided the vesting conditions under the 2021 Equity Incentive Plan are met.
The policy will also be subject to limits set forth in the 2021 Equity Incentive Plan, which provides that no non-employee director may receive awards under the 2021 Equity Incentive Plan with an aggregate fair value on the Annual Award Grant Date that, when combined with cash compensation received for service as a non-employee director, exceeds $750,000 in a calendar year.
We will review director compensation periodically to ensure that director compensation remains competitive such that we are able to recruit and retain qualified directors.
The Board adopted Stock Ownership Guidelines that require each member of the Proterra Board to achieve stock ownership with a value equal to five times his or her annual cash compensation within five years.
Our non-employee directors who were serving as members of Proterra’s board of directors prior to the Business Combination, other than Mr. Goetz and Mr. Popple, were granted options to purchase 22,500 shares of Proterra common stock on December 21, 2020, which vest at a rate of 2.0833% each month from the date of grant. Due to Daimler internal policies, Mr. Goetz has not received any cash or equity compensation for his service on the Board. On May 10, 2021, Ms. Robinson-Berry was granted options to purchase 41,323 shares of Proterra common stock, which vest at a rate of 2.0833% each month from the date of grant. The share numbers referenced in this paragraph are presented on a pre-Business Combination basis.

EXECUTIVE COMPENSATION
Executive compensation prior to the Business Combination
Unless the context otherwise requires, this section presents the executive compensation of Proterra prior to the consummation of the Business Combination, including presenting equity awards on a pre-Business Combination basis.
The following tables and accompanying narrative set forth information about the 2020 compensation provided to our principal executive officer and the two most highly-compensated executive officers (other than our principal executive officer) who were serving as executive officers as of December 31, 2020. These executive officers were John J. Allen, our Chief Executive Officer, Amy E. Ard, our Chief Financial Officer, Gareth T. Joyce, President of Proterra Powered, and Ryan C. Popple, our former Chief Executive Officer, and we refer to them in this section as our “named executive officers.”
2020 summary compensation table
The following table presents summary information regarding the total compensation for services rendered in all capacities that was awarded to, earned by, or paid to our named executive officers for 2020.

Name and Principal Position	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
John J. Allen, President and Chief Executive Officer	305,462	11,201,595	—	5,612	11,512,669
Amy E. Ard, Chief Financial Officer	334,231	991,820	—	12,893	1,338,944
Gareth T. Joyce, President, Proterra Powered and Energy	38,053	2,021,418	—	—	2,059,471
Ryan C. Popple Former Chief Executive Officer	226,108	—	—	7,195	233,303
__________________
(1)Amounts represent the aggregate grant date fair value of the stock options awarded to the named executive officer during 2020 in accordance with FASB Accounting Standards Codification Topic 718. The assumptions used in calculating the grant date fair value of the stock options reported in the Option Awards column are set forth in Note 9 of the notes to our financial statements included in this prospectus. Such grant-date fair market value does not take into account any estimated forfeitures related to service-vesting conditions.
(2)The amounts reported in the column represent incentive cash bonuses earned pursuant to our Key Employee Incentive Plan in 2020. For additional information, see the section titled “— Non-Equity Incentive Plan Compensation.”
(3)The amounts reported in this column represent our matching contributions made on behalf of our named executive officers under our 401(k) plan.
Equity compensation
We previously granted, and will from time to time, grant equity awards to our named executive officers, which are generally subject to vesting based on each named executive officer’s continued service. Each of our named executive officers currently holds outstanding options to purchase shares of our common stock that were granted under the 2010 Plan, as set forth in the table below titled “2020 Outstanding Equity Awards at Fiscal Year-End.”
Non-Equity Incentive Plan Compensation
Under our 2020 Key Employee Incentive Plan, our named executive officers were eligible to earn cash incentives based on the Company achieving certain financial and operational targets set by the board of directors. In 2021, based on the achievement of these corporate performance objectives, Proterra’s board of directors determined to award cash incentives for 2020 equal to $133,029, $63,000, $14,238 and $110,271 to each of Messrs. Allen, Popple, and Joyce and Ms. Ard, respectively. Messrs. Allen, Popple, and Joyce and Ms. Ard each had a target incentive of $250,800, $90,000, $170,000, and $175,000, respectively, for 2020. The cash incentive award for Messrs. Allen and Joyce in 2020 was prorated based on their respective hire date.
Potential payments upon termination or change of control
In September 2018, we entered into change-in-control and severance agreements (“Severance Agreements”) with certain of our executive officers. An executive officer (other than our President and Chief Executive Officer or Mr. Popple) who is terminated by us without cause outside of a change in control (as such term is defined in the Severance Agreement) will receive, in exchange for a customary release of claims: (i) a severance payment of six months base salary in equal installments and (ii) payment of premiums for continued medical benefits for up to six months. If our President and Chief Executive Officer is terminated by us without cause or he resigns for good reason (as such term is defined in the Severance Agreement) outside of a change in control (as such term is defined in the Severance Agreement) he will receive, in exchange for a customary release of claims: (i) a severance payment of twelve months base salary in equal installments and (ii) payment of premiums for continued medical benefits for up to twelve months. Mr. Popple’s Severance Agreement provides that if he is terminated by us without cause or he resigns for good reason outside of a change in control he will receive, in exchange for a customary release of claims: (i) a severance payment of twelve months base salary in equal installments and (ii) payment of premiums for continued medical benefits for up to twelve months.
If an executive officer’s (other than our President and Chief Executive Officer or Mr. Popple) employment is terminated by us without cause or by an executive for good reason within the three months preceding a change in control (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the twelve months following a change in control, the Severance Agreement provides the following benefits in exchange for a customary release of claims: (i) a severance payment of twelve months base salary in equal installments and then-current target bonus opportunity (at the rates in effect immediately prior to the actions that resulted in the termination) (18 months for our President and Chief Executive Officer), (ii) 100% acceleration of any then-unvested equity awards (including equity awards that vest, in whole or in part, upon satisfaction of performance criteria), and (iii) payment of premiums for continued medical benefits for up to twelve months (18 months for our President and Chief Executive Officer). Mr. Popple’s Severance Agreement provides that if he is terminated by us without cause or he resigns for good reason within the three months preceding a change in control (but after a legally binding and definitive agreement for a potential change of control has been executed) or within the twelve months following a change in control he will receive, in exchange for a customary release of claims: (i) a severance payment of eighteen months base salary in equal installments, (ii) 100% acceleration of any then-unvested equity awards (including equity awards that vest, in whole or in part, upon satisfaction of performance criteria), and (iii) payment of premiums for continued medical benefits for up to eighteen months.
Each Severance Agreement is in effect until the earlier of (i) the termination of the executive officer’s employment other than in a situation described above and (ii) the date that we have met all our obligations under the Severance Agreement following the termination of the executive officer’s employment due to a situation described above.
The benefits under the Severance Agreements supersede all other cash severance and vesting acceleration arrangements (excluding equity awards that vest, in whole or in part, upon satisfaction of performance criteria, which will be governed by the terms of the applicable performance-based equity awards).

2020 outstanding equity awards at fiscal year-end
The following table presents, for each of our named executive officers, information regarding outstanding stock options as of December 31, 2020.

Name	Grant Date	Option Awards
		Number of Securities Underlying Unexercised Options
		Exercisable (#)(1)	Unexercisable (#)(1)	Exercise Price ($)	Expiration Date
John J. Allen	7/17/2017(2)	196,875	28,125	1.94	7/16/2027
	2/28/2018(3)	103,125	46,875	2.36	2/27/2028
	12/23/2019(4)	12,500	37,500	5.35	12/22/2029
	3/16/2020(5)	281,250	1,218,750	4.75	3/15/2030
	3/16/2020(5)	21,052	84,208	4.75	3/15/2030
	3/16/2020(5)	140,625	609,375	10.00	3/15/2030
	3/16/2020(5)	140,625	609,375	15.00	3/15/2030
	3/16/2020(5)	140,625	609,375	20.00	3/15/2030
	3/16/2020(5)	140,625	609,375	25.00	3/15/2030
	3/16/2020(6)	—	750,000	4.75	3/15/2030
	12/21/2020(7)	—	5,625	4.26	12/20/2030

Gareth T. Joyce	12/21/2020(8)	—	915,000	4.26	12/20/2030

Amy E. Ard	5/30/2017(9)	154,638	51,546	1.94	5/30/2027
	5/30/2017(9)	545,362	48,454	1.94	5/30/2027
	11/16/2018(10)	37,500	37,500	4.82	11/15/2028
	12/29/2018(11)	100,000	100,000	4.82	12/28/2028
	8/20/2020(12)	25,000	175,000	4.12	8/19/2030
	8/20/2020(13)	6,250	93,750	4.12	8/19/2030
	12/21/2020(14)	—	50,000	4.26	12/20/2030

Ryan C. Popple	10/20/2014	1,832,880	—	1.18	10/19/2024
	4/21/2015	50,000	—	1.18	4/20/2025
	12/16/2016	65,414	—	1.79	12/15/2026
	12/16/2016(15)	1,715,523	182,813	1.79	12/15/2026
	6/22/2018	233,290	—	3.80	6/21/2028
	12/29/2018(16)	250,000	—	4.82	12/28/2028
__________________
(1)All of the outstanding equity awards were granted under the 2010 Plan, unless otherwise indicated. The equity awards are subject to vesting acceleration as set forth in the section titled “Potential Payments upon Termination or Change of Control.”
(2)The stock option vests at a rate of 2.0833% of the shares of Proterra’s common stock underlying the stock option each month following the June 29, 2017 vesting commencement date.
(3)The stock option vests at a rate of 25% of the shares of Proterra’s common stock underlying the stock option on February 28, 2019 and 6.25% of the shares of Proterra’s common stock underlying the stock option quarterly thereafter.
(4)The stock option vests at a rate of 2.0833% of the shares of Proterra’s common stock underlying the stock option each month following the December 23, 2019 vesting commencement date.
(5)The stock option vests at a rate of 2.0833% of the shares of Proterra’s common stock underlying the stock option each month following the March 16, 2020 vesting commencement date. As originally drafted, the vesting of the stock option was contingent on Mr. Allen’s continued status as the Chief Executive Officer of Proterra on each vesting date; on December 11, 2020, the stock option was amended to provide that the vesting of the stock option is subject to Mr. Allen’s continued status as a service provider of Proterra through each vesting date.
(6)100% of the stock option vested on the Closing of the Business Combination.

(7)The stock option vests at a rate of 2.0833% of the shares of Proterra’s common stock underlying the stock option each month following the December 21, 2020 vesting commencement date. The stock option subject to this grant was awarded to Mr. Allen in connection with his service as a member of the Proterra board of directors.
(8)The stock option vests at a rate of 25% of the shares of Proterra’s common stock underlying the stock option on November 17, 2021 and 6.25% of the shares of Proterra’s common stock underlying the stock option quarterly thereafter.
(9)The stock option vests at a rate of 25% of the shares of Proterra’s common stock underlying the stock option on May 15, 2017 and 6.25% of the shares of Proterra’s common stock underlying the stock option quarterly thereafter.
(10)The stock option vests at a rate of 6.25% of the shares of Proterra’s common stock underlying the stock option each quarter following the November 13, 2018 vesting commencement date.
(11)The stock option vests at a rate of 6.25% of the shares of Proterra’s common stock underlying the stock option each quarter following the December 28, 2018 vesting commencement date.
(12)The stock option vests at a rate of 6.25% of the shares of Proterra’s common stock underlying the stock option each quarter following the June 1, 2020 vesting commencement date.
(13)The stock option vests at a rate of 6.25% of the shares of Proterra’s common stock underlying the stock option each quarter following the August 20, 2020 vesting commencement date.
(14)The stock option vests at a rate of 6.25% of the shares of Proterra’s common stock underlying the stock option each quarter following the December 21, 2020 vesting commencement date.
(15)The stock options vested quarterly at the rate of 6.25% of the total grant per quarter for the four years following the grant, until March 24, 2020. On March 24, 2020, in connection with Mr. Popple’s resignation as Proterra’s Chief Executive Officer, 225,000 of the unvested shares subject to this stock option were subjected to a new vesting schedule, pursuant to which the 225,000 unvested shares underlying the stock option vests at a rate of 6.25% each quarter following the March 24, 2020 vesting commencement date, of which 182,813 remain unvested. A further 176,250 unvested shares subject to this grant were cancelled on March 24, 2020.
(16)On March 24, 2020, in connection with Mr. Popple’s resignation as Proterra’s Chief Executive Officer, 750,000 of the unvested shares subject to this stock option were cancelled.
Executive Compensation
We have developed an executive compensation program that is designed to align compensation with our business objectives and the creation of stockholder value, while enabling the combined company to attract, motivate and retain individuals who contribute to the long-term success of the combined company. Decisions on the executive compensation program are made by the compensation committee of the Board.
2021 Equity Incentive Plan
The Equity Incentive Plan was adopted by the ArcLight Board prior to the Closing, subject to stockholder approval, and became effective upon the Closing. The Equity Incentive Plan allows us to grant awards of stock options, restricted stock awards, stock appreciation rights (“SARs”), restricted stock units (“RSUs”), performance awards, and stock bonus awards to officers, employees, directors and consultants. The Board believes providing such persons with a direct stake in our company will assure a closer alignment of the interests of such individuals with those of our company and stockholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with us.
Securities to be offered.    We initially reserved 10,000,000 shares of common stock, plus 387,513 reserved shares not issued or subject to outstanding grants under the Proterra Inc 2010 Equity Incentive Plan on the effective date of the Equity Incentive Plan, for issuance pursuant to awards granted under the Equity Incentive Plan. The number of shares reserved for issuance under the Equity Incentive Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares equal to the lesser of 4% of the total number of outstanding shares of all classes of common stock as of the immediately preceding December 31, or a number as may be determined by the Board. In addition, the following shares of common stock will be available for grant and issuance under the Equity Incentive Plan:
•shares subject to issuance upon exercise of stock options or SARs granted under the Equity Incentive Plan that cease to be subject to the stock option or SAR for any reason other than exercise of the option or SAR;
•shares subject to awards granted under the Equity Incentive Plan that are subsequently forfeited or repurchased at the original issue price;
•shares subject to awards granted under the Equity Incentive Plan that otherwise terminate without shares being issued;

•shares surrendered, canceled, or exchanged for cash or the same type of award or a different award (or combination thereof);
•shares subject to an award that is paid out in cash or other property, rather than shares;
•shares subject to awards under the Equity Incentive Plan that are used to pay the exercise price of an award or withheld to satisfy the tax withholding obligations related to any award;
•shares issuable upon the exercise of stock options or subject to other awards under the Proterra Inc 2010 Equity Incentive Plan that cease to be subject to such stock options or other awards by forfeiture or otherwise after the effective date of the Equity Incentive Plan;
•shares issued pursuant to outstanding awards under the Proterra Inc 2010 Equity Incentive Plan that are forfeited or repurchased by us at the original issue price after the effective date of the Equity Incentive Plan; and
•shares subject to awards under the Proterra Inc 2010 Equity Incentive Plan that are used to pay the exercise price of a stock option or withheld to satisfy the tax withholding obligations related to any award The following is a description of the material terms of the Equity Incentive Plan. The summary below does not contain a complete description of all provisions of the Equity Incentive Plan and is qualified in its entirety by reference to the Equity Incentive Plan, a copy of which is included as an exhibit to the registration statement to which this prospectus forms a part.
Administration.    The Equity Incentive Plan is expected to be administered by the compensation committee or by the Board acting in place of the compensation committee. Subject to the terms and conditions of the Equity Incentive Plan, the compensation committee will have the authority, among other things, to select the persons to whom awards may be granted, construe and interpret the Equity Incentive Plan as well as to determine the terms of such awards and prescribe, amend, and rescind the rules and regulations relating to the plan or any award granted thereunder. The Equity Incentive Plan provides that the board of directors or compensation committee may delegate its authority, including the authority to grant awards, to one or more officers to the extent permitted by applicable law, provided that awards granted to non-employee directors may only be determined by the Board.
Eligibility.    The Equity Incentive Plan is expected to provide for the grant of awards to company employees, directors, and consultants. No non-employee director may receive awards under the Equity Incentive Plan that, when combined with cash compensation received for service as a non-employee director, exceed $750,000 in value (measured as of the date of grant) in any calendar year.
Options.    The Equity Incentive Plan is expected to provide for the grant of both incentive stock options intended to qualify under Section 422 of the Code, and non-statutory stock options to purchase shares of common stock at a stated exercise price. Incentive stock options may only be granted to employees, including officers and directors who are also employees. The exercise price of stock options granted under the Equity Incentive Plan must be at least equal to the fair market value of common stock on the date of grant. Incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of capital stock must have an exercise price of at least 110% of the fair market value of common stock on the date of grant. Subject to stock splits, dividends, recapitalizations or similar events, no more than 30,000,000 shares may be issued pursuant to the exercise of incentive stock options granted under the Equity Incentive Plan.
Options may vest based on service or achievement of performance conditions. The compensation committee may provide for options to be exercised only as they vest or to be immediately exercisable, with any shares issued on exercise being subject to a right of repurchase that lapses as the shares vest. The maximum term of options granted under the Equity Incentive Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who holds, directly or by attribution, more than ten percent of the total combined voting power of all classes of capital stock is five years from the date of grant. Upon exercise of options, the option exercise price must be paid in full either in cash or cash equivalents or in other manners approved by the compensation committee, including by surrender of shares of common stock that are beneficially owned by the optionee free of restrictions. Subject to applicable law, the exercise price may also be delivered pursuant to a broker assisted or other form of cashless exercise program implemented in connection with the Equity Incentive Plan.
Restricted stock awards.    An award of restricted stock is an offer to sell shares of common stock subject to restrictions that may lapse based on the satisfaction of service or achievement of performance conditions. The price, if any, of an award of restricted stock will be determined by the compensation committee. Unless otherwise determined by the compensation committee, holders of restricted stock will be entitled to vote and to receive any dividends or stock distributions paid pursuant to any vested shares of restricted stock. Holders of unvested restricted stock will not be entitled to receive any dividends or stock distributions paid with respect to unvested shares of restricted stock, and any such dividends or stock distributions will be accrued and paid only as and when such shares of restricted stock become vested. If any such dividends or distributions are paid in shares of common stock, the shares will be subject to the same restrictions on transferability and forfeiture as the shares of restricted stock with respect to which they were paid.
Stock appreciation rights.    A SAR provides for a payment, in cash or shares of common stock (up to a specified maximum of shares, if determined by the compensation committee), to the holder equal to the fair market value of common stock on the date of exercise less a pre-determined exercise price per share, multiplied by the number of shares with respect to which the SAR is being exercised. Under the Equity Incentive Plan, the exercise price of a SAR must be at least equal to the fair market value of a share of common stock on the date of grant. SARs may vest based on service or achievement of performance conditions and may not have a term that is longer than ten years from the date of grant.
Restricted stock units.    RSUs represent the right to receive shares of common stock at a specified date in the future, and may be subject to vesting based on service or achievement of performance conditions. Payment of earned RSUs may be made as soon as practicable after the date determined at the time of grant or on a deferred basis in the discretion of the compensation committee, and may be settled in cash, shares of common stock or a combination of both. No RSU may have a term that is longer than ten years from the date of grant.
Performance awards.    Performance awards granted pursuant to the Equity Incentive Plan may be in the form of a cash bonus, or an award of performance shares or performance units denominated in shares of common stock, that may be settled in cash, property or by issuance of those shares subject to the satisfaction or achievement of specified performance conditions.
Stock bonus awards.    A stock bonus award provides for payment in the form of cash, shares of common stock or a combination thereof, based on the fair market value of shares subject to such award as determined by the compensation committee. The awards may be subject to vesting restrictions based on continued service or performance conditions.
Dividend equivalent rights.    Dividend equivalent rights may be granted at the discretion of the compensation committee and represent the right to receive the value of dividends, if any, paid with respect of the number of shares of common stock underlying an award. Dividend equivalent rights will be subject to the same vesting or performance conditions as the underlying award and, subject to the discretion of the compensation committee, may be paid when dividend payments are made to stockholders or paid only at such time as the underlying award has become fully vested. Dividend equivalent rights may be settled in cash, shares, or other property, or a combination of thereof as determined by the compensation committee. No dividend equivalent rights will be paid in respect of options or SARs.
Change of control.    The Equity Incentive Plan is expected to provide that, in the event of certain corporate transactions (as set forth in the Equity Incentive Plan), including the consummation of a merger or consolidation of our company with another corporation, outstanding awards under the Equity Incentive Plan shall be subject to the agreement evidencing the corporate transaction, which need not treat all outstanding awards in an identical manner, and may include one or more of the following actions: (i) the continuation of outstanding awards; (ii) the assumption of outstanding awards by the successor or acquiring entity or its parent; (iii) the substitution of outstanding awards by the successor or acquiring entity or its parent with equivalent awards with substantially the same terms; (iv) the full or partial acceleration of exercisability, vesting, or lapse of forfeiture conditions including any right of to repurchase shares, and accelerated expiration of the award; (v) the settlement of the full value of the outstanding awards (whether or not then vested or exercisable) in cash, cash equivalents, or securities of the successor entity with a fair market value equal to the required amount, as determined in accordance with the Equity Incentive Plan, which may be deferred until the date or dates the award would have become exercisable or vested; or (vi) the cancellation of the outstanding awards for no consideration. Notwithstanding the foregoing, the vesting of all awards granted to New Proterra’s non-employee directors will accelerate and such awards will become exercisable (to the extent applicable) in full prior to the consummation of a corporate transaction at such times and on such conditions as the compensation committee determines.
Adjustment.    In the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, extraordinary dividend or distribution, recapitalization, stock split, reverse stock split, subdivision, combination, consolidation, reclassification, spin-off or similar change in our capital structure, without consideration, appropriate proportional adjustments will be made to (i) the number and class of shares reserved for issuance under the Equity Incentive Plan and the incentive stock option limit; (ii) the exercise prices of stock options and SARs; and (iii) number and class of shares subject to outstanding awards.
Clawback; transferability.    All awards will be subject to clawback or recoupment pursuant to any compensation clawback or recoupment policy adopted by the New Proterra Board, to the extent set forth in such policy or applicable agreement, or as required by law. Except in limited circumstances, awards granted under the Equity Incentive Plan may generally not be transferred in any manner prior to vesting other than by will or by the laws of descent and distribution.
Amendment and termination; Exchange Program.    The Board may amend or terminate the Equity Incentive Plan at any time, subject to stockholder approval as may be required. The Equity Incentive Plan will automatically terminate ten years from the effective date of the Plan, unless it is terminated earlier by the Board. No termination or amendment of the Equity Incentive Plan may materially adversely affect any then-outstanding award without the consent of the affected participant, except as is necessary to comply with applicable law. Subject to the foregoing, the compensation committee may at any time increase or decrease the exercise price applicable to outstanding options or SARs or pay cash or issue new awards in exchange for the surrender and cancellation of any, or all, outstanding awards.
2010 Equity Incentive Plan
Our 2010 Equity Incentive Plan (“2010 Plan”) was initially adopted by the Proterra board of directors and approved by Proterra’s stockholders in February 2010, and was amended most recently by the Proterra board of directors in December 2020 and approved by Proterra’s stockholders in April 2021. The 2010 Plan allows for the grant of stock options, stock appreciation rights, restricted stock, and restricted stock units, or RSUs, as described below. The 2010 Plan was terminated upon the effective date of our 2021 Plan (described above). In connection with the Closing, all then outstanding Proterra awards under the 2010 Plan were converted into options to purchase shares of New Proterra common stock by multiplying the number of underlying shares by the Exchange Ratio, rounded down to the nearest whole share, resulting in such options being exercisable to purchase for an aggregate of 22,532,619 shares of New Proterra common stock. Further, the exercise price of each converted option was determined by dividing the per share exercise price of the respective Proterra options by the Exchange Ratio, rounded up to the nearest whole cent. Following the Closing, the exchanged options otherwise continue to be subject to the terms of our 2010 Plan and applicable award agreements until such awards are exercised or until they terminate or expire by their terms.
Administration.    Our 2010 Plan is administered by the Board or a committee appointed by the Board. Subject to the terms of the 2010 Plan, the Board has the authority to, among other things, select the persons to whom awards will be granted, construe and interpret our 2010 Plan as well as to prescribe, amend, and rescind rules and regulations relating to the 2010 Plan and awards granted pursuant to the 2010 Plan.

Eligibility.    Pursuant to the 2010 Plan, we may grant incentive stock options only to our employees (including officers and directors who are also employees). We may grant non-statutory stock options, stock appreciation rights, restricted stock, and restricted stock units to our employees, directors, and consultants.
Options.    The 2010 Plan provides for the grant of both (i) incentive stock options, which are intended to qualify for tax treatment as set forth under Section 422 of the Code, and (ii) non-statutory stock options to purchase shares of our common stock, each at a stated exercise price. The exercise price of each stock option must be at least equal to the fair market value of our common stock on the date of grant, except that incentive stock options granted to any individual who owns more than ten percent of the total combined voting power of all classes of our capital stock must have an exercise price at least equal to 110% of the fair market value of our common stock on the date of grant. The maximum term of options granted under our 2010 Plan is ten years from the date of grant, except that the maximum permitted term of incentive stock options granted to an individual who owns stock representing more than ten percent of the total combined voting power of all classes of our capital stock is five years from the date of grant. As of June 14, 2021, immediately following the Closing, options to purchase 22,532,619 shares of common stock remained outstanding, with a weighted-average exercise price of $5.80 per share.
Other Awards.    The 2010 Plan also provides for the grant of stock appreciation rights, restricted stock awards, and restricted stock units, none of which had been granted as of June 14, 2021.
Transferability.    Unless otherwise determined by the Board, awards granted under the 2010 Plan may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will, the laws of descent and distribution or qualified domestic relations orders.
Change of Control.    In the event of a merger of us or change in control (as defined in the 2010 Plan), the 2010 Plan provides that outstanding awards will be treated in the manner determined by the Board, and may (i) be assumed or substituted with substantially equivalent awards of any successor corporation or affiliate, with appropriate adjustments as to the number of shares and exercise or purchase prices; (ii) be terminated upon, or immediately prior to the consummation of the merger or change in control; (iii) immediately become vested or exercisable, in full or in part, prior to or upon consummation of the merger or change in control; (iv) be terminated in exchange for an amount of cash or property equal to the amount that would have been attained upon the exercise or other realization of the award or replaced with other rights or property in the discretion of the board of directors; or (v) any combination of the foregoing; provided, however, that if any successor corporation fails to assume or substitute outstanding awards, then such awards will become fully vested and exercisable, as applicable, and any performance vesting criteria will be deemed achieved at 100% of target level and all other terms and conditions will be deemed to have been met. After giving effect to the foregoing, any awards outstanding under the 2010 Plan that are not assumed or substituted will terminate if not exercised, as applicable, during a specified time at, or prior to, the consummation of the merger or change in control.
Adjustments.    In the event of a dividend or other distribution (whether in the form of cash, shares of our common stock or other securities or property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of any of our securities, or other change in our corporate structure affecting the shares of common stock issued under the 2010 Plan, the Board will adjust the number and class of shares that may be delivered under 2010 Plan and/or the number, class and price of shares covered by each outstanding award, in order to prevent diminution or enlargement of benefits or potential benefits intended to be made available under the 2010 Plan.
Dissolution or Liquidation.    In the event of a proposed dissolution or liquidation, the 2010 Plan provides that each outstanding award will terminate if not exercised prior to the dissolution or liquidation event.
Material United States Federal Income Tax Consequences
The following is a general summary under current law of the material U.S. federal income tax consequences related to awards and certain transactions under the Equity Incentive Plan and 2010 Plan (together, the “Equity Incentive Plans”). This summary deals with the general federal income tax principles that apply and is provided only for general information. It does not describe all federal tax consequences under the Equity Incentive Plans, nor does it describe state, local or foreign income tax consequences or federal employment tax consequences. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Incentive Stock Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) we will not be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option exercise price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of common stock.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
Non-Qualified Options.    No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
Other Awards.    The current federal income tax consequences of other awards authorized under the Equity Incentive Plans generally follow certain basic patterns: (i) stock appreciation rights are taxed and deductible in substantially the same manner as non-qualified options; (ii) nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); and (iii) restricted stock units, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. we or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction in an amount equal to the ordinary income recognized by the participant at the time the participant recognizes such income.
Parachute Payments.    The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a corporate transaction) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to us, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Section 409A of the Code.    Certain types of awards under the Equity Incentive Plans may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Equity Incentive Plans and awards granted under the Equity Incentive Plans are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the administrator of the Equity Incentive Plans, the Equity Incentive Plans and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
2021 Employee Stock Purchase Plan
A total of 1,630,000 shares of common stock will be reserved for issuance under the ESPP. As of June 14, 2021, the closing price on Nasdaq of one share of common stock, was $18.09. Based upon a price per share of $18.09, the maximum aggregate market value of the common stock that could potentially be issued under the ESPP at Closing is $29,486,700.
Summary of the Material Provisions of the ESPP
The following description of certain provisions of the ESPP is intended to be a summary only. The summary is qualified in its entirety by the full text of the ESPP, a copy of which is included as an exhibit to the registration statement to which this prospectus forms a part. It is our intention that a component of the ESPP qualify as an “employee stock purchase plan” under Section 423 of the Code.
Share reserve.    An aggregate of 1,630,000 shares of common stock will be reserved and available for sale under the ESPP. The aggregate number of shares reserved for sale under the ESPP will increase automatically on January 1 of each of 2022 through 2031 by a number of shares equal to the lesser of 1% of the total number of outstanding shares of common stock as of the immediately preceding December 31 or a number of shares as may be determined by the Board or the compensation committee. The aggregate number of shares issued over the term of the ESPP, subject to adjustments for stock-splits, recapitalizations or similar events, may not exceed 16,300,000 shares.
Administration.    The compensation committee will administer the ESPP subject to the terms and conditions of the ESPP. Among other things, the compensation committee will have the authority to determine eligibility for participation in the ESPP, designate separate offerings under the ESPP, and construe, interpret and apply the terms of the ESPP.
Eligibility.    Employees eligible to participate in any offering pursuant to the ESPP generally include any employee who is employed by us at the beginning of the applicable offering period. However, any employee who owns (or is deemed to own as a result of attribution) 5% or more of the total combined voting power or value of all classes of capital stock, or the capital stock of one of our qualifying subsidiaries in the future, or who will own such amount as a result of participation in the ESPP, will not be eligible to participate in the ESPP. The compensation committee may impose additional restrictions on eligibility from time to time.
Offering Periods; Enrollment.    Under the ESPP, eligible employees will be offered the option to purchase shares of common stock at a discount over a series of offering periods. Each offering period may itself consist of one or more purchase periods. No offering period may be longer than 27 months and each offering period will be determined by the compensation committee. New participants may enroll by submitting an enrollment form prior to the start of an offering period. Once an employee is enrolled, participation will be automatic in subsequent offering periods. An employee’s participation automatically ends upon a termination of employment for any reason, and an employee may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods.

Offerings; payroll deductions.    Under the ESPP, eligible employees will be offered the option to purchase shares of common stock at a discount over a series of offering periods by accumulating funds through payroll deductions of between 1% and 15% of the employee’s compensation. The purchase price for shares of common stock purchased under the ESPP will be 85% of the lesser of the fair marketvalue of common stock on (i) the first business day of the applicable offering period and (ii) the date of purchase. However, no participant may purchase more than 2,500 shares on any one purchase date. The compensation committee, in its discretion, may set a lower maximum amount of shares which may be purchased. In addition, no participant will have the right to purchase our shares in an amount, when aggregated with purchase rights under all of our employee stock purchase plans that are also in effect in the same calendar years, that has a fair market value of more than $25,000, determined as of the first day of the applicable offering period, for each calendar year in which that right is outstanding.
Subject to certain limitations, the number of shares of common stock a participant purchases in each offering period is determined by dividing the total amount of payroll deductions withheld from the participant’s compensation during the offering period by the purchase price. In general, if an employee ceases to be a participant in the ESPP, the employee’s option to purchase shares of common stock under the ESPP will be automatically terminated, and the amount of the employee’s accumulated payroll deductions or other contributions will be refunded.
Adjustments upon recapitalization.    If the number of outstanding shares of common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification, or similar change in our capital structure without consideration, then the compensation committee will proportionately adjust the number and class of common stock that is available under the ESPP, the purchase price and number of shares any participant has elected to purchase under the ESPP, as well as the maximum number of shares which may be issued to participants under the ESPP.
Change of control.    If we experience a corporate transaction (as defined in the ESPP), any offering period that commenced prior to the closing of the proposed corporate transaction will be shortened and terminated on a new purchase date. The new purchase date will be on or prior to the closing of the proposed corporate transaction, and the ESPP will then terminate on the closing of the corporate transaction.
Transferability.    No participant may assign, transfer, pledge, or otherwise dispose of payroll deductions credited to his or her account or of any rights with regard to an election to purchase shares pursuant to the ESPP, other than by will or the laws of descent or distribution.
Amendment; termination.    The compensation committee may amend, suspend, or terminate the ESPP at any time without stockholder consent, except as required by law. The ESPP will continue until the earlier to occur of (i) termination of the ESPP by the board of directors, (ii) issuance of all of the shares of common stock reserved for issuance under the ESPP, or (iii) the tenth anniversary of the effective date of the ESPP.
New ESPP Benefits
Since participation in the ESPP is voluntary and benefits under the ESPP depend on contribution elections and the fair market value of the shares of common stock on various future dates, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the ESPP in the future are not determinable and no awards have been granted that are contingent on stockholder approval of the ESPP.
Summary of Material U.S. Federal Income Tax Consequences
The material U.S. federal income tax consequences of the ESPP under current federal income tax law are summarized in the following discussion, which deals with the general tax principals applicable to the ESPP. The following is only a summary of the effect of the United States income tax laws, regulations, rulings and decisions now in effect upon an employee and us with respect to an employee’s participation in the ESPP. This summary does not purport to be a complete description of all U.S. federal tax implications of participation in the ESPP, nor does it discuss the income tax laws of any municipality, state or foreign country in which a participant may reside or otherwise be subject to tax or any employment, estate and gift tax considerations, due to the fact that such considerations may vary depending on individual circumstances and from locality to locality.
A participant in the ESPP generally recognizes no taxable income either as a result of participation in the ESPP or upon exercise of an option to purchase shares of common stock under the terms of the ESPP. Upon a sale or disposition of the shares purchased under the ESPP, a participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them.
If a participant disposes of shares purchased upon exercise of an option granted under the ESPP within two years from the first day of the applicable offering period or within one year from the purchase date, which we refer to as a “disqualifying disposition,” the participant will generally recognize ordinary income in the year of that disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price, and we will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the participant. The amount of ordinary income will be added to the participant’s basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. A capital gain or loss will generally be long-term if the participant’s holding period is more than 12 months, or short-term if the participant’s holding period is 12 months or less. If the shares are sold or otherwise disposed of in a disqualifying disposition but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and we will be entitled to a corresponding deduction), but the participant will be able to report a capital loss equal to the difference between the sale price of the shares and the fair market value of the shares on the date of purchase.
If the participant disposes of shares purchased upon exercise of an option granted under the ESPP at least two years after the first day of the applicable offering period and at least one year after the purchase date, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income in the year of disposition equal to the lesser of: (1) the excess of the fair market value of the shares at the time the option was granted over the amount paid and (2) the excess of the amount actually received for the common stock over the amount paid. The amount of any ordinary income will be added to the participant’s basis in the shares, and any additional gain recognized upon the disposition after that basis adjustment will be treated as long-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term capital loss.
We are generally entitled to a tax deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of that disposition. In all other cases, we are not allowed a deduction.
Key Employee Incentive Plan
On June 14, 2021, our board of directors adopted the Key Employee Incentive Plan, under which we intend to provide annual incentive cash bonuses to our named executive officers (the “Incentive Plan”). Under the Incentive Plan, annual bonuses for the named executive officers are determined based on the achievement of corporate and individual performance objectives. Company targets are generally established by our board of directors in its discretion during the first quarter of the calendar year. Annual bonuses will generally be paid after the end of the calendar year in which our targets are measured.
Form S-8
Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the common stock issuable under the Equity Incentive Plan, the 2010 Plan and the ESPP.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
The following includes a summary of transactions since January 1, 2018 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than transactions that are described under the section “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
Certain Relationships and Related Person Transactions — ArcLight
Founder Shares
On August 3, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of ArcLight in exchange for issuance of 8,625,000 Class B ordinary shares, of which 6,937,072 were converted into common stock in the Business Combination and remain outstanding. On September 3, 2020, the Sponsor transferred 35,000 of the Class B ordinary shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, ArcLight’s then-serving independent director nominees. On September 18, 2020, the Sponsor irrevocably surrendered to ArcLight for cancellation and for nil consideration 1,437,500 Class B ordinary shares. All shares and associated amounts have been retroactively restated to reflect the share surrender. The founder shares currently represent less than 5% of the Company’s issued and outstanding shares. The underwriters partially exercised their over-allotment option on September 29, 2020, with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result of the expiration of the over-allotment option, an aggregate of 250,000 founder shares were forfeited by the Sponsor, and currently 6,937,072 founder shares remain outstanding.
Related Party Loans
On August 3, 2020, the Sponsor agreed to loan to ArcLight up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Sponsor Note”). The Sponsor Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Sponsor Note was repaid in full on October 1, 2020.
In addition, in order to finance transaction costs in connection with a business combination, the Sponsor, members of the ArcLight’s founding team or any of their affiliates could, but were not obligated to, loan the ArcLight funds as may be required (“Working Capital Loans”). Upon completion of a business combination, ArcLight would repay the Working Capital Loans out of the proceeds of the Trust Account released to ArcLight. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a business combination did not close, the Company could use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account could be used to repay the Working Capital Loans. The Working Capital Loans could either be repaid upon consummation of a business combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans could be convertible into warrants of the post business combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans.
On April 29, 2021, ArcLight issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which ArcLight could borrow up to an aggregate principal amount of $1,000,000 to fulfill ArcLight’s outstanding financial obligations. The Promissory Note was non-interest bearing and payable on the earlier to occur of (i) September 22, 2022 or (ii) the completion of the Business Combination. The outstanding balance under the Promissory Note as of May 6, 2021, immediately prior to the Closing, was $120,000, and the Promissory Note was fully repaid and terminated at the Closing.

Administrative Services Agreement
ArcLight previously entered into an agreement that provided that, commencing on the date that ArcLight’s securities were first listed on Nasdaq Stock Market through the earlier of consummation of the initial business combination and the liquidation, ArcLight may pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to ArcLight. The agreement terminated upon the completion of the Business Combination.
In addition, the Sponsor, officers and directors, or their respective affiliates were reimbursed for any out-of-pocket expenses incurred in connection with activities on ArcLight’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. ArcLight’s audit committee reviewed on a quarterly basis all payments that are were made by ArcLight to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial business combination were made using funds held outside the Trust Account.
Private Placement Warrants
Simultaneously with the closing of the initial public offering, the Sponsor purchased an aggregate of 7,550,000 private placement warrants at a price of $1.00 per private placement warrant in a private placement, generating gross proceeds of $7.55 million.
The private placement warrants (including the shares issuable upon exercise of such warrants) will not be transferable or salable until 30 days after the completion of the Business Combination.
Following the Business Combination, each whole private placement warrant is exercisable for one whole common share at a price of $11.50 per share. The proceeds from the sale of private placement warrants were added to the proceeds from the initial public offering held in the Trust Account. The private placement warrants will be non-redeemable and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
ArcLight Amended and Restated Registration Rights Agreement
ArcLight previously entered into a registration and shareholder rights agreement pursuant to which its Initial Shareholders and their permitted transferees, if any, are entitled to certain registration rights with respect to the private placement warrants, the securities issuable upon conversion of working capital loans (if any) and the Class A ordinary shares issuable upon exercise of the foregoing and upon conversion of the founder shares. At the Closing, the Company, the Sponsor and certain other holders of common stock entered into the Amended and Restated Registration Rights Agreement, which superseded the registration and shareholder rights agreement, and pursuant to which, among other things, the Sponsor and such holders were granted certain customary registration rights, demand rights and piggyback rights with respect to their respective shares of common stock.
— In particular, the Amended and Restated Registration Rights Agreement provides for the following registration rights:
•Demand registration rights.    At any time after the Closing Date, the Company will be required, upon the written request of (i) the Sponsor and certain other holders who previously held Class B ordinary shares (the “Sponsor Holders”) and (ii) the other parties thereto who hold common stock (the “New Holders”), to file a registration statement and use reasonable best efforts to effect the registration of all or part of their registrable securities. The Company is not obligated to effect any demand registration during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company-initiated registration.

•Shelf registration rights.    Within sixty (60) calendar days after the Closing Date, the Company will be required to file a shelf registration statement pursuant to Rule 415 of the Securities Act and use reasonable best efforts to cause such registration statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than one hundred and twenty (120) days after the Closing Date; provided, that the such deadline shall be extended to one hundred and eighty (180) days after the Closing Date if the registration statement is reviewed by, and receives comments from, the SEC. At any time the Company has an effective shelf registration statement with respect to Sponsor Holders’ or New Holders’ registrable securities, a holder may make a written request to effect a public offering, including pursuant to an underwritten shelf takedown, provided that such holder (a) reasonably expects the aggregate gross proceeds in excess of $35,000,000 from such underwritten shelf takedown or (b) reasonably expects to sell all of the registrable securities held by such holder in such underwritten shelf takedown but in no event less than $10,000,000 in aggregate gross proceeds (the “Shelf Threshold”).
•Piggyback registration rights.    At any time after the Closing Date, if the Company proposes to file a registration statement to register any of its equity securities under the Securities Act or to conduct a public offering, either for its own account or for the account of any other person, subject to certain exceptions, the Sponsor Holders, the New Holders, and certain other holders of piggyback registration rights are entitled to include their registrable securities in such registration statement.
•Expenses and indemnification.    All fees, costs and expenses of underwritten registrations will be borne by the Company and underwriting discounts and selling commissions will be borne by the holders of the shares being registered. The Amended and Restated Registration Rights Agreement contains customary cross-indemnification provisions, under which the Company is obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to the Company, and holders of registrable securities are obligated to indemnify the Company for material misstatements or omissions attributable to them.
•Registrable securities.    Securities of the Company shall cease to be registrable securities when a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, such securities shall have been transferred pursuant to Rule 144 or, with respect to a holder, when all such securities held by such holder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144 or such securities shall have ceased to be outstanding.
PIPE Financing
In connection with the consummation of the Business Combination, the PIPE Investors purchased 41,500,000 shares of common stock at a purchase price of $10.00 per share, for aggregate gross proceeds of $415,000,000, of New Proterra Common Stock in a private placement. The funds from such private placement will be used as part of the consideration to New Proterra’s equityholders in connection with the Business Combination, and any excess funds from such private placement would be used for working capital in New Proterra. As part of the 41,500,000 shares of New Proterra Common Stock to be issued pursuant to the Subscription Agreements, certain affiliates of ArcLight have agreed to subscribed for and purchased 600,000 shares of New Proterra common stock on the same terms and conditions of the other PIPE Investors at a price of $10.00 per share, for aggregate gross proceeds of $6 million. For additional information, see “Business Combination Proposal — Related Agreements — PIPE Financing.”
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement, Sponsor, and other holders of Class B ordinary share, entered into the Sponsor Support Agreement with ArcLight and Proterra, pursuant to which the Initial Shareholders agreed to, among other things, (i) vote at any meeting of the shareholders of ArcLight all of their ordinary shares held of record or thereafter acquired in favor of the proposals being presented at the extraordinary general meeting of ArcLight, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
Sponsor Letter Agreement
Concurrently with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Letter Agreement with ArcLight and Proterra, pursuant to which the parties thereto agreed, among other things, (i) to certain vesting and forfeiture terms with respect to 10% of the common stock beneficially owned by the Sponsor immediately following the closing, (ii) to cause ArcLight’s designee to the Company’s Board to resign in the event the Sponsor sells, disposes of, transfers or assigns (other than to an affiliate) 50% or more of the ordinary shares held beneficially by the Sponsor as of the closing of the Business Combination, and (iii) to subject the Sponsor to a 180-day post-closing lock-up with respect to its shares of common stock, in each case, on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. The Sponsor Letter Agreement was subsequently amended to provide that the 180-day post-closing lock-up period will terminate early with respect to (A) 33% of the shares subject to the lock-up agreement on the business day after the Release Condition (as defined below) is satisfied during the period starting on the day after the Closing Date and ending on the 119th day after the Closing Date; provided, that such early termination will occur no earlier than the later of sixty (60) days after the Closing and thirty (30) days after the registration statement registering shares of common stock issued in the PIPE Financing is declared effective under the Securities Act; and (B) 33% of the shares subject to the lock-up agreement on the business day after the Release Condition is satisfied during the period starting 120 days after the Closing. The “Release Condition” occurs if over any 20 trading days within any 30 trading day period, the VWAP of the common stock is greater than or equal to $20.00 per share or there occurs any transaction resulting in a change in control with a valuation of the common stock that is greater than or equal to $20.00 per share.
Certain Relationships and Related Person Transactions — Proterra
PIPE Financing
In January 2021, certain existing stockholders of Proterra entered into Subscription Agreements with ArcLight to subscribe for shares of New Proterra common stock at a purchase price of $10.00 per share as part of the PIPE Transaction.

Name of Stockholder	Shares of Common Stock	Total Purchase Price ($)
Certain funds and accounts advised by Franklin Advisers, Inc.(1)	4,500,000	45,000,000
Daimler Trucks & Buses US Holding Inc.(2)	2,000,000	20,000,000
Entities affiliated with G2VP I LLC(3)	1,000,000	10,000,000
__________________
(1)Consists of shares subscribed for by Franklin Custodian Funds — Franklin Growth Fund, Franklin Strategic Series — Franklin Natural Resources Fund, Franklin Templeton Investment Funds — Franklin Natural Resources Fund, Franklin Strategic Series — Franklin Small Cap Growth Fund, Franklin Strategic Series — Franklin Small-Mid Cap Growth Fund, Franklin Strategic Series — Franklin Growth Opportunities Fund, Franklin Templeton Investment Funds — Franklin U.S. Opportunities Fund, and Franklin Templeton Investment Funds — Franklin Technology Fund, and which collectively hold more than 5% of Proterra’s outstanding capital stock.
(2)Jochen M. Goetz, a member of our Board and a prior member of Proterra’s board of directors, is the CFO and member of the Board of Directors of Daimler Truck AG, the parent company of DTBUS.
(3)Brook F. Porter, a member of our Board and a prior member of Proterra’s board of directors, is a partner at G2VP, LLC and at KPCB Holdings, Inc. Ryan C. Popple, a member of our Board and a prior member of Proterra’s board of directors, has been a partner at G2VP, LLC since March 5, 2021.
Series 8 convertible preferred stock financing
From August through October 2019, Proterra sold an aggregate of 12,576,907 shares of its Series 8 convertible preferred stock at a purchase price of approximately $6.9075 per share for an aggregate purchase price of approximately $86.9 million. The following table summarizes the Series 8 convertible preferred stock purchased by related persons and their affiliated entities:

Name of Stockholder	Shares of Series 8 Convertible Preferred Stock	Total Purchase Price ($)
Certain funds and accounts advised by Franklin Advisers, Inc.(1)	718,722	4,964,572
Entities affiliated with Tao Pro LLC(2)	3,329,714	23,000,000
Daimler Trucks & Buses US Holding Inc.(3)	2,171,552	14,999,995
__________________
(1)Consists of shares purchased by Franklin Strategic Series — Franklin Growth Opportunities Fund, Franklin Templeton Investment Funds — Franklin Technology Fund, and Franklin Templeton Investment Funds — Franklin U.S. Opportunities Fund, which collectively hold more than 5% of Proterra’s outstanding capital stock.
(2)Consists of shares purchased by 40 Foxes LLC, Brooks JL LLC, PBCJL LLC, Tao Big LLC, Tao NILOC LLC, and Tao Pro LLC, which together hold more than 5% of our outstanding capital stock. Ryan C. Popple, a member of our Board, was a designee of Tao Pro LLC, or Tao, to the Proterra board of directors. Mr. Popple is not an affiliate of Tao.
(3)Jochen M. Goetz, a member of our Board and a prior member of Proterra’s board of directors, is the CFO and member of the Board of Directors of Daimler Truck AG, the parent company of DTBUS.
Series 7 convertible preferred stock financing
From May through September 2018, Proterra sold an aggregate of 23,749,620 shares of its Series 7 convertible preferred stock at a purchase price of approximately $6.53 per share for an aggregate purchase price of approximately $155.0 million.
The following table summarizes the Series 7 convertible preferred stock purchased by related persons and their affiliated entities:

Name of Stockholder	Shares of Series 7 Convertible Preferred Stock	Total Purchase Price ($)
Certain funds and accounts advised by Franklin Advisers, Inc.(1)	3,141,078	20,499,991
G2VP I, LLC(2)	1,532,233	9,999,995
General Motors Ventures LLC(3)	306,446	1,999,995
Entities affiliated with Tao Pro LLC(4)	3,830,583	24,999,990
Daimler Trucks & Buses US Holding Inc.(5)	6,128,935	39,999,998
__________________
(1)Consists of shares purchased by Franklin Strategic Series — Franklin Growth Opportunities Fund, Franklin Strategic Series — Franklin Small Cap Growth Fund, Franklin Templeton Investment Funds — Franklin Technology Fund, and Franklin Templeton Investment Funds — Franklin U.S. Opportunities Fund, which collectively hold more than 5% of Proterra’s outstanding capital stock.
(2)Brook F. Porter, a member of our Board and a prior member of Proterra’s board of directors, is a partner at G2VP, LLC and at KPCB Holdings, Inc. Ryan C. Popple, a member of our Board and a prior member of Proterra’s board of directors, has been a partner at G2VP, LLC since March 5, 2021.
(3)General Motors Ventures LLC held more than 5% of Proterra’s outstanding capital stock immediately prior to the closing of the Proterra Series 7 convertible preferred stock financing.
(4)Consists of shares purchased by Tao Pro LLC and Tao NILOC LLC, which together hold more than 5% of Proterra’s outstanding capital stock. Ryan C. Popple, a member of our Board, was a designee of Tao Pro LLC, or Tao, to the Proterra board of directors. Ryan C. Popple, a member of Proterra’s board of directors, is a designee of Tao Pro LLC, or Tao. Mr. Popple is not an affiliate of Tao.
(5)Jochen M. Goetz, a member of our Board and a prior member of Proterra’s board of directors, is the CFO and member of the Board of Directors of Daimler Truck AG, the parent company of DTBUS.
Daimler strategic collaboration and confidentiality agreement
In September 2018, Proterra entered into a strategic collaboration and confidentiality agreement with Daimler North America Corporation (“DNAC”), an indirect subsidiary of Daimler AG, pursuant to which Proterra agreed to collaborate with DNAC to explore the electrification of select Daimler commercial vehicles. In October 2018 the agreement was assigned by DNAC to DTBUS. Proterra did not receive any payments from Daimler for the year ended December 31, 2018. Proterra received payments totaling $1,983,156 in 2019 from Daimler and payments totaling $13,901,912 in 2020 from Daimler. Proterra records payments received from Daimler affiliated entities at the parent company level. Proterra received payments in 2019 and 2020 for goods and services including engineering services, prototypes, charging stations, and other tools and parts sold to Daimler AG affiliated companies. Mr. Goetz, a member of our Board and a prior member of Proterra’s board of directors, is the CFO and member of the Board of Directors of Daimler Truck AG, the parent company of DTBUS.
Investors’ rights agreement
Proterra was party to the Ninth Amended and Restated Investors’ Rights Agreement, dated January 11, 2021 (the “IRA”) with certain holders of its convertible preferred stock, including entities with which certain of our directors are affiliated and holders of more than 5% of Proterra’s capital stock. Pursuant to the IRA, these stockholders were entitled to certain information rights, rights to participate in certain additional issuances of Proterra’s capital stock and rights with respect to the registration of their shares. Further, the parties to the IRA agreed to be subject to a post-closing lock-up with respect to their common shares for a period of 180 days, subject to customary terms; provided that any waiver, termination, shortening or other modification to similar restrictions applicable to such shares shall apply pro rata. The lock-up release provisions set forth in the Early Release Amendment apply to the parties to the IRA. All of the terms of the IRA, except for the market standoff provisions, terminated in connection with the closing of the Merger.
Voting agreement
Proterra was party to the Ninth Amended and Restated Voting Agreement, dated August 2, 2019, as amended on January 11, 2021, with certain holders of its convertible preferred stock, including entities with which certain of our directors are affiliated and holders of more than 5% Proterra’s outstanding capital stock, pursuant to which such parties have agreed to vote their shares of Proterra capital stock on certain matters, including with respect to the election of directors, and have agreed to certain drag-along provisions. This agreement terminated in connection with the closing of the Merger.
Right of first refusal and co-sale agreement
Proterra was party to the Eighth Amended and Restated Right of First Refusal and Co-Sale Agreement, dated August 2, 2019, as amended on January 11, 2021, with certain holders of its convertible preferred stock, including entities with which certain of our directors are affiliated and holders of more than 5% Proterra’s outstanding capital stock, pursuant to which such parties have rights of first refusal and co-sale with respect to certain proposed stock transfers. This agreement terminated in connection with the closing of the Merger.
Indemnification agreements
Proterra entered into indemnification agreements, and New Proterra entered into new indemnification agreements, with each of their respective directors and executive officers. The indemnification agreements and our restated bylaws require New Proterra to indemnify our directors to the fullest extent not prohibited by DGCL. Subject to very limited exceptions, our restated bylaws will also require us to advance expenses incurred by our directors and officers. For additional information regarding these agreements, see the section titled “Description of Securities — Limitations on Liability and Indemnification of Directors and Officers.”
Policies and procedures for related-person transactions
Our Board has adopted a written related-party transactions policy that conforms with the requirements for issuers having securities listed on the Nasdaq stock exchange. Under the policy, our audit committee will serve as the approval authority for related party transactions, provided that, if the related party is, or is associated with, a member of the audit committee, our nominating and ESG committee will serve as the approval authority for such transaction. Our legal department will compile and maintain a master list of related parties, disseminate the master list to function and department leaders, the Chief Financial Officer and individuals responsible for accounts payable and accounts receivable, and contracting personnel in the legal department. Any transaction that we intend to undertake with a related party will be submitted to the compliance officer for determination of what approvals are required under the related party transactions policy, and the compliance officer will refer to the approval authority any related party transaction he or she determines should be considered for evaluation by the approval authority consistent with the policy. If the compliance officer becomes aware of a transaction with a related party that has not been previously approved or previously ratified under the policy that required such approval, the transaction will be submitted promptly to the approval authority for review.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information known to us regarding the beneficial ownership of our common stock immediately following consummation of the Business Combination by:
•each person who is the beneficial owner of more than 5% of the outstanding shares of common stock;
•each of the Company’s named executive officers and directors; and
•all of the Company’s executive officers and directors as a group
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, the Company believes that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise noted, the address of each beneficial owner is c/o Proterra Inc, 1815 Rollins Road, Burlingame, California 94010.
The beneficial ownership of common stock is based on 207,348,266 shares of New Proterra common stock issued and outstanding immediately following consummation of the Business Combination, including the redemption of the public shares as described above, the consummation of the PIPE Financing, and the separation of the former ArcLight units.
Beneficial Ownership Table

Name of Beneficial Owners	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Directors and Named Executive Officers:
Amy E. Ard (1)	938,522	*
Brook F. Porter (2)	2,530,356	1.22%
Constance E. Skidmore (3)	141,930	*
Gareth T. Joyce	—	*
Joan Robinson-Berry (4)	3,073	*
Jeannine P. Sargent (5)	158,654	*
Jochen M. Goetz (6)	9,408,185	4.54%
John F. Erhard	—	*
John J. Allen (7)	2,252,436	1.07%
Michael D. Smith (8)	162,838	*
Ryan C. Popple (9)	3,726,393	1.77%
Directors and executive officers as a group (13 individuals)(10)	21,181,177	10.16%
5% Stockholders:
ArcLight CTC Holdings, L.P. (11)	14,347,072	6.68%
Certain funds and accounts advised by Franklin Advisers, Inc (12)	23,065,622	11.12%
KPCB Holdings, Inc., as nominee (13)	15,875,810	7.66%
Entities affiliated with Tao Capital Partners, LLC (14)	11,908,643	5.74%
__________________
*Less than one percent
(1)Represents 938,522 shares underlying options to purchase common stock that are exercisable within 60 days of the Closing.

(2)Consists of (a) 2,367,518 shares of common stock held by G2VP I, LLC, for itself and as nominee for G2VP Founders Fund I, LLC (“G2VP”) and (b) 162,838 shares of common stock subject to options held by Mr. Porter that are exercisable withing 60 days of the Closing. Mr. Porter, together with Ben Kortlang, David Mount and Daniel Oros, is a managing member of G2VP I Associates, LLC, which is the managing member of G2VP, and may be deemed to share voting and dispositive control over the shares held by G2VP. G2VP I Associates, LLC and each of its managing members disclaim beneficial ownership of these shares held by G2VP except to the extent of any pecuniary interest therein. Mr. Porter is also a partner in Kleiner Perkins Green Growth Fund, an entity affiliated with KPCB Holdings described in footnote (13) below, but does not hold voting or dispositive power over the shares held by KPCB Holdings. See footnote (13) below for additional information regarding KPCB Holdings.
(3)Represents 141,930 shares underlying options to purchase common stock that are exercisable within 60 days of the Closing.
(4)Represents 3,073 shares underlying options to purchase common stock that are exercisable within 60 days of the Closing.
(5)Represents 158,654 shares underlying options to purchase common stock that are exercisable within 60 days of the Closing.
(6)Consists of 9,408,185 shares of common stock held by Daimler Trucks & Buses US Holding Inc. (“DTBUS”). Mr. Goetz is a member of various M&A approval bodies at Daimler AG and its subsidiaries, and as a result may, directly or indirectly, have voting and dispositive control over the shares held by DTBUS. Mr. Goetz is the DTBUS designee to the Proterra board of directors, and is employed by Daimler Truck AG, the parent company of DTBUS. DTBUS is a wholly owned indirect subsidiary of Daimler AG. Daimler AG is a publicly held entity. The address of DTBUS is 4555 N. Channel Avenue Portland, Oregon 97217.
(7)Consists of 2,252,436 shares of common stock subject to options that are exercisable within 60 days of the Closing.
(8)Consists of 162,838 shares of common stock underlying options to purchase common stock that are exercisable within 60 days of the Closing.
(9)Consists of 3,726,393 shares underlying options to purchase common stock that are exercisable within 60 days of the Closing.
(10)Consists of (i) 21,797 shares of common stock held by all directors and executive officers of the Company as a group, and (ii) 21,159,380 shares of common stock subject to options held by all directors and executive officers of the Post-Combination Company as a group and that are exercisable within 60 days of the Closing.
(11)Consists of 6,797,072 shares of common stock held directly by the Sponsor (10% of which shall be subject to certain vesting and forfeiture terms) and 7,550,000 shares of common stock underlying warrants that are become exercisable within 60 days of the Closing. The business address of Sponsor is 200 Clarendon Street, 55th Floor, Boston, MA, 02116.
(12)Consists of (a) 5,116,002 shares of common stock beneficially held by Franklin Resources, Inc. (“Franklin Resources”), Charles B. Johnson (“Charles Johnson”), Rupert H. Johnson, Jr. (“Rupert Johnson”), Franklin Advisers, Inc. (“Franklin Advisers”), Franklin Templeton Investments (Asia) Ltd. (“Franklin Asia”) and Fiduciary Trust Company International (“Fiduciary Trust”) based solely on the Schedule 13G filed joint by Franklin Resources, Charles Johnson, Rupert Johnson, Franklin Advisers, Franklin Asia and Fiduciary Trust with the SEC on February 10, 2021, (b) (i) 4,073,080 shares of common stock held by Franklin Strategic Series — Franklin Growth Opportunities Fund, or Franklin Growth Opportunities, (ii) 3,579,967 shares of common stock held by Franklin Strategic Series — Franklin Small Cap Growth Fund, or Franklin Small Cap Growth, (iii) 1,727,995 shares of common stock held by Franklin Strategic Series — Franklin Small-Mid Cap Growth Fund, or Franklin Small-Mid Cap Growth, (iv) 2,741,902 shares of common stock held by Franklin Templeton Investment Funds — Franklin Technology Fund, or Franklin Technology, (v) 3,992,376 shares of common stock held by Franklin Templeton Investment Funds — Franklin U.S. Opportunities Fund, or Franklin U.S. Opportunities, (vi) 35,200 shares of common stock held by Franklin Templeton Investment Funds Franklin Natural Resources Fund, or Investment Franklin Natural Resources, (vii) 1,780,600 shares of common stock held by Franklin Custodian Funds Franklin Growth Fund, or Franklin Custodian Growth, and (viii) 18,500 shares of common stock held by Franklin Strategic Series Franklin Natural Resources Fund, or Strategic Franklin Natural Resources, and, together with Franklin Growth Opportunities, Franklin Small Cap Growth, Franklin Small- Mid Cap Growth, Franklin Technology, Franklin U.S. Opportunities, Investment Franklin Natural Resources and Franklin Custodian Growth, the Franklin Funds. Franklin Advisers, Inc., or FAV, is the investment manager of the Franklin Funds. FAV is an indirect wholly owned subsidiary of a publicly traded company, Franklin Resources, or FRI, and may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to such funds and accounts pursuant to investment management contracts that grant investment and/or voting power to FAV. When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of Section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The address of the Franklin Funds is c/o Franklin Advisers, Inc., One Franklin Parkway, San Mateo, California 94403.
(13)Consists of (a) 15,134,410 shares held by KPCB Green Growth Fund, LLC (“KPCB GGF”) and (b) 741,400 shares held by individuals and entities associated with Kleiner Perkins Caufield & Byers (“KPCB”). All shares are held for convenience in the name of KPCB Holdings, Inc., as nominee for the accounts of such individuals and entities. The managing member of KPCB GGF is KPCB GGF Associates, LLC (“GGF Associates”). Brook Byers, L. John Doerr, Raymond Lane, Ben Kortlang and Theodore Schlein, the managing members of GGF Associates, exercise shared voting and dispositive control over such shares. The managing members disclaim beneficial ownership of all shares held by GGF Fund except to the extent of their pecuniary interest therein. The principal business address of KPCB is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025.
(14)Consists of (a) 514,519 shares of common stock held by Tao NILOC LLC, or Tao NILOC, and (b) 11,200,311 shares of common stock held by Tao Pro LLC, or Tao Pro, (c) 64,604 shares of common stock held by Tao Big LLC, or Tao Big, (d) 19,381 shares of common stock held by 40 FOXES LLC, or 40 FOXES, (e) 32,303 shares of common stock held by BROOKS JL LLC, or BROOKS JL and (f) 77,525 shares of common stock held by PBCJL LLC, or PBCJL and together with Tao NILOC, Tao Pro, Tao Big, 40 FOXES and BROOKS JL, or Tao. Each of Christopher Olin and Joseph I. Perkovich, the managers of Tao NILOC, has sole voting and dispositive power over the shares held by Tao NILOC, and each of Nicholas J. Pritzker and Joseph I. Perkovich, the managers of Tao Pro, has sole voting and dispositive power over the shares held by Tao Pro. The address of Tao is c/o Tao Capital Partners LLC, 1 Letterman Drive, Suite C4-420, San Francisco, California 94129.

DESCRIPTION OF SECURITIES
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the certificate of incorporation (for purposes of this section, the “Certificate of Incorporation”), the amended and restated bylaws (for purposes of this section, the “Bylaws”), the Amended and Restated Registration Rights Agreements and the Amended and Restated Warrant Agreement, which are exhibits to the registration statement of which this prospectus is a part. We urge to you read each of the Certificate of Incorporation, the Bylaws, the Registration Rights Agreement and the Amended and Restated Warrant Agreement in their entirety for a complete description of the rights and preferences of our securities.
Authorized Capitalization
General
The total amount of our authorized capital stock consists of 500,000,000 shares of common stock and 10,000,000 shares of preferred stock. We had 207,348,266 shares of common stock as of June 17, 2021. No shares of preferred stock were outstanding as of June 17, 2021.
The following summary describes the material provisions of our capital stock. We urge you to read the Certificate of Incorporation and the Bylaws (copies of which are exhibits to the registration statement of which this prospectus is a part).
Common Stock
Voting rights.    Each outstanding share of our common stock shall entitle the holder thereof to one vote on each matter properly submitted to stockholders for their vote. Except as otherwise required by law, holders of our common stock will not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation.
Dividend rights.    Subject to preferences that may apply to any shares of our preferred stock outstanding at the time, the holders of our common stock are entitled to receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine.
Rights upon liquidation.    Upon our liquidation, dissolution, or winding-up, the assets legally available for distribution to our stockholders would be distributable ratably among the holders of common stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.
Other rights.    No holder of shares of common stock will be entitled to preemptive or subscription rights contained in the Certificate of Incorporation or in the Bylaws. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock that we may issue in the future.
Preferred Stock
We may issue preferred stock from time to time in one or more series. The Board is expressly authorized, subject to any limitations prescribed by the laws of the State of Delaware, to provide, out of unissued shares of preferred stock that have not been designated as to series, with respect to each series, to establish the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights, if any, of each such series and any qualifications, limitations or restrictions thereof, and, subject to the rights of such series, to thereafter increase (but not above the total number of authorized shares of the preferred stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series. The issuance of preferred stock could have the effect of decreasing the trading price of common stock, restricting dividends on our capital stock, diluting the voting power of the common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control.
Election of Directors and Vacancies
Subject to the rights of any series of preferred stock then outstanding to elect additional directors under specified circumstances, the directors on our Board will initially consist of nine (9) directors, and be divided, with respect to the time for which they severally hold office, into three classes designated as Class I, Class II and Class III, respectively. The initial term of office of the Class I directors will expire at our first annual meeting of stockholders, the initial term of office of the Class II directors shall expire at our second annual meeting of stockholders following the initial classification of our Board and the initial term of office of the Class III directors shall expire at our third annual meeting of stockholders following the initial classification of our Board. At each annual meeting of stockholders following the initial classification of our Board, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of our stockholders after their election.
Under the Bylaws, except as may be required in the Certificate of Incorporation, directors shall be elected by a plurality of the votes cast by the holders of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.
Each director shall hold office until the annual meeting at which such director’s term expires and until such director’s successor is elected and qualified or until such director’s earlier death, resignation, or removal. Subject to the rights of holders of any series of preferred stock to elect directors, directors may be removed only as provided by the Certificate of Incorporation and applicable law. All vacancies occurring in the Board and any newly created directorships resulting from any increase in the authorized number of directors shall be filled in the manner set forth below.
Subject to the rights of any series of preferred stock then outstanding, any vacancy occurring in our Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for a term expiring at the annual meeting of stockholders at which the term of office for the class in which the vacancy was created or occurred or, in the case of newly created directorships, the class to which the director has been assigned expires and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, or removal.
If and for so long as the holders of any series of preferred stock have the special right to elect additional directors, the then otherwise total authorized number of our directors shall automatically be increased by such specified number of directors, and the holders of such preferred stock will be entitled to elect the additional directors so provided for or fixed pursuant to the terms of the series of preferred stock. Each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, or removal.
Quorum
Except as otherwise provided by applicable law, the Certificate of Incorporation or the Bylaws, at each meeting of stockholders the holders of a majority of the voting power of the shares of stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum shall fail to attend any meeting, the chairperson of the meeting or, if directed to be voted on by the chairperson of the meeting, the holders of a majority of the voting power of the shares entitled to vote who are present in person or represented by proxy at the meeting may adjourn the meeting. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, then a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. At the adjourned meeting, we may transact any business that might have been transacted at the original meeting. If a quorum is present at the original meeting, it shall also be deemed present at the adjourned meeting.
Anti-takeover Effects of the Certificate of Incorporation and the Bylaws
The Certificate of Incorporation and the Bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the board of directors the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which would apply if and so long as our common stock (warrants) remains listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of our common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable our Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Special Meeting, Action by Written Consent and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of preferred stock, special meetings of our stockholders, for any purpose or purposes, may be called only by a majority of the Board, and our stockholders may not take action by written consent in lieu of a meeting. Notice of all meetings of stockholders shall be given in writing stating the date, time and place, if any, of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting and the record date for determining the stockholders entitled to vote at the meeting if such date is different from the record date for determining stockholders entitled to notice of the meeting. Such notice shall also set forth the purpose or purposes for which the meeting is called. Unless otherwise required by applicable law or the Certificate of Incorporation, notice of any meeting of stockholders shall be given not less than ten (10), nor more than sixty (60), days before the date of the meeting to each stockholder of record entitled to vote at such meeting as of the record date for determining stockholders entitled to notice. The Bylaws also provide that any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of our Board or such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the New Proterra Board or committee, as applicable. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
The Bylaws provide advance notice procedures for stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders. The Bylaws also specify certain requirements regarding the form and content of a stockholder’s notice, including disclosure of the proposing stockholders’ agreements, arrangements and understandings made in connection with such a proposal or nomination. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at as annual meeting of stockholders. We expect that these provisions might also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us. These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.
Amendment to Certificate of Incorporation and Bylaws
We may amend or repeal any provision contained in the Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders are granted subject to this reservation. Notwithstanding any provision of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, subject to the rights of any outstanding series of preferred stock, but in addition to any vote of the holders of any class or series of our stock required by law or by the Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, will be required to amend or repeal any provision of the Certificate of Incorporation. If two-thirds of our Board has approved such amendment or repeal, in which case only the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class (in addition to any other vote of the holders of any class or series of our stock required by law or by the Certificate of Incorporation), will be required for such amendment or repeal.
Our Board shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by our Board shall require the approval by a majority of the directors on our Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws. Notwithstanding any other provision of the Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, but in addition to any vote of the holders of any class or series of our stock required by applicable law or by the Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws. In the case of any proposed adoption, amendment or repeal of any provisions of the Bylaws that is approved by our Board and submitted to the stockholders for adoption thereby, if at least two-thirds of our Board has approved such adoption, amendment or repeal of any provisions of the Bylaws, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws.
Delaware Anti-Takeover Statute
Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:
(1)the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;
(2)the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or
(3)the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder.

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. Under the Certificate of Incorporation, we have not opted out of Section 203 of the DGCL and therefore we are subject to Section 203 of the DGCL.
Limitations on Liability and Indemnification of Officers and Directors
Section 145 of the DGCL, authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the DGCL are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. As permitted by the DGCL, the Certificate of Incorporation contains provisions that eliminate the personal liability of directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following (i) any breach of a director’s duty of loyalty to us or our stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or (iv) any transaction from which the director derived an improper personal benefit. As permitted by the DGCL, the Bylaws provide that: (i) we are required to indemnify our directors and executive officers to the fullest extent permitted by the DGCL, subject to very limited exceptions; (ii) we may indemnify our other employees and agents as set forth in the DGCL; (iii) we are required to advance expenses, as incurred, to our directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to very limited exceptions; and (iv) the rights conferred in the Bylaws are not exclusive.
We have entered into indemnification agreements with each director and executive officer to provide these individuals additional contractual assurances regarding the scope of the indemnification set forth in the Certificate of Incorporation and Bylaws and to provide additional procedural protections. There is no pending litigation or proceeding involving one of our directors or executive officers for which indemnification is sought. The indemnification provisions in the Certificate of Incorporation, Bylaws, and the indemnification agreements entered into between us and each of our directors and executive officers may be sufficiently broad to permit indemnification of our directors and executive officers for liabilities arising under the Securities Act. We currently carry liability insurance for our directors and officers. Certain of our directors are also indemnified by their employers with regard to service on our Board.
Exclusive Jurisdiction of Certain Actions
The Certificate of Incorporation requires, to the fullest extent permitted by law, unless we consent in writing to the selection of an alternative forum, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, stockholder, employee or agent of ours to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; or (v) any action governed by the internal affairs doctrine.
In addition, the Bylaws require that, unless we consent in writing to the selection of an alternative forum, the federal district courts of United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act or the Exchange Act.
Warrants
Public Warrants
Each whole warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on September 25, 2021, provided in each case that we have an effective registration statement under the Securities Act covering the common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the Amended and Restated Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Amended and Restated Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire June 14, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a share of common stock upon exercise of a warrant unless the share of common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
We have agreed that we will use our commercially reasonable efforts to maintain the effectiveness of the registration statement on Form S-4, File No. 333-252674 (and any replacement registration statement filed in respect thereof), and a current prospectus relating to those shares of common stock until the warrants expire or are redeemed, as specified in the Amended and Restated Warrant Agreement. During any period when we will have failed to maintain an effective registration statement covering the issuance of the common stock issuable up exercise of the warrants, holders of the warrants will have the right to exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but we will use our commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of common stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the common stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
Redemption of warrants when the price per share of common stock equals or exceeds $18.00.
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders.
We will not redeem the warrants as described above unless a registration statement under the Securities Act covering the issuance of the common stock issuable upon exercise of the warrants is then effective and a current prospectus relating to those common stock is available throughout the 30-day redemption period. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of common stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of warrants when the price per share of common stock equals or exceeds $10.00.
Once the warrants become exercisable, we may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of common stock (as defined below) except as otherwise described below;
•if, and only if, the closing price of the shares of common stock equals or exceeds $10.00 per public share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and
•if the closing price of the common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.
Beginning on the date the notice of redemption is given until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of common stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the common stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on volume weighted average price of the shares of common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of common stock issuable upon exercise of a warrant is adjusted as set forth below in the first three paragraphs discussing anti-dilution adjustments. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of share of Common Stock (period to expiration of warrants) Fair Market Value of share of Common Stock (period to expiration of warrants
	≤ 10.00	11	12	13	14	15	16	17	≥ 18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.361
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.361
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.361
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of common stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the shares of common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the shares of common stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of common stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of common stock per warrant. Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of common stock.
This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of common stock are trading at or above $10.00 per public share, which may be at a time when the trading price of our shares of common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of common stock for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the shares of common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of common stock than they would have received if they had chosen to wait to exercise their warrants for shares of common stock if and when such shares were trading at a price higher than the exercise price of $11.50.
No fractional shares of common stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of common stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of common stock pursuant to the Amended and Restated Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of common stock, we will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption procedures.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of common stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments.    If the number of outstanding shares of common stock is increased by a capitalization or share dividend payable in shares of common stock, or by a split-up of common stock or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of common stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of common stock) and (ii) one minus the quotient of (x) the price per share of common stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for shares of common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of common stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of common stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of common stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of common stock issuable on exercise of each warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share or, (c) to satisfy the redemption rights of the holders of shares of common stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.
If the number of outstanding shares of common stock is decreased by a consolidation, combination, reverse share split or reclassification of share of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.
Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of common stock in such a transaction is payable in the form of shares of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Amended and Restated Warrant Agreement based on the Black-Scholes value (as defined in the Amended and Restated Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants have been issued in registered form under the Amended and Restated Warrant Agreement. The Amended and Restated Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Amended and Restated Warrant Agreement to the description of the terms of the warrants and the Amended and Restated Warrant Agreement set forth on the registration statement in Form S-4, File No. 333-252674, or defective provision (ii) amending the provisions relating to cash dividends on common stock as contemplated by and in accordance with the Amended and Restated Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Amended and Restated Warrant Agreement as the parties to the Amended and Restated Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the Amended and Restated Warrant Agreement, which is filed as an exhibit in the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Amended and Restated Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision does not apply to claims under the Securities Act or Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. The private placement warrants (including the shares of common stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until July 14, 2021, except pursuant to limited exceptions to our officers and directors and other persons or entities affiliated with the Sponsor, and they will not be redeemable by us, except as described above when the price per share of common stock equals or exceeds $10.00, so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants. Any amendment to the terms of the private placement warrants or any provision of the Amended and Restated Warrant Agreement with respect to the private placement warrants will require a vote of holders of at least 65% of the number of the then outstanding private placement warrants.
Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the warrants by (y) the historical fair market value and (B) 0.361. The “historical fair market value” will mean the average reported closing price of the shares of common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Registration Rights
Following the Business Combination, the Sponsor and certain permitted transferees are entitled to the registration rights set forth in the Sponsor Registration Rights Agreement. For a description of such rights, please see the section entitled “Certain Relationships and Related Party Transactions—ArcLight Amended and Restated Registration Rights Agreement.”
As described above under “—Warrants,” we also agreed pursuant to the Amended and Restated Warrant Agreement to file a registration statement covering the shares of common stock issuable upon exercise of the warrants.
In connection with the Business Combination, the PIPE Investors purchased an aggregate of 41,500,000 shares of common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $415,000,000. The issuance of the common stock in this PIPE Financing was not registered under the Securities Act, and instead was issued in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act. We granted the PIPE Investors certain customary registration rights.
Lock-Up Restrictions
Sponsor Letter Agreement
Concurrently with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Letter Agreement (as amended) with ArcLight and Proterra, pursuant to which the parties thereto agreed, among other things, to subject the Sponsor to a 180-day post-closing lock-up with respect to its common stock on the terms and subject to the conditions set forth in the Sponsor Letter Agreement. The Sponsor Letter Agreement was subsequently amended to provide that the 180-day post-closing lock-up period will terminate early with respect to (A) 33% of the shares subject to the lock-up agreement on the business day after the Release Condition (as defined below) is satisfied during the period starting on the day after the Closing Date and ending on the 119th day after the Closing Date; provided, that such early termination will occur no earlier than the later of sixty (60) days after the Closing and thirty (30) days after the registration statement registering shares of common stock issued in the PIPE Financing is declared effective under the Securities Act; and (B) 33% of the shares subject to the lock-up agreement on the business day after the Release Condition is satisfied during the period starting 120 days after the Closing. The “Release Condition” occurs if over any 20 trading days within any 30 trading day period, the VWAP of the common stock is greater than or equal to $20.00 per share or there occurs any transaction resulting in a change in control with a valuation of the common stock that is greater than or equal to $20.00 per share.
Ninth Amended and Restated Investors’ Rights Agreement
Concurrently with the execution of the Merger Agreement, Proterra and certain holders of its then outstanding convertible preferred stock, including entities affiliated with certain of Proterra’s directors and holders of more than 5% Proterra’s then outstanding capital stock, entered into the Ninth Amended and Restated Investors’ Rights Agreement. Pursuant to the Ninth Amended and Restated Investors’ Rights Agreement, certain of Proterra’s stockholders were entitled to certain information rights, rights to participate in certain additional issuances of Proterra’s capital stock and rights with respect to the registration of their shares. Further, the parties to the Ninth Amended and Restated Investors’ Rights Agreement agreed to be subject to a post-closing lock-up with respect to its common stock for a period of 180 days, subject to customary terms; provided that any waiver, termination, shortening or other modification to similar restrictions applicable to such shares shall apply pro rata. The lock-up release provisions set forth in the amendment to the Sponsor Letter Agreement also apply to the parties to the Ninth Amended and Restated Investors’ Rights Agreement. All of the terms of the Ninth Amended and Restated Investors’ Rights Agreement, except for the lock-up provisions, terminated in connection with the Closing. Our executive officers and members of our management team are also subject to the lock-up restrictions set forth in this agreement.

Transfer Agent and Warrant Agent
The transfer agent for our common stock and warrant agent for our public warrants and private placement warrants is Computershare Trust Company, N.A. and Computershare Inc. (together, “Computershare”). We may designate a new or additional transfer agent for such shares and warrants, and we will provide you with notice of such action and of any change in the office through which any such agent will act.
Listing of Common Stock and Warrants
Our common stock and the public warrants are listed on Nasdaq under the trading symbols “PTRA” and “PTRAW,” respectively.

SELLING SECURITYHOLDERS
The selling securityholders may offer and sell, from time to time, any or all of the shares of common stock or warrants being offered for resale by this prospectus, which consists of:
•up to 41,500,00 PIPE Shares;
•up to 6,797,072 shares of common stock held by the Sponsor (the “Sponsor Shares”), including 679,707 shares of Sponsor Earnout Stock;
•up to 59,946,701 shares of common stock held by Proterra Holders (“Proterra Holder Shares”);
•up to 25,437,033 shares of common stock held by Proterra Holders issuable upon the exercise of Convertible Notes (“Note Shares”);
•up to 11,171,287 shares of common stock held by Proterra Holders issuable upon the exercise of equity awards;
•up to 12,895,129 Earnout Shares;
•up to 7,550,000 shares of common stock issuable upon the exercise of Private Placement Warrants;
•up to 7,550,000 Private Placement Warrants; and
•up to 3,421,902 shares of common stock issuable upon the exercise of Proterra warrants.
The term “selling securityholders” includes the securityholders listed in the tables below and their permitted transferees.
An aggregate of 679,707 of the shares held by Sponsor are subject to vesting and forfeiture conditions (the “Sponsor Earnout Stock”). Such shares of Sponsor Earnout Stock will vest if over any 20 trading days within any 30 trading day period during the five-year earnout period, the VWAP of the common stock is greater than or equal to $15.00 per share or there occurs any transaction resulting in a change in control with a valuation of common stock that is greater than or equal to $15.00 per share, and may not be sold such shares vest.
The number of shares issuable upon conversion of Convertible Notes is calculated assuming that the Convertible Notes convert pursuant to their mandatory conversion terms on March 31, 2022. The actual number of shares issued upon conversion will depend on the actual date of conversion.
The following tables provide, as of the date of this prospectus, information regarding the beneficial ownership of our common stock and warrants of each selling securityholder, the number of shares of common stock and number of warrants that may be sold by each selling securityholder under this prospectus and that each selling securityholder will beneficially own after this offering.
Because each selling securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling securityholder upon termination of this offering. For purposes of the tables below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the selling securityholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the tables is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this selling securityholders list and the securities that may be resold.
Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

	Shares of Common Stock
Name	Number Beneficially Owned Prior to Offering (1)	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering (2)
Adage Capital Partners L.P. (3)	2,000,000	2,000,000	—	—
Alyeska Master Fund, L.P. (4)	2,500,000	1,250,000	1,250,000	1.12%
Amy E. Ard (5)	1,164,288	1,164,288	—	—
ArcLight CTC Holdings, L.P (6)	14,347,072	14,347,072	—	—
ArcLight CTC Investors, LLC (7)	600,000	600,000	—	—
Arena Capital Advisors, LLC as General Partner of the Funds (8)	800,000	800,000	—	—
Astor Warwick Holdings, L.P. (9)	100,000	100,000	—	—
Blackstone Aqua Master Sub-Fund, a sub fund of Blackstone Global Master Fund ICAV (10)	500,000	500,000	—	—
Broadscale PT Investors LP (11)	4,679,852	1,000,000	3,679,852	3.24%
Brook F. Porter (12)	2,784,573	2,784,573	—	—
Constance E. Skidmore (13)	209,444	209,444	—	—
Constellation NewEnergy, Inc. (14)	4,016,193	4,016,193	—	—
Daimler Trucks & Buses US Holding LLC (15)	10,406,047	10,406,047	—	—
Energy Impact Fund II LP (16)	300,000	300,000	—	—
Entities affiliated with 40 North Latitude Master Fund Ltd. (17)	1,108,502	1,000,000	108,502	*
Entities affiliated with Aristeia Capital, L.L.C. (18)	600,000	600,000	—	—
Entities affiliated with BlackRock, Inc. (19)	3,000,000	3,000,000	—	—
Entities Affiliated with Cowen Sustainable Advisors (20)	31,964,253	31,964,253	—	—
Entities associated with Chamath Palihapitiya (21)	4,000,000	4,000,000	—	—
Entities within the D. E. Shaw group (22)	1,000,000	1,000,000	—	—
Entities affiliated with Franklin Templeton (23)	24,877,250	19,761,248	5,116,002	4.58%
Entities affiliated with HIW Private Equity Investment Management Limited (24)	2,662,408	630,232	2,032,176	1.82%
Entities affiliated with Luxor Capital (25)	1,250,000	1,250,000	—	—
Entities affiliated with Millennium Management LLC (26)	1,658,399	1,000,000	658,399	*

	Shares of Common Stock
Name	Number Beneficially Owned Prior to Offering (1)	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering (2)
Entities affiliated with Tao Capital Partners LLC (27)	13,512,703	13,512,703	—	—
Entities affiliated with Wellington Management Company LLP (28)	504,396	469,768	34,628	*
Fidelity Funds (29)	3,500,000	3,500,000	—	—
G2VP I, LLC for itself and as nominee for G2VP Founders Fund I, LLC (30)	2,551,719	2,551,719	—	—
Gareth T. Joyce (31)	306,237	306,237	—	—
Generation IM Climate Solutions Fund II, L.P. and affiliated (32)	6,357,463	6,357,463	—	—
Ghisallo Master Fund LP (33)	1,000,000	1,000,000	—	—
Glazer Capital LLC (34)	300,000	300,000	—	—
J. Goldman Master Fund, L.P. (35)	300,000	300,000	—	—
Jane Street Global Trading, LLC (36)	719,853	700,000	19,853	*
Jeannine P. Sargent (37)	227,847	227,847	—	—
Joan Robinson-Berry (38)	10,850	10,850	—	—
JoAnn C. Covington (39)	762,465	762,465	—	—
John J. Allen (40)	3,183,763	3,183,763	—	—
Joshua P. Ensign (41)	1,608,828	1,608,828	—	—
KPCB Holdings, Inc., as nominee (42)	18,014,239	18,014,239	—	—
Lake Partners LLC (43)	2,016,223	200,000	1,816,223	1.60%
Linden Capital L.P. (44)	1,121,173	500,000	621,173	*
Michael D. Smith (45)	232,854	232,854	—	—
MMF LT, LLC (46)	1,325,000	1,000,000	325,000	*
Neuberger Berman Group LLC and certain affiliates (47)	1,250,000	1,250,000	—	—
NGP Energy Technology Partners III, LLC (48)	500,000	500,000	—	—
Ryan C. Popple (49)	4,208,079	4,208,079	—	—
Schneider Electric Foundries LLC (50)	400,000	400,000	—	—
Skandia Fonder AB (51)	250,000	250,000	—	—
Tech Opportunities LLC (52)	1,100,000	1,100,000	—	—
Topia Ventures, LLC (53)	700,000	700,000	—	—
Vellar Opportunities Fund Master, Ltd. (54)	300,000	300,000	—	—
Weiss Ventures I LLC (55)	2,000,000	2,000,000	—	—

	Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering (2)
ArcLight CTC Holdings, L.P (6)	7,550,000	7,550,000	—	—

* Less than 1%
__________________
(1)The first table includes PIPE Shares, Sponsor Shares, Proterra Holder Shares, Earnout Shares (includes both shares beneficially owned as determined in accordance with Rule 13d-3 of the Exchange Act and shares which the holder has a contingent right to receive), Note Shares (includes both shares beneficially owned as determined in accordance with Rule 13d-3 of the Exchange Act and shares which the holder has a contingent right to receive), shares of common stock issuable upon exercise of certain equity awards (including both shares beneficially owned as determined in accordance with Rule 13d-3 of the Exchange Act and additional shares underlying options to purchase common stock which may be exercisable within one year following the Closing), shares of common stock issuable upon exercise of the Proterra Warrants and shares of common stock issuable upon exercise of the Private Placement Warrants, and the second table includes the Private Placement Warrants included in this table (collectively, the “Resale Securities”). We do not know when or in what amounts the selling securityholders will offer the Resale Securities for sale, if at all.
(2)The percentage of shares to be beneficially owned after completion of the offering is calculated on the basis of 113,592,802 shares of common stock outstanding, assuming the issuance of all Earnout Shares, the conversion of the Convertible Notes into 25,437,033 shares, the exercise of all currently outstanding warrants, and the sale of all Resale Securities by the selling securityholders.
(3)Shares offered hereby consist of 2,000,000 PIPE Shares. The securities to which this filing relates are held directly by Adage Capital Partners, L.P., a Delaware limited partnership (the “Fund”). Adage Capital Partners GP, L.L.C., a Delaware limited liability company (“ACPGP”), serves as the general partner of the Fund and as such has discretion over the portfolio securities beneficially owned by the Fund. Adage Capital Advisors, L.L.C., a Delaware limited liability company (“ACA”), is the managing member of ACPGP and directs ACPGP's operations. Robert Atchinson and Phillip Gross are the managing members of ACPGP and ACA and general partners of the Fund. Each of the reporting persons disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities and Exchange Act of 1934, as amended, except as to such extent of such reporting person’s pecuniary interest in the securities.
(4)Shares hereby offered consist of 1,250,000 PIPE Shares. Alyeska Investment Group, L.P., the investment manager of the Selling Securityholder, has voting and investment control of the shares held by the Selling Securityholder. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh disclaims any beneficial ownership of the shares held by the Selling Securityholder.
(5)Shares hereby offered consist of 1,059,844 shares underlying options to purchase common stock that are exercisable within one year of the Closing and 104,444 Earnout Shares.
(6)For the purposes of the first table, consists of 6,797,072 Sponsor Shares held directly by the Sponsor (10% of which are subject to certain vesting and forfeiture terms) and 7,550,000 shares of common stock underlying warrants that will become exercisable within 60 days of the Closing. For the purposes of the second table, consists of 7,550,000 warrants. The first table assumes the exercise in full of the warrants held by the Sponsor, and the second table assumes no exercise of the warrants held by the Sponsor. The business address of Sponsor is 200 Clarendon Street, 55th Floor, Boston, MA, 02116.
(7)Shares hereby offered consist of 600,000 PIPE Shares held directly by ArcLight CTC Investors, LLC (“ArcLight Investors”). ArcLight Capital Holdings, LLC (“ArcLight Holdings”) is the manager of ArcLight Investors. ACHP II, L.P. (“ACHP II”) is the managing member of ArcLight Holdings. ACH GP, LLC (“ACH GP”) is the general partner of ACHP II. ACH GP is controlled by Daniel R. Revers. The business address of each of the foregoing entities and Mr. Revers is 200 Clarendon Street, 55th Floor, Boston, MA, 02116.
(8)Shares hereby offered consist of 800,000 PIPE Shares held by Arena Capital Fund, LP – Series 3, Arena Capital Fund, LP – Series 5, and Arena Capital Fund, LP – Series 9 (together the “Arena Funds”), each a partnership organized under the laws of the State of Delaware. Arena Capital Advisors, LLC acts as General Partner of the Arena Funds. The address of each of the Arena Funds is 12121 Wilshire Blvd, Ste 1010, Los Angeles, CA 90025.
(9)Shares hereby offered consist of 100,000 PIPE Shares held by Astor Warwick Holdings, L.P. Donna D. Scali, CPA, is the managing member of MRP Management LLC, General Partner Of Astor Warwick Holdings, L.P. The address of Astor Warwick Holdings, L.P. is 190 Liberty Road, Suite One, Crystal Lake, Il 60014.
(10)Shares offered hereby consist of 500,000 PIPE Shares. These reflect securities held directly by Blackstone Aqua Master Sub-Fund, a sub-fund of Blackstone Global Master Fund ICAV (the “Aqua Fund”). Blackstone Alternative Solutions L.L.C. is the investment manager of the Aqua Fund. Blackstone Holdings I L.P. is the sole member of Blackstone Alternative Solutions L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings I L.P. The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. Blackstone Group Management L.L.C. is the sole holder of the Series II preferred stock of The Blackstone Group Inc. Blackstone Group Management L.L.C. is wholly owned by its senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities and Mr. Schwarzman may be deemed to beneficially own the securities beneficially owned by the Aqua Fund directly or indirectly controlled by it or him, but each (other than the Aqua Fund to the extent of its direct holdings) disclaims beneficial ownership of such securities. The address of the Blackstone entities is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154.
(11)Shares offered hereby consist of 1,000,000 PIPE Shares. Broadscale PT General Partner LLC is General Partner of Broadscale PT Investors LP. Andrew L. Shapiro of 430 Park Avenue, Suite 1501, New York, NY 10022 is the Managing Member of Broadscale PT General Partner LLC.
(12)Shares hereby offered consist of 218,155 shares of common stock subject to options held by Mr. Porter that are exercisable withing one year of the Closing and 14,699 Earnout Shares. Mr. Porter, together with Ben Kortlang, David Mount and Daniel Oros, is a managing member of G2VP I Associates, LLC, which is the managing member of G2VP, and may be deemed to share voting and dispositive control over the shares held by G2VP. G2VP I Associates, LLC and each of its managing members disclaim beneficial ownership of these shares held by G2VP except to the extent of any pecuniary interest therein as described in footnote (30) below. Mr. Porter is also a partner in Kleiner Perkins Green Growth Fund, an entity affiliated with KPCB Holdings described in footnote (42) below, but does not hold voting or dispositive power over the shares held by KPCB Holdings. See footnote (42) below for additional information regarding KPCB Holdings.
(13)Shares hereby offered consist of 197,249 shares underlying options to purchase common stock that are exercisable within one year of the Closing and 12,195 Earnout Shares.
(14)Shares offered hereby consist of 500,000 PIPE Shares, 3,098,794 Proterra Holder Shares, and 417,399 Earnout Shares held by Constellation NewEnergy, Inc. The address of Constellation NewEnergy, Inc. is Attn: Constellation Technology Ventures, 1310 Point St., 8th Floor, Baltimore, MD 21231.

(15)Shares hereby offered consist of 2,000,000 PIPE Shares, 7,408,185 Proterra Holder Shares, and 997,862 Earnout Shares held by Daimler Trucks & Buses US Holding LLC. Daimler AG, a public entity is the ultimate beneficial owner of the shares, as the 100% stockholder of Daimler Truck AG. Daimler Truck AG is the 100% stockholder of Daimler Trucks & Buses US Holding LLC. In September 2018, Proterra entered into a strategic collaboration and confidentiality agreement with Daimler North America Corporation (“DNAC”), an indirect subsidiary of Daimler AG pursuant to which Proterra agreed to collaborate with DNAC to explore the electrification of selected Daimler commercial vehicles. In October 2018 the agreement was assigned by DNAC to DTBUS. Proterra did not receive any payments from Daimler for the year ended December 31, 2018. Proterra records payments received from Daimler affiliated entities at the parent company level. Proterra received payments in 2019 and 2020 for goods and services including engineering services, prototypes, charging stations, and other tools and parts sold to Daimler AG affiliated companies. Mr. Goetz, a member of Proterra’s board of directors, is the CFO and member of the Board of Directors of Daimler Truck AG, the parent company of DTBUS. The address of Daimler Trucks & Buses US Holding LLC is 4555 N. Channel Ave, Portland, Oregon 97217.
(16)Shares hereby offered consist of 300,000 PIPE Shares held by Energy Impact Fund II LP. The address of Energy Impact Fund II LP is 600 Third Ave, 38th Floor New York, NY 10016.
(17)Shares hereby offered consist of 1,000,000 PIPE Shares held by 40 North Latitude Master Fund Ltd. (“Latitude”). David Winter and David Millstone are sole managers of 40 North Management LLC, which holds the sole voting power in Latitude, and 40 North GP III LLC, the General Partner of Latitude. Mr. Winter and Mr. Millstone are sole directors of Latitude. The business address of Latitude is c/o 40 North Management LLC 9 West 57th Street, 46th floor, New York, NY 10019.
(18)Shares hereby offered consist of 511,368 PIPE Shares held by Aristeia Master, L.P., 38,826 held by ASIG International Limited, 14,450 held by Windermere Ireland Fund PLC, and 35,356 held by DS Liquid Div RVA ARST LLC (each a “Aristeia Fund” and collectively, the “Aristeia Funds”). Aristeia Capital, L.L.C. and Aristeia Advisors, L.L.C. (collectively, “Aristeia”) may be deemed the beneficial owners of the shares offered hereby in their capacity as the investment manager, trading manager, and/or general partner, as the case may be, of each of the Aristeia Funds. As investment manager, trading advisor and/or general partner of each Fund, Aristeia has voting and investment control with respect to the securities held by each Fund. Anthony M. Frascella and William R. Techar are the co-Chief Investment Officers of Aristeia. Each of Aristeia and such individuals disclaims beneficial ownership of the securities referenced herein except to the extent of its or his direct or indirect economic interest in the Aristeia Funds.
(19)The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Allocation Fund, Inc., BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc., BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc., BlackRock Capital Allocation Trust, BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V, Master Total Return Portfolio of Master Bond LLC, BlackRock Global Long/Short Credit Fund of BlackRock Funds IV, BGF Fixed Income Global Opportunities Fund, BlackRock Global Allocation Collective Fund, BlackRock Global Funds – Global Allocation Fund, BlackRock Global Funds – Global Dynamic Equity Fund, BlackRock Total Return Bond Fund, BGF ESG Fixed Income Global Opportunities Fund, and Strategic Income Opportunities Bond Fund. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055. Shares shown include only the securities being registered for resale and may not incorporate all interests deemed to be beneficially held by the registered holders or BlackRock, Inc.
(20)Shares hereby offered consist of (a) 1,710,951 shares issuable upon exercise of Proterra Warrants, 12,442,260 Note Shares, and 1,844,402 Earnout Shares held by CSI I Prodigy Holdco LP; (b) 570,317 shares issuable upon exercise of Proterra Warrants, 4,147,420 Note Shares, and 614,800 Earnout Shares held by CSI Prodigy Co-Investment LP; and (c) 1,140,634 shares issuable upon exercise of Proterra Warrants, 8,267,425 Note Shares, and 1,226,044 Earnout Shares held by CSI PRTA Co-Investment LP (collectively, the “CSI Holders”). The number of shares issuable upon conversion of Convertible Notes is calculated assuming that the Convertible Notes convert pursuant to their mandatory conversion terms on March 31, 2022. Cowen Sustainable Advisors LLC, the investment adviser of each of the CSI Holders, has sole voting and investment power with respect to the securities held by the CSI Holders.
(21)Shares hereby offered consist of 4,000,000 shares, of which (i) 2,500 PIPE Shares are held by Ravikant Tanuka, as an individual; (ii) 25,000 PIPE Shares are held by the Ko Family Trust; (iii) 2,500 PIPE Shares are held by The Tolia-Zaveri Living Trust dated Dec 2017; (iv) 50,000 PIPE Shares are held by The Steve Trieu Living Trust; and (iv) 3,920,000 PIPE Shares are held by The CP Remainder Interest Trust dated 5/19/2021 created under the Chamath Palihapitiya 2009 Annuity Trust dated 12/24/09. Within the Ko Family Trust Raymond Ko and Stephanie Ko have voting power which includes the power to vote, or to direct the voting of, such offered shares and/or investment power which includes the power to dispose of, or to direct the disposition of, such offered shares. Within The Tolia-Zaveri Living Trust dated Dec 2017 Jay Zavieri and Avani Tolia have voting power which includes the power to vote, or to direct the voting of, such offered shares and/or investment power which includes the power to dispose of, or to direct the disposition of, such offered shares.
(22)Shares hereby offered consist of 750,000 PIPE Shares held by D. E. Shaw Valence Portfolios, L.L.C., and 250,000 PIPE Shares held by D. E. Shaw Oculus Portfolios, L.L.C. (each a “D.E. Shaw Entity”, and collectively “the D.E. Shaw Entities”). Each D.E. Shaw Entity has the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the PIPE Shares owned by the D.E. Shaw Entities (such PIPE Shares collectively, the “Subject Shares”). D.E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of the D.E. Shaw Entities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of the D.E. Shaw Holding Entities, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any shares of the Company directly, and each such entity disclaims beneficial ownership of the

Subject Shares. David E. Shaw does not own any shares of the Company directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares.
(23)Shares hereby offered consist of (i) 477,500 PIPE Shares, 3,595,580 Proterra Holder Shares, and 484,316 Earnout Shares held by Franklin Strategic Series — Franklin Growth Opportunities Fund, or Franklin Growth Opportunities, (ii) 336,400 PIPE Shares, 3,243,567 Proterra Holder Shares, and 436,900 Earnout Shares held by Franklin Strategic Series — Franklin Small Cap Growth Fund, or Franklin Small Cap Growth, (iii) 463,400 PIPE Shares, 1,264,595 Proterra Holder Shares, and 170,337 Earnout Shares held by Franklin Strategic Series — Franklin Small-Mid Cap Growth Fund, or Franklin Small-Mid Cap Growth, (iv) 725,200 PIPE Shares, 2,016,702 Proterra Holder Shares, and 271,645 Earnout Shares held by Franklin Templeton Investment Funds — Franklin Technology Fund, or Franklin Technology, (v) 663,200 PIPE Shares, 3,329,176 Proterra Holder Shares, and 448,430 Earnout Shares held by Franklin Templeton Investment Funds — Franklin U.S. Opportunities Fund, or Franklin U.S. Opportunities, (vi) 35,200 PIPE Shares held by Franklin Templeton Investment Funds Franklin Natural Resources Fund, or Investment Franklin Natural Resources, (vii) 1,780,600 PIPE Shares held by Franklin Custodian Funds Franklin Growth Fund, or Franklin Custodian Growth, and (viii) 18,500 PIPE Shares held by Franklin Strategic Series Franklin Natural Resources Fund, or Strategic Franklin Natural Resources, and, together with Franklin Growth Opportunities, Franklin Small Cap Growth, Franklin Small- Mid Cap Growth, Franklin Technology, Franklin U.S. Opportunities, Investment Franklin Natural Resources and Franklin Custodian Growth, the Franklin Funds. Franklin Advisers, Inc., or FAV, is the investment manager of the Franklin Funds. FAV is an indirect wholly owned subsidiary of a publicly traded company, Franklin Resources, or FRI, and may be deemed to be the beneficial owner of these securities for purposes of Rule 13d-3 under the Exchange Act in its capacity as the investment adviser to such funds and accounts pursuant to investment management contracts that grant investment and/or voting power to FAV. When an investment management contract (including a sub-advisory agreement) delegates to FAV investment discretion or voting power over the securities held in the investment advisory accounts that are subject to that agreement, FRI treats FAV as having sole investment discretion or voting authority, as the case may be, unless the agreement specifies otherwise. Accordingly, FAV reports for purposes of Section 13(d) of the Exchange Act that it has sole investment discretion and voting authority over the securities covered by any such investment management agreement, unless otherwise specifically noted. The address of the Franklin Funds is c/o Franklin Advisers, Inc., One Franklin Parkway, San Mateo, California 94403.
(24)Shares hereby offered consist of 630,232 PIPE Shares held by HIW China Opportunity Fund SPC.
(25)Shares hereby offered consist of (i) 381,062 PIPE Shares, held by Lugard Road Capital Master Fund, LP (“Lugard”) beneficially owned by Luxor Capital Group, LP, the investment manager of Lugard (ii) 2,874 PIPE Shares held by Luxor Capital Partners Long Offshore Master Fund, LP (“Luxor Long Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Long Offshore (iii) 10,393 PIPE Shares held by Luxor Capital Partners Long, LP (“Luxor Long”)beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Long; (iv) 252,742 PIPE Shares held by Luxor Capital Partners Offshore Master Fund, LP (“Luxor Offshore”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Offshore; (v) 401,899 PIPE Shares held by Luxor Capital Partners, LP (“Luxor Capital”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Capital; and (vi) 201,030 PIPE Shares held by Luxor Wavefront, LP (“Luxor Wavefront”) beneficially owned by Luxor Capital Group, LP, the investment manager of Luxor Wavefront. Christian Leone, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities owned by Luxor Long Offshore, Luxor Long, Luxor Offshore, Luxor Capital, and Luxor Wavefront. Jonathan Greene, in his position as Portfolio Manager at Luxor Capital Group, LP, may be deemed to have voting and investment power with respect to the securities held by Lugard. Mr. Leone and Mr. Green each disclaims beneficial ownership of any of the PIPE shares over which each exercises voting and investment power. The mailing address of each of the above-mentioned funds is 1114 Avenue of the Americas, 28th Fl New York, NY 10036.
(26)Shares hereby offered consist of 900,000 PIPE Shares held by Integrated Core Strategies (US) LLC (“Integrated Core Strategies”) and 100,000 PIPE Shares held by Riverview Group LLC (“Riverview Group”). As of the close of business on June 14, 2021 (i) Integrated Core Strategies (US) LLC, a Delaware limited liability company ("Integrated Core Strategies"), beneficially owned 947,777 of the Company’s Class A ordinary shares, par value $0.0001 per share ("Class A Ordinary Shares") (consisting of 900,000 of the Company’s Class A Ordinary Shares purchased in a private placement pursuant to a subscription agreement dated January 11, 2021, and an additional 47,777 of the Company’s Class A Ordinary Shares); (ii) Riverview Group LLC, a Delaware limited liability company ("Riverview Group"), beneficially owned 100,000 of the Company’s Class A Ordinary Shares purchased in a private placement pursuant to a subscription agreement dated January 11, 2021; (iii) ICS Opportunities, Ltd., an exempted company organized under the laws of the Cayman Islands ("ICS Opportunities"), beneficially owned 581,987 of the Company’s Class A Ordinary Shares (consisting of 81,987 of the Company’s Class A Ordinary Shares and 500,000 of the Company’s Class A Ordinary Shares issuable upon exercise of certain warrants); and (iv) ICS Opportunities II LLC, a Cayman Islands limited liability company ("ICS Opportunities II"), beneficially owned 28,635 of the Company’s Class A Ordinary Shares. Millennium International Management LP, a Delaware limited partnership ("Millennium International Management"), is the investment manager to ICS Opportunities and ICS Opportunities II and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Management LLC, a Delaware limited liability company ("Millennium Management"), is the general partner of the managing member of Integrated Core Strategies and Riverview Group and may be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Management is also the general partner of the 100% owner of ICS Opportunities and ICS Opportunities II and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. Millennium Group Management LLC, a Delaware limited liability company ("Millennium Group Management"), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies and Riverview Group. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities and ICS Opportunities II. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen ("Mr. Englander"), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by Integrated Core Strategies, Riverview

Group, ICS Opportunities and ICS Opportunities II. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by Integrated Core Strategies, Riverview Group, ICS Opportunities or ICS Opportunities II, as the case may be. The address of Millennium Management LLC, is 399 Park Avenue, New York, New York 10022.
(27)Shares hereby offered consist off (a) 514,519 Proterra Holder Shares and 69,304 Earnout Shares held by Tao NILOC LLC, or Tao NILOC, and (b) 11,200,311 Proterra Holder Shares and 1,508,650 Earnout Shares held by Tao Pro LLC, or Tao Pro, (c) 64,604 and 8,702 Earnout Shares held by Tao Big LLC, or Tao Big, (d) 19,381 Proterra Holder Shares and 2,611 Earnout Shares held by 40 FOXES LLC, or 40 FOXES, (e) 32,303 Proterra Holder Shares and 4,351 Earnout Shares held by BROOKS JL LLC, or BROOKS JL and (f) 77,525 Proterra Holder Shares and 10,442 Earnout Shares held by PBCJL LLC, or PBCJL and together with Tao NILOC, Tao Pro, Tao Big, 40 FOXES and BROOKS JL, or Tao. Each of Christopher Olin and Joseph I. Perkovich, the managers of Tao NILOC, has sole voting and dispositive power over the shares held by Tao NILOC, and each of Nicholas J. Pritzker and Joseph I. Perkovich, the managers of Tao Pro, has sole voting and dispositive power over the shares held by Tao Pro. The address of Tao is c/o Tao Capital Partners LLC, 1 Letterman Drive, Suite C4-420, San Francisco, California 94129.
(28)Shares hereby offered consist of 469,768 PIPE Shares, of which (i) 80,640 PIPE Shares are held by Wellington Trust Company, National Association Multiple Common Trust Funds Trust, Opportunistic Equity Portfolio; (ii) 217,240 PIPE Shares are held by Wellington Trust Company, National Association Multiple Collective Investment Funds Trust, Opportunistic Equity Portfolio; (iii) 90,184 PIPE Shares are hld by High Haith Investors (Cayman) II; and (iv)81,704 PIPE Shares are held by High Haith Master Investors (Cayman) L.P. Wellington Management Company LLP, as an investment adviser, has been delegated investment control and investment management authority (including voting) with respect to High Haith Master Investors (Cayman) L.P.’s assets under management. Wellington Management Company LLP (“WMC”) has the power to vote and dispose the securities pursuant to WMC’s investment management relationship with the High Haith Master Investors (Cayman) L.P. WMC is a subsidiary of Wellington Management Group LLP (“WMG”). WMG is a Massachusetts limited liability partnership, privately held by 172 partners (as of July 1, 2020). There are no external entities with any ownership interest in the firm. Individual percentages of ownership are confidential. However, no single partner owns or has the right to vote more than 5% of the Partnership’s capital. Additional information about WMC is available in Form ADV filed with the SEC. The address of High Haith Master Investors (Cayman) L.P. is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210 ATTN: Private Investment Services.
(29)Shares hereby offered consist of (i) 1,316,700 PIPE Shares held by the Fidelity Securities Fund: Fidelity Blue Chip Growth Fund; (ii) 45,700 PIPE Shares held in Fidelity Blue Chip Growth Commingled Pool by Fidelity Management Trust Company, as Trustee; (iii) 2,500 PIPE Shares held by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fun; (iv) 144,200 PIPE Shares held by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund; (v) 3,600 PIPE Shares held in Fidelity Blue Chip Growth Institutional Trust by its manager Fidelity Investments Canada ULC; (vi) 156,300 PIPE Shares held by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund; (vii) 105,100 PIPE Shares held in FIAM Target Date Blue Chip Growth Commingled Pool by Fidelity Institutional Asset Management Trust Company as Trustee; (ix) 81,000 PIPE Shares held by Variable Insurance Products Fund III: Growth Opportunities Portfolio; (x) 543,600 PIPE Shares held Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund; (xi) 6,400 held in Fidelity U.S. Growth Opportunities Investment Trust by its manager Fidelity Investments Canada ULC; (xii) 19,700 PIPE Shares held by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund; (xiii) 43,494 PIPE Shares held in Fidelity NorthStar Fund by its manager Fidelity Investments Canada ULC; (xiv) 4,700 PIPE Shares held by Fidelity Select Portfolios : Select Automotive Portfolio; (xv) 114,600 PIPE Shares held by Variable Insurance Products Fund III: Balanced Portfolio - Information Technology Sub; (xvi) 794,500 PIPE Shares held by Fidelity Puritan Trust: Fidelity Balanced Fund - Information Technology Sub; (xvii) 106,700 PIPE Shares held by Fidelity Advisor Series I: Fidelity Advisor Balanced Fund - Information Technology Sub; and (xviii) 11,206 PIPE Shares held by Fidelity Puritan Trust: Fidelity Balanced K6 Fund - Information Technology Sub-portfolio. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act ("Fidelity Funds") advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds' Boards of Trustees.
(30)Shares hereby offered consist of 1,000,000 PIPE Shares, 1,367,518 Proterra Holder Shares, and 184,201 Earnout Shares held directly by G2VP I, LLC (“G2VP”), for itself. Brook Porter, together with Ben Kortlang, David Mount and Daniel Oros, is a managing member of G2VP and may be deemed to share voting and dispositive control over the shares held by G2VP. Mr. Porter (G2VP Managing Member) and Ryan Popple (G2VP Employee) are Directors of the Company. G2VP I Associates, LLC and each of its managing members disclaim beneficial ownership of these shares held by G2VP except to the extent of any pecuniary interest therein. Mr. Porter is also a partner in Kleiner Perkins Green Growth Fund, an entity affiliated with KPCB Holdings described in footnote (42) below, but does not hold voting or dispositive power over the shares held by KPCB Holdings. See footnote (42) below for additional information regarding KPCB Holdings.
(31)Shares hereby offered consist of 306,237 shares underlying options to purchase common stock that are exercisable within one year of the Closing.
(32)Shares hereby offered consist of 5,025,393 shares of Proterra Holder Shares, 579,928 Note Shares, and 752,142 Earnout Shares. Shares are held by Generation IM Climate Solutions Fund II, L.P., or “Generation Fund II”. The general partner of Generation Fund II is Generation IM Climate Solutions II GP Ltd, which is a wholly owned subsidiary of Generation Investment Management LLP, or Generation Management. Generation Management serves as the investment manager of Generation Fund II. Generation Management, upon approval by its investment committee, makes investment decisions on behalf of Generation Fund II. Lila Preston is the portfolio manager and together with her team make investment proposals on behalf of Generation Fund II. The address for Generation Fund II is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(33)Shares hereby offered consist of 1,000,000 PIPE Shares, which are beneficially owned by Ghisallo Capital Management LLC. Michael Germino is a control person for Ghisallo Master Fund LP. The address for Ghisallo Master Fund LP is Michael Germino, c/o Ghisallo Capital Management LLC 734 Longmeadow St, Suite 316, Longmeadow, MA 01106.
(34)Shares hereby offered consist of 300,000 PIPE Shares, held by Glazer Enhanced Fund, LP; Glazer Enhanced Offshore Fund, Ltd.; and Highmark Limited, In Respect of Its Segregated Account, Highmark Multi-Strategy 2. Voting and investment power over the shares held by such entities resides with their investment manager, Glazer Capital, LLC (“Glazer Capital”). Mr. Paul J. Glazer ("Mr. Glazer"), serves as the Managing Member of Glazer Capital and may be deemed to be the beneficial owner of the shares held by such entities. Mr. Glazer, however, disclaims any beneficial ownership of the shares held by such entities. The address of Glazer Capital is 250 W 55th Street, Suite 30A, New York, NY 10019.
(35)Shares hereby offered consist of 300,000 PIPE Shares. J. Goldman Master Fund, L.P. (the “Master Fund”, which is managed by J. Goldman & Co., L.P. of which J. Goldman Capital Management Inc. is the general partner beneficially owns 300,000 shares of common stock of the Company. Jay G. Goldman is the sole director of J. Goldman Capital Management, Inc. Together, J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman have shared voting and dispositive power over the securities of the Company reported herein that are held by the Master Fund. J. Goldman & Co., L.P., J. Goldman Capital Management, Inc. and Jay G. Goldman may be deemed to beneficially own all of the shares of common stock held by the Master Fund. The address of the Master Fund is c/o ATU General Trust Services (BVI) Ltd., 3076 Sir Francis Drake's Highway, P.O. Box 3463, Roadtown, Tortola, BVI, VG1110.
(36)Shares hereby offered consist of 700,000 PIPE shares. Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert. A. Granieri are the members of the Operating Committee of Jane Street Group, LLC.
(37)Shares hereby offered consist of 213,972 shares underlying options to purchase common stock that are exercisable within one year of the Closing and 13,875 Earnout Shares.
(38)Shares hereby offered consist of 10,758 shares underlying options to purchase common stock that are exercisable within one year of the Closing and 92 Earnout Shares.
(39)Shares hereby offered consist of 695,873 shares underlying options to purchase common stock that are exercisable within one year of the Closing and 66,592 Earnout Shares.
(40)Shares hereby offered consist of 3,040,925 shares underlying options to purchase common stock that are exercisable within one year of the Closing and 142,838 Earnout Shares.
(41)Shares hereby offered consist of 1,446,074 shares underlying options to purchase common stock that are exercisable within one year of the Closing, 21,797 Proterra Holder Shares, and 140,957 Earnout Shares.
(42)Consists of (a) 15,134,410 shares held by KPCB Green Growth Fund, LLC (“KPCB GGF”), (b) 741,400 shares held by individuals and entities associated with Kleiner Perkins Caufield & Byers (“KPCB”), and (c) 2,138,429 Earnout Shares . All shares are held for convenience in the name of KPCB Holdings, Inc., as nominee for the accounts of such individuals and entities. The managing member of KPCB GGF is KPCB GGF Associates, LLC (“GGF Associates”). Brook Byers, L. John Doerr, Raymond Lane, Ben Kortlang and Theodore Schlein, the managing members of GGF Associates, exercise shared voting and dispositive control over such shares. The managing members disclaim beneficial ownership of all shares held by GGF Fund except to the extent of their pecuniary interest therein. The principal business address of KPCB is c/o Kleiner Perkins Caufield & Byers, 2750 Sand Hill Road, Menlo Park, California 94025.
(43)Shares hereby offered consist of 200,000 PIPE Shares held by Lake Partners, LLC, an Alabama limited liability company. Gregory S. Curran, as manager of Lake Partners, LLC has voting power over such shares. The principal business address of Lake Partners, LLC is c/o Gregory S. Curran, 1901 6th Avenue North, Suite 1700, Birmingham, Alabama 35203.
(44)Shares hereby offered consist of 500,000 PIPE Shares. The securities directly held by Linden Capital L.P. are indirectly held by Linden Advisors LP (the investment manager of Linden Capital L.P.), Linden GP LLC (the general partner of Linden Capital L.P.), and Mr. Siu Min (Joe) Wong (the principal owner and the controlling person of Linden Advisors LP and Linden GP LLC). Linden Capital L.P., Linden Advisors LP, Linden GP LLC and Mr. Wong share voting and dispositive power with respect to the securities held by Linden Capital L.P. The mailing address of Linden Capital L.P. is c/o Linden Advisors LP, 590 Madison Ave, 15th Fl, New York, NY 10022.
(45)Shares hereby offered consist of 218,155 shares underlying options to purchase common stock that are exercisable within one year of the Closing and 14,699 Earnout Shares.
(46)Shares hereby offered consist of 1,000,000 PIPE Shares. Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC. The address of MMF LT, LLC, Moore Capital Management, LP and Mr. Bacon is 11 Times Square, New York, New York 10036.
(47)Shares hereby offered consist of (i) 825,000 PIPE Shares held by LMA SPC for and on behalf of MAP 204 Segregated Portfolio (“MAP 204”) and (ii) 425,000 PIPE Shares held by Neuberger Berman Principal Strategies Master Fund L.P. (the “NB PSG Fund”). Neuberger Berman Group LLC (“NBG”) and certain of its affiliates, including Neuberger Berman Investment Advisers LLC (“NBIA”), as sub-advisor of MAP 204 and investment adviser of the NB PSG Fund, have voting power and investment power over the securities. NBG and its affiliates do not, however, have any economic interest in the securities. Neuberger Berman BD LLC, a U.S. registered broker-dealer, is an affiliate of NBIA. The address of MAP 204 is c/o Lighthouse Investment Partners, LLC, 3801 PGA Blvd., Suite 500, Palm Beach Gardens, FL 33410, Attn: David G. Pollok. The business address of the NB PSG Fund is 190 South LaSalle Street, Suite 2300, Chicago IL 60603
(48)Shares hereby offered consist of 500,000 PIPE shares held by NGP Energy Technology Partners III, LLC. NGP Energy Technology Partners III, LLC is majority-owned by NGP XII US Holdings, L.P. NGP XII Holdings GP, L.L.C. is the sole general partner of NGP XII US Holdings, L.P., and NGP Natural Resources XII, L.P. is the sole member of NGP XII Holdings GP, L.L.C. G.F.W. Energy XII, L.P. is the sole general partner of NGP Natural Resources XII, L.P., and GFW XII, L.L.C. is the sole general partner of G.F.W. Energy XII, L.P. GFW XII, L.L.C. has delegated full power and authority to manage NGP XII US Holdings, L.P. to NGP Energy Capital Management, L.L.C. Chris Carter, Craig Glick and Jill Lampert serve on the Executive Committee of NGP Energy Capital Management, L.L.C. Accordingly, each of NGP XII US Holdings, L.P., NGP XII Holdings GP, L.L.C., NGP Natural Resources XII, L.P., G.F.W. Energy XII, L.P., GFW XII, L.L.C., NGP Energy Capital Management, L.L.C., Chris Carter, Craig Glick and Jill Lampert may be deemed to have or share beneficial ownership of the common stock held directly by NGP Energy Technology Partners III, LLC. The address of NGP Energy Technology Partners III, LLC is 2850 N. Harwood Street, 19th Floor Dallas, Texas 75201.
(49)Shares hereby offered consist of 3,764,045 shares underlying options to purchase common stock that are exercisable within one year of the Closing and 444,034 Earnout Shares.
(50)Shares hereby offered consist of 400,000 PIPE Shares.
(51)Shares hereby offered consist of 250,000 PIPE Shares. These securities are held by an account for which Lazard Asset Management LLC, a Delaware limited liability company (“LAM”), serves as a discretionary asset manager. LAM holds voting and investment power over the shares. LAM is indirectly controlled by Lazard Ltd, a Bermuda corporation, which has a board of eleven directors. Each of the foregoing, except for LAM, disclaims beneficial ownership of these securities. The business address of LAM is 30 Rockefeller Plaza, New York, NY 10112
(52)Shares hereby offered consist of 1,100,000 PIPE Shares. Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities. The business address of Tech Opportunities LLC is Tech Opportunities, LLC, 777 Third Avenue, 30th Floor New York, NY 10017.
(53)Shares hereby offered consist of 700,000 PIPE Shares held by Topia Ventures, LLC, of whom the managing member is Topia Ventures Advisers, LP. David Broser is a Managing Member of Topia Ventures Advisers, LP. The business address of Topia Ventures, LLC is 104 W. 40th Street, 19th Floor, New York NY 10018.
(54)Shares hereby offered consist of 300,000 PIPE Shares held by Vellar Opportunities Fund Master, Ltd. (“Vellar”). Vallar is controlled by Cohen & Company Financial Management, LLC, which in turn is controlled by Dekania Investors, LLC, which in turn is controlled by Cohen & Company, LLC, which in turn is controlled by Cohen & Company, Inc., in which Daniel G. Cohen holds the power to vote, or direct the voting of, the securities hereby offered.
(55)Shares hereby offered consist of 2,000,000 PIPE Shares held by Weiss Ventures I LLC. Weiss Ventures I LLC is a Delaware limited liability company wholly-owned by Brookdale Aggregate Holdings LLC (“BAH”), a private investment fund. BAH is a subsidiary owned by Brookdale International Partners, L.P. (“BIP”) and Brookdale Global Opportunity Fund (“BGO”). BIP and BGO are both private investment funds. Weiss Asset Management LP (“WAM”), a U.S.-based, SEC-registered investment adviser, is the investment manager of BIP and BGO. WAM is the manager of Weiss Ventures I LLC and BAH. WAM GP LLC is the general partner of WAM. Andrew Weiss is the managing member of WAM GP LLC. BIP GP LLC is the general partner of Brookdale International Partners, L.P. (“BIP”). Andrew Weiss is the managing member of BIP GP LLC. Each of Andrew Weiss, BIP GP LLC, WAM and WAM GP LLC disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned shares of our common stock or warrants that were acquired from us in an unregistered, private sale (“restricted securities”) for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been an affiliate of ours at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted securities for at least six months but who are affiliates of ours at the time of, or at any time during the three months preceding, a sale, or who otherwise beneficially own shares of our common stock or warrants (“control securities”), would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of shares or other units of the class then outstanding; or
•the average weekly reported trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
•Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding twelve months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As a result, our affiliates will be able to sell their shares of common stock and warrants, and any shares of common stock received upon exercise of the warrants, as applicable, pursuant to Rule 144 without registration one year after the filing of our “Super” Form 8-K with Form 10 type information, which was filed on June 17, 2021. Absent registration under the Securities Act, our affiliates will not be permitted to sell their control securities under Rule 144 earlier than one year after the filing of the “Super” Form 8-K.
We are no longer a shell company, and as a result, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of restricted securities and control securities.

PLAN OF DISTRIBUTION
The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of our common stock or warrants or interests in our common stock or warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of common stock or warrants or interests in our common stock or warrants on any stock exchange, market or trading facility on which shares of our common stock or warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.
The Selling Securityholders may use any one or more of the following methods when disposing of their shares of common stock or warrants or interests therein:
•ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•one or more underwritten offerings;
•block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares of common stock or warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;
•privately negotiated transactions;
•distributions to their employees, partners, members or stockholders;
•short sales (including short sales “against the box”) effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•through the writing or settlement of standardized or over-the-counter options or other hedging transactions, whether through an options exchange or otherwise;
•in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•by pledge to secure debts and other obligation;
•directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise;
•through agents;
•broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of common stock or warrants at a stipulated price per share or warrant; and
•through a combination of any of these methods or any other method permitted by applicable law.

The Selling Securityholders may effect the distribution of our common stock and warrants from time to time in one or more transactions either:
•at a fixed price or prices, which may be changed from time to time;
•at market prices prevailing at the time of sale;
•at prices relating to the prevailing market prices; or
•at negotiated prices.
The Selling Securityholders may, from time to time, pledge or grant a security interest in some shares of our common stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell such shares of common stock or warrants, as applicable, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Securityholders to include the pledgee, transferee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer shares of our common stock or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
We and the Selling Securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of our common stock and warrants, including liabilities under the Securities Act. The Selling Securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common stock and warrants. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of common stock and warrants through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:
•the name of the selling security holder;
•the number of common stock and warrants being offered;
•the terms of the offering;
•the names of the participating underwriters, broker-dealers or agents;
•any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;
•the public offering price;
•the estimated net proceeds to us from the sale of the common stock and warrants;
•any delayed delivery arrangements; and
•other material terms of the offering.
In addition, upon being notified by a Selling Securityholder that a donee, pledgee, transferee or other successor-in-interest intends to sell common stock and warrants, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.

Agents, broker-dealers and underwriters or their affiliates may engage in transactions with, or perform services for, the Selling Securityholders (or their affiliates) in the ordinary course of business. The Selling Securityholders may also use underwriters or other third parties with whom such selling stockholders have a material relationship. The Selling Securityholders (or their affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.
There can be no assurances that the Selling Securityholders will sell, nor are the Selling Securityholders required to sell, any or all of the common stock and warrants offered under this prospectus.
In connection with the sale of shares of our common stock or warrants or interests therein, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock or warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of our common stock or warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our common stock or warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock or warrants offered by this prospectus, which shares or warrants such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The aggregate proceeds to the Selling Securityholders from the sale of shares of our common stock or warrants offered by them will be the purchase price of such shares of our common stock or warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our common stock or warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.
The Selling Securityholders also may in the future resell a portion of our common stock or warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of shares of our common stock or warrants or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of shares of our common stock or warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
To the extent required, our common stock or warrants to be sold, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
To facilitate the offering of shares of our common stock and warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock or warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of common stock or warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common stock or warrants by bidding for or purchasing shares of common stock or warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of common stock or warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock or warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.
Under the Amended and Restated Registration Rights Agreement and the Subscription Agreements, we have agreed to indemnify the applicable Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.
Under the Amended and Restated Registration Rights Agreement, we have agreed to maintain the effectiveness of this registration statement with respect to any securities registered hereunder pursuant to such agreement until (i) all such securities have been sold, transferred, disposed of or exchanged under this registration statement; (ii) such securities have been otherwise transferred, new certificates or book entry positions for such securities not bearing a legend restricting further transfer have been delivered by us and subsequent public distribution of such securities does not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction; or (v) with respect to a Selling Securityholder that is party to the Amended and Restated Registration Rights Agreement, when all such securities held by such Selling Securityholder could be sold without restriction on volume or manner of sale in any three-month period without registration under Rule 144. Under the Subscription Agreements, we have agreed to maintain the effectiveness of this registration statement with respect to the PIPE shares until the earliest of (i) the third anniversary of the Closing; (ii) the date on which the PIPE Investor ceases to hold any PIPE shares; or (iii) on the first date on which each PIPE Investor is able to sell all of its PIPE Shares under Rule 144 within 90 days without limitation as to the amount of such securities that may be sold, provided that at such time, we are in compliance with the current public information requirement under Rule 144 and we continue to be in compliance with such requirement. Under the Amended and Restated Warrant Agreement, we have agreed to maintain the effectiveness of this registration statement in respect of the shares of common stock issuable upon the exercise of the public warrants and the private placement warrants until the expiration or redemption of such warrants. We have agreed to pay all expenses in connection with this offering, other than underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses. The Selling Securityholders will pay, on a pro rata basis, any underwriting fees, discounts, selling commissions, stock transfer taxes and certain legal expenses relating to the offering.
Selling Securityholders may use this prospectus in connection with resales of shares of our common stock and warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of our common stock or warrants and any material relationships between us and the Selling Securityholders. Selling Securityholders may be deemed to be underwriters under the Securities Act in connection with shares of our common stock or warrants they resell and any profits on the sales may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of shares of our common stock or warrants.
A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock or warrants to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus, as amended or supplemented. To the extent that such transferees are not affiliates of ours, such transferees will receive freely tradable shares of common stock or warrants pursuant to the distribution effected through this registration statement.

LEGAL MATTERS
The validity of the securities offered hereby will be passed upon for us by Fenwick & West LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.
EXPERTS
The financial statements of ArcLight Clean Transition Corp. as of December 31, 2020 and for the period from July 28, 2020 (inception) through December 31, 2020 appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of ArcLight Clean Transition Corp. to continue as a going concern as described in Note 1 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The financial statements of Proterra Inc as of December 31, 2020 and 2019 and for each of the years in the three-year period ended December 31, 2020 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change in the Company’s method of accounting for leases due to the adoption of new accounting standard.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and warrants offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company, our common stock and warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.
You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.
We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.proterra.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS
Audited Financial Statements of ArcLight Clean Transition Corp.
Unaudited Condensed Financial Statements of ArcLight Clean Transition Corp.

Page(s)
Unaudited Condensed Balance Sheets as of March 31, 2021 and December 31, 2020	F-28
Unaudited Condensed Statement of Operations for the Three Months Ended March 31, 2021	F-29
Unaudited Condensed Statement of Stockholders’ Equity for the Three Months Ended March 31, 2021	F-30
Unaudited Condensed Statement of Cash Flows for the Three Months Ended March 31, 2021	F-31
Notes to Unaudited Condensed Financial Statements	F-32
Audited Financial Statements of Proterra Inc
Unaudited Condensed Financial Statements of Proterra Inc

Page(s)
Unaudited Condensed Balance Sheets as of March 31, 2021 and December 31, 2020	F-87
Unaudited Condensed Statements of Operations for the Three Months Ended March 31, 2021 and 2020	F-88
Unaudited Condensed Statements of Stockholders’ Equity for the Three Months Ended March 31, 2021 and 2020	F-89
Unaudited Condensed Statements of Cash Flows for the Three Months Ended March 31, 2021 and 2020	F-90
Notes to Unaudited Condensed Financial Statements	F-91

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
ArcLight Clean Transition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of ArcLight Clean Transition Corp. (the “Company”), as of December 31, 2020, and the related statements of operations, changes in shareholders’ equity and cash flows for the period from July 28, 2020 (inception) through December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 28, 2020 (inception) through December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.
Restatement of the 2020 Financial Statements
As discussed in Note 2 to the financial statements, the accompanying financial statements as of December 31, 2020 and for the period from July 28, 2020 (inception) through December 31, 2020 have been restated.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s business plan is dependent on the completion of a business combination and the Company’s working capital as of December 31, 2020 is not sufficient to complete its planned activities. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
We have served as the Company’s auditor since 2020.
Melville, New York
March 30, 2021, except for the effects of the restatement discussed in Notes 2, 3, 10 and 12 and Derivative Warrant Liabilities in Note 8, to which the date is May 5, 2021

ARCLIGHT CLEAN TRANSITION CORP.
BALANCE SHEET
AS RESTATED — SEE NOTE 2
DECEMBER 31, 2020

Assets
Current assets:
Cash	$873,882
Prepaid expenses	404,203
Total current assets	1,278,085
Investments held in Trust Account	277,548,542
Total Assets	$278,826,627

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$2,569
Accrued expenses	1,205,393
Total current liabilities	1,207,962
Deferred underwriting commissions	9,712,500
Derivative warrant liabilities	49,310,000
Total liabilities	60,230,462

Commitments and Contingencies
Class A ordinary shares; 21,359,616 shares subject to possible redemption at $10.00 per share	213,596,160

Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 6,390,384 shares issued and outstanding (excluding 21,359,616 shares subject to possible redemption)	639
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,937,500 shares issued and outstanding	694
Additional paid-in capital	38,706,614
Accumulated deficit	(33,707,942)
Total shareholders’ equity	5,000,005
Total Liabilities and Shareholders’ Equity	$278,826,627
The accompanying notes are an integral part of these financial statements.

ARCLIGHT CLEAN TRANSITION CORP.
STATEMENT OF OPERATIONS
AS RESTATED — SEE NOTE 2
FOR THE PERIOD FROM JULY 28, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

General and administrative expenses	$1,332,873
Loss from operations	(1,332,873)
Other (expense) income
Change in fair value of derivative warranty liabilities	(31,750,900)
Financing costs – warrant liabilities	(672,711)
Interest income	48,542
Total other (expense) income	(32,375,069)
Net loss	$(33,707,942)

Weighted average shares outstanding of Redeemable Class A common stock subject to redemption, basic and diluted	25,913,041
Basic and diluted net income per share, common stock subject to redemption	$—
Weighted average shares outstanding of Non-Redeemable Class A and Class B common stock, basic and diluted	8,643,813
Basic and diluted net loss per share, common stock	$(3.9)
The accompanying notes are an integral part of these financial statements.

ARCLIGHT CLEAN TRANSITION CORP.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
AS RESTATED — SEE NOTE 2
FOR THE PERIOD FROM JULY 28, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – July 28, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	6,937,500	694	24,306	—	25,000
Sale of units in initial public offering, gross	27,750,000	2,775	—	—	266,137,725	—	266,140,500
Offering costs	—	—	—	—	(15,211,793)	—	(15,211,793)
Sale of private placement warrants to Sponsor in private placement	—	—	—	—	1,350,400	—	1,350,400
Shares subject to possible redemption	(21,359,616)	(2,136)	—	—	(213,594,024)	—	(213,596,160)
Net loss	—	—	—	—	—	(33,707,942)	(33,707,942)
Balance – December 31, 2020	6,390,384	$639	6,937,500	$694	$38,706,614	$(33,707,942)	$5,000,005
The accompanying notes are an integral part of these financial statements.

ARCLIGHT CLEAN TRANSITION CORP.
STATEMENT OF CASH FLOWS
AS RESTATED — SEE NOTE 2
FOR THE PERIOD FROM JULY 28, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(33,707,942)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by related party in exchange for issuance of Class B ordinary shares	25,000
General and administrative expenses paid by related party	30,387
Change in fair value of derivative warrant liabilities	31,750,900
Financing costs – warrant liabilities	672,711
Interest income	(48,542)
Changes in operating assets and liabilities:
Prepaid expenses	(404,203)
Accounts payable	2,569
Accrued expenses	1,135,393
Net cash used in operating activities	(543,727)

Cash Flows from Investing Activities:
Cash deposited in Trust Account	(277,500,000)
Net cash used in investing activities	(277,500,000)

Cash Flows from Financing Activities:
Proceeds from note payable to related party	100
Proceeds received from initial public offering, gross	277,500,000
Proceeds received from private placement	7,550,000
Offering costs paid	(5,978,903)
Repayment of note payable to related parties	(153,588)
Net cash provided by financing activities	278,917,609

Net increase in cash	873,882

Cash – beginning of the period	—
Cash – ending of the period	$873,882

Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$70,000
Offering costs included in note payable – related party	$123,101
Deferred underwriting commissions	$9,712,500
Original Value of Class A ordinary shares subject to possible redemption	$211,817,230
Change in value of Class A ordinary shares subject to possible redemption	$1,778,930
The accompanying notes are an integral part of these financial statements.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization, Business Operations and Basis of Presentation
ArcLight Clean Transition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 28, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company has not yet identified (“Business Combination”).
As of December 31, 2020, the Company had not yet commenced operations. All activity for the period from July 28, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) and since the closing of the initial public offering, the search for a prospective initial Business Combination. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is ArcLight CTC Holdings, L.P., a Delaware limited partnership (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 22, 2020. On September 25, 2020, the Company consummated its Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $8.8 million in deferred underwriting commissions (Note 7). On September 29, 2020, the Company issued an additional 2,750,000 units (the “Over-Allotment Units”) pursuant to the partial exercise by the underwriters of their over-allotment option in connection with the Initial Public Offering (the “Over-Allotment”). The Over-Allotment Units were priced at $10.00 per Unit, generating total gross proceeds of $27.5 million and incurring additional offering costs of approximately $1.5 million, inclusive of approximately $1.0 million in deferred underwriting commissions.
Simultaneously with the closing of the Initial Public Offering on September 25, 2020, the Company consummated the private placement (“Private Placement”) of 7,000,000 private placement warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million (Note 5). Concurrently with the consummation of the Over-Allotment on September 29, 2020, the Sponsor also purchased an additional 550,000 Private Placement Warrants, generating gross proceeds of approximately $0.6 million.
Upon the closing of the Initial Public Offering and the Private Placement on September 25, 2020, $250.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below. In connection with the consummation of the Over-Allotment on September 29, 2020, an additional amount of $27.5 million ($10.00 per Unit), for a total of approximately $277.5 million, was placed in the Trust Account.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)
The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 7). These Public Shares will be recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to the Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 6) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, directors and director nominees agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or September 25, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)
obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).
The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 7) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the Trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Basis of Presentation
The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
As described in Note 2 — Restatement of Previously Issued Financial Statements, the Company’s consolidated financial statements for the period from July 28, 2020 (inception) through December 31, 2020, and for the period from July 28, 2020 through September 30, 2020 (collectively, the “Affected Periods”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2 — Restatement of Previously Issued Financial Statements for further discussion.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 1 — Description of Organization, Business Operations and Basis of Presentation (cont.)
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Going Concern
As of December 31, 2020, the Company had $0.9 million in its operating bank account.
The Company’s liquidity needs up to September 25, 2020 had been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares (as defined below), the loan under the Note from the Sponsor of approximately $154,000 (see Note 6) to the Company, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Note was repaid in full on October 1, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and Initial Shareholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 6). To date, there were no amounts outstanding under any Working Capital Loans.
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Basis of Presentation — Going Concern,” management has determined that the anticipated cash requirements in the next twelve months raise substantial about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, September 25, 2022. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Restatement of Financial Statements
In April 2021, the Company concluded that, because of a misapplication of the accounting guidance related to its Public and Private Placement warrants the Company issued in September 2020, the Company’s previously issued financial statements for the Affected Periods should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.
On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on September 25, 2020 and September 29, 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets, and after discussion and evaluation, including with the Company’s independent auditors, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.
Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40”). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on September 25, 2020 and September 29, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company Statement of Operations each reporting period.
Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued financial statements for the periods beginning with the period from July 28, 2020 (inception) through December 31, 2020 (collectively, the “Affected Periods”) should be restated because of a misapplication in the guidance around accounting for certain of our outstanding warrants to purchase ordinary shares (the “Warrants”) and should no longer be relied upon. The Warrants were issued in connection with the Company’s Initial Public Offering of 25,000,000 Units and the sale of Private Placement warrants completed on September 25, 2020. Each Unit consists of one of the Company’s Class A ordinary shares, $0.0001 par value, and one-half of one redeemable warrant. Each whole Warrant entitles the holder to purchase one of Class A ordinary share at a price of $11.50 per share. The Warrants will expire worthless five years from the date of completion of our initial business combination. The material terms of the warrants are more fully described in Note 8 — Derivative Warrant Liabilities. See revised Footnote 9 — Fair Value Measurements.
Impact of the Restatement
The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 2 — Restatement of Financial Statements (cont.)
The tables below present the effect of the financial statement adjustments related to the restatement discussed above of the Company’s previously reported financial statements as of and for the year ended December 31, 2020.

	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$278,826,627	$—	$278,826,627
Liabilities, redeemable non-controlling interest and stockholders’ equity
Total current liabilities	$1,207,962	$—	$1,207,962
Deferred underwriting commissions	9,712,500	—	9,712,500
Derivative warrant liabilities	—	49,310,000	49,310,000
Total liabilities	10,920,462	49,310,000	60,230,462
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	262,906,160	(49,310,000)	213,596,160
Shareholders’ equity
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	146	493	639
Class B ordinary shares – $0.0001 par value	694	—	694
Additional paid-in-capital	6,283,496	32,423,118	38,706,614
Accumulated deficit	(1,284,331)	(32,423,611)	(33,707,942)
Total shareholders’ equity	5,000,005	—	5,000,005
Total liabilities and shareholders’ equity	$278,826,627	$—	$278,826,627

	Period From July 28, 2020 (inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations and Comprehensive Loss
Loss from operations	$(1,332,873)	$—	$(1,332,873)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(31,750,900)	(31,750,900)
Financing costs – derivative warrant liabilities	—	(672,711)	(672,711)
Interest earned on investments held in Trust Account	48,542	—	48,542
Total other (expense) income	48,542	(32,423,611)	(32,375,069)
Net loss	$(1,284,331)	$(32,423,611)	$(33,707,942)

Basic and Diluted weighted-average Class A ordinary shares outstanding	26,276,074	—	25,913,041
Basic and Diluted net loss per Class A share	$0.00	—	$0.00
Basic and Diluted weighted-average Class B ordinary shares outstanding	7,561,720	—	8,643,813
Basic and Diluted net loss per Class B share	$(0.18)	—	$(3.90)

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 2 — Restatement of Financial Statements (cont.)

	Period From July 28, 2020 (inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(1,284,331)	$(32,423,611)	$(33,707,942)
Adjustment to reconcile net loss to net cash used in operating activities	740,604	32,423,611	33,164,215
Net cash used in operating activities	(543,727)	—	(543,727)
Net cash used in investing activities	(277,500,000)	—	(277,500,000)
Net cash provided by financing activities	278,917,609	—	278,917,609
Net change in cash	$873,882	$—	$873,882
In addition, the impact to the balance sheet dated September 25, 2020, filed on Form 8-K on October 1, 2020 related to the impact of accounting for the public and private warrants as liabilities at fair value resulted in a $16.1 million increase to the derivative warrant liabilities line item at September 25, 2020 and offsetting decrease to the Class A common stock subject to possible redemption mezzanine equity line item. There is no change to total stockholders’ equity at the reported balance sheet date.

	As of September 25, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$252,456,400	$—	$252,456,400
Liabilities, redeemable non-controlling interest and stockholders’ equity
Total current liabilities	$1,109,161	$—	$1,109,161
Deferred underwriting commissions	8,750,000	—	8,750,000
Derivative warrant liabilities	—	16,090,000	16,090,000
Total liabilities	9,859,161	16,090,000	25,949,161
Class A ordinary shares, 0.0001 par value; shares subject to possible redemption	237,597,230	(16,090,000)	221,507,230
Shareholders’ equity
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	124	161	285
Class B ordinary shares – $0.0001 par value	719	—	719
Additional paid-in-capital	5,039,923	672,550	5,712,473
Accumulated deficit	(40,757)	(672,711)	(713,468)
Total shareholders’ equity	5,000,009	—	5,000,009
Total liabilities and shareholders’ equity	$252,456,400	$—	$252,456,400
Note 3 — Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statement in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 3 — Summary of Significant Accounting Policies (cont.)
or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2020, the Company had $277.5 million in cash equivalents held in money market funds.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments, dividends and interest held in Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. At December 31, 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of December 31, 2020, the carrying values of cash and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 3 — Summary of Significant Accounting Policies (cont.)
comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets.
Derivative warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. The Company evaluates all of its financial instruments, including issued warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company accounts for its 21,425,000 warrants to purchase ordinary shares issued in connection with its Initial Public Offering (13,875,000) and Private Placement (7,550,000) as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued by the Company in connection with the Public Offering and Private Placement has been estimated using Monte-Carlo simulations at each measurement date.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering and were charged to shareholders’ equity or written off to the statement of operations upon the completion of the Initial Public Offering. The portion of the offering costs related to the issuance of the public and private warrants was expensed and included in the statement of operations as a financing costs — warrant liabilities.
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 21,359,616 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC Topic 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
FASB ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 3 — Summary of Significant Accounting Policies (cont.)
benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2020. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts were accrued for interest and penalties for the period from July 28, 2020 (inception) through December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company may be subject to potential examination by U.S. federal, U.S. state or foreign taxing authorities in the area of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with U.S. federal, U.S. state and foreign tax laws. There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, deferred tax assets and income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Loss Per Ordinary Share
Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 21,425,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The Company’s statement of operations includes a presentation of income (loss) per share for Redeemable Class A Common Stock in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Redeemable Class A Common Stock is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.
Net loss per share, basic and diluted, for Non-Redeemable Class A and Class B Common Stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Redeemable Class A Common Stock, by the weighted average number of non-redeemable common stock outstanding for the period.
Non-Redeemable Class A and Class B Common Stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-Redeemable Class A and Class B Common Stock participates in the income or loss on marketable securities based on non-redeemable common stock shares’ proportionate interest.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 3 — Summary of Significant Accounting Policies (cont.)
The basic and diluted loss per common share is calculated as follows.

For The Period From July 28, 2020 (inception) through December 31, 2020
Class A Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Income from investments held in Trust Account	$37,362
Less: Company’s portion available to be withdrawn to pay taxes	—
Net income attributable	$37,362
Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	25,913,041
Basic and diluted net income per share	$0.00

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(33,707,942)
Less: Net income allocable to Class A common stock subject to possible redemption	37,362
Non-redeemable net loss	$(33,745,304)
Denominator: weighted average Non-redeemable common stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	8,643,813
Basic and diluted net loss per share, Non-redeemable common stock	$(3.90)
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s financial statements.
Note 4 — Initial Public Offering
On September 25, 2020, the Company consummated its Initial Public Offering of 25,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $8.8 million in deferred underwriting commissions. On September 29, 2020, the Company issued an additional 2,750,000 Over-Allotment Units pursuant to the partial exercise by the underwriters of their over-allotment option in connection with the Initial Public Offering. The Over-Allotment Units were priced at $10.00 per Unit, generating total gross proceeds of $27.5 million and incurring additional offering costs of approximately $1.5 million, inclusive of approximately $1.0 million in deferred underwriting commissions.
Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 8).
Note 5 — Private Placement
Simultaneously with the closing of the Initial Public Offering on September 25, 2020, the Company consummated the Private Placement of 7,000,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million. Concurrently with the consummation of the Over-Allotment on September 29, 2020, the Sponsor also purchased an additional 550,000 Private Placement Warrants, generating gross proceeds of approximately $0.6 million.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 5 — Private Placement (cont)
Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Note 6 — Related Party Transactions
Founder Shares
On August 3, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 8,625,000 Class B ordinary shares (the “Founder Shares”). On September 3, 2020, the Sponsor transferred 35,000 Founder Shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, the Company’s independent director nominees. On September 18, 2020, the Sponsor irrevocably surrendered to the Company for cancellation and for nil consideration 1,437,500 Class B ordinary shares, resulting in 7,187,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. The Sponsor agreed to forfeit up to an aggregate of 937,500 Founder Shares to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option on September 29, 2020, with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result of the expiration of the over-allotment option, an aggregate of 250,000 Founder Shares were forfeited by the Sponsor.
The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
Related Party Loans
On August 3, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. As of December 31, 2020, the Company borrowed approximately $154,000 under the Note. The Note was repaid in full on October 1, 2020.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 6 — Related Party Transactions (cont.)
warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
The Company entered into an agreement that provides that, commencing on the date that the Company’s securities are first listed on NASDAQ through the earlier of consummation of the initial Business Combination and the liquidation, the Company may pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company.
In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.
The Company incurred approximately $33,000 in expenses in connection with such services during the period from July 28, 2020 through December 31, 2020 as reflected in the accompanying statement of operations. As of December 31, 2020, the Company had nil in accrued expenses — related party in connection with such services.
Note 7 — Commitments and Contingencies
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of this prospectus to purchase up to 3,750,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters partially exercised their over-allotment option on September 29, 2020 to purchase an additional 2,750,000 Over-Allotment Units. The remaining unexercised over-allotment option expired unexercised on November 6, 2020.
In connection with the consummation of the Initial Public Offering on September 25, 2020, the underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $8.8 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. On September 29, 2020, the underwriters were entitled to an additional underwriting discount of approximately $0.6 million paid upon the closing of the Over-Allotment, and an additional deferred underwriting commissions of approximately $1.0 million. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Contingent Liabilities
The Company is involved in legal proceedings, alleging that the Company their fiduciary duties by omitting allegedly material information in the Registration Statement filed by the Company on Form S-4 on February 3, 2021 in connection with the Proposed Transaction, and that the Company aided and abetted such alleged breaches of fiduciary duty. As relief, the complaints seek, among other things, an injunction barring the Company from proceeding with the Proposed Transaction, or, alternatively, rescission of the Proposed Transaction in the event that it is consummated, as well as unspecified costs and attorneys’ fees. The Company believes these lawsuits are without merit. the outcomes of these proceedings and lawsuits cannot be predicted with certainty. The Company does not believe that any of the pending legal proceedings and lawsuits are reasonably likely to have a material adverse effect on our financial position, results of operations or cash flows.
Note 8 — Derivative Warrant Liabilities
As of December 31, 2020, the Company has 13,875,000 and 7,550,000 Public Warrants and Private Placement Warrants, respectively, outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 8 — Derivative Warrant Liabilities (cont.)
Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:    Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:    Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares; and
•if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and
•if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 8 — Derivative Warrant Liabilities (cont.)
The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 9 — Shareholders’ Equity
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2020, there were 27,750,000 Class A ordinary shares issued or outstanding, including 21,359,616 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On August 3, 2020, the Company issued 8,625,000 Class B ordinary shares to the Sponsor. On September 3, 2020, the Sponsor transferred 35,000 Founder Shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, the Company’s independent director nominees. On September 18, 2020, the Sponsor irrevocably surrendered to the Company for cancellation and for nil consideration 1,437,500 Class B ordinary shares, resulting in 7,187,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. Of the 7,187,500 shares outstanding, up to 937,500 Class B ordinary shares are subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full prior to expiration, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option on September 29, 2020, with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result of the expiration of the over-allotment option, an aggregate of 250,000 Founder Shares were forfeited by the Sponsor.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares, which such Class A ordinary shares delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions if the Company does not consummate an initial Business Combination, at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. At December 31, 2020, there were no preference shares issued or outstanding.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENT
Note 10 — Fair Value Measurements
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$277,547,390	$—	$—

Liabilities:
Derivative warrant liabilities – public warrants	$31,930,000	$—	$—
Derivative warrant liabilities – private warrants	$—	$—	$17,380,000
The remainder of the balance in Investments held in Trust Account, approximately $1,000, is comprised of cash equivalents. Level 1 instruments include investments in cash, money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement in November 2020, when the Public Warrants were separately listed and traded.
The changes in Level 3 liability measured at fair value for the fiscal year ended December 31, 2020 was solely due to the change in the fair value of the warrant liability reflected on the statement of operations. Both observable and unobservable inputs were used to determine the fair value of positions that the Company has classified within the Level 3 category. Unrealized gains and losses associated with liabilities within the Level 3 category include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.
The Company utilizes a binomial Monte-Carlo simulation to estimate the fair value of the warrants at each reporting period, with changes in fair value recognized in the statement of operations. The Company recognized $16,090,000 for the derivative warrant liabilities upon their issuance on September 25, 2020. For the period from July 28, 2020 (inception) through December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of $33,220,000 presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.
The estimated fair value of the derivative warrant liabilities is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENT
Note 10 — Fair Value Measurements (cont.)
The following table provides quantitative information regarding Level 3 fair value measurements inputs as their measurement dates:

	As of September 25, 2020	As of December 31, 2020
Strike price	$10.00	$10.04
Contractual term (years)	1.0	1.0
Volatility	15.00%	22.00%
Risk-free interest rate	37.00%	0.38%
Dividend yield(per share)	0.0%	0.0%
The change in the fair value of the derivative warrant liabilities for the period from July 22, 2020 (inception) through December 31, 2020 is summarized as follows:

Derivative warrant liabilities at July 3, 2020 (inception)	$—
Issuance of Public and Private Warrants	16,090,000
Additional warrant liabilities	1,469,100
Change in fair value of derivative warrant liabilities	31,750,900
Derivative warrant liabilities at December 31, 2020	$49,310,000
Note 11 — Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring through the date the financial statements are issued, require potential adjustment to or disclosure in the financial statements and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed, except as disclosed below.
On January 11, 2021, the Company entered into an Agreement and Plan of Merger with Proterra Inc, a Delaware corporation (“Proterra”).
The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company and Proterra.
The Business Combination
The Merger Agreement provides for, among other things, the following: (i) the Company will become a Delaware corporation (the “Domestication”), (ii) following the Domestication, a subsidiary of the Company will merge with and into Proterra, with Proterra as the surviving company in the merger and continuing as a wholly-owned subsidiary of the Company (the “Merger”) and, in connection with the Merger, (iii) the Company’s name will be changed to Proterra Inc. The Domestication, the Merger and the other transactions contemplated by the Merger Agreement are referred to as the “Business Combination”.
The Business Combination is expected to close in the second quarter of 2021, following the receipt of the required approval by the Company’s stockholders and the fulfillment of other customary closing conditions.
Business Combination Consideration
In the Merger, each share of common stock of Proterra, other than shares to be cancelled or dissenting shares, will be converted into the right to receive 0.8925 shares of ArcLight Common Stock. In the event that the closing sale price of ArcLight Common Stock exceeds certain price thresholds for 20 out of any 30 consecutive trading days during the first five years following the closing of the Business Combination, up to an additional 22,809,500 shares

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENT
Note 11 — Subsequent Events (cont.)
of ArcLight Common Stock may be issued to the parties that were holders of Proterra Common Stock immediately prior to the closing of the Business Combination.
PIPE Financing (Private Placement)
Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements with certain investors, pursuant to which they agreed to subscribe for and purchase, immediately following the closing of the Merger, an aggregate of 41,500,000 shares of the Company Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $415,000,000 (the “PIPE Financing”).
The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that the Company will grant the investors in the PIPE Financing certain customary registration rights.
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement, the Sponsor, and other holders of Class B ordinary shares of ArcLight entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with the Company and Proterra, pursuant to which the Sponsor and such holders agreed to, among other things, (i) vote at any meeting of the shareholders of the Company all of their ordinary shares held of record or thereafter acquired in favor of the proposals being considered in connection with the Business Combination, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
Sponsor Letter Agreement
Concurrently with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which the parties agreed (i) to certain vesting and forfeiture terms with respect to 10% of the Company’s Common Stock beneficially owned by the Sponsor immediately following the closing, (ii) to certain lock-up provisions with respect to shares of Company Common Stock following the Merger (which provisions were subsequently amended on February 2, 2021) and (iii) to cause the Company’s designee to the ArcLight board of directors to resign in the event the Sponsor disposes of 50% or more of the ArcLight Common Stock held beneficially by the Sponsor as of the closing of the Business Combination.
Amended and Restated Registration Rights Agreement
At the closing of the Business Combination, Proterra, the Sponsor and certain stockholders of Proterra will enter into an amended and restated registration rights agreement pursuant to which, among other things, the parties thereto will be granted certain customary registrant rights with respect to shares of Proterra Common Stock.
Note 12 — Quarterly Financial Information (Unaudited)
The following tables contain unaudited consolidated quarterly financial information for the quarterly period ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s consolidated financial statements as described in Note 2 — Restatement of Previously Issued Financial Statements. The restatement and revision had no impact net loss, net cash flows from operating, investing or financing activities. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 12 — Quarterly Financial Information (Unaudited) (cont.)

	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$279,941,343	$—	$279,941,343
Liabilities, redeemable non-controlling interest and stockholders’ equity
Total current liabilities	$1,102,095	$—	$1,102,095
Deferred underwriting commissions	9,712,500	—	9,712,500
Derivative warrant liabilities	—	16,350,000	16,350,000
Total liabilities	10,814,595	16,350,000	27,164,595
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	264,126,740	(16,350,000)	247,776,740
Shareholders’ equity
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	134	163	297
Class B ordinary shares – $0.0001 par value	694	—	694
Additional paid-in-capital	5,062,928	(536,552)	4,526,376
Accumulated deficit	(63,748)	536,389	472,641
Total shareholders’ equity	5,000,008	—	5,000,008
Total liabilities and shareholders’ equity	$279,941,343	$—	$279,941,343

	Period From July 28, 2020 (inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations and Comprehensive Loss
Loss from operations	$(63,748)	$—	$(63,748)
Other (expense) income:
Change in fair value of warrant liabilities	—	1,209,100	1,209,100
Financing costs – derivative warrant liabilities	—	(672,711)	(672,711)
Total other (expense) income	—	536,389	536,389
Net loss	$(63,748)	$536,389	$472,641

Basic and Diluted weighted-average Class B ordinary shares outstanding	7,066,920	—	7,275,953
Basic and Diluted net income (loss) per Class B ordinary shares outstanding	$(0.01)	$—	$0.06

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO FINANCIAL STATEMENTS
Note 12 — Quarterly Financial Information (Unaudited) (cont.)

	Period From July 28, 2020 (inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net income (loss)	$(63,748)	$536,389	$472,641
Adjustment to reconcile net loss to net cash used in operating activities	48,298	(536,389)	(488,091)
Net cash used in operating activities	(15,450)	—	(15,450)
Net cash used in investing activities	(277,500,000)	—	(277,500,000)
Net cash provided by financing activities	279,500,100	—	279,500,100
Net change in cash	$1,984,650	$—	$1,984,650

ARCLIGHT CLEAN TRANSITION CORP.
UNAUDITED CONDENSED BALANCE SHEET
MARCH 31, 2021

	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash	$92,041	$873,882
Prepaid expenses	331,168	404,203
Total current assets	423,209	1,278,085
Investments held in Trust Account	277,594,152	277,548,542
Total Assets	$278,017,361	$278,826,627
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$12,000	$2,569
Accrued expenses	4,148,090	1,205,393
Accrued expenses - related party	2,060	—
Total current liabilities	4,162,150	1,207,962
Deferred underwriting commissions	9,712,500	9,712,500
Derivative warrant liability	122,560,000	49,310,000
Total liabilities	136,434,650	60,230,462
Commitments and Contingencies
Class A ordinary shares; 13,658,271 and 21,359,616 shares subject to possible redemption at $10.00 per share at March 31, 2021 and December 31, 2020, respectively	136,582,710	213,596,160
Shareholders’ Equity:
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 14,091,729 and 6,390,384 shares issued and outstanding (excluding 13,658,271 and 21,359,616 shares subject to possible redemption) at March 31, 2021 and December 31, 2020, respectively	1,409	639
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 6,937,500 shares issued and outstanding at March 31, 2021 and December 31, 2020	694	694
Additional paid-in capital	115,719,294	38,706,614
Accumulated deficit	(110,721,396)	(33,707,942)
Total shareholders’ equity	5,000,001	5,000,005
Total Liabilities and Shareholders’ Equity	$278,017,361	$278,826,627
The accompanying notes are an integral part of these unaudited condensed financial statements

ARCLIGHT CLEAN TRANSITION CORP.
UNAUDITED CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

General and administrative expenses	$3,809,064
Loss from operations	(3,809,064)
Other income (expense)
Interest income	45,610
Change in fair value of stock warrant liability	(73,250,000)
Total other income (expense)	$(73,204,390)
Net loss	$(77,013,454)
Weighted average shares outstanding of Redeemable Class A common stock subject to redemption, basic and diluted	21,274,046
Basic and diluted net income per share, common stock subject to redemption	$—
Weighted average shares outstanding of Non-Redeemable Class A and Class B common stock, basic and diluted	13,413,455
Basic and diluted net loss per share, common stock	$(5.74)
The accompanying notes are an integral part of these unaudited condensed financial statements.

ARCLIGHT CLEAN TRANSITION CORP.
UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE THREE MONTHS ENDED MARCH 31, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - December 31, 2020 (restated)	6,390,384	$639	6,937,500	$694	$38,706,614	$(33,707,942)	$5,000,005
Shares subject to possible redemption	7,701,345	770	—	—	77,012,680	—	77,013,450
Net loss	—	—	—	—	—	(77,013,454)	(77,013,454)
Balance - March 31, 2021 (unaudited)	14,091,729	$1,409	6,937,500	$694	$115,719,294	$(110,721,396)	$5,000,001
The accompanying notes are an integral part of these unaudited condensed financial statements.

ARCLIGHT CLEAN TRANSITION CORP.
UNAUDITED CONDENSED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2021

Cash Flows from Operating Activities:
Net loss	$(77,013,454)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest income	(45,610)
Change in fair value of warrant liability	73,250,000
Changes in operating assets and liabilities:
Prepaid expenses	73,035
Accounts payable	9,431
Accrued expenses	2,942,697
Accrued expenses - related party	2,060
Net cash used in operating activities	(781,841)
Net increase in cash	(781,841)
Cash - beginning of the period	873,882
Cash - ending of the period	$92,041
Supplemental disclosure of noncash investing and financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$(77,013,450)
The accompanying notes are an integral part of these unaudited condensed financial statements.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

Note 1. Description of Organization, Business Operations and Basis of Presentation
ArcLight Clean Transition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 28, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses that the Company had not yet identified (“Business Combination”).
As of March 31, 2021, the Company had not yet commenced operations. All activity for the period from July 28, 2020 (inception) through March 31, 2021 relates to the Company’s formation and the initial public offering (the “Initial Public Offering”) and since the closing of the initial public offering, the search for a prospective initial Business Combination. The Company has selected December 31 as its fiscal year end.
The Company’s sponsor is ArcLight CTC Holdings, L.P., a Delaware limited partnership (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on September 22, 2020. On September 25, 2020, the Company consummated its Initial Public Offering of 25,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $8.8 million in deferred underwriting commissions (Note 6). On September 29, 2020, the Company issued an additional 2,750,000 units (the “Over-Allotment Units”) pursuant to the partial exercise by the underwriters of their over-allotment option in connection with the Initial Public Offering (the “Over-Allotment”). The Over-Allotment Units were priced at $10.00 per Unit, generating total gross proceeds of $27.5 million and incurring additional offering costs of approximately $1.5 million, inclusive of approximately $1.0 million in deferred underwriting commissions.
Simultaneously with the closing of the Initial Public Offering on September 25, 2020, the Company consummated the private placement (“Private Placement”) of 7,000,000 private placement warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million (Note 4). Concurrently with the consummation of the Over-Allotment on September 29, 2020, the Sponsor also purchased an additional 550,000 Private Placement Warrants, generating gross proceeds of approximately $0.6 million.
Upon the closing of the Initial Public Offering and the Private Placement on September 25, 2020, $250.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below. In connection with the consummation of the Over-Allotment on September 29, 2020, an additional amount of $27.5 million ($10.00 per Unit), for a total of approximately $277.5 million, was placed in the Trust Account.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
1. Description of Organization, Business Operations and Basis of Presentation (cont.)
The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares were recorded at a redemption value and classified as temporary equity in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which will be adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the Founder Shares prior to the Initial Public Offering (the “Initial Shareholders”) agreed to vote their Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, directors and director nominees agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or September 25, 2022 (the “Combination Period”), the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
1. Description of Organization, Business Operations and Basis of Presentation (cont.)
and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).
The Initial Shareholders agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the Trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On January 11, 2021, the Company entered into an Agreement and Plan of Merger with Proterra Inc, a Delaware corporation (“Proterra”).
The Merger Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company and Proterra.
The Business Combination
The Merger Agreement provides for, among other things, the following: (i) the Company will become a Delaware corporation (the “Domestication”), (ii) following the Domestication, a subsidiary of the Company will merge with and into Proterra, with Proterra as the surviving company in the merger and continuing as a wholly-owned subsidiary of the Company (the “Merger”) and, in connection with the Merger, (iii) the Company’s name will be changed to Proterra Inc. The Domestication, the Merger and the other transactions contemplated by the Merger Agreement are referred to as the “Business Combination”.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
1. Description of Organization, Business Operations and Basis of Presentation (cont.)
The Business Combination is expected to close in the second quarter of 2021, following the receipt of the required approval by the Company’s stockholders and the fulfillment of other customary closing conditions.
Business Combination Consideration
In the Merger, each share of common stock of Proterra, other than shares to be cancelled or dissenting shares, will be converted into the right to receive 0.8925 shares of ArcLight Common Stock. In the event that the closing sale price of ArcLight Common Stock exceeds certain price thresholds for 20 out of any 30 consecutive trading days during the first five years following the closing of the Business Combination, up to an additional 22,809,500 shares of ArcLight Common Stock may be issued to the parties that were holders of Proterra Common Stock immediately prior to the closing of the Business Combination.
PIPE Financing (Private Placement)
Concurrently with the execution of the Merger Agreement, the Company entered into subscription agreements with certain investors, pursuant to which they agreed to subscribe for and purchase, immediately following the closing of the Merger, an aggregate of 41,500,000 shares of the Company Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $415,000,000 (the “PIPE Financing”).
The closing of the PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Subscription Agreements provide that the Company will grant the investors in the PIPE Financing certain customary registration rights.
Sponsor Support Agreement
Concurrently with the execution of the Merger Agreement, the Sponsor, and other holders of Class B ordinary shares of ArcLight entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”) with the Company and Proterra, pursuant to which the Sponsor and such holders agreed to, among other things, (i) vote at any meeting of the shareholders of the Company all of their ordinary shares held of record or thereafter acquired in favor of the proposals being considered in connection with the Business Combination, (ii) be bound by certain other covenants and agreements related to the Business Combination and (iii) be bound by certain transfer restrictions with respect to such securities, prior to the closing of the Business Combination, in each case, on the terms and subject to the conditions set forth in the Sponsor Support Agreement.
Sponsor Letter Agreement
Concurrently with the execution of the Merger Agreement, the Sponsor entered into the Sponsor Letter Agreement (the “Sponsor Letter Agreement”), pursuant to which the parties agreed (i) to certain vesting and forfeiture terms with respect to 10% of the Company’s Common Stock beneficially owned by the Sponsor immediately following the closing, (ii) to certain lock-up provisions with respect to shares of Company Common Stock following the Merger (which provisions were subsequently amended on February 2, 2021) and (iii) to cause the Company’s designee to the ArcLight board of directors to resign in the event the Sponsor disposes of 50% or more of the ArcLight Common Stock held beneficially by the Sponsor as of the closing of the Business Combination.
Amended and Restated Registration Rights Agreement
At the closing of the Business Combination, Proterra, the Sponsor and certain stockholders of Proterra will enter into an amended and restated registration rights agreement pursuant to which, among other things, the parties thereto will be granted certain customary registrant rights with respect to shares of Proterra Common Stock.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
1. Description of Organization, Business Operations and Basis of Presentation (cont.)
Basis of Presentation
The accompanying unaudited condensed financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three months ended March 31, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.
The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in Amendment No. 1 to in the Form 10-K/A filed by the Company with the SEC on May 5, 2021.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.
This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Going Concern
As of March 31, 2021, the Company had approximately $90,000 in its operating bank account and a working capital deficit of approximately $3.7 million.
The Company’s liquidity needs up to September 25, 2020 had been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the Founder Shares (as defined below), the loan under the Note from the Sponsor of approximately $154,000 (see Note 5) to the Company, and the net proceeds from the consummation of the Private Placement not held in the Trust Account. The Note was repaid in full on October 1, 2020. In addition, in order to finance transaction costs in connection with a Business Combination, the Company’s officers, directors and Initial Shareholders may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of March 31, 2021, there were no amounts outstanding under any Working Capital Loans.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
1. Description of Organization, Business Operations and Basis of Presentation (cont.)
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic 205-40, “Basis of Presentation – Going Concern,” management has determined that the working capital deficit raises substantial about the Company’s ability to continue as a going concern until the earlier of the consummation of the Business Combination or the date the Company is required to liquidate, September 25, 2022. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that the specific impact is not readily determinable as of the date of the balance sheet. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.
Note 2—Summary of Significant Accounting Policies
Use of Estimates
The preparation of financial statement in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in net gain on investments, dividends and interest held in Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000, and investments held in Trust Account. At March 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 2—Summary of Significant Accounting Policies (cont.)
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;
•Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and
•Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
As of March 31, 2021, the carrying values of cash, accounts payable and accrued expenses approximate their fair values due to the short-term nature of the instruments. The Company’s portfolio of investments held in the Trust Account is comprised of investments in U.S. Treasury securities with an original maturity of 185 days or less or investments in money market funds that invest in U.S. government securities, or a combination thereof. The fair value for trading securities is determined using quoted market prices in active markets.
Derivative warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.
The Company issued an aggregate of 13,875,000 common stock warrants associated with Units issued to investors in our Initial Public Offering and the underwriters’ exercise of their overallotment option and we issued 7,550,000 Private Placement Warrants. All of our outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to remeasurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of warrants issued in connection with the Initial Public Offering and Private Placement were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since November 2020.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Class A ordinary shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 2—Summary of Significant Accounting Policies (cont.)
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at March 31, 2021, 13,658,271 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed immaterial as of March 31, 2021.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of March 31, 2021. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties as of March 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
Net Loss Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period excluding common stock subject to forfeiture. An aggregate of 13,658,271 shares of Class A common stock subject to possible redemption at March 31, 2021 has been excluded from the calculation of basic loss per share of common stock, since such shares, if redeemed, only participate in their pro rata share of the trust earnings. The Company has not considered the effect of the warrants sold in the Initial Public Offering (including the consummation of the Over-Allotment Units) and Private Placement to purchase an aggregate of 21,425,000 shares of the Company’s common stock in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events.
Net loss per common share
Net income (loss) per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period. The Company has not considered the effect of the warrants sold in the Public Offering and Private Placement to purchase an aggregate of 21,425,000 shares in the calculation of diluted loss per share, since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 2—Summary of Significant Accounting Policies (cont.)
The Company’s statement of operations includes a presentation of income (loss) per share for Redeemable Class A Common Stock in a manner similar to the two-class method of income (loss) per share. Net income per common share, basic and diluted, for Redeemable Class A Common Stock is calculated by dividing the proportionate share of income or loss on marketable securities held by the Trust Account, net of applicable franchise and income taxes, by the weighted average number of Common stock subject to possible redemption outstanding since original issuance.
Net loss per share, basic and diluted, for Non-Redeemable Class A and Class B Common Stock is calculated by dividing the net loss, adjusted for income or loss on marketable securities attributable to Redeemable Class A Common Stock, by the weighted average number of non-redeemable common stock outstanding for the period.
Non-Redeemable Class A and Class B Common Stock includes Founder Shares and non-redeemable shares of common stock as these shares do not have any redemption features. Non-Redeemable Class A and Class B Common Stock participates in the income or loss on marketable securities based on non-redeemable common stock shares’ proportionate interest.
The basic and diluted loss per common share is calculated as follows:

For The Three Months Ended March 31, 2021
Class A Common stock subject to possible redemption
Numerator: Earnings allocable to Common stock subject to possible redemption
Income from investments held in Trust Account	$22,449
Less: Company’s portion available to be withdrawn to pay taxes	$—
Net income attributable	$22,449
Denominator: Weighted average Class A common stock subject to possible redemption
Basic and diluted weighted average shares outstanding	21,274,046
Basic and diluted net income per share	$—

Non-Redeemable Common Stock
Numerator: Net Loss minus Net Earnings
Net loss	$(77,013,454)
Less: Net income allocable to Class A common stock subject to possible redemption	22,449
Non-redeemable net loss	$(77,035,904)
Denominator: weighted average Non-redeemable common stock
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	13,413,455
Basic and diluted net loss per share, Non-redeemable common stock	$(5.74)
Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting pronouncement if currently adopted would have a material effect on the Company’s financial statements.
Note 3—Initial Public Offering
On September 25, 2020, the Company consummated its Initial Public Offering of 25,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250.0 million, and incurring offering costs of approximately $14.4 million, inclusive of approximately $8.8 million in deferred underwriting commissions. On September 29, 2020, the Company issued an additional 2,750,000 Over-Allotment Units pursuant to the partial exercise by the underwriters of their over-allotment option in connection with the Initial Public Offering. The Over-Allotment Units were priced

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 2—Summary of Significant Accounting Policies (cont.)
at $10.00 per Unit, generating total gross proceeds of $27.5 million and incurring additional offering costs of approximately $1.5 million, inclusive of approximately $1.0 million in deferred underwriting commissions.
Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).
Note 4—Private Placement
Simultaneously with the closing of the Initial Public Offering on September 25, 2020, the Company consummated the Private Placement of 7,000,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $7.0 million. Concurrently with the consummation of the Over-Allotment on September 29, 2020, the Sponsor also purchased an additional 550,000 Private Placement Warrants, generating gross proceeds of approximately $0.6 million.
Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Note 5—Related Party Transactions
Founder Shares
On August 3, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 8,625,000 Class B ordinary shares (the “Founder Shares”). On September 3, 2020, the Sponsor transferred 35,000 Founder Shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, the Company’s independent director nominees. On September 18, 2020, the Sponsor irrevocably surrendered to the Company for cancellation and for nil consideration 1,437,500 Class B ordinary shares, resulting in 7,187,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. The Sponsor agreed to forfeit up to an aggregate of 937,500 Founder Shares to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares will represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option on September 29, 2020, with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result, an aggregate of 250,000 Founder Shares were forfeited by the Sponsor upon the expiration of the over-allotment option.
The Initial Shareholders agreed not to transfer, assign or sell any of their Founder Shares until the earlier to occur of (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 5—Related Party Transactions (cont.)
Related Party Loans
On August 3, 2020, the Sponsor agreed to loan the Company up to $300,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note is non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. During 2020, the Company borrowed approximately $154,000 under the Note. The Note was repaid in full on October 1, 2020.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. To date, the Company had no borrowings under the Working Capital Loans.
Administrative Services Agreement
The Company entered into an agreement that provides that, commencing on the date that the Company’s securities are first listed on NASDAQ through the earlier of consummation of the initial Business Combination and the liquidation, the Company may pay the Sponsor $10,000 per month for office space, secretarial and administrative services provided to the Company.
In addition, the Sponsor, officers and directors, or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, executive officers or directors, or their affiliates. Any such payments prior to an initial Business Combination will be made using funds held outside the Trust Account.
The Company incurred approximately $30,000 in expenses in connection with such services during the three months ended March 31, 2021 as reflected in the accompanying statement of operations. As of March 31, 2021, the Company had nil in accrued expenses—related party in connection with such services.
Note 6—Commitments and Contingencies
Registration and Shareholder Rights
The holders of the Founder Shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) are entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 6—Commitments and Contingencies (cont.)
Underwriting Agreement
The Company granted the underwriters a 45-day option from the date of this prospectus to purchase up to 3,750,000 additional Units at the Initial Public Offering price less the underwriting discounts and commissions. The underwriters partially exercised their over-allotment option on September 29, 2020 to purchase an additional 2,750,000 Over-Allotment Units. The remaining unexercised over-allotment option expired unexercised on November 6, 2020.
In connection with the consummation of the Initial Public Offering on September 25, 2020, the underwriters were entitled to an underwriting discount of $0.20 per unit, or $5.0 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $8.8 million in the aggregate will be payable to the underwriters for deferred underwriting commissions. On September 29, 2020, the underwriters were entitled to an additional underwriting discount of approximately $0.6 million paid upon the closing of the Over-Allotment, and an additional deferred underwriting commissions of approximately $1.0 million. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Contingent Liabilities
The Company is involved in legal proceedings, alleging that the Company their fiduciary duties by omitting allegedly material information in the Registration Statement filed by the Company on Form S-4 on February 3, 2021 in connection with the Proposed Transaction, and that the Company aided and abetted such alleged breaches of fiduciary duty. As relief, the complaints seek, among other things, an injunction barring the Company from proceeding with the Proposed Transaction, or, alternatively, rescission of the Proposed Transaction in the event that it is consummated, as well as unspecified costs and attorneys’ fees. The Company believes these lawsuits are without merit. The outcomes of these proceedings and lawsuits cannot be predicted with certainty. The Company does not believe that any of the pending legal proceedings and lawsuits are reasonably likely to have a material adverse effect on our financial position, results of operations or cash flows.
Note 7—Shareholders’ Equity
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At March 31, 2021, there were 27,500,000 Class A ordinary shares issued or outstanding, including 13,658,271 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. On August 3, 2020, the Company issued 8,625,000 Class B ordinary shares to the Sponsor. On September 3, 2020, the Sponsor transferred 35,000 Founder Shares to each of Arno Harris, Ja-Chin Audrey Lee, Brian Goncher and Steven Berkenfeld, the Company’s independent director nominees. On September 18, 2020, the Sponsor irrevocably surrendered to the Company for cancellation and for nil consideration 1,437,500 Class B ordinary shares, resulting in 7,187,500 Class B ordinary shares outstanding. All shares and associated amounts have been retroactively restated to reflect the share surrender. Of the 7,187,500 shares outstanding, up to 937,500 Class B ordinary shares are subject to forfeiture to the Company by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Shareholders will collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The underwriters partially exercised their over-allotment option on September 29, 2020, with the remaining portion of the over-allotment option expiring at the conclusion of the 45-day option period. As a result, an aggregate of 250,000 Founder Shares were forfeited by the Sponsor upon the expiration of the over-allotment option.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Except as described below, holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 7—Shareholders’ Equity (cont.)
The Class B ordinary shares will automatically convert into Class A ordinary shares, which such Class A ordinary shares delivered upon conversion will not have any redemption rights or be entitled to liquidating distributions if the Company does not consummate an initial Business Combination, at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon completion of the Initial Public Offering, plus (ii) the total number of Class A ordinary shares issued or deemed issued or issuable upon conversion or exercise of any equity-linked securities (as defined herein) or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
Preference Shares — The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share. At March 31, 2021, there were no preference shares issued or outstanding.
Note 8—Derivative Warrant Liabilities
As of March 31, 2021, the Company has 13,875,000 and 7,550,000 Public Warrants and Private Placement Warrants, respectively, outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 8—Derivative Warrant Liabilities (cont.)
aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under the caption “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:    Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the last reported sale price (the “closing price”) of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:    Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares; and
•if, and only if, the closing price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 8—Derivative Warrant Liabilities (cont.)
•if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.
The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of our Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 9—Fair Value Measurements
The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of March 31, 2021 and December 31, 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.
March 31, 2021:

	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account	$277,594,152	$—	$—

Liabilities:
Derivative warrant liabilities - public	$79,370,000	$—	$—
Derivative warrant liabilities - private	$—	$—	$43,190,000
December 31, 2020:

	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
Description	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account	$277,547,390	$—	$—

Liabilities:
Derivative warrant liabilities - public	$31,930,000	$—	$—
Derivative warrant liabilities - private	$—	$—	$17,380,000
Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. There were no transfers between levels for the three months ended March 31, 2021.

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 9—Fair Value Measurements (cont.)
Level 1 instruments include investments in money market funds and U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.
The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since November 2020. For the three months ended March 31, 2021, the Company recognized a charge to the statement of operations resulting from a decrease in the fair value of liabilities of approximately $73.3 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.
The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:

	As of December 31, 2020	As of March 31, 2021
Stock price	$10.04	$15.67
Volatility	22.0%	10.0%
Expected life of the options to convert	5.73	5.25
Risk-free rate	0.38%	0.98%
Dividend yield	—	—
The change in the fair value of the derivative warrant liabilities for the three months ended March 31, 2021 is summarized as follows:

Derivative warrant liabilities at December 31, 2020 (inception)	$49,310,000
Change in fair value of derivative warrant liabilities	73,250,000
Derivative warrant liabilities at March 31, 2021	$122,560,000
Note 10—Subsequent Events
Management has evaluated subsequent events to determine if events or transactions occurring through May 17, 2021, the date the financial statement was available for issuance, require potential adjustment to or disclosure in the financial statement and has concluded that all such events that would require recognition or disclosure have been recognized or disclosed.
On April 29, 2021, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company could borrow up to an aggregate principal amount of $1,000,000 to fulfill the Company’s outstanding financial obligations. The Promissory Note is non-interest bearing and payable on the earlier to occur of (i) September 22, 2022 or (ii) the completion of the Business Combination. At no time, including at

ARCLIGHT CLEAN TRANSITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Note 10—Subsequent Events (cont.)
maturity, is the Sponsor permitted under the terms of the Promissory Note to convert any portion of the principal amount outstanding under the Promissory Note into warrants or other equity securities of the Company.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors
Proterra Inc:
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Proterra Inc (the Company) as of December 31, 2020 and 2019, the related statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Change in Accounting Principle
As discussed in note 2 to the financial statements, the Company changed its method of accounting for leases as of January 1, 2020 due to the adoption of Accounting Standards Codification Topic 842, Leases.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2012

Santa Clara, California
April 7, 2021

PROTERRA INC.
BALANCE SHEETS
(in thousands, except share and per share data)

	December 31,
	2020	2019
Assets:
Cash and cash equivalents	$110,719	$40,240
Accounts receivable, net	51,716	44,500
Short-term investments	68,990	39,877
Inventory	92,330	94,042
Prepaid expenses and other current assets	7,455	6,684
Deferred cost of goods sold	2,037	1,240
Restricted cash, current	8,397	5,970
Total current assets	341,644	232,553
Property, plant, and equipment, net	53,587	47,515
Operating lease right-of-use assets	10,310	—
Restricted cash, non-current	4,581	7,439
Other assets	4,789	6,366
Total assets	$414,911	$293,873
Liabilities and Stockholders’ Equity:
Accounts payable	$25,074	$37,865
Accrued liabilities	19,736	14,635
Deferred revenue, current	16,015	10,358
Operating lease liabilities, current	3,153	—
Total current liabilities	63,978	62,858
Debt, non-current	133,252	24,574
Derivative liability	70,870	—
Warrant liability	39,670	—
Deferred revenue, non-current	12,206	—
Operating lease liabilities, non-current	7,891	8,264
Other long-term liabilities	12,578	11,198
Total liabilities	340,445	106,894
Commitments and contingencies (Note 7)
Stockholders’ equity:
Convertible preferred stock, $0.0001 par value; 129,572,982 shares authorized and 129,003,889 shares issued and outstanding as of December 31, 2020 and 2019; liquidation preference $631.3 million as of December 31, 2020 and 2019	13	13
Common stock, $0.0001 par value; 175,100,000 shares authorized and 6,361,952 shares issued and outstanding as of December 31, 2020; 170,000,000 shares authorized and 4,400,247 shares issued and outstanding as of December 31, 2019	1	—
Additional paid-in capital	682,671	668,178
Accumulated deficit	(608,219)	(481,212)
Total stockholders’ equity	74,466	186,979
Total liabilities and stockholders’ equity	$414,911	$293,873
See accompanying notes to financial statements.

PROTERRA INC.
STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019	2018
Product revenue	$190,411	$172,295	$119,314
Parts and other service revenue	6,532	8,989	3,896
Total revenue	196,943	181,284	123,210
Product cost of goods sold	181,987	173,428	130,660
Parts and other service cost of goods sold	7,417	9,467	3,767
Total cost of goods sold	189,404	182,895	134,427
Gross profit (loss)	7,539	(1,611)	(11,217)
Research and development	36,233	35,477	31,504
Selling, general and administrative	67,139	56,132	46,343
Asset impairment charge	121	6,440	—
Total operating expenses	103,493	98,049	77,847
Loss from operations	(95,954)	(99,660)	(89,064)
Interest expense, net	15,413	2,704	3,476
Loss on valuation of derivative and warrant liabilities	12,989	—	—
Other expense (income), net	2,629	(812)	(918)
Loss before income taxes	(126,985)	(101,552)	(91,622)
Provision for income taxes	22	—	—
Net loss	$(127,007)	$(101,552)	$(91,622)
Net loss per share of common stock, basic and diluted	$(25.85)	$(25.06)	$(32.36)
Shares used in computing net loss per share of common stock, basic and diluted	4,913	4,052	2,831
See accompanying notes to financial statements.

PROTERRA INC
STATEMENTS OF STOCKHOLDERS’ EQUITY
(in thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2017	88,165	$9	2,282	—	$386,541	$(288,038)	$98,512
Adoption of accounting standards	—	—	—	—	587	—	587
Issuance of stock, net of costs	28,262	2	1,218	—	178,625	—	178,627
Stock-based compensation	—	—	—	—	5,376	—	5,376
Net loss	—	—	—	—	—	(91,622)	(91,622)
Balance, December 31, 2018	116,427	11	3,500	—	571,129	(379,660)	191,480
Issuance of stock, net of costs	12,577	2	900	—	88,388	—	88,390
Issuance of warrants	—	—	—	—	141	—	141
Stock-based compensation	—	—	—	—	8,520	—	8,520
Net loss	—	—	—	—	—	(101,552)	(101,552)
Balance, December 31, 2019	129,004	13	4,400	—	668,178	(481,212)	186,979
Issuance of stock, net of costs	—	—	1,962	1	4,211	—	4,212
Stock-based compensation	—	—	—	—	10,282	—	10,282
Net loss	—	—	—	—	—	(127,007)	(127,007)
Balance, December 31, 2020	129,004	$13	6,362	$1	$682,671	$(608,219)	$74,466
See accompanying notes to financial statements.

PROTERRA INC
STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2020	2019	2018
Cash flows from operating activities:
Net loss	$(127,007)	$(101,552)	$(91,622)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,536	12,643	9,254
Loss on disposal of fixed assets	143	527	793
Asset impairment charge	121	6,440	—
Stock-based compensation	10,282	8,520	5,376
Amortization of debt discount and issuance costs	6,045	306	247
Accretion of debt end of term charge and PIK interest	3,501	604	1,196
Loss on valuation of derivative and warrant liabilities	12,989	—	—
Others	(153)	(284)	(335)
Changes in operating assets and liabilities:
Accounts receivable	(7,216)	(9,005)	(23,196)
Inventory	2,182	(15,692)	(23,642)
Prepaid expenses and other current assets	(1,043)	563	(5,002)
Deferred cost of goods sold	(797)	4,207	(3,356)
Operating lease right-of-use assets and liabilities	87	—	—
Other assets	1,575	(4,746)	(718)
Accounts payable and accrued liabilities	(4,090)	(1,025)	12,545
Deferred revenue, current and non-current	9,599	132	11,780
Other non-current liabilities	2,176	1,068	3,001
Net cash used in operating activities	(76,070)	(97,294)	(103,679)
Cash flows from investing activities:
Purchase of investments	(108,960)	(71,817)	(34,152)
Proceeds from maturities of investments	80,000	50,400	16,200
Purchase of property and equipment	(25,565)	(13,810)	(16,698)
Net cash used in investing activities	(54,525)	(35,227)	(34,650)
Cash flows from financing activities:
Proceeds from debt, net of issuance costs	219,471	21,362	—
Repayment of debt	(22,787)	(26,708)	—
Repayment of finance obligation	(484)	(452)	(452)
Proceeds from government grants	275	522	1,507
Proceeds from exercise of stock options	4,168	1,726	1,916
Proceeds from issuance of stock, net of issuance costs	—	86,746	173,659
Net cash provided by financing activities	200,643	83,196	176,630
Net increase (decrease) in cash and cash equivalents, and restricted cash	70,048	(49,325)	38,301
Cash and cash equivalents, and restricted cash at the beginning of period	53,649	102,974	64,673
Cash and cash equivalents, and restricted cash at the end of period	$123,697	$53,649	$102,974
Supplemental disclosures of cash flow information:
Cash paid for interest	$5,827	$4,881	$2,648
Cash paid for income taxes	9	—	—
Non-cash investing and financing activity:
Issuance of warrants in connection with debt borrowing	$—	$141	$—
Assets acquired through accounts payable and accrued liabilities	659	4,017	1,146
Non-cash transfer of vehicles from inventory to internal use	—	967	—
Non-cash transfer of leased assets to inventory	635	—	—
See accompanying notes to financial statements.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies
Organization and Description of Business
Proterra Inc (“Proterra” or the “Company”) is a leading developer and producer of electric vehicle technology for commercial application. Proterra designs, develops, manufactures, and sells electric transit buses as an original equipment manufacturer for North American public transit agencies, airports, universities, and other commercial transit fleets. It also designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions for global commercial vehicle manufacturers. Additionally, Proterra provides fleet-scale, high-power charging solutions for our customers. Proterra was originally formed in June 2004 as a Colorado limited liability company and converted to a Delaware corporation in February 2010. The Company operates from its headquarters and battery production facility in Burlingame, California. The Company also has manufacturing and product development facilities in Greenville, South Carolina and City of Industry, California.
The Company has incurred net losses and negative cash flows from operations since inception. As of December 31, 2020, the Company has an accumulated deficit of $608.2 million, and $179.7 million of cash and cash equivalents and short-term investments. The Company has funded operations primarily through a combination of equity and debt financing. Management believes that the Company’s currently available resources will be sufficient to fund its cash requirements for at least the next twelve months. However, there can be no assurance that future financings will be successfully completed or completed on terms acceptable to the Company. These financial statements do not include any adjustments that may result from the outcome of this uncertainty.
Basis of Presentation
The Company prepared the financial statements in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).
The Company has not experienced any significant impact to estimates or assumptions as a result of the COVID-19 pandemic. We will continue to monitor impacts of the pandemic on an ongoing basis. While the COVID-19 pandemic has not had a material adverse impact on our financial condition and results of operations to date, the future impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, impact on our customers and effect on our suppliers, all of which are uncertain and cannot be predicted.
Segments
The Company operates in the United States and started to expand its business to the European Union in 2018 and Canada in 2019. The revenue generated outside of the United States was not material for the years ended December 31, 2018 and 2019. The revenue generated outside of the United States was about 28% of total revenue or $55.9 million for the year ended December 31, 2020, which was primarily generated from Canada.
The Company’s chief operating decision maker is its Chief Executive Officer (CEO), who reviews financial information presented at the entity level. Accordingly, the Company has determined that it has a single reportable segment.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the use of estimates and judgments that affect the reported amounts in the financial statements and accompanying notes. U.S. GAAP requires the Company to make estimates and judgments in several areas including, but not limited to, those related to revenue recognition, collectability of accounts receivable, valuation of inventories, valuation of Convertible Notes (See Note 3), warranty liability, contingent liabilities, stock-based compensation expense, useful lives of property, plant, and equipment, recoverability of assets, residual value of leased assets, and the valuation of deferred tax assets. These

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
estimates are based on historical facts and various other assumptions that the Company believes are reasonable. Actual results could differ materially from those estimates.
Foreign Currency Transactions
The U.S. dollar is the Company’s functional currency. Monetary assets and liabilities denominated in currencies other than the U.S. dollar are remeasured to the U.S. dollar at period end, and transaction gains and losses are recorded in other expense (income), net in the statements of operations. Net gains or losses resulting from foreign exchange transactions were not material for the years ended December 31, 2018 and 2019. The net losses resulting from foreign exchange transactions were $1.1 million for the year ended December 31, 2020.
Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.
Accounts Receivable and Allowance for Credit Losses
Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company determines the allowance for credit losses based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns and expectations of changes in macroeconomic conditions that may affect the collectability of outstanding receivables. The allowance for credit losses was not material as of December 31, 2020 and 2019.
Short-Term Investments
The Company’s primary objectives for investment activities are to preserve principal, provide liquidity, and maximize income without significantly increasing risk. The Company classifies its short-term investments as available-for-sale at the time of purchase because it is intended that these investments are available for current operations. Investments with maturities of one year or less from the balance sheet date are classified as short-term investments.
Investments are reported at fair value and are subject to periodic impairment review. Unrealized gains and losses related to changes in the fair value of these securities are recognized in accumulated other comprehensive loss. The ultimate value realized on these securities is subject to market price volatility until they are sold. Realized gains or losses from short-term investments are recorded in other expense (income), net.
As of December 31, 2020 and 2019, short-term investments were $69.0 million and $39.9 million, respectively.
Restricted Cash
The Company maintains certain cash amounts restricted as to withdrawal or use. The restricted cash is primarily collateral for performance bonds issued to certain customers. The collateral is provided in the form of a cash deposit to either support the bond directly or to collateralize a letter of credit that supports the performance bonds. As of December 31, 2020 and 2019, restricted cash was $13.0 million and $13.4 million, respectively.
Credit Risk and Concentration
Our financial instruments that are potentially subject to concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash, short-term investments, and accounts receivable. Cash and cash equivalents and short-term investments are maintained primarily at two financial institutions, and deposits exceed federally insured limits. Risks associated with cash and cash equivalents, and short-term investments are mitigated by banking with creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents or its short-term investments.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
Cash equivalents consist of short-term money market funds, corporate debt securities, and debt securities issued by the U.S. Treasury, which are deposited with reputable financial institutions. The Company’s cash management and investment policy limits investment instruments to investment-grade securities with the objective to preserve capital and to maintain liquidity until the funds can be used in business operations.
Accounts receivable are typically unsecured and are generally derived from revenue earned from transit agencies, universities and airports in North America and global commercial vehicle manufacturers in both North America and the European Union. The Company periodically evaluates the collectability of its accounts receivable and provides an allowance for potential credit losses as necessary.
Given the large order value for customers and the relatively low number of customers, revenue and accounts receivable have typically been concentrated with a limited number of customers.

	Revenue			Accounts Receivable
	Year Ended December 31,			December 31,
	2020	2019	2018	2020	2019
Number of customers accounted for 10% or more*	1	—	3	2	4
__________________
*One customer accounted for 21% of total revenue for year ended December 31, 2020 and 33% of the accounts receivable, net as of December 31, 2020. No other individual customer accounted for more than 20% of total revenue for years ended December 31, 2020, 2019 and 2018, or accounts receivable, net as of December 31, 2020 and 2019.
Single source suppliers provide the Company with a number of components that are required for manufacturing of our current products. In other instances, although there may be multiple suppliers available, many of the components are purchased from a single source. If these single source suppliers fail to meet the Company’s requirements on a timely basis at competitive prices, the Company could suffer manufacturing delays, a possible loss of revenue, or incur higher cost of sales, any of which could adversely impact the Company’s operating results.
Fair Value of Financial Instruments
The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, short-term investments, accounts payable, and accrued and other current liabilities, approximates fair value due to the short period of time to maturity, receipt, or payment. The carrying amount of the Company’s debt, except for Convertible Notes, approximates its fair value as the stated interest rates approximate market rates currently available to the Company.
In August 2020, the Company issued Convertible Notes that contain embedded features subject to derivative accounting. These embedded features are composed of conversion options that have the economic characteristics of a contingent early redemption feature settled in a variable number of shares of the Company’s stock. These conversion options are bifurcated and accounted for as a derivative liability separately from the host debt instrument. Embedded derivatives are recognized as a derivative liability on the balance sheet. The derivative liability is measured at fair value and subject to remeasurement at each balance sheet date.
The warrants issued in connection with the Convertible Notes are classified as a liability because they can become exercisable into common stock upon a Qualified Initial Public Offering (“QIPO”) or into convertible preferred stock after 5 years from issuance date in the event that there is no QIPO during such period. Such warrants are measured at fair value, subject to remeasurement at each balance sheet date.
Inventories
Inventories are recorded at the lower of cost and net realizable value using the first-in, first-out method. Inventory costs consist primarily of the cost of materials, manufacturing support costs, including labor and factory overhead associated with such production, and shipping costs. The costs of vehicles, charger equipment or prototype

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
products delivered to customers that have not yet met revenue recognition criteria are also included in inventories. We assess the valuation of inventory and periodically record a provision to adjust inventory to its estimated net realizable value, including when we determine inventory to be obsolete or in excess of anticipated demand. Once inventory has been written-off or written-down, it creates a new cost basis for the inventory that is not subsequently written-up.
Deferred Cost of Goods Sold
Deferred cost of goods sold primarily includes incurred costs for charging system installations that have not met revenue recognition criteria.
Property, Plant, and Equipment
Property, plant, and equipment, including leasehold improvements, are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, as follows:

Property, Plant, and Equipment	Estimated Useful Life
Computer hardware	3 years
Computer software	3 to 5 years
Internally used vehicles and charging systems	over the shorter of their estimated useful lives or 5 years
Machinery and equipment	5 to 12 years
Office furniture and equipment	5 years
Tooling	5 years
Leasehold improvements	over the shorter of their estimated useful lives or the terms of the related leases
Leased batteries	over the shorter of the terms of the related leases or 12 years
Leased vehicles and charging systems	over the shorter of the terms of the related leases or 5 years
In the fourth quarter of 2019, we completed a review of the estimated useful lives of vehicles and charging equipment used for demonstration purposes. Based on this review, we revised the estimated useful lives of demo vehicles from 12 years to five years effective on November 1, 2019, after considering the condition of assets and our long-term strategy for operating such assets. We believe this change in estimate is appropriate, as it is based on actual experience and the expectations for the ongoing productive use of these assets. The impact to depreciation expense caused by this change in estimate is not material to selling, general and administrative expense on the statement of operations for the year ended December 31, 2019 or future periods.
If the estimated useful life of an asset is less than the stated number of years in our capitalization policy, the depreciation expense will be recorded over the shorter period.
Upon the retirement or sale of property, plant, and equipment, the cost and associated accumulated depreciation are removed from the balance sheet, and the resulting gain or loss is reflected on the statement of operations. Maintenance and repair expenditures are expensed as incurred while major improvements that increase the functionality, output, or expected life of an asset are capitalized and depreciated ratably over the identified useful life.
Impairment of Long-Lived Assets
The Company evaluates the recoverability of property, plant, and equipment and right-of-use assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value.
In addition to the recoverability assessment, the Company periodically reviews the remaining estimated useful lives of property, plant, and equipment. If the estimated useful life assumption for any asset is reduced, the remaining net book value is depreciated over the revised estimated useful life.
The Company reviews long-lived assets for impairment at the lowest level for which separate cash flows can be identified. During the fourth quarter of 2019, due to the introduction of new products and related technology advancements, we determined that an impairment analysis of certain assets leased to customers was required to be performed. The estimated undiscounted future cash flows generated by these assets were less than their carrying amounts. The carrying amounts of the assets were reduced to fair value, which resulted in an impairment charge of $6.4 million recorded in the statement of operations for the year ended December 31, 2019.
No impairment charge was recognized in 2018. We recorded $0.1 million impairment charge associated with a facility lease for the year ended December 31, 2020.
Deferred Revenue
Deferred revenue consists of billings or payments received in advance of revenue recognition that are recognized as revenue once the revenue recognition criteria are met. In some instances, progress billings are issued upon meeting certain milestones stated in the contracts. Accordingly, the deferred revenue balance does not represent the total contract value of non-cancelable arrangements. Invoices are typically due within 30 to 40 days.
Deferred revenue was $28.2 million and $18.6 million as of December 31, 2020 and 2019, respectively. For the year ended December 31, 2020, $16.5 million revenue was recognized from the deferred revenue balance as of December 31, 2019. The reduction in deferred revenue was offset by new billings for products and extended warranty services for which revenue had not been recognized as of December 31, 2020. The current portion of deferred revenue represents the amount that is expected to be recognized as revenue within one year from the balance sheet date.
Revenue Recognition
We derive revenue primarily from the sale of vehicles and charging systems, the installation of charging systems, the sale of battery systems and powertrain components to other vehicle manufacturers, as well as the sale of spare parts and other services provided to customers. Product revenue consists of revenue earned from vehicles and charging systems, battery systems and powertrain components, installation of charging systems, and revenue from leased vehicles, charging systems, and batteries under operating leases. Leasing revenue recognized over time was approximately $2.3 million, $3.8 million and $3.0 million for the years ended December 31, 2020, 2019 and 2018, respectively. Parts and other service revenue includes revenue earned from spare parts, the design and development of battery systems and drive systems for other vehicle manufacturers, and extended warranties.
Goods and services that are promised in our contracts include vehicles, charging systems, battery systems and powertrain components to other vehicle manufacturers, installation of charging systems, spare parts, and extended warranty. We assess the products and services promised in contracts at contract inception, and identify performance obligations for each promise to transfer to the customer a product or service that is distinct. If a product or service is separately identifiable from other items in the bundled arrangement and a customer can benefit from the product or service on its own or with other resources that are readily available to the customer, then such product or service is considered distinct. Customer contracts typically have multiple performance obligations. Generally, our goods and services are considered separate performance obligations. Depending on the contractual arrangement, the charging systems and related installation services if purchased by customer are typically considered as one performance obligation, as they represent inputs of a combined integrated output which benefits the customer. Development services are typically sold on a stand-alone basis and are not bundled with other goods or services.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
The transaction price of the contract is allocated to each performance obligation in a manner depicting the amount of consideration to which the Company expects to be entitled in exchange for transferring the goods or services to the customer (the “allocation objective”). If the allocation objective is met at contractual prices, no further allocations are made. Otherwise, the Company allocates the transaction price to each performance obligation identified in the contract on a relative standalone selling price basis.
To determine the standalone selling price of its promised products or services, we conduct an analysis to determine whether its products or services have an observable standalone selling price. In determining the observable standalone selling price, the Company requires that a substantial majority of the standalone selling prices for a product or service fall within a reasonably narrow range. If there is no directly observable standalone selling price for a particular product or service, then we estimate a standalone selling price by using the estimated cost plus margin or by reviewing external and internal market factors including, but not limited to, pricing practices including historical discounting, major service groups, and the geographies in which we offer products and services.
We recognize revenue when or as it satisfies a performance obligation by transferring control of a product or service to a customer.
Revenue from product sales is recognized when control of the underlying performance obligations is transferred to the customer. Revenue from vehicles and charging systems, and installation of charging systems is typically recognized upon acceptance by the customer. Under certain contract arrangements, the control of the performance obligations related to the charging systems is transferred over time, and the associated revenue is recognized over the installation period using an input measure based on costs incurred to date relative to total estimated costs to completion. Spare parts revenue is recognized upon shipment. Extended warranty revenue is recognized over the life of the extended warranty using the time elapsed method. Development service contracts typically include the delivery of prototype products to customers. The performance obligation associated with the development of prototype products as well as battery systems and powertrain components to other vehicle manufacturers, is satisfied at a point in time, typically upon shipping.
Revenue derived from performance obligations satisfied over time from charging systems and installation was $6.0 million, $7.2 million and $0.6 million in the years ended December 31, 2020, 2019, and 2018, respectively. Extended warranty revenue is not material to date.
Typically, the Company does not have contract assets, as rights to consideration in exchange for goods or services that have transferred to a customer are not conditional on anything other than the passage of time. In certain cases, there is a condition that requires a contract asset to be recognized. As of December 31, 2020 and 2019, the contract assets balance was $2.8 million and $0.6 million, respectively. The contract assets are expected to be billed within the next twelve months and are recorded in the prepaid expenses and other current assets on the balance sheets.
As of December 31, 2020, the amount of remaining performance obligations that have not been recognized as revenue was $229.4 million, of which 67% was expected to be recognized as revenue over the next 12 months and the remainder thereafter. This amount excludes the value of remaining performance obligations for contracts with an original expected length of one year or less.
Lease Arrangements
The Company offers customers leasing alternatives outside of the standard sales contracts for vehicles, charging equipment and batteries used in the vehicles. The leasing arrangements are typically bundled together with the sales contracts. We assessed the nature of the bundled arrangements under the revenue accounting standard. For arrangements that contain a lease, we determined the classification of the lease in accordance with Topic 840, Leases, prior to the adoption of Topic 842, Leases, on January 1, 2020. A lease arrangement that transfers substantially all of the benefits and risks incident to ownership of the products is classified as a sales-type lease based on the criteria established by the accounting standard; otherwise the lease is classified as an operating lease.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
For sales-type leases, product revenue is recognized upon customer acceptance of the underlying leased assets. The current portion of net investment in sales-type leases is recorded in Accounts Receivable, and the non-current portion is recorded in Other Assets on the Company’s balance sheets. The discounted unguaranteed residual value of underlying leased assets is not material to the net investment in lease balance.
For operating leases, the leasing revenue is recognized on a straight-line basis over the lease term, which is commenced upon customer acceptance.
We monitor the performance of customers who leased batteries and are subject to ongoing payments. No allowance was recorded for the receivables under the leasing arrangements.
We adopted the new lease accounting standard, Topic 842, Leases, on January 1, 2020. We determine whether an arrangement is or contains a lease at inception. Short-term leases with a term of less than 12 months will not be recognized in the right-of-use assets or lease liabilities. The lease and non-lease components are not separated for all leases regardless of whether the Company is the lessee or a lessor to the lease. Refer to Note 6, Leases, for additional information.
Cost of Goods Sold
Cost of goods sold includes direct material and labor costs, manufacturing overhead including depreciation expense, freight costs, and reserves for estimated warranty expenses. Cost of goods sold also includes charges to write-down the carrying value of inventory when it exceeds its estimated net realizable value and to provide for on-hand inventory that is either obsolete or in excess of forecasted demand. Costs of development services are expensed as incurred. Costs of development services incurred in periods prior to the finalization of an agreement are recorded as research and development expense. Once an agreement is finalized, these costs are recorded in cost of goods sold.
Sales and Other Taxes
Taxes assessed by various government entities, such as sales, use, and value added taxes, collected at the time of sale are excluded from revenue.
Shipping Costs
Amounts billed to customers related to shipping and handling are classified as revenue, and the related shipping and handling costs are included in cost of goods sold.
Research and Development Costs
Research and development costs are expensed as incurred. Research and development expense consists primarily of payroll and benefits of those employees engaged in research, design, and development activities, costs related to prototype parts and design tools, license expenses related to intellectual property, supplies and services, depreciation, and other occupancy costs.
Advertising Expenses
Advertising costs are expensed as incurred. Advertising expenses were $0.6 million, $0.9 million, and $0.8 million for the year ended December 31, 2020, 2019 and 2018, respectively.
Product Warranties
The Company provides a limited warranty to customers on vehicles, charging systems, and battery systems. The limited warranty ranges from one to 12 years depending on the components. Separately, the Company also periodically performs field service actions related to product service campaigns. Pursuant to these warranties and field service actions, we will repair, replace, or adjust the parts on the products that are defective in factory-supplied

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
materials or workmanship. A warranty reserve for the products sold is recorded at the point of revenue recognition, which includes the best estimate of the projected costs to repair or replace items under the limited warranty and field service actions. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. These estimates are inherently uncertain given the relatively short history of sales. Changes to the historical or projected warranty experience may cause material changes to the warranty reserve in the future. The warranty reserve does not include projected warranty costs associated with the vehicles under operating leases, as the costs to repair these warranty claims are expensed as incurred. The portion of the warranty reserve expected to be incurred within the next 12 months is included within accrued liabilities while the remaining balance is included within other long-term liabilities on the balance sheets.
Warranty expense is recorded as a component of cost of goods sold. Accrued warranty activity consisted of the following (in thousands):

	Year Ended December 31,
	2020	2019	2018
Warranty reserve – beginning of period	$14,926	$10,602	$2,581
Warranty costs incurred	(4,214)	(6,031)	(2,653)
Net changes in liability for pre-existing warranties, including expirations	(3,392)	(840)	—
Provision for warranty	11,262	11,195	10,674
Warranty reserve – end of period	$18,582	$14,926	$10,602
Stock-Based Compensation
The Company uses the fair value method for recording stock-based compensation expense. Stock-based compensation expense for stock options is estimated at the grant date based on each stock option’s fair value as calculated using the Black-Scholes option pricing model. The stock-based compensation expense for stock option grants is recognized on a straight-line basis over the requisite service period for the entire award.
Income Taxes
Income taxes are computed using the asset and liability method, under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The Company adjusts these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. The provision for income taxes includes the effects of any reserves that are considered appropriate.
Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense.
Government Incentives
The Company receives incentives from the federal and state government agencies in the form of grants. Incentives are recorded in the financial statements in accordance with their purposes, either as a reduction of expense or a reduction of the cost of the capital investment. The benefit of these incentives is recorded when performance is complete and all conditions as specified in the agreement are fulfilled.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
1. Summary of Significant Accounting Policies (cont.)
California and certain other states provide incentives to accelerate the purchase of cleaner, more efficient buses in the form of point-of-sale discounts to vehicle purchasers. These incentives are included in the customer contract value, and recognized as revenue once all revenue recognition criteria are met.
Other Comprehensive Income (Loss)
The Company did not have other comprehensive income (loss) for the years ended December 31, 2020, 2019 and 2018, respectively.
2. Adoption of New Accounting Standards
Topic 842, Leases.     This standard provides guidance on the recognition, measurement, presentation, and disclosure of leases. The new standard supersedes the present U.S. GAAP standard on leases and requires substantially all leases to be reported on the balance sheet as right-of-use assets and lease obligations. The Company elected to adopt the new lease accounting standard on January 1, 2020 using the optional transition method, recognizing a cumulative-effect adjustment to the balance sheet and not adjusting comparative information for prior periods. Refer to Note 6, Leases, for additional information.
ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.     This standard requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. The Company adopted this standard on January 1, 2020, and it had no material impact on the financial statements.
ASU No. 2018-13, Changes to Disclosure Requirements for Fair Value Measurement (Topic 820).     This standard improves the effectiveness of disclosure requirements for recurring and nonrecurring fair value measurements. This standard removes, modifies, and adds certain disclosure requirements. The Company adopted this standard on January 1, 2020, and it had no material impact on the financial statements.
ASU No. 2018-15, Intangibles — Goodwill and Other — Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract.    This standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract requiring the capitalization of implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The Company adopted this standard on January 1, 2020, and it had no material impact on the financial statements.
ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting.    The amendments in this standard provide optional guidance for a limited time to ease the potential burden in accounting for reference rate reform. The new guidance provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. The amendments apply only to contracts and hedging relationships that reference the London Interbank Offered Rate (LIBOR) or another reference rate expected to be discontinued due to reference rate reform. These amendments are effective from March 2020 through December 31, 2022. The amendments have no material impact on the financial statements.
Recent Accounting Pronouncements Not Yet Adopted
ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.    This standard simplifies the accounting for income taxes, eliminates certain exceptions within Topic 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. The Company will adopt this standard on January 1, 2021, and expect no material impact on the financial statements.
ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.    This standard simplifies the accounting for convertible instruments by removing certain separation models in ASC 470-20, Debt — Debt with Conversion and Other Options. This standard updates the guidance on certain embedded

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
2. Adoption of New Accounting Standards (cont.)
conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, such that those features are no longer required to be separated from the host contract. The convertible debt instruments will be accounted for as a single liability measured at amortized cost. This will also result in the interest expense recognized for convertible debt instruments to be typically closer to the coupon interest rate when applying the guidance in Topic 835, Interest. Further, this standard made amendments to the EPS guidance in Topic 260 for convertible instruments, the most significant impact of which is requiring the use of the if-converted method for diluted earnings per share calculation, and no longer allowing the net share settlement method. This standard also made revisions to Topic 815-40, which provides guidance on how an entity must determine whether a contract qualifies for a scope exception from derivative accounting. The amendments to Topic 815-40 change the scope of contracts that are recognized as assets or liabilities. This standard is effective for interim and annual periods beginning after December 15, 2021, with early adoption permitted after December 15, 2020. Adoption of this standard can either be on a modified retrospective or full retrospective basis. The Company is currently evaluating this standard but expect no material impact on the financial statements.
3. Fair Value of Financial Instruments
The Company measures certain financial assets and liabilities at fair value. Fair value is determined based on the exit price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy:
Level 1 — Quoted prices in active markets for identical assets or liabilities;
Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level 3 — Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.
Financial assets measured at fair value on a recurring basis using the above input categories were as follows (in thousands):

		Fair Value at
	Pricing Category	December 31,
		2020	2019
Assets:
Cash equivalents:
Money market funds	Level 1	$744	$3,334
U.S. Treasury securities	Level 1	64,997	29,957
Short-term investments:
U.S. Treasury securities	Level 1	68,990	39,877
Total		$134,731	$73,168
Liabilities:
Other non-current liabilities:
Derivative liability	Level 3	$70,870	$—
Warrant liability	Level 3	39,670	—
Total		$110,540	$—

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
3. Fair Value of Financial Instruments (cont.)
As of December 31, 2020 and 2019, short-term investments were primarily comprised of U.S. Treasury securities. The unrealized gain/losses related to fixed income debt securities were immaterial and primarily due to changes in interest rates, which are temporary in nature.
As of December 31, 2020 and 2019, the contractual maturities of the short-term investments were less than one year.
In August 2020, the Company issued Convertible Notes that contain embedded features subject to derivative accounting. Refer to Note 5, Debt, for additional information on the Convertible Notes.
The embedded derivatives are recognized as a derivative liability on the balance sheet, and are measured at fair value, subject to remeasurement at each balance sheet date. The fair value of derivative liability is measured as the difference between the estimated value of the Convertible Notes with and without such conversion features utilizing Monte Carlo simulation pricing model.
The warrants issued in connection with the Convertible Notes are classified as a liability because they can become exercisable into common stock upon a QIPO or into convertible preferred stock after five years from issuance date in the event that there is no QIPO during such period. Such warrants are measured at fair value, subject to remeasurement at each balance sheet date. The fair value of the warrant liability is measured using Monte Carlo Simulation pricing model.
The fair value of the Convertible Notes was $365.9 million as of December 31, 2020. The carrying value of the Convertible Notes of $106.4 million, net of $97.1 million unamortized debt discount and issuance costs, as of December 31, 2020, was recorded in Debt, non-current on the balance sheets.
The valuation of derivative and warranty liabilities and the Convertible Notes are based on significant inputs not observable in the market, and thus represents a level 3 measure. The key inputs to the valuation model include fair value of equity, equity volatility, expected term until a liquidity event to exit, expected term until exercise, and risk-free interest rate.
A summary of the changes in the fair value of the derivative liability is as follows (in thousands):

Amount
Derivative liability – at issuance	$68,514
Change in fair value	2,356
Derivative liability – December 31, 2020	$70,870
A summary of the changes in the fair value of the warrant liability is as follows (in thousands):

Amount
Warrant liability – at issuance	$29,037
Change in fair value	10,633
Warrant liability – December 31, 2020	$39,670
The change in fair value of derivative and warrant liabilities is recorded in the statement of operations.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS

4. Balance Sheet Components
Cash and cash equivalents consisted of the following (in thousands):

	December 31,
	2020	2019
Cash	$44,978	$6,949
Cash equivalents	65,741	33,291
Total cash and cash equivalents	$110,719	$40,240
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the balance sheets to the total of such amounts shown on the statements of cash flows.

	December 31,
	2020	2019
Cash and cash equivalents	$110,719	$40,240
Restricted cash, current portion	8,397	5,970
Restricted cash, net of current portion	4,581	7,439
Total restricted cash	12,978	13,409
Total cash and cash equivalents, and restricted cash	$123,697	$53,649

Inventories consisted of the following (in thousands):

	December 31,
	2020	2019
Raw materials	$31,148	$46,495
Work in progress	8,042	23,197
Finished goods	47,756	19,400
Service parts	5,384	4,950
Total inventories	$92,330	$94,042
The Company recorded a write-down of excess or obsolete inventories to cost of goods sold of $3.0 million $4.9 million and $4.2 million in the years ended December 31, 2020, 2019 and 2018, respectively.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
4. Balance Sheet Components (cont.)
Property, plant, and equipment, net, consisted of the following (in thousands):

	December 31,
	2020	2019
Computer hardware	$4,708	$3,830
Computer software	8,849	6,558
Internally used vehicles and charging systems	19,136	12,936
Leased vehicles and batteries	7,081	10,715
Leasehold improvements	10,234	8,275
Machinery and equipment	26,026	14,237
Office furniture and equipment	1,854	1,876
Tooling	21,727	17,918
Finance lease right-of-use assets	179	—
Construction in progress	1,830	6,642
	101,624	82,987
Less: Accumulated depreciation and amortization	(48,037)	(35,472)
Total	$53,587	$47,515
Construction in progress was comprised of various assets that are not available for their intended use as of the balance sheet date.
Depreciation and amortization expense were $15.5 million, $12.6 million and $9.3 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Accrued liabilities consisted of the following (in thousands):

	December 31,
	2020	2019
Accrued payroll and related expenses	$6,695	$2,799
Accrued sales and use tax	975	1,254
Warranty reserve	6,121	7,697
Financing obligation	3,056	850
Accrued interest	127	174
Accrued audit and accounting related expenses	428	419
Accrued charger installation costs	769	547
Other accrued expenses	1,565	895
Total	$19,736	$14,635

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
4. Balance Sheet Components (cont.)
Other long-term liabilities consisted of the following (in thousands):

	December 31,
	2020	2019
Financing obligation	$—	$3,056
Accrued interest	—	120
Warranty reserve	12,461	7,229
Deferred rent	—	793
Finance lease liabilities, non-current	117	—
Total	$12,578	$11,198
In July 2016, we entered into a bus sale and lease transaction for ten Catalyst buses. These buses are leased to other parties for five years by the customer. At the end of the lease term, the fourth quarter of 2021, we have an obligation to repurchase the buses back from the customer. We make a portion of the monthly lease payments directly to the customer and also provided a guarantee to the customer on the remaining lease payments if the lessee fails to pay. We received $6.0 million from the customer directly upon delivery in 2016. Under U.S. GAAP, this sales transaction is considered as a borrowing and the lease transaction is considered as an operating lease.
The financing obligation was $3.1 million and $3.9 million as of December 31, 2020 and 2019, respectively. Interest expense on the financing obligation is recognized using the effective interest method. The monthly lease payment is recognized as leasing revenue. The costs of the buses are recorded as leased vehicles in property, plant, and equipment on the balance sheets.
5. Debt
Debt, net of debt discount and issuance costs, consisted of the following (in thousands):

	December 31,
	2020	2019
Hercules Credit Facility	$—	$9,640
Senior Credit Facility	16,809	14,934
PPP loan	10,000	—
Convertible Notes	106,443	—
Total Debt, non-current	$133,252	$24,574
Loan and Security Agreement
The Company entered into a loan and security agreement with Hercules Capital, Inc. (“Hercules Credit Facility”) in 2015, and amendments in 2016 and 2017. In May 2019, the Company entered into an amendment to the Hercules Credit Facility to repay $20.0 million in principal, and extend the maturity date of the remaining $10.0 million outstanding principal to May 2021. The interest rate was composed of a cash interest rate of the greater of 10.55% or 10.55% plus the prime rate minus 5.5% and a PIK interest rate of 1.75% per annum. The loan had an interest only period through its maturity date. The $2.3 million end-of-term charge under the Amended Hercules Credit Facility was paid on June 1, 2019. The $0.8 million accrued PIK interest under the existing Hercules Credit Facility and $0.2 million prepayment penalty were paid at the closing of the amendment. As of December 31, 2019, the outstanding balance under the Hercules Credit Facility was $10.0 million, and the cash interest rate was 10.55% per annum.
In connection with entering into the Hercules Credit Facility in 2015, the Company issued to Hercules a warrant to purchase 397,932 shares of Series 4 convertible preferred stock. The Company determined the fair value of the convertible preferred stock warrant shares was $0.3 million, which was recorded as a debt discount and a convertible

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
5. Debt (cont.)
preferred stock warrant liability, as discussed further in Note 8. In connection with the first amendment, the Company issued to Hercules an additional warrant to purchase 79,587 shares of Series 4 convertible preferred stock. The Company determined the fair value of the convertible preferred stock warrant was $0.1 million, which was recorded as a debt discount and a convertible preferred stock warrant liability, as discussed further in Note 8. In connection with the Amended Hercules Credit Facility in 2019, the Company issued to Hercules a warrant to purchase 36,630 shares of common stock warrants. The Company determined the fair value of the common stock warrant was $0.1 million, which was recorded as a debt discount and classified as equity in additional paid-in capital. The warrant is exercisable for 10 years, and will automatically exercise upon the initial public offering.
The end-of-term charge was accreted to accrued interest using the effective-interest method from the funding date to its payment due date. As of December 31, 2019, the accrued PIK interest balance was $0.1 million.
The balance of debt issuance costs and discounts was $0.4 million as of December 31, 2019. The debt issuance cost and debt discounts were amortized to interest expense over the terms of the Hercules Credit Facility using the effective interest method. The amortization of debt issuance cost and debt discounts to interest expense was $0.2 million, $0.3 million and $0.2 million for 2020, 2019 and 2018, respectively.
The Company’s obligations under the Hercules Credit Facility were secured by a security interest and amended to a second security interest under the Amended Hercules Credit Facility on substantially all the Company’s assets except for intellectual property and other restricted property.
In August 2020, the Company made the repayment in full of its obligations of $10.3 million under the Hercules Credit Facility, as amended, including principal and accrued interest. The Hercules Credit Facility was terminated upon payoff and the remaining unamortized debt issuance cost and debt discounts of $0.2 million were recorded to interest expense.
Senior Credit Facility
In May 2019, the Company entered into a Loan, Guaranty and Security Agreement for a senior secured asset-based lending facility (“Senior Credit Facility”) with borrowing capacity up to $75.0 million. The commitment under the Senior Credit Facility is available to the Company on a revolving basis through the earlier of May 2024 or 91 days prior to the stated maturity of any subordinated debt in aggregate amount of $7.5 million or more. The maximum availability under the Senior Credit Facility is based on certain specified percentages of eligible accounts receivable and inventory, subject to certain reserves, to be determined in accordance with the Senior Credit Facility. The commitment under the Senior Credit Facility includes a $10.0 million letter of credit sub-line. Subject to certain conditions, the commitment may be increased by $50.0 million upon approval by the lender, and at the Company’s option, the commitment can be reduced to $25.0 million or terminated upon at least 15 days written notice.
The Senior Credit Facility is secured by a security interest in substantially all of the Company’s assets except for intellectual property and other restricted property.
Borrowings under the Senior Credit Facility bear interest at per annum rates equal to, at the Company’s option, either (i) the base rate plus an applicable margin for base rate loan, or (ii) the London Interbank Offered Rate (“LIBOR”) plus an applicable margin for LIBOR loan. The base rate is calculated as the greater of (a) the Lender prime rate, (b) the federal funds rate plus 0.5%, and (c) one-month LIBOR plus 1.0%. The applicable margin is calculated based on a pricing grid linked to quarterly average excess availability (as a percentage of borrowing capacity). For base rate loans, the applicable margin ranges from 0.0% to 1.5%, and for LIBOR Loans, it ranges from 1.5% to 3.0%. The Senior Credit Facility contains certain customary non-financial covenants. In addition, the Senior Credit Facility requires the Company to maintain a Fixed Charge Coverage Ratio of at least 1.00:1.00 during such times as a covenant trigger event shall exist.
As of December 31, 2020 and 2019, the outstanding balance under the Senior Credit Facility was $17.1 million and $15.3 million, respectively, with maturity of May 2024. The Company incurred approximately $0.4 million debt

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
5. Debt (cont.)
issuance costs under this facility, and will amortize these costs to interest expense over the borrowing term. The interest rate was 3.09% and 4.89% per annum as of December 31, 2020 and 2019, respectively.
Small Business Administration Loan
In May 2020, the Company received Small Business Administration (“SBA”) loan proceeds of $10.0 million from Town Center Bank pursuant to the Paycheck Protection Program (“the PPP loan”) under the “Coronavirus Aid, Relief and Economic Security (CARES) Act”. The PPP loan was in the form of a note and matures on May 6, 2022. The interest rate is 1.00% per annum and payable monthly commencing in December 2020. All or a portion of the PPP loan may be forgiven by the SBA upon application with supporting documentation of expenditures in accordance with SBA requirements, which include employees being kept on the payroll for eight weeks after the date of the loan and the proceeds being used for payroll, rent, mortgage interest, or utilities.
Convertible Notes
In August 2020, the Company entered into a Note Purchase Agreement for Secured Convertible Promissory Notes (“Convertible Notes”). The Convertible Notes have an aggregate principal amount of $200.0 million, with a cash interest of 5.0% per annum payable at each quarter end and a paid-in-kind interest of 4.5% per annum payable by increasing the principal balance at each quarter end. The Convertible Notes will mature in August 2025, and the Company may not make prepayment unless approved by the required holders of the Convertible Notes.
At or after an underwritten initial public offering in which the Company receives gross proceeds of not less than $100 million (“QIPO”), or at the time of a merger, acquisition or other combination between the Company and a publicly-traded special purpose acquisition company (“SPAC transaction”), the holders may elect to convert the Convertible Notes into shares of common stock.
At the next bona fide equity financing following the Note Purchase Agreement, or 36 months after the date of the Note Purchase Agreement if no such equity financing shall have occurred (a “Qualified Financing”), the holders may elect to convert the Convertible Notes into shares of the most senior series of the Company’s preferred stock.
The conversion price will be an amount equal to:
i)if the conversion stock is being issued at or following a QIPO, the QIPO price per share multiplied by the Discount Coefficient (as defined in the Convertible Notes), which is initially equal to 90% and will decrease by 2.75% every 6 months following the first anniversary of the closing date of the Convertible Notes, in effect on the date of QIPO (the “QIPO Conversion Price”); or
ii)if the conversion stock is being issued following a Qualified Financing, 75% of the lowest per share cash purchase price of the common stock or preferred stock sold by the Company in the Qualified Financing; or
iii)if the conversion stock is being issued following a SPAC transaction, 75% of the SPAC Transaction Price Per Share (as defined in the Note Purchase Agreement) (the “SPAC Conversion Price”).
The Convertible Notes will automatically be converted into common stock at any time after the expiration of the lock-up period of a QIPO or SPAC transaction, if the following conditions are met:
•if the QIPO price per share equals or exceeds $6.9075, then upon the volume-weighted average price of the Company’s publicly-traded common stock over a period of 20 consecutive trading days exceeds 150% of the QIPO Conversion Price; or if the QIPO price per share is lower than $6.9075, then upon the volume-weighted average price of the Company’s publicly-traded common stock over a period of 20 consecutive trading days exceeds 150% of an amount equal to $6.9075 multiplied by the Discount Coefficient at the time of the QIPO.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
5. Debt (cont.)
•if the SPAC Transaction Price Per Share equals or exceeds $6.9075, then upon the volume-weighted average price of the Company’s publicly-traded common stock over a period of 20 consecutive trading days commencing after the six month anniversary of the closing of the SPAC transaction exceeding 150% of the SPAC Conversion Price; or if the SPAC Transaction Price Per Share is lower than $6.9075, then upon volume-weighted average price of the Company’s publicly-traded common stock over a period of 20 consecutive trading days commencing after the six month anniversary of the closing of the SPAC transaction and over which the Conversion Stock would be freely tradable exceeding 175% of an amount equal to $6.9075 multiplied by 75%.
Each of the Convertible Notes shall rank equally without preference or priority of any kind over one another, but senior in all rights, privileges and preferences to all other shares of the Company’s capital stock and all other securities of the Company that are convertible into or exercisable for the Company’s capital stock directly or indirectly.
Prior to the maturity date or prior to the payment or conversion of the entire balance of the Convertible Notes, in the event of a liquidation or sale of the Company, the Company shall pay to the holders of Convertible Notes the greater of (i) 150% of the principal balance of the Convertible Notes or (ii) the consideration that the holders would have received had the holders elected to convert the Convertible Notes into preferred stock immediately prior to such liquidation event.
The Convertible Notes do not entitle the holders to any voting rights or other rights as a stockholder of the Company, unless and until the Convertible Notes are actually converted into shares of the Company’s capital stock in accordance with their terms.
The Note Purchase Agreement contains certain customary non-financial covenants. In addition, the Note Purchase Agreement requires the Company to maintain liquidity at quarter end of not less than the greater of (i) $75.0 million and (ii) four times of cash burn for the three-month period then ended.
In connection with the issuance of the Convertible Notes, the Company issued warrants to the holders of Convertible Notes to purchase 5.1 million shares of Company stock at an exercise price of $0.01 per share. The stock issuable upon exercise of the warrants shall be (1) common stock, or (2) in the event that a QIPO has not occurred within five years of the Note Purchase Agreement or in the event of a liquidation or sale of the Company, the most senior series of the Company’s convertible preferred stock (or in the event that the Company is consolidated or merges with one or more other corporations, the stock that the holder of the warrant would have been entitled to receive if holder would have exercised the warrant prior to such event). The warrants are exercisable for 7 years, and will be automatically exercised in the event of a change of control transaction or the expiration of the warrants.
The warrants are freestanding financial instruments and classified as liability due to the possibility that they can become exercisable into convertible preferred stock. The warrant liability of $29.0 million is initially measured at fair value on its issuance date and recorded as a debt discount, and will be amortized during the term of the Convertible Notes to interest expense using the effective-interest method. The warrant liability will be remeasured on a recurring basis at each reporting period date, with the change in fair value reported in the statement of operations.
The embedded features are composed of conversion options that have the economic characteristics of a contingent early redemption feature settled in a variable number of shares of Company stock. These conversion options are bifurcated and accounted for separately from the host debt instrument. The derivative liability of $68.5 million was initially measured at fair value on the issuance date of the Convertible Notes and recorded as a debt discount and will be amortized during the term of the Convertible Notes to interest expense using the effective-interest method. The derivative liability will be remeasured on a recurring basis at each reporting period date, with the change in fair value reported in the statement of operations.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
5. Debt (cont.)
The issuance costs of $5.1 million were recorded as debt discount and will be amortized during the term of the Convertible Notes to interest expense using the effective interest method. The amortization expense of debt discount and issuance costs was $5.6 million for the year ended December 31, 2020.
The Convertible Notes will mature in August 2025 or will be settled by issuing equity stock, and accordingly are classified as a non-current liability on the Company’s balance sheets. As of December 31, 2020, the Convertible Notes, net of debt discount and issuance costs, consisted of the following (in thousands):

Principal	$200,000
PIK interest	3,501
Total principal	203,501
Less debt discount and issuance costs	(97,058)
Total Convertible Notes	$106,443
As of December 31, 2020, the contractual future principal repayments of the total debt were as follows (in thousands):

2022	$10,000
2024	17,074
2025(1)	203,501
Total	$230,575
__________________
(1)Including PIK interest added to principal balance through December 31, 2020.
The Company was in compliance with all of the covenants contained in the Senior Credit Facility and Convertible Notes as of December 31, 2020.
6. Leases
The Company adopted the new lease accounting standard on January 1, 2020 using the modified retrospective transition method, recognizing a cumulative-effect adjustment to the balance sheet and not adjusting comparative information for prior periods. In addition, the Company elected the package of practical expedients permitted under the transition guidance, which allowed the Company not to reassess (1) whether any expired or existing contracts are or contain leases, (2) lease classification for any expired or existing leases, and (3) initial direct costs for any existing leases. The Company did not elect the use of hindsight practical expedients in determining the lease term for existing leases. Topic 842 also provides practical expedients for an entity’s ongoing accounting. The Company has elected the short-term lease recognition exemption for all leases that qualify. As a result, for those leases with a term of less than 12 months, it will not recognize right-of-use assets or lease liabilities. The Company also elected the practical expedient to not separate lease and non-lease components for all its leases regardless of whether the Company is the lessee or a lessor to the lease.
The adoption resulted in a recognition of $13.8 million of operating lease assets and $14.3 million of operating lease liabilities on the balance sheet on January 1, 2020. The difference represents prepaid rent expense and deferred rent for leases existed on the date of adoption, which was an offset to the opening balance of operating lease assets. The adoption has no impact on the Company’s operating expenses and cash flows.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
6. Leases (cont.)
As a Lessor
The net investment in leases are as follows:

	December 31,
	2020	2019
Net investment in leases, current	$398	$343
Net investment in leases, non-current	3,101	3,809
Total net investment in leases	$3,499	$4,152
Interest income from accretion of net investment in lease is not material.
In the year ended December 31, 2020, the Company assigned one operating lease and three sales-type leases. The Company received a total of $3.7 million in cash, and recorded $0.9 million in product revenue for the assigned operating lease, and an aggregate loss of assignment of $1.2 million for the sales-type leases in the other expense (income), net on the statement of operations.
Future minimum payments receivable from operating and sales-type leases as of December 31, 2020 for each of the next five years are as follows:

	Operating leases	Sales-type leases
2021	$726	$395
2022	105	395
2023	105	296
2024	105	135
2025	105	408
Thereafter	222	2,282
Total minimum lease payments	$1,368	$3,911
As a Lessee
The Company leases its office and manufacturing facilities in Burlingame, California, Greenville, South Carolina, City of Industry, California, and Rochester Hills, Michigan under operating lease agreements with various expiration dates through 2026.
In June 2018, the Company entered into an agreement to sublease its office facilities in Rochester Hills, Michigan from July 2018 to October 2023. The total sublease payments are approximately $2.3 million for the lease term. The sublease income is recorded in the other expense (income), net on the statement of operations.
The Company had no material capital leases as of December 31, 2020.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
6. Leases (cont.)
Maturities of operating lease liabilities as of December 31, 2020 were as follows (in thousands):

2021	$3,622
2022	3,133
2023	2,300
2024	1,648
2025	1,039
Thereafter	443
Total undiscounted lease payment	12,185
Less: imputed interest	(1,141)
Total lease liabilities	$11,044
Future minimum payments for noncancellable operating leases, based on previous lease accounting standard, as of December 31, 2019 were as follows (in thousands):

2020	$3,912
2021	3,619
2022	3,128
2023	2,300
2024	1,648
Thereafter	1,482
Total minimum lease payments	16,089
Less proceeds from sublease rental	(1,853)
Net operating lease obligation	$14,236
Operating lease expense was $4.0 million, $3.4 million, and $3.1 million for the years ended December 31, 2020, 2019 and 2018, respectively.
Short-term and variable lease expenses for the year ended December 31, 2020 were not significant.
Supplemental cash flow information related to leases were as follows (in thousands):

Year Ended December 31, 2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(3,855)
In the year ended December 31, 2020, the cash flow from financing leases and right-of-use assets obtained in exchange for lease obligations were not significant.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
6. Leases (cont.)
Operating lease right-of-use assets and liabilities consist of the following (in thousands):

December 31, 2020
Operating leases
Operating lease right-of-use assets	$10,310
Operating lease liabilities, current	$3,153
Operating lease liabilities, non-current	7,891
Total operating lease liabilities	$11,044
The weighted average remaining lease term and discount rate of operating leases are 4.0 years and 4.9%, respectively, as of December 31, 2020.
As of December 31, 2020, the Company had no significant additional operating leases and finance leases that have not yet commenced.
7. Commitments and Contingencies
Purchase Commitments
As of December 31, 2020, the Company had outstanding inventory and other purchase commitments of $215.7 million.
Letters of Credit
As of December 31, 2020, the Company had letters of credit outstanding totaling $0.5 million, which will expire over various dates in 2021.
Guarantees
The Company provides guarantees of lease payments for vehicles under the financing transaction discussed in Note 4, in the event the lessee does not make payments to the financing company.
The Company regularly reviews its performance risk under the arrangement, and in the event that it becomes probable that it will be required to perform under a guarantee, the fair value of probable payment will be recorded. No guarantee liability was recorded as of December 31, 2020 and 2019.
Legal Proceedings
The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. From time to time in the normal course of business, various claims and litigation have been asserted or commenced. Due to uncertainties inherent in litigation and other claims, the Company can give no assurance that it will prevail in any such matters, which could subject the Company to significant liability or damages. Any claims or litigation could have an adverse effect on the Company’s business, financial position, operating results, or cash flows in or following the period that claims or litigation are resolved.
As of December 31, 2020, the Company was not a party to any legal proceedings that would have a material adverse effect on its business.
8. Convertible Preferred Stock
In August and September 2019, the Company completed a private placement and issuance of a total of 10,857,762 shares of Series 8 convertible preferred stock at $6.9075 per share for proceeds of $74.8 million, net of

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
8. Convertible Preferred Stock (cont.)
issuance costs of approximately $0.2 million. In October 2019, the Company completed an additional private placement and issuance of 1,719,145 shares of Series 8 convertible preferred stock at $6.9075 per share for gross proceeds of $11.9 million.
In June 2018, the Company completed the private placement and issuance of a total of 15,307,518 shares of Series 7 convertible preferred stock at $6.526419 per share for proceeds of $98.8 million, net of issuance costs of approximately $1.1 million. In September 2018, the Company completed the private placement and issuance of a total of 8,442,102 additional shares of Series 7 convertible preferred stock at $6.526419 per share for proceeds of $53.0 million, net of issuance costs of approximately $2.1 million.
In January 2018, the Company completed an additional private placement and issuance of 4,512,743 shares of Series 6 convertible preferred stock at $5.539864 per share for proceeds of $24.9 million, net of issuance costs of $0.1 million. The $5.0 million prepayment for the sale of Series 6 convertible preferred stock, which was recorded as a non-current liability as of December 31, 2017, was converted to equity upon closing of this transaction.
The following table summarizes convertible preferred stock authorized and issued and outstanding as of December 31, 2020 and 2019:

	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
			(in thousands)
Series 1(1)	27,567,694	27,476,120	$79,564	$75,006
Series 2	6,069,073	6,069,073	24,868	24,953
Series 3	7,617,704	7,617,704	36,096	36,475
Series 4	9,159,674	8,682,155	29,901	30,000
Series 5	28,391,526	28,391,526	138,747	142,987
Series 6	14,440,784	14,440,784	79,085	80,000
Series 7	23,749,620	23,749,620	151,770	155,000
Series 8	12,576,907	12,576,907	86,648	86,875
Total	129,572,982	129,003,889	$626,679	$631,296
__________________
(1)Including Series 1 convertible preferred stock issued through exercise of warrants to purchase 197,315 shares. The proceeds from exercise of the warrants was $0.5 million.
The rights, preferences, and privileges of the convertible preferred stock are as follows:
Dividends
The holders of convertible preferred stock are entitled to receive noncumulative dividends equal to 8% of the original issue price per share, when and if declared by the board of directors, prior and in preference to dividends on common stock. The holders of convertible preferred stock are also entitled to participate in dividends on common stock held on an as-if converted basis. No dividends on convertible preferred stock or common stock had been declared by the board of directors as of December 31, 2020.
Conversion Rights
Each share of convertible preferred stock is convertible at the option of the holder into shares of common stock at any time. The conversion rate for convertible preferred stock is equal to the quotient obtained by dividing the applicable original issue price by the applicable conversion price in effect at the time of conversion. The original issue price for the Series 1, 2, 3, 4, 5, 6, 7, and 8 convertible preferred stock is $2.729862, $4.11146, $4.78821, $3.45536, $5.03624, $5.539864, $6.526419, and $6.9075 per share, respectively, as adjusted for stock splits, stock

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
8. Convertible Preferred Stock (cont.)
dividends, combinations, subdivisions, recapitalizations, or similar transactions. The conversion price of the Series 1, 2, 3, 4, 5, 6, 7, and 8 convertible preferred stock is $2.729862, $4.01068, $4.58348, $3.45536, $5.03624, $5.539864, $6.526419, and $6.9075 per share, respectively, as adjusted for certain dilutive issuances, splits and combinations.
Each share of convertible preferred stock automatically converts into shares of common stock at the then-effective conversion price upon the Company’s sale of its common stock in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act of 1933, as amended, at an aggregate public offering price of not less than $50.0 million. In addition, all shares of convertible preferred stock (other than the Series 7 preferred stock and Series 8 preferred stock) will automatically convert into shares of common stock upon a vote by the holders of a majority of the outstanding shares of convertible preferred stock voting together as a single class on an as-converted basis; the Series 7 preferred stock may not be converted without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series 7 convertible preferred stock and the Series 8 preferred stock may not be converted without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series 8 convertible preferred stock.
In the event that the initial offering price to the public (prior to any underwriting discount), under the Securities Act of 1933, as amended, at an aggregate public offering price of not less than $50.0 million (IPO), is less than the original issuance price of the Series 8 convertible preferred stock, the conversion price of the Series 8 shall be adjusted to the higher of the IPO price or the original issuance price of the Series 7 convertible preferred stock.
Voting Rights
Holders of convertible preferred stock have voting rights equal to the number of shares of common stock into which their respective convertible preferred shares are then convertible. Holders of convertible preferred stock, as a separate class, voting on an as-converted basis, shall be entitled to elect seven directors of the Company. Holders of the common stock, as a separate class, shall be entitled to elect one director of the Company. The holders of common stock and convertible preferred stock, voting together as a single class on an as-converted basis, shall be entitled to elect the remaining number of directors of the Company.
Liquidation Preferences
In the event of a liquidation or sale of the Company, either voluntary or involuntary, distributions to the stockholders shall be made in the following manner: the holders of Series 8 preferred stock shall be entitled, before holders of other series of preferred stock and before holders of common stock, to an amount per share equal to the greater of (1) the original issue price of Series 8 preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of Series 8 preferred stock been converted into common stock immediately prior to such event. After payment to the holders of Series 8 preferred stock, the holders of Series 7 preferred stock shall be entitled, before holders of other series of preferred stock, an amount per share equal to the greater of (1) the original issue price of Series 7 preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of Series 7 preferred stock been converted into common stock immediately prior to such event. After payment to the holders of Series 8 and Series 7 preferred stock, the holders of Series 5 and 6 convertible preferred stock then outstanding shall be entitled, on a pari passu basis, an amount per share equal to the greater of (1) the applicable original issue price for such series of convertible preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of such series convertible preferred stock been converted into common stock immediately prior to such event. After payment to the holders of Series 8, Series 7, and Series 5 and 6 convertible preferred stock, the holders of Series 1, 2, 3, and 4 convertible preferred stock then outstanding shall be entitled, on a pari passu basis, an amount per share equal to the greater of (1) the applicable original issue price for such series of convertible preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of such series convertible preferred stock been converted into common stock immediately prior to such event. After payment of all preferential amounts required to be paid to the holders of convertible preferred stock, the remaining funds and assets available for distribution shall be distributed among the holders of common stock, pro rata based on the number of shares of common stock held.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
8. Convertible Preferred Stock (cont.)
Redemption
Convertible preferred stock is not redeemable by the Company or at the option of the preferred stockholders.
Convertible Preferred Stock Warrants
Warrants for Series 4 Preferred Stock
In May 2016, in connection with the first amendment to the Hercules Credit Facility, the Company issued warrants to purchase an additional 79,587 shares of Series 4 convertible preferred stock to Hercules at an exercise price of $3.45536 per share, subject to certain adjustments. The warrants expire at the earlier of May 2023 and three years from the Company’s qualified initial public offering.
During 2015, the Company issued warrants to purchase 397,932 shares of Series 4 convertible preferred stock to Hercules at an exercise price of $3.45536 per share, subject to certain adjustments. The warrants expire in the earlier of May 2022 or three years from the Company’s qualified initial public offering.
Warrants for Series 1 Preferred Stock
In each of October 2011 and March 2012, the Company issued warrants to purchase 45,787 shares of Series 1 convertible preferred stock at an exercise price of $2.729862 per share to a bank in connection with a debt arrangement. The warrants expire in October 2021.
The warrants for Series 1 and Series 4 convertible preferred stock are recorded as a warrant liability included in other long-term liabilities on the balance sheets prior to January 1, 2018.
The Company adopted ASU No. 2017-11, Earnings per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815) on January 1, 2018, and reclassified its warrant liability of $0.6 million to additional paid-in capital upon adoption. As of December 31, 2020, a total of 569,093 shares of the Series 1 and Series 4 convertible preferred stock warrants were outstanding.
9. Common Stock
As of December 31, 2020, the Company was authorized to issue 304,672,982 shares of capital stock with a par value of $0.0001 per share. The authorized shares consisted of 175,100,000 shares of common stock and 129,572,982 shares of convertible preferred stock. There were 6,361,952 shares and 4,400,247 shares of common stock issued and outstanding as of December 31, 2020 and 2019, respectively.
The Company had reserved shares of common stock, on an as-if-converted basis, for issuance as follows:

	December 31,
	2020	2019
Exercise of stock options to purchase common stock	26,359,796	20,401,985
Exercise of common stock warrants to purchase common stock	5,149,716	117,630
Issuances of shares available under stock option plans	442,891	2,362,407
Conversion of convertible preferred stock	129,496,639	129,496,639
Conversion of convertible preferred stock warrants	569,093	569,093
Total	162,018,135	152,947,754
Common Stock Warrants
In August 2020, in connection with the issuance of Convertible Notes, the Company issued warrants to purchase 5,112,086 shares of common stock to purchasers of the Convertible Notes. The warrants have an exercise price of $0.01 per share. The stock issuable upon exercise of the warrants shall be (1) common stock, or (2) in the

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
9. Common Stock (cont.)
event that a QIPO has not occurred within five years of the Note Purchase Agreement or in the event of a liquidation or sale of the Company, the most senior series of the Company’s preferred stock (or in the event that the Company consolidated or merges with one or more other corporation, the stock that the holder of the warrant would have been entitled to receive if holder would have exercised the warrant prior to such event). The warrants are exercisable for 7 years, and will be automatically exercised in the event of a change of control transaction or the expiration of the warrants. These warrants are classified as liability in the balance sheets. Refer to Note 5 for further details.
In May 2019, in connection with the 2019 Amended Hercules Credit Facility, the Company issued to Hercules a warrant to purchase 36,630 shares of common stock. The warrants have an exercise price of $5.46 per share, which are exercisable for 10 years and will automatically exercise upon the initial public offering. See Note 5, Debt.
In the fourth quarter of 2020, 80,000 shares of the common stock warrants expired.
10. Stock Option Plan
In 2010, the Company adopted the 2010 Equity Incentive Plan (the “Plan”). The Plan provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, and restricted stock units. Non-statutory stock options, stock appreciation rights, restricted stock, and restricted stock units may be granted to employees, directors, and consultants, but only employees may be granted incentive stock options. No stock appreciation rights, restricted stock, or restricted stock units had been issued under the Plan as of December 31, 2020.
The exercise price per share of all stock options granted under the Plan must equal at least 100% of the fair market value per share of the Company’s common stock on the date of grant as determined by the board of directors. If, at the time the Company grants an incentive stock option, the optionee owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price per share must be at least 110% of the fair market value per share of the Company’s common stock on the date of grant and the stock options will expire five years after the date of grant. Except as noted above, stock options expire no more than ten years after the date of grant.
Generally, a terminated service provider may exercise stock options within three months of termination. Awards that expire or are cancelled without delivery of shares generally become available for re-issuance under the 2010 Plan.
Stock option awards generally vest over a four-year period, with 25% vesting after one year from date of grant and quarterly thereafter. Certain awards have shorter vesting periods.
During 2020, the board of directors approved an increase in the number of shares of common stock reserved under the 2010 Equity Incentive Plan by 6,000,000 shares to 31,994,478 shares.
The shares available for grant under the Plan were as follows:

	Year Ended December 31,
	2020	2019	2018
Balance at the beginning of period	2,362,407	3,627,104	2,751,406
Additional shares authorized	6,000,000	1,519,075	6,847,235
Granted	(10,281,875)	(3,359,941)	(7,312,022)
Repurchased	—	9,000	—
Cancelled/forfeited	2,362,359	567,169	1,340,485
Balance at the ending of period	442,891	2,362,407	3,627,104

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
10. Stock Option Plan (cont.)
A summary of the Company’s stock option activity and related information was as follows:

	Options Outstanding
	Number of Stock Options Outstanding	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Balance as of December 31, 2017	13,764,812	$1.67	8.3	9,498
Granted	7,312,022	4.11
Exercised	(1,217,877)	1.60
Cancelled/forfeited/expired	(1,340,485)	2.06
Balance as of December 31, 2018	18,518,472	$2.61	8.3	42,951
Granted	3,359,941	5.23
Exercised	(909,259)	1.90
Cancelled/forfeited/expired	(567,169)	3.50
Balance as of December 31, 2019	20,401,985	$3.05	7.6	34,723
Granted1	6,531,875	4.36
Exercised	(1,961,705)	2.14
Cancelled/forfeited/expired	(2,362,359)	4.11
Balance as of December 31, 2020(1)	22,609,796	$3.40	7.4	65,056
Exercisable as of December 31, 2020	12,637,973	2.63	6.2	46,004
__________________
(1)Excluding CEO Equity Awards of 3,000,000 shares and Milestone Options of 750,000 shares, of which 562,500 shares exercisable as of December 31, 2020. Refer to section below for further details.
In March 2020, in conjunction with Mr. Allen’s appointment as the President and Chief Executive Officer, the board of directors approved a grant to Mr. Allen of stock option awards with respect to 5,250,000 shares, comprised of (1) 1,500,000 shares of time-based award with an exercise price of $4.75 per share vesting quarterly over 4 years, (2) 3,000,000 shares of time-based award consists of 4 tranches with an exercise price of $10, $15, $20 and $25 per share, respectively, and vesting quarterly over 4 years (“Equity Awards”), and (3) 750,000 shares of milestone-based award with exercise price of $4.75 per share will vest entirely and become exercisable on the first trading day following the expiration of the lockup period of the Company’s initial public offering or the consummation of a change in control of the Company (“Milestone Options”). The Milestone Options shall vest in full and became exercisable upon the consummation of a merger involving a Special Purpose Acquisition Company.
The stock-based compensation expense for Milestone Options will be recognized at the time the performance milestone becomes probable of achievement. No stock-based compensation expense related to the Milestone Options was recognized as of December 31, 2020 as the performance condition was not considered probable of achievement. The unrecognized stock-based compensation expense associated with the Milestone Options was $2.1 million on the grant date and as of December 31, 2020.
The weighted average fair value of stock options granted, excluding the 3,000,000 shares underlying the Equity Awards with exercise price of $10, $15, $20 or $25 per share and 750,000 shares underlying the Milestone Options, was $3.13 per share for 2020. The weighted average fair value of stock options granted was $3.14 per share for 2019 and $2.64 per share for 2018. Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money stock options. The total intrinsic value of stock options exercised was $4.3 million for 2020, $2.9 million for 2019 and $2.3 million for 2018. The total estimated grant date fair value of stock options vested was $9.9 million for 2020, $8.3 million for 2019 and $4.7 million for 2018. As of December 31, 2020, the total unrecognized stock-based compensation expense related to outstanding stock options was $34.8 million, which is expected to be recognized over a weighted-average period of 2.9 years.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
10. Stock Option Plan (cont.)
Determining Fair Value of Stock Options
The Company uses the Black-Scholes option pricing model to determine the fair value of stock options. The fair value of each stock option grant is estimated on the date of the grant. The fair value of the common stock underlying the stock options has historically been determined by the board of directors. There has been no public market for the Company’s common stock. Therefore, the board of directors has determined the fair value of the common stock at the time of the stock option grant by considering a number of objective and subjective factors including independent third-party valuation reports, valuations of comparable companies, sales of convertible preferred stock and common stock to unrelated third parties, operating and financial performance, lack of liquidity of capital stock and general and industry-specific economic outlook, among other factors. The fair value of the underlying common stock shall be determined by the board of directors until such time that the Company’s common stock is listed on an established stock exchange or national market system.
The fair value of stock options granted is estimated on the date of grant using the following assumptions:

	Year Ended December 31,
	2020	2019	2018
Expected term (in years)	6.1	6.1	6.0
Risk-free interest rate	0.5%	1.8%	2.8%
Expected volatility	69.1%	65.4%	71.5%
Expected dividend rate	—	—	—
Expected Term — The Company estimates the expected term consistent with the simplified method. The Company elected to use the simplified method because of its limited history of stock option exercise activity. The simplified method calculates the expected term as the average of the vesting and contractual terms of the award.
Volatility — Since the Company has no trading history by which to determine the volatility of its own common stock price, the expected volatility being used is derived from the historical stock volatility of a representative industry peer group of comparable publicly listed companies over a period approximately equal to the expected term of the stock options.
Risk-Free Interest Rate — The risk-free interest rate is based on U.S. Treasury zero coupon issues with remaining terms similar to the expected term on the options.
Expected Dividend — The Company has never declared or paid any cash dividends and does not plan to pay cash dividends in the foreseeable future, and, therefore, used an expected dividend yield of zero in the valuation model.
Forfeiture — All stock-based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are generally the vesting periods. Under the ASU No. 2016-09, Compensation — Stock Compensation: Improvements to Employee Share-Based Payment Accounting, the Company elected to account for forfeitures when they occur.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
10. Stock Option Plan (cont.)
Stock-based Compensation Expense
Stock-based compensation expense included in operating results was as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Cost of goods sold	$929	$826	$553
Research and development	1,616	1,436	1,227
Selling, general and administrative	7,737	6,258	3,596
Total stock-based compensation expense	$10,282	$8,520	$5,376
11. Net Loss Per Share
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less the weighted-average unvested common stock subject to repurchase or forfeiture as they are not deemed to be issued for accounting purposes. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including convertible preferred stock, stock options, and warrants, to the extent they are dilutive.
The computation of basic and diluted net loss per share of common stock under the two-class method attributable to common stockholders was as follows (in thousands, except for per share data):

	Year Ended December 31,
	2020	2019	2018
Numerator:
Net loss	$(127,007)	$(101,552)	$(91,622)
Denominator:
Weighted-average shares used in computing net loss per share of common stock, basic and diluted	4,913	4,052	2,831
Net loss per share of common stock, basic and diluted	$(25.85)	$(25.06)	$(32.36)
We applied the two-class method to calculate its basic and diluted net loss per share of common stock, as the convertible preferred stock are participating securities. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders. However, the two-class method does not impact the net loss per share of common stock as we were in a loss position for each of the periods presented and holders of convertible preferred stock do not have to participate in losses.
Since we were in a loss position for each of the periods presented, diluted net loss per share is the same as basic net loss per share for each period as the inclusion of all potential common stock shares outstanding would have been

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
11. Net Loss Per Share (cont.)
anti-dilutive. The potentially dilutive securities that were excluded from the diluted per share calculation because they would have been anti-dilutive were as follows:

	Year Ended December 31,
	2020	2019	2018
Convertible preferred stock(1)	129,496,639	129,496,639	116,919,732
Warrants to purchase convertible preferred stock	569,093	569,093	569,093
Stock options to purchase common stock	26,359,796	20,401,985	18,518,472
Warrants to purchase common stock	5,149,716	117,630	81,000
Common stock subject to repurchase	—	—	14,000
	161,575,244	150,585,347	136,102,297
__________________
(1)Represents the shares of common stock that the convertible preferred stock is convertible into.
12. Income Tax
The components of the net loss before the provision for income taxes were as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Domestic	(126,985)	(101,552)	(91,622)
The provision for income taxes consisted of the following (in thousands):

	Year Ended December 31,
	2020	2019	2018
Current:
Federal	—	—	—
State	13	—	—
Foreign	9	—	—
Total current provision	22	—	—
Deferred:
Federal	—	—	—
State	—	—	—
Foreign	—	—	—
Total deferred provision	—	—	—
Total provision for income taxes	22	—	—

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
12. Income Tax (cont.)
A reconciliation of the U.S. federal statutory income tax rates to our effective tax rate is as follows (in percentages):

	Year Ended December 31,
	2020	2019	2018
U.S. federal statutory rate	21.0%	21.0%	21.0%
State income taxes, net of federal benefit	1.7	3.4	6.1
Change in valuation allowance	(17.5)	(23.9)	(27.0)
Research and development credit	0.2	0.3	0.6
Fair market adjustment	(2.1)	—	—
Non-deductible Convertible Notes interest expense	(2.2)	—	—
Other	(1.1)	(0.8)	(0.7)
Effective income tax rate	—%	—%	—%
Our deferred tax assets (liabilities) are as follows (in thousands):

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$113,643	$96,047
Deferred revenue	6,731	4,695
Stock-based compensation	3,560	2,509
Accruals and reserves, not currently deductible for tax purposes	8,351	7,612
Research and development credit	2,761	2,458
Goodwill	1,014	1,277
Interest expense	2,097	1,576
Lease liability	2,738	—
Other	44	39
Gross deferred tax assets	140,939	116,213
Less valuation allowance	(137,437)	(115,175)
Net deferred tax assets	$3,502	$1,038
Deferred tax liabilities:
Property, plant and equipment	(1,008)	(1,050)
ROU assets	(2,494)	—
Other	—	12
Gross deferred tax liabilities	(3,502)	(1,038)
Net deferred tax asset (liabilities)	$—	$—
The net valuation allowance increased by $22.3 million and $24.3 million for 2020 and 2019, respectively.
As of December 31, 2020 and 2019, the Company’s net deferred tax assets and liabilities were zero. The deferred tax assets consist primarily of the federal and state net operating losses. Realization of deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. In assessing the realizability of deferred tax assets, management determined that it is more likely than not that no deferred tax assets will be realized. Therefore, the Company has provided a full valuation allowance against these deferred tax assets.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
12. Income Tax (cont.)
The Company had net operating loss carryforwards as follows (in thousands):

	December 31,
	2020	2019
Federal (Prior to 2018)	$237,850	$237,850
Federal (Post December 31, 2017)	216,724	145,480
State	317,801	272,029
Total	$772,375	$655,359
Net operating loss carryforwards are available to offset future federal and state taxable income. The federal net operating loss carryforwards generated prior to 2018 will begin to expire in 2030 and the net operating loss carryforwards generated after December 31, 2017 do not expire. The state net operating loss carryforwards will begin to expire in 2023.
The Company had research and development credit carryforwards as follows (in thousands):

	December 31,
	2020	2019
Federal	$2,020	$1,728
State	1,231	1,099
Total	$3,251	$2,827
The research and development credit carryforwards are available to reduce future regular income taxes. The federal research and development credit carryforwards will begin to expire in 2037, while the South Carolina research and development credit carryforwards will begin to expire in 2027. California research and development credit carryforwards have no expiration date.
Utilization of the Company’s net operating loss carryforwards and research tax credit carryforwards may be subject to substantial annual limitations due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation could result in the expiration of the net operating loss carryforwards and research tax credit carryforwards before utilization.
The Company’s policy is to recognize interest or penalties related to income tax matters in income tax expense. As of December 31, 2020 and 2019, the Company had no accrued interest or penalties. The unrecognized tax benefits may change during the next year for items that arise in the ordinary course of business. In the event that any unrecognized tax benefits are recognized, the effective tax rate will not be affected.
A reconciliation of the beginning and ending amount of unrecognized tax benefits for 2020, 2019 and 2018 was as follows (in thousands):

	Year Ended December 31,
	2020	2019	2018
Beginning balance	$707	$527	$165
Increase – tax positions in current period	106	180	316
Increase – tax positions in prior periods	—	—	46
Ending balance	$813	$707	$527
The Company files tax returns in the United States and certain states. Due to the losses being carried forward, the tax years from 2011 forward remain open to examination.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
12. Income Tax (cont.)
In March 2020, the “Coronavirus Aid, Relief and Economic Security (CARES) Act” was signed into law. The CARES Act includes provisions relating to refundable payroll tax credits, deferment of the employer portion of certain payroll taxes, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to tax depreciation methods for qualified improvement property. These provisions are not expected to have a material effect on the Company’s financial statements.
13. 401(k) Plan
The Company sponsors a 401(k) defined contribution plan covering all eligible employees and provides matching contribution for the first 4% of their salaries. The matching contribution costs incurred were $1.9 million, $1.7 million, and $1.2 million for the years ended December 31, 2020, 2019 and 2018, respectively.
14. Subsequent Events
On January 11, 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with ArcLight Clean Transition Corp., a publicly traded special purpose acquisition company (“SPAC”) and Cayman Islands exempted company (“ArcLight”) and Phoenix Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ArcLight (“Phoenix Merger Sub”).
At the closing, ArcLight will become a Delaware corporation, and Phoenix Merger Sub will merge with and into Proterra, with Proterra as the surviving company and continuing as a wholly-owned subsidiary of ArcLight. ArcLight’s name will be changed to Proterra Inc (“New Proterra”).
Upon closing of the merger,
•Proterra’s outstanding convertible preferred stock of 129,003,889 shares will convert into 129,496,639 shares of common stock. Each share of Proterra common stock (including shares issuable upon conversion of Proterra convertible preferred stock) will be converted into the right to receive 0.8925 shares of New Proterra Common Stock, as a result of applying the Exchange Ratio;
•each Proterra option will be converted into an option to purchase shares of New Proterra Common Stock by multiplying the number of underlying shares by the exchange ratio, rounded down to the nearest whole share; the exercise price of each converted option will be determined by dividing the per share exercise price of the respective Proterra options by the Exchange Ratio, rounded up to the nearest whole cent;
•each Proterra warrant to purchase common stock and convertible preferred stock will be converted into a warrant to purchase shares of New Proterra Common Stock by multiplying the number of underlying shares by the Exchange Ratio, rounded down to the nearest whole share; the exercise price of each converted warrant will be determined by dividing the per share exercise price of the respective Proterra warrant by the Exchange Ratio, rounded up to the nearest whole cent;
•each outstanding Convertible Note that was not optionally converted immediately prior to the consummation of the merger will remain outstanding and become convertible into shares of New Proterra Common Stock in accordance with the terms of such Convertible Notes.
In the event that the closing sale price of New Proterra common stock exceeds certain price thresholds for 20 out of any 30 consecutive trading days or in any transaction resulting in a change in control with a valuation of the New Proterra Common Stock exceeds certain price thresholds during the first five years following the closing of the merger, up to an additional 22,809,500 shares of New Proterra Common Stock may be issued to holders of Proterra convertible preferred stock, common stock, warrants, vested options and Convertible Notes as of immediately prior to the closing of the merger.

PROTERRA INC.
NOTES TO FINANCIAL STATEMENTS
14. Subsequent Events (cont.)
In connection with the merger, ArcLight entered into subscription agreements with certain investors (“PIPE Investors”) to purchase an aggregate of 41.5 million shares of New Proterra common stock, immediately following the closing of merger, at a purchase price of $10.00 per share, for aggregate gross proceeds of $415.0 million (“PIPE Financing”).
In connection with the execution of the Merger Agreement, ArcLight entered into the Sponsor Letter Agreement with the ArcLight Sponsor providing that 10% of the New Proterra Common Stock received by Sponsor upon consummation of the merger in exchange for its outstanding shares of ArcLight class B ordinary shares, excluding 140,000 shares owned by ArcLight board of directors, will be subject to vesting and forfeiture.
ArcLight public shareholders have rights to redeem their shares for cash upon the closing of the merger. The Merger Agreement includes as a condition to close the merger that, at the closing of the merger, ArcLight will have a minimum of $350.0 million of funds, net of any unpaid liabilities.
We have evaluated subsequent events through April 7, 2021.

PROTERRA INC
CONDENSED BALANCE SHEETS
(in thousands, except share and per share data)

	March 31, 2021	December 31, 2020
	(Unaudited)	(Note 1)
Assets:
Cash and cash equivalents	$33,118	$110,719
Accounts receivable, net	51,352	51,716
Short-term investments	131,499	68,990
Inventory	91,965	92,330
Prepaid expenses and other current assets	12,117	7,455
Deferred cost of goods sold	1,920	2,037
Restricted cash, current	8,397	8,397
Total current assets	330,368	341,644
Property, plant, and equipment, net	51,011	53,587
Operating lease right-of-use assets	10,849	10,310
Restricted cash, non-current	4,581	4,581
Other assets	4,668	4,789
Total assets	$401,477	$414,911
Liabilities and Stockholders’ Equity:
Accounts payable	$33,615	$25,074
Accrued liabilities	22,282	19,736
Deferred revenue, current	13,069	16,015
Operating lease liabilities, current	3,632	3,153
Total current liabilities	72,598	63,978
Debt, non-current	139,265	133,252
Derivative liability	65,414	70,870
Warrant liability	61,447	39,670
Deferred revenue, non-current	13,681	12,206
Operating lease liabilities, non-current	7,918	7,891
Other long-term liabilities	13,829	12,578
Total liabilities	374,152	340,445
Commitments and contingencies (Note 7)
Stockholders’ equity:
Convertible preferred stock, $0.0001 par value; 129,572,982 shares authorized and 129,003,889 shares issued and outstanding as of March 31, 2021 (unaudited) and December 31, 2020; liquidation preference $631.3 million as of March 31, 2021 (unaudited) and December 31, 2020	13	13
Common stock, $0.0001 par value; 175,100,000 shares authorized and 6,996,135 shares issued and outstanding as of March 31, 2021 (unaudited); 175,100,000 shares authorized and 6,361,952 shares issued and outstanding as of December 31, 2020	1	1
Additional paid-in capital	687,692	682,671
Accumulated deficit	(660,381)	(608,219)
Total stockholders’ equity	27,325	74,466
Total liabilities and stockholders’ equity	$401,477	$414,911
See accompanying notes to unaudited condensed financial statements.

PROTERRA INC.
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2021	2020
Product revenue	51,422	50,663
Parts and other service revenue	2,584	2,536
Total revenue	54,006	53,199
Product cost of goods sold	50,531	48,229
Parts and other service cost of goods sold	2,604	2,792
Total cost of goods sold	53,135	51,021
Gross profit	871	2,178
Research and development	9,700	8,604
Selling, general and administrative	18,460	16,431
Total operating expenses	28,160	25,035
Loss from operations	(27,289)	(22,857)
Interest expense, net	8,797	639
Loss on valuation of derivative and warrant liabilities	16,321	—
Other expense (income), net	(245)	1,329
Loss before income taxes	(52,162)	(24,825)
Provision for income taxes	—	—
Net loss	(52,162)	(24,825)
Net loss per share of common stock, basic and diluted	(7.73)	(5.62)
Shares used in computing net loss per share of common stock, basic and diluted	6,746	4,419
See accompanying notes to unaudited condensed financial statements.

PROTERRA INC
CONDENSED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)
(in thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2020 (Note 1)	129,004	$13	6,362	$1	$682,671	$(608,219)	$74,466
Issuance of stock, net of costs	—	—	634	—	2,024	—	2,024
Stock-based compensation	—	—	—	—	2,997	—	2,997
Net loss	—	—	—	—	—	(52,162)	(52,162)
Balance, March 31, 2021	129,004	$13	6,996	$1	$687,692	$(660,381)	$27,325

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total
	Shares	Amount	Shares	Amount
Balance, December 31, 2019 (Note 1)	129,004	$13	4,400	$—	$668,178	$(481,212)	$186,979
Issuance of stock, net of costs	—	—	28	—	71	—	71
Stock-based compensation	—	—	—	—	2,425	—	2,425
Net loss	—	—	—	—	—	(24,825)	(24,825)
Balance, March 31, 2020	129,004	$13	4,428	$—	$670,674	$(506,037)	$164,650
See accompanying notes to unaudited condensed financial statements.

PROTERRA INC.
CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net loss	$(52,162)	$(24,825)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,759	3,706
Stock-based compensation	2,997	2,425
Amortization of debt discount and issuance costs	3,755	86
Accretion of debt end of term charge and PIK interest	2,258	45
Loss on valuation of derivative and warrant liabilities	16,321	—
Others	(5)	(124)
Changes in operating assets and liabilities:
Accounts receivable	364	2,153
Inventory	364	517
Prepaid expenses and other current assets	(3,463)	(4,198)
Deferred cost of goods sold	117	29
Operating lease right-of-use assets and liabilities	(35)	38
Other assets	122	(703)
Accounts payable and accrued liabilities	10,071	2,712
Deferred revenue, current and non-current	(1,470)	549
Other non-current liabilities	1,258	1,335
Net cash used in operating activities	(15,749)	(16,255)
Cash flows from investing activities
Purchase of investments	(111,504)	—
Proceeds from maturities of investments	49,000	40,000
Purchase of property and equipment	(1,251)	(7,436)
Net cash used in investing activities	(63,755)	32,564
Cash flows from financing activities:
Proceeds from debt, net of issuance costs	—	10,163
Repayment of finance obligation	(121)	(119)
Proceeds from government grants	—	275
Proceeds from exercise of stock options	2,024	71
Net cash provided by financing activities	1,903	10,390
Net increase (decrease) in cash and cash equivalents, and restricted cash	(77,601)	26,699
Cash and cash equivalents, and restricted cash at the beginning of period	123,697	53,649
Cash and cash equivalents, and restricted cash at the end of period	$46,096	$80,348
Supplemental disclosures of cash flow information:
Cash paid for interest	$2,706	$509
Cash paid for income taxes	—	—
Non-cash investing and financing activity:
Assets acquired through accounts payable and accrued liabilities	$1,789	$2,952
Non-cash transfer of leased assets to inventory	—	635
See accompanying notes to unaudited condensed financial statements.

PROTERRA INC.
CONDENSED STATEMENT OF CASH FLOWS (UNAUDITED)
1.    Summary of Significant Accounting Policies
Organization and Description of Business
Proterra Inc (“Proterra” or the “Company”) is a leading developer and producer of electric vehicle technology for commercial application. Proterra designs, develops, manufactures, and sells electric transit buses as an original equipment manufacturer for North American public transit agencies, airports, universities, and other commercial transit fleets. It also designs, develops, manufactures, sells, and integrates proprietary battery systems and electrification solutions for global commercial vehicle manufacturers. Additionally, Proterra provides fleet-scale, high-power charging infrastructure solutions for our customers. Proterra was originally formed in June 2004 as a Colorado limited liability company and converted to a Delaware corporation in February 2010. The Company operates from its headquarters and battery production facility in Burlingame, California. The Company also has manufacturing and product development facilities in Greenville, South Carolina and City of Industry, California.
The Company has incurred net losses and negative cash flows from operations since inception. As of March 31, 2021, the Company has an accumulated deficit of $660.4 million. The Company has $164.6 million of cash and cash equivalents and short-term investments as of March 31, 2021. The Company has funded operations primarily through a combination of equity and debt financing. Management believes that the Company’s currently available resources will be sufficient to fund its cash requirements for at least the next twelve months.
Basis of Presentation
The accompanying unaudited condensed financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”).
The condensed financial statements as of March 31, 2021 are unaudited. The condensed balance sheet as of December 31, 2020, included herein was derived from the audited financial statements as of that date. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. As such, the information included herein should be read in conjunction with the financial statements and accompanying notes as of and for the year ended December 31, 2020, included elsewhere in this filing.
The unaudited condensed financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments necessary to present fairly the Company's financial position as of March 31, 2021 and its statements of operations, cash flows, and stockholders' equity for the three months ended March 31, 2021 and 2020.
There have been no changes to the Company’s significant accounting policies described in the annual financial statements for the year ended December 31, 2020, that have had a material impact on the Company’s condensed financial statements and related notes.
The Company has not experienced any significant impact to estimates or assumptions as a result of the COVID-19 pandemic. However, there have been some impacts, specifically as it relates to parts, logistics and overall transit order timing. We will continue to monitor impacts of the pandemic on an ongoing basis. While the COVID-19 pandemic has not had a material adverse impact on our financial condition and results of operations to date, the future impact of the COVID-19 pandemic on our operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, impact on the our customers and effect on our suppliers, all of which are uncertain and cannot be predicted.
Segments
The Company operates in the United States and has sales to the European Union, Canada, Australia and Japan. The revenue generated outside of the United States was approximately 3% of total revenue or $1.4 million in the

PROTERRA INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
three months ended March 31, 2021, and was approximately 32% of total revenue or $16.8 million in the three months ended March 31, 2020.
The Company’s chief operating decision maker is its Chief Executive Officer (CEO), who reviews financial information presented at the entity level. Accordingly, the Company has determined that it has a single reportable segment.
Foreign Currency Transactions
Net gains or losses resulting from foreign exchange transactions were not material for both periods presented.
Accounts Receivable and Allowance for Credit Losses
Accounts receivable are recorded at the invoiced amount and do not bear interest. The Company determines the allowance for credit losses based on historical write-off experience, an analysis of the aging of outstanding receivables, customer payment patterns and expectations of changes in macroeconomic conditions that may affect the collectability of outstanding receivables. The allowance for credit losses was not material as of March 31, 2021 and December 31, 2020.
Short-Term Investments
The Company’s primary objectives for investment activities are to preserve principal, provide liquidity, and maximize income without significantly increasing risk. The Company’s short-term investments were primarily comprised of U.S. Treasury securities, and classified as available-for-sale at the time of purchase because it is intended that these investments are available for current operations. Investments with maturities of one year or less from the balance sheet date are classified as short-term investments.
Investments are reported at fair value and are subject to periodic impairment review. Unrealized gains and losses related to changes in the fair value of these securities are recognized in accumulated other comprehensive loss. The ultimate value realized on these securities is subject to market price volatility until they are sold. Realized gains or losses from short-term investments are recorded in other expense (income), net.
Restricted Cash
The Company maintains certain cash amounts restricted as to withdrawal or use. The restricted cash is primarily collateral for performance bonds issued to certain customers. The collateral is provided in the form of a cash deposit to either support the bond directly or to collateralize a letter of credit that supports the performance bonds. Restricted cash was $13.0 million as of March 31, 2021 and December 31, 2020.
Credit Risk and Concentration
Our financial instruments that are potentially subject to concentrations of credit risk consist primarily of cash, cash equivalents, restricted cash, short-term investments, and accounts receivable. Cash and cash equivalents and short-term investments are maintained primarily at two financial institutions, and deposits exceed federally insured limits. Risks associated with cash and cash equivalents, and short-term investments are mitigated by banking with creditworthy financial institutions. The Company has not experienced any losses on its deposits of cash and cash equivalents or its short-term investments.
Cash equivalents consist of short-term money market funds, corporate debt securities, and debt securities issued by the U.S. Treasury, which are deposited with reputable financial institutions. The Company’s cash management and investment policy limits investment instruments to investment-grade securities with the objective to preserve capital and to maintain liquidity until the funds can be used in business operations.

PROTERRA INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Accounts receivable are typically unsecured and are generally derived from revenue earned from transit agencies, universities and airports in North America and global commercial vehicle manufacturers in North America, the European Union, Australia and Japan. The Company periodically evaluates the collectability of its accounts receivable and provides an allowance for potential credit losses as necessary.
Given the large order value for customers and the relatively low number of customers, revenue and accounts receivable have typically been concentrated with a limited number of customers.

	Revenue		Accounts Receivable
	Three Months Ended March 31,		March 31,	December 31,
	2021	2020	2021	2020
Number of customers accounted for 10% or more*	3	3	3	2
__________________
*One customer accounted for 29% of total revenue for the three months ended March 31, 2020 and one customer accounted for 33% of accounts receivable, net as of December 31, 2020. No other individual customer accounted for more than 20% of the Company's revenue for the three months ended March 31, 2021 and 2020, or accounts receivable as of March 31, 2021 and December 31, 2020.
Single source suppliers provide the Company with a number of components that are required for manufacturing of our current products. In other instances, although there may be multiple suppliers available, many of the components are purchased from a single source. If these single source suppliers fail to meet the Company’s requirements on a timely basis at competitive prices, the Company could suffer manufacturing delays, a possible loss of revenue, or incur higher cost of sales, any of which could adversely impact the Company’s operating results.
Fair Value of Financial Instruments
The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, short-term investments, accounts payable, and accrued and other current liabilities, approximates fair value due to the short period of time to maturity, receipt, or payment. The carrying amount of the Company’s debt, except for Convertible Notes, approximates its fair value as the stated interest rates approximate market rates currently available to the Company.
In August 2020, the Company issued Convertible Notes that contain embedded features subject to derivative accounting. These embedded features are composed of conversion options that have the economic characteristics of a contingent early redemption feature settled in a variable number of shares of the Company’s stock. These conversion options are bifurcated and accounted for as a derivative liability separately from the host debt instrument. Embedded derivatives are recognized as a derivative liability on the balance sheet. The derivative liability is measured at fair value and subject to remeasurement at each balance sheet date.
The warrants issued in connection with the Convertible Notes are classified as a liability because they can become exercisable into common stock upon a Qualified Initial Public Offering (“QIPO”) or into convertible preferred stock after 5 years from issuance date in the event that there is no QIPO during such period. Such warrants are measured at fair value, subject to remeasurement at each balance sheet date.
Inventories
Inventories are recorded at the lower of cost and net realizable value using the first-in, first-out method. Inventory costs consist primarily of the cost of materials, manufacturing support costs, including labor and factory overhead associated with such production, and shipping costs. The costs of vehicles, charger equipment or prototype products delivered to customers that have not yet met revenue recognition criteria are also included in inventories. We assess the valuation of inventory and periodically record a provision to adjust inventory to its estimated net realizable value, including when we determine inventory to be obsolete or in excess of anticipated demand. Once inventory has been written-off or written-down, it creates a new cost basis for the inventory that is not subsequently written-up.

PROTERRA INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Impairment of Long-Lived Assets
The Company evaluates the recoverability of property, plant, and equipment and right-of-use assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of long-lived assets is not recoverable, the carrying amount of such assets is reduced to fair value.
In addition to the recoverability assessment, the Company periodically reviews the remaining estimated useful lives of property, plant, and equipment. If the estimated useful life assumption for any asset is reduced, the remaining net book value is depreciated over the revised estimated useful life.
The Company reviews long-lived assets for impairment at the lowest level for which separate cash flows can be identified. No impairment charge was recognized in the three months ended March 31, 2021 and 2020.
Deferred Revenue
Deferred revenue consists of billings or payments received in advance of revenue recognition that are recognized as revenue once the revenue recognition criteria are met. In some instances, progress billings are issued upon meeting certain milestones stated in the contracts. Accordingly, the deferred revenue balance does not represent the total contract value of non-cancelable arrangements. Invoices are typically due within 30 to 40 days.
The changes in deferred revenue consisted of the following (in thousands):

Deferred revenue as of December 31, 2020	$28,220
Deferred revenue added during the three months ended March 31, 2021	5,849
Revenue recognized from beginning balance during the three months ended March 31, 2021	(7,319)
Deferred revenue as of March 31, 2021	$26,750
The current portion of deferred revenue represents the amount that is expected to be recognized as revenue within one year from the balance sheet date.
Revenue Recognition
We derive revenue primarily from the sale of vehicles and charging systems, the installation of charging systems, the sale of battery systems and powertrain components to other vehicle manufacturers, as well as the sale of spare parts and other services provided to customers. Product revenue consists of revenue earned from vehicles and charging systems, battery systems and powertrain components, installation of charging systems, and revenue from leased vehicles, charging systems, and batteries under operating leases. Leasing revenue recognized over time was approximately $0.6 million and $0.8 million in the three months ended March 31, 2021 and 2020, respectively. Parts and other service revenue includes revenue earned from spare parts, the design and development of battery systems and drive systems for other vehicle manufacturers, and extended warranties.
Goods and services that are promised in our contracts include vehicles, charging systems, battery systems and powertrain components to other vehicle manufacturers, installation of charging systems, spare parts, and extended warranty. We assess the products and services promised in contracts at contract inception, and identify performance obligations for each promise to transfer to the customer a product or service that is distinct. If a product or service is separately identifiable from other items in the bundled arrangement and a customer can benefit from the product or service on its own or with other resources that are readily available to the customer, then such product or service is considered distinct. Customer contracts typically have multiple performance obligations. Generally, our goods and services are considered separate performance obligations. Development services are typically sold on a stand-alone basis and are not bundled with other goods or services.

PROTERRA INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
The transaction price of the contract is allocated to each performance obligation in a manner depicting the amount of consideration to which the Company expects to be entitled in exchange for transferring the goods or services to the customer (the “allocation objective”). If the allocation objective is met at contractual prices, no further allocations are made. Otherwise, the Company allocates the transaction price to each performance obligation identified in the contract on a relative standalone selling price basis.
To determine the standalone selling price of its promised products or services, we conduct an analysis to determine whether its products or services have an observable standalone selling price. In determining the observable standalone selling price, the Company requires that a substantial majority of the standalone selling prices for a product or service fall within a reasonably narrow range. If there is no directly observable standalone selling price for a particular product or service, then we estimate a standalone selling price by using the estimated cost plus margin or by reviewing external and internal market factors including, but not limited to, pricing practices including historical discounting, major service groups, and the geographies in which we offer products and services.
We recognize revenue when or as it satisfies a performance obligation by transferring control of a product or service to a customer.
Revenue from product sales is recognized when control of the underlying performance obligations is transferred to the customer. Revenue from vehicles and charging systems, and installation of charging systems is typically recognized upon acceptance by the customer. Under certain contract arrangements, the control of the performance obligations related to the charging systems is transferred over time, and the associated revenue is recognized over the installation period using an input measure based on costs incurred to date relative to total estimated costs to completion. Spare parts revenue is recognized upon shipment. Extended warranty revenue is recognized over the life of the extended warranty using the time elapsed method. Development service contracts typically include the delivery of prototype products to customers. The performance obligation associated with the development of prototype products as well as battery systems and powertrain components to other vehicle manufacturers, is satisfied at a point in time, typically upon shipping.
Revenue derived from performance obligations satisfied over time from charging systems and installation was $3.8 million and $0.4 million for the three months ended March 31, 2021 and 2020, respectively. Extended warranty revenue is not material to date.
Typically, the Company does not have contract assets, as rights to consideration in exchange for goods or services that have transferred to a customer are not conditional on anything other than the passage of time. In certain cases, there is a condition that requires a contract asset to be recognized. As of March 31, 2021 and December 31, 2020, the contract assets balance was $2.2 million and $2.8 million, respectively. The contract assets are expected to be billed within the next twelve months and are recorded in the prepaid expenses and other current assets on the balance sheets.
As of March 31, 2021, the amount of remaining performance obligations that have not been recognized as revenue was $229.9 million, of which 74% were expected to be recognized as revenue over the next 12 months and the remainder thereafter. This amount excludes the value of remaining performance obligations for contracts with an original expected length of one year or less.
Lease Arrangements
The Company offers customers leasing alternatives outside of the standard sales contracts for vehicles, charging equipment and batteries used in the vehicles. The leasing arrangements are typically bundled together with the sales contracts. We assessed the nature of the bundled arrangements under the revenue accounting standard. For arrangements that contain a lease, we determine the classification of the lease in accordance with Topic 842, Leases. A lease arrangement that transfers substantially all of the benefits and risks incident to ownership of the products is classified as a sales-type lease based on the criteria established by the accounting standard; otherwise the lease is classified as an operating lease.

PROTERRA INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
For sales-type leases, product revenue is recognized upon customer acceptance of the underlying leased assets. The current portion of net investment in sales-type leases is recorded in Accounts Receivable, and the non-current portion is recorded in Other Assets on the Company’s balance sheets. The discounted unguaranteed residual value of underlying leased assets is not material to the net investment in lease balance.
For operating leases, the leasing revenue is recognized on a straight-line basis over the lease term, which is commenced upon customer acceptance.
We monitor the performance of customers who leased batteries and are subject to ongoing payments. No allowance was recorded for the receivables under the leasing arrangements.
Product Warranties
The Company provides a limited warranty to customers on vehicles, charging systems, and battery systems. The limited warranty ranges from one to twelve years depending on the components. Separately, the Company also periodically performs field service actions related to product service campaigns. Pursuant to these warranties and field service actions, the Company will repair, replace, or adjust the parts on the products that are defective in factory-supplied materials or workmanship. The Company records a warranty reserve for the products sold at the point of revenue recognition, which includes the best estimate of the projected costs to repair or replace items under the limited warranty and field service actions. These estimates are based on actual claims incurred to date and an estimate of the nature, frequency and costs of future claims. These estimates are inherently uncertain given the relatively short history of sales. Changes to the historical or projected warranty experience may cause material changes to the warranty reserve in the future. The warranty reserve does not include projected warranty costs associated with the vehicles under operating leases, as the costs to repair these warranty claims are expensed as incurred. The portion of the warranty reserve expected to be incurred within the next 12 months is included within accrued liabilities while the remaining balance is included within other long-term liabilities on the balance sheets.
Warranty expense is recorded as a component of cost of goods sold. Accrued warranty activity consisted of the following (in thousands):

Three Months Ended March 31, 2021
Warranty reserve - beginning of period	$18,582
Warranty costs incurred	(1,580)
Net changes in liability for pre-existing warranties, including expirations	(136)
Provision for warranty	3,810
Warranty reserve - end of period	$20,676
2.    Adoption of New Accounting Standards
ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for income taxes, eliminates certain exceptions within Topic 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. The Company adopted this standard on January 1, 2021, and it had no material impact on the financial statements.
Recent Accounting Pronouncements Not Yet Adopted
ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. This standard simplifies the accounting for convertible instruments by removing certain separation models in ASC 470- 20, Debt—Debt with Conversion and Other Options, for convertible instruments. This standard updates the guidance on certain embedded conversion features that are not required to be accounted for as derivatives under Topic 815, Derivatives and Hedging, or that do not result in substantial premiums accounted for as paid-in capital, such that

PROTERRA INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
those features are no longer required to be separated from the host contract. The convertible debt instruments will be accounted for as a single liability measured at amortized cost. This will also result in the interest expense recognized for convertible debt instruments to be typically closer to the coupon interest rate when applying the guidance in Topic 835, Interest. Further, this standard made amendments to the EPS guidance in Topic 260 for convertible instruments, the most significant impact of which is requiring the use of the if-converted method for diluted earnings per share calculation, and no longer allowing the net share settlement method. This standard also made revisions to Topic 815-40, which provides guidance on how an entity must determine whether a contract qualifies for a scope exception from derivative accounting. The amendments to Topic 815-40 change the scope of contracts that are recognized as assets or liabilities. This standard is effective for interim and annual periods beginning after December 15, 2021, with early adoption permitted after December 15, 2020. Adoption of this standard can either be on a modified retrospective or full retrospective basis. The Company is currently evaluating the impact of adoption of this standard but expect no material impact on the financial statements.
3.    Fair Value of Financial Instruments
The Company measures certain financial assets and liabilities at fair value. Fair value is determined based on the exit price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is estimated by applying the following hierarchy:
Level 1 – Quoted prices in active markets for identical assets or liabilities;
Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level 3 – Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.
Financial assets measured at fair value on a recurring basis using the above input categories were as follows (in thousands):

	Pricing Category	Fair Value at
		March 31, 2021	December 31, 2020
Assets:
Cash equivalents and marketable securities:
Money market funds	Level 1	28,239	744
U.S. Treasury securities	Level 1	—	64,997
Short-term investments:
U.S. Treasury securities	Level 1	131,499	68,990
Total		159,738	134,731

Liabilities:
Other non-current liabilities
Derivative liability	Level 3	65,414	70,870
Warrant liability	Level 3	61,447	39,670
Total		126,861	110,540
As of March 31, 2021 and December 31, 2020, short-term investments were primarily comprised of U.S. Treasury securities. The unrealized gain/losses related to fixed income debt securities were immaterial and primarily due to changes in interest rates, which are temporary in nature.

PROTERRA INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
As of March 31, 2021 and December 31, 2020, the contractual maturities of the short-term investments were less than one year.
In August 2020, the Company issued Convertible Notes that contain embedded features subject to derivative accounting. Refer to Note 5, Debt, for additional information on the Convertible Notes.
The embedded derivatives are recognized as a derivative liability on the balance sheet, and are measured at fair value, subject to remeasurement at each balance sheet date. The fair value of derivative liability is measured as the difference between the estimated value of the Convertible Notes with and without such conversion features utilizing Monte Carlo simulation pricing model.
The warrants issued in connection with the Convertible Notes are classified as a liability because they can become exercisable into common stock upon a QIPO or into convertible preferred stock after five years from issuance date in the event that there is no QIPO during such period. Such warrants are measured at fair value, subject to remeasurement at each balance sheet date. The fair value of the warrant liability is measured using Monte Carlo Simulation pricing model.
The fair value of the Convertible Notes was $376.1 million as of March 31, 2021. The carrying value of the Convertible Notes of $112.4 million, net of $93.3 million unamortized debt discount and issuance costs, as of March 31, 2021, was recorded in Debt, non-current on the balance sheets.
The valuation of derivative and warranty liabilities and the Convertible Notes are based on significant inputs not observable in the market, and thus represents a level 3 measure. The key inputs to the valuation model include fair value of equity, equity volatility, expected term until a liquidity event to exit, expected term until exercise, and risk-free interest rate.
A summary of the changes in the fair value of the derivative liability is as follows (in thousands):

Amount
Derivative liability - December 31, 2020	$70,870
Change in fair value	(5,456)
Derivative liability - March 31, 2021	$65,414
A summary of the changes in the fair value of the warrant liability is as follows (in thousands):

Amount
Warrant liability - December 31, 2020	$39,670
Change in fair value	21,777
Warrant liability - March 31, 2021	$61,447
The change in fair value of derivative and warrant liabilities is recorded in the statements of operations.

PROTERRA INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
4.    Balance Sheet Components
Cash and cash equivalents consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Cash	$4,879	$44,978
Cash equivalents	28,239	65,741
Total cash and cash equivalents	$33,118	$110,719
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the balance sheets to the total of such amounts shown on the statements of cash flows.

	March 31, 2021	December 31, 2020
Cash and cash equivalents	$33,118	$110,719
Restricted cash, current portion	8,397	8,397
Restricted cash, net of current portion	4,581	4,581
Total restricted cash	12,978	12,978
Total cash and cash equivalents, and restricted cash	$46,096	$123,697

PROTERRA INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Inventories consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Raw materials	$28,993	$31,148
Work in progress	28,152	8,042
Finished goods	29,056	47,756
Service parts	5,764	5,384
Total inventories	$91,965	$92,330
The Company recorded write-down of excess or obsolete inventories to cost of goods sold of $0.5 million and $0.6 million for the three months ended March 31, 2021 and 2020, respectively.
Property, plant, and equipment, net, consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Computer hardware	$4,727	$4,708
Computer software	8,900	8,849
Internally used vehicles and charging systems	19,230	19,136
Leased vehicles and batteries	7,160	7,081
Leasehold improvements	10,241	10,234
Machinery and equipment	25,527	26,026
Office furniture and equipment	1,854	1,854
Tooling	22,029	21,727
Finance lease right-of-use assets	179	179
Construction in progress	2,960	1,830
	102,807	101,624
Less: Accumulated depreciation and amortization	(51,796)	(48,037)
Total	$51,011	$53,587
As of March 31, 2021 and December 31, 2020, construction in progress was comprised of various assets that are not available for their intended use as of the balance sheet date.
As of March 31, 2021, the Company billed approximately $1.2 million of reimbursable equipment costs under the 2019 grant agreement with the California Energy Commission. The receivables are recorded in prepaid expenses and other current assets in the balance sheets, and offset the costs of machinery and equipment.
For the three months ended March 31, 2021 and 2020, depreciation and amortization expense was $3.8 million and $3.7 million, respectively.

PROTERRA INC.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
Accrued liabilities consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Accrued payroll and related expenses	$7,600	$6,695
Accrued sales and use tax	861	975
Warranty reserve	6,957	6,121
Financing obligation	2,827	3,056
Accrued audit and accounting related expenses	722	428
Accrued charger installation costs	967	769
Other accrued expenses	2,348	1,692
Total	$22,282	$19,736
Other long-term liabilities consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Warranty reserve	$13,719	$12,461
Finance lease liabilities, non-current	110	117
Total	$13,829	$12,578
In July 2016, the Company entered into a bus sale and lease transaction for ten Catalyst buses. These buses are leased to other parties for five years by the customer. At the end of the lease term, the fourth quarter of 2021, the Company has an obligation to repurchase the buses back from the customer. We make a portion of the monthly lease payments directly to the customer and also provide a guarantee to the customer on the remaining lease payments if the lessee fails to pay. We received $6.0 million from the customer directly upon delivery in 2016. Under U.S. GAAP, this sales transaction is considered as a borrowing and the lease transaction is considered as an operating lease.
The financing obligation was $2.8 million and $3.1 million as of March 31, 2021 and December 31, 2020, respectively. Interest expense on the financing obligation is recognized using the effective interest method. The monthly lease payment is recognized as leasing revenue. The costs of the buses are recorded as leased vehicles in property, plant, and equipment on the balance sheets.
5.    Debt
Debt, net of debt discount and issuance costs, consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Senior Credit Facility	$16,829	$16,809
PPP loan	10,000	10,000
Convertible Notes	112,436	106,443
Debt, non-current	$139,265	$133,252
Senior Credit Facility
In May 2019, the Company entered into a Loan, Guaranty and Security Agreement for a senior secured asset-based lending facility (“Senior Credit Facility”) with borrowing capacity up to $75.0 million. The commitment under the Senior Credit Facility is available to the Company on a revolving basis through the earlier of May 2024 or 91 days prior to the stated maturity of any subordinated debt in aggregate amount of $7.5 million or more. The maximum availability under the Senior Credit Facility is based on certain specified percentages of eligible accounts receivable and inventory, subject to certain reserves, to be determined in accordance with the Senior Credit Facility. The commitment under the Senior Credit Facility includes a $10.0 million letter of credit sub-line. Subject to certain conditions, the commitment may be increased by $50.0 million upon approval by the lender, and at the Company’s option, the commitment can be reduced to $25.0 million or terminated upon at least 15 days written notice.
The Senior Credit Facility is secured by a security interest in substantially all of the Company’s assets except for intellectual property and other restricted property.
Borrowings under the Senior Credit Facility bear interest at per annum rates equal to, at the Company’s option, either (i) the base rate plus an applicable margin for base rate loan, or (ii) the London Interbank Offered Rate (“LIBOR”) plus an applicable margin for LIBOR loan. The base rate is calculated as the greater of (a) the Lender prime rate, (b) the federal funds rate plus 0.5%, and (c) one-month LIBOR plus 1.0%. The applicable margin is calculated based on a pricing grid linked to quarterly average excess availability (as a percentage of borrowing capacity). For base rate loans, the applicable margin ranges from 0.0% to 1.5%, and for LIBOR Loans, it ranges from 1.5% to 3.0%. The Senior Credit Facility contains certain customary non-financial covenants. In addition, the Senior Credit Facility requires the Company to maintain a Fixed Charge Coverage Ratio of at least 1.00:1.00 during such times as a covenant trigger event shall exist.
The outstanding balance under the Senior Credit Facility was $17.1 million as of March 31, 2021 and December 31, 2020, with a maturity date in May 2024. The interest rate was 2.73% and 3.09% per annum as of March 31, 2021 and December 31, 2020, respectively.
Small Business Administration Loan
In May 2020, the Company received Small Business Administration (“SBA”) loan proceeds of $10.0 million from Town Center Bank pursuant to the Paycheck Protection Program (“the PPP loan”) under the “Coronavirus Aid, Relief and Economic Security (CARES) Act”. The PPP loan was in the form of a note and matures on May 6, 2022. As of March 31, 2021, the interest rate is 1.0% per annum and payable monthly commencing in October 2021. All or a portion of the PPP loan may be forgiven by the SBA upon application with supporting documentation of expenditures in accordance with SBA requirements, which include employees being kept on the payroll for eight weeks after the date of the loan and the proceeds being used for payroll, rent, mortgage interest, or utilities.
Convertible Notes
In August 2020, the Company entered into a Note Purchase Agreement for Secured Convertible Promissory Notes (“Convertible Notes”). The Convertible Notes have an aggregate principal amount of $200.0 million with a cash interest of 5.0% per annum payable at each quarter end and a paid-in-kind interest of 4.5% per annum payable by increasing the principal balance at each quarter end. The Convertible Notes will mature in August 2025, and the Company may not make prepayment unless approved by the required holders of the Convertible Notes.
At or after an underwritten initial public offering in which the Company receives gross proceeds of not less than $100 million (“QIPO”), or at the time of a merger, acquisition or other combination between the Company and a publicly-traded special purpose acquisition company (“SPAC transaction”), the holders may elect to convert the Convertible Notes into shares of common stock.
At the next bona fide equity financing following the Note Purchase Agreement, or 36 months after the date of the Note Purchase Agreement if no such equity financing shall have occurred (a “Qualified Financing”), the holders may elect to convert the Convertible Notes into shares of the most senior series of the Company’s preferred stock.
The conversion price will be an amount equal to:
i)if the conversion stock is being issued at or following a QIPO, the QIPO price per share multiplied by the Discount Coefficient (as defined in the Convertible Notes), which is initially equal to 90% and will decrease by 2.75% every 6 months following the first anniversary of the closing date of the Convertible Notes, in effect on the date of QIPO (the “QIPO Conversion Price”); or
ii)if the conversion stock is being issued following a Qualified Financing, 75% of the lowest per share cash purchase price of the common stock or preferred stock sold by the Company in the Qualified Financing; or
iii)if the conversion stock is being issued following a SPAC transaction, 75% of the SPAC Transaction Price Per Share (as defined in the Note Purchase Agreement) (the “SPAC Conversion Price”).
The Convertible Notes will automatically be converted into common stock at any time after the expiration of the lock-up period of a QIPO or SPAC transaction, if the following conditions are met:
•if the QIPO price per share equals or exceeds $6.9075, then upon the volume-weighted average price of the Company’s publicly-traded common stock over a period of 20 consecutive trading days exceeds 150% of the QIPO Conversion Price; or if the QIPO price per share is lower than $6.9075, then upon the volume-weighted average price of the Company’s publicly-traded common stock over a period of 20 consecutive trading days exceeds 150% of an amount equal to $6.9075 multiplied by the Discount Coefficient at the time of the QIPO.
•if the SPAC Transaction Price Per Share equals or exceeds $6.9075, then upon the volume-weighted average price of the Company’s publicly-traded common stock over a period of 20 consecutive trading days commencing after the six month anniversary of the closing of the SPAC transaction exceeding 150% of the SPAC Conversion Price; or if the SPAC Transaction Price Per Share is lower than $6.9075, then upon volume-weighted average price of the Company’s publicly-traded common stock over a period of 20 consecutive trading days commencing after the six month anniversary of the closing of the SPAC transaction and over which the Conversion Stock would be freely tradable exceeding 175% of an amount equal to $6.9075 multiplied by 75%.
Each of the Convertible Notes shall rank equally without preference or priority of any kind over one another, but senior in all rights, privileges and preferences to all other shares of the Company’s capital stock and all other securities of the Company that are convertible into or exercisable for the Company’s capital stock directly or indirectly.
Prior to the maturity date or prior to the payment or conversion of the entire balance of the Convertible Notes, in the event of a liquidation or sale of the Company, the Company shall pay to the holders of Convertible Notes the greater of (i) 150% of the principal balance of the Convertible Notes or (ii) the consideration that the holders would have received had the holders elected to convert the Convertible Notes into preferred stock immediately prior to such liquidation event.
The Convertible Notes do not entitle the holders to any voting rights or other rights as a stockholder of the Company, unless and until the Convertible Notes are actually converted into shares of the Company’s capital stock in accordance with their terms.
The Note Purchase Agreement contains certain customary non-financial covenants. In addition, the Note Purchase Agreement requires the Company to maintain liquidity at quarter end of not less than the greater of (i) $75.0 million and (ii) four times of cash burn for the three-month period then ended.
In connection with the issuance of the Convertible Notes, the Company issued warrants to the holders of Convertible Notes to purchase 5.1 million shares of Company stock at an exercise price of $0.01 per share. The stock issuable upon exercise of the warrants shall be (1) common stock, or (2) in the event that a QIPO has not occurred within five years of the Note Purchase Agreement or in the event of a liquidation or sale of the Company, the most senior series of the Company’s convertible preferred stock (or in the event that the Company is consolidated or merges with one or more other corporations, the stock that the holder of the warrant would have been entitled to receive if holder would have exercised the warrant prior to such event). The warrants are exercisable for 7 years, and will be automatically exercised in the event of a change of control transaction or the expiration of the warrants.
The warrants are freestanding financial instruments and classified as liability due to the possibility that they can become exercisable into convertible preferred stock. The warrant liability of $29.0 million is initially measured at fair value on its issuance date and recorded as a debt discount, and will be amortized during the term of the Convertible Notes to interest expense using the effective-interest method. The warrant liability will be remeasured on a recurring basis at each reporting period date, with the change in fair value reported in the statement of operations.
The embedded features are composed of conversion options that have the economic characteristics of a contingent early redemption feature settled in a variable number of shares of Company stock. These conversion options are bifurcated and accounted for separately from the host debt instrument. The derivative liability of $68.5 million was initially measured at fair value on the issuance date of the Convertible Notes and recorded as a debt discount and will be amortized during the term of the Convertible Notes to interest expense using the effective-interest method. The derivative liability will be remeasured on a recurring basis at each reporting period date, with the change in fair value reported in the statement of operations.
Issuance costs of $5.1 million were also recorded as debt discount and will be amortized during the term of the Convertible Notes to interest expense using the effective interest method. The amortization expense of debt discount and issuance costs was $3.7 million for the three months ended March 31, 2021.
The Convertible Notes will mature in August 2025 or will be settled by issuing equity stock, and accordingly are classified as a non-current liability on our balance sheets. As of March 31, 2021, the Convertible Notes, net of debt discount and issuance costs, consisted of the following (in thousands):

Principal	$200,000
PIK interest	5,758
Total principal	205,758
Less debt discount and issuance costs	(93,322)
Total Convertible Notes	$112,436
As of March 31, 2021, the contractual future principal repayments of the total debt were as follows (in thousands):

2022	$10,000
2024	17,073
2025 (1)	205,758
Total debt	$232,831
__________________
(1)Including PIK interest added to principal balance through March 31, 2021.
Certain Convertible Notes holders with original principal of $46.5 million elected to convert their Convertible Notes at the Closing of the Merger on June 14, 2021. See Note 13, Merger Transaction and Note 14, Subsequent Events.

6.    Leases
As a Lessor
The net investment in leases consisted of the following (in thousands):

	March 31, 2021	December 31, 2020
Net investment in leases, current	$404	$398
Net investment in leases, non-current	3,034	3,101
Total net investment in leases	$3,438	$3,499
Interest income from accretion of net investment in lease is not material in the three months ended March 31, 2021 or 2020.
Future minimum payments receivable from operating and sales-type leases as of March 31, 2021 for each of the next five years are as follows:

	Operating leases	Sales-type leases
Remainder of 2021	726	296
2022	105	395
2023	105	296
2024	105	135
2025	105	408
Thereafter	222	2,282
Total minimum lease payments	1,368	3,812
As a Lessee
The Company leases its office and manufacturing facilities in Burlingame, California, Greenville, South Carolina, City of Industry, California, and Rochester Hills, Michigan under operating lease agreements with various expiration dates through 2026.
In June 2018, the Company entered into an agreement to sublease its office facilities in Rochester Hills, Michigan from July 2018 to October 2023. The total sublease payments are approximately $2.3 million for the lease term. The sublease income is recorded in the other expense (income), net on the statement of operations.
Maturities of operating lease liabilities as of March 31, 2021 were as follows (in thousands):

Remainder of 2021	3,050
2022	3,603
2023	2,760
2024	1,677
2025	1,039
Thereafter	443
Total undiscounted lease payment	12,572
Less: imputed interest	(1,022)
Total lease liabilities	11,550

Operating lease expense was $1.0 million for the three months ended March 31, 2021 and the three months ended March 31, 2020.
Short-term and variable lease expenses for the three months ended March 31, 2021 and 2020 were not significant.
Supplemental cash flow information related to leases were as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	(1,012)	(957)
In the three months ended March 31, 2021, $1.4 million operating lease right-of-use assets were obtained in exchange for lease liabilities, and the cash flow from financing leases was not significant. In the three months ended March 31, 2020, the cash flow from financing leases and right-of-use assets obtained in exchange for lease obligations were not significant.
Operating lease right-of-use assets and liabilities consist of the following (in thousands):

	March 31, 2021	December 31, 2020
Operating leases
Operating lease right-of-use assets	$10,849	$10,310
Operating lease liabilities, current	3,632	3,153
Operating lease liabilities, non-current	7,918	7,891
Total operating lease liabilities	11,550	11,044
The weighted average remaining lease term and discount rate of operating leases are 3.7 years and 4.7%, respectively, as of March 31, 2021.
The Company had no significant finance leases in the three months ended March 31, 2021.
As of March 31, 2021, the Company had no significant additional operating leases and finance leases that have not yet commenced.
7.    Commitments and Contingencies
Purchase Commitments
As of March 31, 2021, the Company had outstanding inventory and other purchase commitments of $222.7 million.
Letters of Credit
As of March 31, 2021, the Company had letters of credit outstanding totaling $0.5 million, which will expire over various dates in 2021 and 2022.
Guarantees
The Company provides guarantees of lease payments for vehicles under the financing transaction discussed in Note 4, in the event the lessee does not make payments to the financing company.

The Company regularly reviews its performance risk under the arrangement, and in the event that it becomes probable that it will be required to perform under a guarantee, the fair value of probable payment will be recorded. No guarantee liability was recorded as of March 31, 2021 and December 31, 2020.
Legal Proceedings
The Company accrues contingent liabilities when it is probable that future expenditures will be made and such expenditures can be reasonably estimated. From time to time in the normal course of business, various claims and litigation have been asserted or commenced. Due to uncertainties inherent in litigation and other claims, the Company can give no assurance that it will prevail in any such matters, which could subject the Company to significant liability or damages. Any claims or litigation could have an adverse effect on the Company’s business, financial position, operating results, or cash flows in or following the period that claims or litigation are resolved.
As of March 31, 2021 and December 31, 2020, the Company was not a party to any legal proceedings that would have a material adverse effect on its business.
8.    Convertible Preferred Stock
The following table summarizes convertible preferred stock authorized and issued and outstanding as of March 31, 2021 and December 31, 2020:

	Shares Authorized	Shares Issued and Outstanding	Net Carrying Value	Aggregate Liquidation Preference
			(in thousands)
Series 1(1)	27,567,694	27,476,120	$79,564	$75,006
Series 2	6,069,073	6,069,073	24,868	24,953
Series 3	7,617,704	7,617,704	36,096	36,475
Series 4	9,159,674	8,682,155	29,901	30,000
Series 5	28,391,526	28,391,526	138,747	142,987
Series 6	14,440,784	14,440,784	79,085	80,000
Series 7	23,749,620	23,749,620	151,770	155,000
Series 8	12,576,907	12,576,907	86,648	86,875
Total	129,572,982	129,003,889	$626,679	$631,296
__________________
(1)Including Series 1 convertible preferred stock issued through exercise of warrants to purchase 197,315 shares. The proceeds from exercise of the warrants was $0.5 million.
The rights, preferences, and privileges of the convertible preferred stock are as follows:
Dividends
The holders of convertible preferred stock are entitled to receive noncumulative dividends equal to 8% of the original issue price per share, when and if declared by the board of directors, prior and in preference to dividends on common stock. The holders of convertible preferred stock are also entitled to participate in dividends on common stock held on an as-if converted basis. No dividends on convertible preferred stock or common stock had been declared by the board of directors as of March 31, 2021.
Conversion Rights
Each share of convertible preferred stock is convertible at the option of the holder into shares of common stock at any time. The conversion rate for convertible preferred stock is equal to the quotient obtained by dividing the applicable original issue price by the applicable conversion price in effect at the time of conversion. The original issue price for the Series 1, 2, 3, 4, 5, 6, 7, and 8 convertible preferred stock is $2.729862, $4.11146, $4.78821, $3.45536, $5.03624, $5.539864, $6.526419, and $6.9075 per share, respectively, as adjusted for stock splits, stock dividends, combinations, subdivisions, recapitalizations, or similar transactions. The conversion price of the Series 1, 2, 3, 4, 5, 6, 7, and 8 convertible preferred stock is $2.729862, $4.01068, $4.58348, $3.45536, $5.03624, $5.539864, $6.526419, and $6.9075 per share, respectively, as adjusted for certain dilutive issuances, splits and combinations.
Each share of convertible preferred stock automatically converts into shares of common stock at the then-effective conversion price upon the Company’s sale of its common stock in a firm commitment underwriting pursuant to a registration statement filed under the Securities Act of 1933, as amended, at an aggregate public offering price of not less than $50.0 million. In addition, all shares of convertible preferred stock (other than the Series 7 preferred stock and Series 8 preferred stock) will automatically convert into shares of common stock upon a vote by the holders of a majority of the outstanding shares of convertible preferred stock voting together as a single class on an as-converted basis; the Series 7 preferred stock may not be converted without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series 7 convertible preferred stock and the Series 8 preferred stock may not be converted without the vote or written consent of the holders of at least a majority of the then outstanding shares of Series 8 convertible preferred stock.
In the event that the initial offering price to the public (prior to any underwriting discount), under the Securities Act of 1933, as amended, at an aggregate public offering price of not less than $50.0 million (IPO), is less than the original issuance price of the Series 8 convertible preferred stock, the conversion price of the Series 8 shall be adjusted to the higher of the IPO price or the original issuance price of the Series 7 convertible preferred stock.
Voting Rights
Holders of convertible preferred stock have voting rights equal to the number of shares of common stock into which their respective convertible preferred shares are then convertible. Holders of convertible preferred stock, as a separate class, voting on an as-converted basis, shall be entitled to elect seven directors of the Company. Holders of the common stock, as a separate class, shall be entitled to elect one director of the Company. The holders of common stock and convertible preferred stock, voting together as a single class on an as-converted basis, shall be entitled to elect the remaining number of directors of the Company.
Liquidation Preferences
In the event of a liquidation or sale of the Company, either voluntary or involuntary, distributions to the stockholders shall be made in the following manner: the holders of Series 8 preferred stock shall be entitled, before holders of other series of preferred stock and before holders of common stock, to an amount per share equal to the greater of (1) the original issue price of Series 8 preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of Series 8 preferred stock been converted into common stock immediately prior to such event. After payment to the holders of Series 8 preferred stock, the holders of Series 7 preferred stock shall be entitled, before holders of other series of preferred stock, an amount per share equal to the greater of (1) the original issue price of Series 7 preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of Series 7 preferred stock been converted into common stock immediately prior to such event. After payment to the holders of Series 8 and Series 7 preferred stock, the holders of Series 5 and 6 convertible preferred stock then outstanding shall be entitled, on a pari passu basis, an amount per share equal to the greater of (1) the applicable original issue price for such series of convertible preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of such series convertible preferred stock been converted into common stock immediately prior to such event. After payment to the holders of Series 8, Series 7, and Series 5 and 6 convertible preferred stock, the holders of Series 1, 2, 3, and 4 convertible preferred stock then outstanding shall be entitled, on a pari passu basis, an amount per share equal to the greater of (1) the applicable original issue price for such series of convertible preferred stock plus any declared but unpaid dividends and (2) the amount that would have been payable had all shares of such series convertible preferred stock been converted into common stock immediately prior to such event. After payment of all preferential amounts required to be paid to the holders of convertible preferred stock, the remaining funds and assets available for distribution shall be distributed among the holders of common stock, pro rata based on the number of shares of common stock held.
Redemption
Convertible preferred stock is not redeemable by the Company or at the option of the preferred stockholders.
Convertible Preferred Stock Warrants
Warrants for Series 4 Preferred Stock
In May 2016, in connection with the first amendment to the Hercules Credit Facility, the Company issued warrants to purchase an additional 79,587 shares of Series 4 convertible preferred stock to Hercules at an exercise price of $3.45536 per share, subject to certain adjustments. These warrants expire at the earlier of May 2023 and three years from the Company’s qualified initial public offering.
During 2015, the Company issued warrants to purchase 397,932 shares of Series 4 convertible preferred stock to Hercules at an exercise price of $3.45536 per share, subject to certain adjustments. The warrants expire in the earlier of May 2022 or three years from the Company’s qualified initial public offering.
Warrants for Series 1 Preferred Stock
In each of October 2011 and March 2012, the Company issued warrants to purchase 45,787 shares of Series 1 convertible preferred stock at an exercise price of $2.729862 per share to a bank in connection with a debt arrangement. The warrants expire in October 2021.
As of March 31, 2021, a total of 569,093 shares of the Series 1 and Series 4 convertible preferred stock warrants were outstanding.
All outstanding shares convertible preferred stock were converted into 129,496,639 shares of Proterra common stock; and each share of Proterra common stock (including shares issuable upon conversion of Proterra convertible preferred stock) was converted into the right to receive 0.8925 shares of New Proterra Common Stock at the Closing of the Merger on June 14, 2021. By their terms, the Hercules warrants for Series 4 convertible preferred stock were net exercised at the Closing. The warrants for Series 1 convertible preferred stock converted into warrants to purchase shares of New Proterra common stock pursuant to the terms in the Merger Agreement. See Note 13, Merger Transaction and Note 14, Subsequent Events.
9.    Common Stock
As of March 31, 2021 and December 31, 2020, the Company was authorized to issue 304,672,982 shares of capital stock with a par value of $0.0001 per share. The authorized shares consisted of 175,100,000 shares of common stock and 129,572,982 shares of convertible preferred stock. There were 6,996,135 shares and 6,361,952 shares of common stock issued and outstanding as of March 31, 2021 and December 31, 2020, respectively.

The Company had reserved shares of common stock, on an as-if-converted basis, for issuance as follows:

	March 31, 2021	December 31, 2020
Exercise of stock options to purchase common stock	25,732,610	26,359,796
Exercise of warrants to purchase common stock	5,149,716	5,149,716
Issuances of shares available under stock option plans	435,894	442,891
Conversion of convertible preferred stock	129,496,639	129,496,639
Conversion of convertible preferred stock warrants	569,093	569,093
Total	161,383,952	162,018,135
Common Stock Warrants
In August 2020, in connection with the issuance of Convertible Notes, the Company issued warrants to purchase 5,112,086 shares of common stock to purchasers of the Convertible Notes. The warrants have an exercise price of $0.01 per share. The stock issuable upon exercise of the warrants shall be (1) common stock, or (2) in the event that a QIPO has not occurred within five years of the Note Purchase Agreement or in the event of a liquidation or sale of the Company, the most senior series of the Company’s preferred stock (or in the event that the Company consolidated or merges with one or more other corporation, the stock that the holder of the warrant would have been entitled to receive if holder would have exercised the warrant prior to such event). The warrants are exercisable for 7 years, and will be automatically exercised in the event of a change of control transaction or the expiration of the warrants. These warrants are classified as liability on the balance sheets. Refer to Note 5 for further details.
In May 2019, in connection with the 2019 Amended Hercules Credit Facility, the Company issued to Hercules a warrant to purchase 36,630 shares of common stock. The warrants have an exercise price of $5.46 per share, which are exercisable for 10 years and will automatically exercise upon the initial public offering.
Certain Convertible Notes holders exercised their warrants to purchase an aggregate of 1,278,020 shares of common stock in June 2021. By their terms, the Hercules warrants for common stock were net exercised at the Closing of the Merger on June 14, 2021. See Note 13, Merger Transaction and Note 14, Subsequent Events.
10.    Stock Option Plan
The number of shares of common stock reserved under the 2010 Equity Incentive Plan was 31,994,478 shares as of March 31, 2021 and December 30, 2020.

The shares available for grant under the Plan were as follows:

Three Months Ended March 31,2021
Balance at the beginning of period	442,891
Granted	(215,000)
Cancelled/forfeited	208,003
Balance at the ending of period	435,894
A summary of the Company’s stock option activity and related information was as follows:

	Options Outstanding
	Number of Stock Options Outstanding	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Balance as of December 31, 2020 (1)	22,609,796	3.40	7.4	$65,056
Granted	215,000	6.27
Exercised	(634,183)	3.13
Cancelled/forfeited/expired	(208,003)	4.52
Balance as of March 31, 2021 (2)	21,982,610	3.42	7.1	$189,240
Exercisable as of March 31, 2021 (2)	12,903,458	2.70	6.0	$120,389
__________________
(1)Excluding CEO Equity Awards of 3,000,000 shares and Milestone Options of 750,000 shares, of which 562,500 shares vested and exercisable as of December 31, 2020. Refer to section below for further details.
(2)Excluding CEO Equity Awards and Milestone Options of 3,750,000 shares outstanding, of which 750,000 shares vested and exercisable as of March 31, 2021.
In March 2020, in conjunction with Mr. Allen’s appointment as the President and Chief Executive Officer, the board of directors approved a grant to Mr. Allen of stock option awards with respect to 5,250,000 shares, comprised of (1) 1,500,000 shares of a time-based award with an exercise price of $4.75 per share vesting quarterly over 4 years, (2) 3,000,000 shares of a time-based award consisting of 4 tranches with an exercise price of $10, $15, $20 and $25 per share, respectively, and vesting quarterly over 4 years (“Equity Awards”), and (3) 750,000 shares of milestone-based award with an exercise price of $4.75 per share will vest entirely and become exercisable on the first trading day following the expiration of the lockup period of the Company’s initial public offering or the consummation of a change in control of the Company (“Milestone Options”). The Milestone Options shall vest in full and became exercisable upon the consummation of a merger involving a Special Purpose Acquisition Company.
The stock-based compensation expense for Milestone Options will be recognized at the time the performance milestone becomes probable of achievement. No stock-based compensation expense related to the Milestone Options was recognized as of March 31, 2021 as the performance condition was not considered probable of achievement. The unrecognized stock-based compensation expense associated with the Milestone Options was $2.1 million on the grant date and as of March 31, 2021.
The weighted average fair value of stock options granted was $7.81 per share for the three months ended March 31, 2021. Aggregate intrinsic value represents the difference between the estimated fair value of the underlying common stock and the exercise price of outstanding, in-the-money stock options. The total intrinsic value of stock options exercised was $0.9 million for the three months ended March 31, 2021. The total estimated grant date fair value of stock options vested was $2.8 million for the three months ended March 31, 2021. As of March 31, 2021, the total unrecognized stock-based compensation expense related to outstanding stock options was $33.6 million, which is expected to be recognized over a weighted-average period of 2.7 years.

Determining Fair Value of Stock Options
The fair value of stock options granted is estimated on the date of grant using the following assumptions:

	Three Months Ended March 31,
	2021	2020
Expected term (in years)	6.1	6.0
Risk-free interest rate	1.1%	0.6%
Expected volatility	56.0%	67.1%
Expected dividend rate	—	—
Stock-based Compensation Expense
Stock-based compensation expense included in operating results was as follows (in thousands):

	Three Months Ended March 31,
	2021	2020
Cost of goods sold	$276	$225
Research and development	513	372
Selling, general and administrative	2,208	1,828
Total stock-based compensation expense	$2,997	$2,425
11.    Net Loss Per Share
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding during the period, less the weighted-average unvested common stock subject to repurchase or forfeiture as they are not deemed to be issued for accounting purposes. Diluted net loss per share is computed by giving effect to all potential shares of common stock, including convertible preferred stock, stock options, and warrants, to the extent they are dilutive.
The computation of the Company’s basic and diluted net loss per share of common stock under the two-class method attributable to common stockholders was as follows (in thousands, except for per share data):

	Three Months Ended March 31,
	2021	2020
Numerator:
Net loss	$(52,162)	$(24,825)
Denominator:
Weighted-average shares used in computing net loss per share of common stock, basic and diluted	6,746	4,419
Net loss per share of common stock, basic and diluted	(7.73)	(5.62)
We applied the two-class method to calculate its basic and diluted net loss per share of common stock, as the convertible preferred stock are participating securities. The two-class method is an earnings allocation formula that treats a participating security as having rights to earnings that otherwise would have been available to common stockholders. However, the two-class method does not impact the net loss per share of common stock as the Company was in a loss position for each of the periods presented and holders of convertible preferred stock do not have to participate in losses.

Since we were in a loss position for each of the periods presented, diluted net loss per share is the same as basic net loss per share for each period as the inclusion of all potential common stock shares outstanding would have been anti-dilutive. The potentially dilutive securities that were excluded from the diluted per share calculation because they would have been anti-dilutive were as follows:

	Three Months Ended March 31,
	2021	2020
Convertible preferred stock (1)	129,496,639	129,496,639
Warrants to purchase convertible preferred stock	569,093	569,093
Stock options to purchase common stock	25,732,610	23,926,241
Warrants to purchase common stock	5,149,716	117,630
	160,948,058	154,109,603
__________________
(1)Represents the shares of common stock that the convertible preferred stock is convertible into.
12.    401(k) Plan
The Company sponsors a 401(k) defined contribution plan covering all eligible employees and provides a matching contribution for the first 4% of their salaries. The matching contribution costs incurred were $0.5 million in the three months ended March 31, 2021 and the three months ended March 31, 2020.
13.    Merger Transaction
On January 11, 2021, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) with ArcLight Clean Transition Corp., a publicly traded special purpose acquisition company (“SPAC”) and Cayman Islands exempted company (“ArcLight”) and Phoenix Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ArcLight (“Phoenix Merger Sub”).
At the closing, ArcLight will become a Delaware corporation, and Phoenix Merger Sub will merge with and into Proterra, with Proterra as the surviving company and continuing as a wholly-owned subsidiary of ArcLight. ArcLight’s name will be changed to Proterra Inc (“New Proterra”).
Upon closing of the merger,
•Proterra’s outstanding convertible preferred stock of 129,003,889 shares will convert into 129,496,639 shares of common stock. Each share of Proterra common stock (including shares issuable upon conversion of Proterra convertible preferred stock) will be converted into the right to receive 0.8925 shares of New Proterra Common Stock, as a result of applying the Exchange Ratio;
•each Proterra option will be converted into an option to purchase shares of New Proterra Common Stock by multiplying the number of underlying shares by the exchange ratio, rounded down to the nearest whole share; the exercise price of each converted option will be determined by dividing the per share exercise price of the respective Proterra options by the Exchange Ratio, rounded up to the nearest whole cent;
•each Proterra warrant to purchase common stock and convertible preferred stock will be converted into a warrant to purchase shares of New Proterra Common Stock by multiplying the number of underlying shares by the Exchange Ratio, rounded down to the nearest whole share; the exercise price of each converted warrant will be determined by dividing the per share exercise price of the respective Proterra warrant by the Exchange Ratio, rounded up to the nearest whole cent;
•each outstanding Convertible Note that was not optionally converted immediately prior to the consummation of the merger will remain outstanding and become convertible into shares of New Proterra Common Stock in accordance with the terms of such Convertible Notes.

In the event that the closing sale price of New Proterra common stock exceeds certain price thresholds for 20 out of any 30 consecutive trading days or in any transaction resulting in a change in control with a valuation of the New Proterra common stock exceeds certain price thresholds during the first five years following the closing of the merger, up to an additional 22,809,500 shares of New Proterra common stock may be issued to holders of Proterra convertible preferred stock, common stock, warrants, vested options and Convertible Notes as of immediately prior to the closing of the merger.
In connection with the merger, ArcLight entered into subscription agreements with certain investors (“PIPE Investors”) to purchase an aggregate of 41.5 million shares of New Proterra common stock, immediately following the closing of merger, at a purchase price of $10.00 per share, for aggregate gross proceeds of $415.0 million (“PIPE Financing”).
In connection with the execution of the Merger Agreement, ArcLight entered into the Sponsor Letter Agreement with the ArcLight Sponsor providing that 10% of the New Proterra Common Stock received by Sponsor upon consummation of the merger in exchange for its outstanding shares of ArcLight class B ordinary shares, excluding 140,000 shares owned by ArcLight board of directors, will be subject to vesting and forfeiture.
ArcLight public shareholders have rights to redeem their shares for cash upon the closing of the merger. The Merger Agreement includes as a condition to close the merger that, at the closing of the merger, ArcLight will have a minimum of $350.0 million of funds, net of any unpaid liabilities.
The merger is expected to be accounted for as a reverse recapitalization with the Company being the accounting acquirer, as such deferred transaction costs including advisory, legal and other professional services directly related to the anticipated merger, are capitalized and are expected to be offset against proceeds upon the consummation of merger. As of March 31, 2021 and December 31, 2020, the Company recorded deferred transaction costs of $2.2 million and $0.4 million, respectively, in the prepaid expenses and other current assets on the Company’s balance sheets.
14.    Subsequent Events
On June 11, 2021, ArcLight filed a notice of deregistration with the Cayman Islands Registrar of Companies, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which ArcLight was domesticated and continued as a Delaware corporation. On June 14, 2021 (the “Closing Date”), the Merger described in Note 13, Merger Transaction, was consummated. Proterra changed its name to “Proterra Operating Company, Inc.” and ArcLight changed its name to “Proterra Inc”.
The following transactions occurred prior to or upon the Closing:
•Certain Convertible Notes holders exercised their warrants having an exercise price of $0.01 per share to purchase an aggregate of 1.3 million shares of common stock prior to the Closing;
•Certain holders of Convertible Notes with aggregate original principal amounts of $46.5 million elected to convert their Convertible Notes outstanding balances including accrued PIK interest and cash interest at the Closing resulting in the issuance of 7.4 million shares of New Proterra common stock;
•By their terms, the Hercules warrants to purchase 36,630 shares of common stock and 477,519 shares of Series 4 convertible preferred stock were net exercised at the Closing, resulting in the issuance of an aggregate of 356,610 shares of New Proterra common stock, based on the closing trading price of ArcLight common stock of $18.09 as of June 14, 2021;
•The 669,375 shares of New Proterra common stock underlying the Milestone Option fully vested upon the Closing;

•15,172 public shares were redeemed by ArcLight stockholders, and an aggregate of $151,772.59 was paid from the trust account to these redeeming holders;
•The Company received aggregate cash proceeds of $649.2 million, net of $13.8 million PIPE Financing fees, $18.5 million transaction costs paid at Closing, $9.7 million of ArcLight deferred underwriting fees payable, $1.3 million of other ArcLight’s accrued expenses, and $0.1 million of ArcLight’s related party payable. The unbilled ArcLight’s expenses incurred prior to the Closing will be paid from the cash proceeds received by the Company.
As of the Closing Date, New Proterra is authorized to issue 510,000,000 shares, with a par value of $0.0001 per share. The authorized shares consisted of 500,000,000 shares of New Proterra common stock and 10,000,000 shares of New Proterra preferred stock. There were 206,908,873 shares of New Proterra common stock issued and outstanding, and no shares of New Proterra preferred stock issued and outstanding. There were 24,709,821 New Proterra warrants issued and outstanding, including 13,655,298 public warrants and 7,550,000 private placement warrants.
A total of 82,069,453 shares were reserved for future issuance upon the exercise of New Proterra stock options and New Proterra warrants and the issuance of Earnout Stock, of which 10,387,513 shares were reserved for issuance under the 2021 Equity Incentive Plan, 22,532,619 shares were reserved under the 2010 Equity Incentive Plan and 1,630,000 shares reserved under the Employee Stock Purchase Plan.
On June 16, 2021, an additional 439,393 shares of New Proterra common stock and 219,696 New Proterra warrants were issued in exchange for the remaining ArcLight public shares and public warrants resulting from the separation of the former ArcLight units.

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses that Proterra Inc (the “Registrant”) may incur in connection with the securities being registered hereby (all of which are to be paid by the Registrant).

SEC registration fee	$241,456.86
Legal fees and expenses	*
Accounting fees and expenses	*
Financial printing and miscellaneous expenses	*
Total	*
_______________
*Except for the SEC registration fee, estimated expenses are not presently known. The foregoing sets forth the general categories of expenses (other than underwriting discounts and commissions) that we anticipate we will incur in connection with the offering of securities under this Registration Statement on Form S-1. To the extent required, any applicable prospectus supplement will set forth the estimated aggregate amount of expenses payable in respect of any offering of securities under the registration statement.
Item 14. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).
As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation, as amended (the “Certificate of Incorporation”) contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:
•any breach of the director’s duty of loyalty to the Registrant or its stockholders;
•acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or
•any transaction from which the director derived an improper personal benefit.
As permitted by the Delaware General Corporation Law, the Registrant’s restated bylaws (the “Bylaws”) provide that:
•the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;
•the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and
•the rights conferred in the bylaws are not exclusive.

The Registrant has entered into indemnification agreements with its directors and executive officers, which provide for indemnification and advancements by the Registrant of certain expenses and costs under certain circumstances. At present, there is no pending litigation or proceeding involving a director or executive officer of the Registrant for which indemnification is sought. The indemnification provisions in the Registrant’s Certificate of Incorporation, Bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.
The Registrant has directors’ and officers’ liability insurance for securities matters.
Item 15. Recent Sales of Unregistered Securities.
Since January 1, 2018, the Registrant has issued and sold the following unregistered securities:
•On August 3, 2020, ArcLight CTC Holdings, L.P. (the “Sponsor”) paid $25,000, or approximately $0.003 per share, to cover certain expenses on the Registrant’s behalf in consideration of 8,625,000 Class B ordinary shares, par value $0.0001, of the Registrant. Such securities were issued in connection with the Registrant’s organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
•On September 25, 2020, the Registrant consummated a private placement of 7,000,000 warrants, each exercisable to purchase one Class A ordinary share, par value $0.0001, of the Registrant at $11.50 per share (the “Private Placement Warrants”), at a price of $1.00 per warrant, generating total proceeds of $7,000,000. The Private Placement Warrants were purchased by the Sponsor. On September 29, 2020, the Registrant issued and sold to the Sponsor an additional 550,000 Private Placement Warrants at a price of $1.00 per private Placement Warrant, generating additional gross proceeds of $550,000, on terms identical to the Private Placement. Such securities were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
•On June 14, 2021, the Registrant issued an aggregate of 41,500,000 shares of common stock to certain institutional investors concurrently with the closing of the Registrant’s Business Combination at $10.00 per share for an aggregate purchase price of $415,000,000. The shares of common stock were not registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. Each of the investors represented that it was a “qualified institutional buyer” as defined Rule 144A under the Securities Act or an institutional “accredited investor” within the mean of Rule 501(a) under the Securities Act and that it was not acquiring such shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act, and appropriate legends were affixed to the certificates representing such shares (or reflected in restricted book entry with the Registrant’s transfer agent).
Item 16. Exhibits and Financial Statement Schedules.
(a) Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Form	Exhibit	Filing Date
2.1	Agreement and Plan of Merger, dated as of January 11, 2021, by and among ArcLight Clean Transition Corp., Phoenix Merger Sub, Inc., and Proterra Inc	8-K	2.1	1/12/2021
3.1	Restated Certificate of Incorporation of ArcLight Clean Transition Corp.	8-K	3.1	6/17/2021
3.1.1	Certificate of Amendment to the Restated Certificate of Incorporation of Proterra Inc	8-K	3.1.1	6/17/2021
3.2	Bylaws of Proterra Inc	8-K	3.2	6/17/2021
4.1	Specimen Warrant Certificate	8-K	4.1	6/17/2021
4.2	Amended and Restated Warrant Agreement among Proterra Inc, Computershare Inc. and Computershare Trust Company, N.A., dated June 14, 2021	8-K	4.2	6/17/2021

5.1	Legal Opinion of Fenwick & West LLP
10.1	Form of New Proterra Indemnification Agreement.	S-4/A	10.1	4/7/2021
10.2	2010 Equity Incentive Plan, as amended, and forms of equity agreements thereunder	S-4/A	10.2	4/7/2021
10.3	Form of Severance Agreement for executive officers	S-4/A	10.3	4/7/2021
10.4	AIR Commercial Real Estate Association Standard Industrial/Commercial Single-Tenant Lease — Net, dated April 23, 2015 and amended January 30, 2018, and further amended June 18, 2019 by and between G&T Properties and the Proterra Inc	S-4/A	10.4	4/7/2021
10.5	Lease Agreement, dated May 8, 2015, by and between PAC Operating Limited Partnership and Proterra Inc, as amended February 8, 2019	S-4/A	10.5	4/7/2021
10.6	Lease Agreement, dated March 21, 2018, by and between Smith Development Company, Inc. and Proterra Inc	S-4/A	10.6	4/7/2021
10.7	Sublease Agreement, dated February 26, 2019, by and between International Transport Innovation Center and Proterra Inc	S-4/A	10.7	4/7/2021
10.8	Amended and Restated Product Supply Agreement, dated November 3, 2017, by and between TPI Inc. and Proterra Inc as amended December 31, 2018, October 1, 2019, and May 13, 2020	S-4/A	10.8	4/7/2021
10.9	Loan, Guaranty and Security Agreement, dated May 8, 2019, by and between Bank of America, N.A. and Proterra Inc, as amended August 4, 2020	S-4/A	10.9	4/7/2021
10.10	The Note Purchase Agreement dated August 4, 2020, by and among CSI Prodigy HoldCo L.P. and CSI Prodigy Co-Investment L.P., and Proterra Inc. as amended August 31, 2020 by and among Broadscale PT Investors LP., Generation IM Climate Solutions II, L.P., QPB Holdings Ltd., Palindrome Master Fund, L.P., and Proterra Inc	S-4/A	10.10	4/7/2021
10.11	Form of Subscription Agreement	S-4/A	10.11	5/7/2021
10.12	Amended and Restated Registration Rights Agreement, dated June 14, 2021, by and among Proterra Inc, ArcLight CTC Holdings, L.P. and the other Holders party thereto	8-K	10.12	6/17/2021
10.13	Proterra Inc 2021 Equity Incentive Plan	8-K	10.13	6/17/2021
10.14	Proterra Inc 2021 Employee Stock Purchase Plan	8-K	10.14	6/17/2021
10.15	Proterra Inc Key Employee Incentive Plan
10.16	Sponsor Letter Agreement, dated as of January 11, 2021, by and among ArcLight CTC Holdings, L.P., ArcLight Clean Transition Corp. and Proterra Inc, and certain other parties thereto	S-4/A	10.17	5/7/2021
10.17	Amendment No. 1 to the Sponsor Letter Agreement, dated as of February 2, 2021, by and among ArcLight CTC Holdings, L.P., ArcLight Clean Transition Corp. and Proterra Inc	S-4/A	10.18	5/7/2021
10.18	Executive Offer Letter of John J. Allen	S-4/A	10.19	4/7/2021
10.19	Executive Offer Letter of Gareth T. Joyce	S-4/A	10.2	4/7/2021
10.20	Executive Offer Letter of Amy E. Ard	S-4/A	10.21	4/7/2021
21.1	List of Subsidiaries
23.1	Consent of Marcum LLP, independent registered accounting firm for Arclight Clean Transition Corp.
23.2	Consent of KPMG LLP, independent registered accounting firm for Proterra Inc.
23.3	Consent of Fenwick & West LLP (included as part of Exhibit 5.1)
Item 17. Undertakings.
The undersigned registrant hereby undertakes:
(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii)to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-1 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;
(2)that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)that, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and
(5)that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(a)any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(b)any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(c)the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and
(d)any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burlingame, State of California, on the 28th day of June, 2021.

PROTERRA INC

By:	/s/ John J. Allen
John J. Allen
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John J. Allen and Amy E. Ard, and each of them, as his or her true and lawful attorneys-in-fact, proxies and agents, each with full power of substitution and resubstitution and full power to act without the other, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, proxies and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, proxies and agents, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John J. Allen	Chairman, President, and Chief Executive Officer (Principal Executive Officer)	June 28, 2021
John J. Allen

/s/ Amy E. Ard	Chief Financial Officer (Principal Accounting and Financial Officer)	June 28, 2021
Amy E. Ard

/s/ Brook F. Porter	Director	June 28, 2021
Brook F. Porter

/s/ Constance E Skidmore	Director	June 28, 2021
Constance E. Skidmore
/s/ Joan Robinson-Berry	Director	June 28, 2021
Joan Robinson-Berry

/s/ Jeannine P. Sargent	Director	June 28, 2021
Jeannine P. Sargent

Director
Jochen M. Goetz

/s/ John F. Erhard	Director	June 28, 2021
John F. Erhard

/s/ Michael D. Smith	Director	June 28, 2021
Michael D. Smith

/s/ Ryan C. Popple	Director	June 28, 2021
Ryan C. Popple